Use these links to rapidly review the document

INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on January 15, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Affiliated Managers Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6719 (Primary Standard Industrial Classification Code Number)	04-3218510 (I.R.S. Employer Identification No.)

600 Hale Street
Prides Crossing, Massachusetts 01965
(617) 747-3300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

SEAN M. HEALEY
President and
Chief Executive Officer
Affiliated Managers Group, Inc.
600 Hale Street
Prides Crossing, Massachusetts 01965
(617) 747-3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
KEITH F. HIGGINS, ESQ. WILLIAM M. SHIELDS, ESQ. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 (617) 951-7000	FLOYD I. WITTLIN, ESQ. LAURIE A. CERVENY, ESQ. Bingham McCutchen LLP 399 Park Avenue New York, New York 10022 (212) 705-7000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock, par value $0.01 per share of Affiliated Managers Group, Inc.	1,748,879	N/A	$132,515,271	$9,448.34

(1)
This registration statement relates to common stock of the registrant issuable to holders of common stock of Highbury Financial Inc., a Delaware corporation pursuant to the Agreement and Plan of Merger, dated as of December 12, 2009, by and among the registrant, Manor LLC, a Delaware limited liability company and a wholly-owned subsidiary of the registrant and Highbury.

(2)
Represents the maximum number of shares of the registrant's common stock estimated to be issuable upon completion of the merger.

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(c) and 457(f) of the Securities Act of 1933. The proposed maximum offering price is equal to the product of (a) $5.67, the last sale reported on the Over-the-Counter Bulletin Board of Highbury common stock on January 11, 2010 and (b) the maximum possible number of shares of Highbury common stock which may be converted into shares of the registrant's common stock pursuant to the merger agreement (calculated as 23,371,300 as of January 4, 2010, which includes (i) 15,512,464 issued and outstanding shares of Highbury common stock, plus (ii) 4,500,000 shares of Highbury common stock issuable pursuant to outstanding Series B convertible preferred stock, par value $0.0001 per share, of Highbury, plus (iii) 3,358,836 shares of Highbury common stock issuable pursuant to outstanding warrants to purchase common stock of Highbury.

(4)
Computed in accordance with Section 6(b) of the Securities Act of 1933 by multiplying 0.0000713 by the proposed maximum aggregate offering price.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED January 15, 2010

HIGHBURY FINANCIAL INC.

        , 2010
To the Stockholders of Highbury Financial Inc.:

          You are cordially invited to attend a special meeting of stockholders of Highbury Financial Inc., or Highbury, to be held on            , 2010 at 8:00 a.m., local time, at the offices of Bingham McCutchen LLP, 399 Park Ave., New York, New York 10022, which is referred to as the special meeting of Highbury stockholders or special meeting in the accompanying proxy statement/prospectus. As previously announced, Highbury and Affiliated Managers Group, Inc., or AMG, entered into a merger agreement on December 12, 2009, which provides for a merger in which Highbury will become a wholly-owned subsidiary of AMG. At the effective time of the merger, all outstanding shares of Highbury common stock, par value $0.0001 per share (other than shares owned or held directly by Highbury and dissenting shares) will be converted into the right to receive an aggregate of 1,748,879 shares of AMG common stock, subject to reduction in certain circumstances as more fully described in the accompanying proxy statement/prospectus. Based on            shares of Highbury common stock outstanding as of            , 2010 (the record date), which includes 4,500,000 shares of common stock to be issued in exchange for the Series B convertible preferred stock, par value $0.0001, which is referred to as the Series B preferred stock in the accompanying proxy statement/prospectus, and assuming no reduction in the aggregate merger consideration, as described in the accompanying proxy statement/prospectus, each share of Highbury common stock would receive            shares of AMG common stock in the merger.

          In addition, immediately prior to the closing of the merger, subject to applicable law and the terms of the merger agreement, the board of directors of Highbury intends to declare a special cash dividend, payable on the closing date of the merger, to all holders of record of shares of Highbury common stock immediately prior to the effective time of the merger in an aggregate amount equal to Highbury's working capital (including all Highbury liabilities, subject to certain exceptions, and merger related transaction expenses then outstanding) as of the end of the calendar month prior to the closing of the merger minus $5.0 million. Assuming the conditions to the merger contained in the merger agreement are either satisfied or waived by April 30, 2010, this special dividend is estimated to be in the range of $            to $            per share.

          The shares of AMG common stock are traded on the New York Stock Exchange, or NYSE, under the symbol "AMG" and the shares of Highbury common stock, units and warrants are traded on the Over-the-Counter Bulletin Board under the symbols "HBRF", "HBRFU", and "HBRFW", respectively. On January 12, 2010, the closing sale price of AMG common stock was $69.77.

          Highbury is asking you to vote to adopt the merger agreement and approve the merger proposal at the special meeting. Both the Highbury board of directors and the special committee thereof unanimously recommend that you vote "FOR" the adoption of the merger agreement and the approval of the merger proposal and "FOR" the adjournment of the special meeting, if necessary to solicit additional proxies if there are insufficient votes to adopt the merger agreement and approve the merger proposal at the time of the special meeting. Only stockholders who hold shares of Highbury common stock or Series B preferred stock at the close of business on            , 2010 will be entitled to vote at the special meeting. In connection with entering into the merger agreement, stockholders representing approximately        % (as of the record date) of the voting power of the shares entitled to vote on the merger agreed, subject to the terms of the voting agreements described in the accompanying proxy statement/prospectus, to vote all shares of Highbury common stock and Series B preferred stock beneficially owned by such stockholders in favor of the merger. In addition, Peerless Systems Corporation, which together with certain of its affiliates, held, as of the record date, approximately       % of the voting power of the shares entitled to vote on the merger, has agreed to vote all of its shares in accordance with the recommendations of the Highbury board of directors on the proposed merger.

          The obligations of AMG and Highbury to complete the merger are subject to the conditions set forth in the merger agreement and summarized in the accompanying proxy statement/prospectus. More information about AMG, Highbury, the special meeting, the merger agreement and the merger is contained in the accompanying proxy statement/prospectus. You are encouraged to read carefully the accompanying proxy statement/prospectus in its entirety, including the section entitled "Risk Factors" beginning on page 23.

          Your vote is very important. Highbury cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Highbury common stock and Highbury Series B preferred stock entitled to vote at the special meeting, voting together as a single class. Whether or not you expect to attend the special meeting in person, Highbury urges you to submit your proxy as promptly as possible by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. If you hold your shares in "street name," you should instruct your broker, bank or other nominee how to vote in accordance with your voting instruction card. If you do not submit your proxy, do not instruct your broker, bank or other nominee how to vote your shares or do not vote in person at the special meeting, it will have the same effect as a vote against the adoption of the merger proposal.

          On behalf of the Highbury board of directors, thank you for your continued support.

Sincerely,
R. Bruce Cameron
Chairman of the Board of Directors

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger and other transactions described in this proxy statement/prospectus nor have they approved or disapproved the issuance of the AMG common stock to be issued in connection with the merger, or passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

          The accompanying proxy statement/prospectus is dated            , 2010 and is first being mailed to stockholders of Highbury on or about            , 2010.

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about AMG from documents that it has filed with the Securities and Exchange Commission but that have not been included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see "Where You Can Find More Information" beginning on page 167 of this proxy statement/prospectus.

        AMG will provide you with copies of such documents relating to AMG (excluding all exhibits unless AMG has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Darrell W. Crate—Executive Vice President, Chief Financial Officer and Treasurer
Affiliated Managers Group, Inc.
600 Hale Street
Prides Crossing, MA 01965
(617) 747-3300

        In addition, if you have questions about the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact:

Highbury Financial Inc.
999 18th Street, Suite 3000
Denver, CO 80202
Attention: Corporate Secretary
Tel: (303) 357-4802

        In order for you to receive timely delivery of the documents in advance of the special meeting of Highbury stockholders, you must request the information no later than                        , 2010.

 ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This proxy statement/prospectus, which forms a part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by AMG, constitutes a prospectus of AMG under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act in this proxy statement/prospectus, with respect to the shares of AMG common stock to be issued to Highbury stockholders in connection with the merger. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act in this proxy statement/prospectus, and a notice of meeting with respect to the special meeting of Highbury stockholders to consider and vote upon, among other matters, the merger proposal.

HIGHBURY FINANCIAL INC.
999 18th Street, Ste. 3000
Denver, CO 80202

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on                        , 2010

To the Stockholders of Highbury Financial Inc.:

        Notice is hereby given that a special meeting of stockholders of Highbury Financial Inc., a Delaware corporation, or Highbury, will be held on                        , 2010 at 8:00 a.m., local time, at the offices of Bingham McCutchen LLP, 399 Park Ave., New York, New York 10022, for the following purposes:

  1.
  To consider and vote on a proposal to approve the merger and adopt the agreement and plan of merger, dated as of December 12, 2009, as the same may be amended from time to time, by and among Affiliated Managers Group, Inc., a Delaware corporation, or AMG, Manor LLC, a Delaware limited liability company and a wholly owned subsidiary of AMG, and Highbury, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice—this proposal is referred to as the merger proposal in the accompanying proxy statement/prospectus.

  2.
  To approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are insufficient votes to approve the merger proposal at the time of the special meeting—this proposal is referred to as the adjournment proposal in the accompanying proxy statement/prospectus.

        The merger proposal is more fully described in the accompanying proxy statement/prospectus, which you should read carefully in its entirety before voting. Both the Highbury board of directors and the special committee thereof unanimously recommend that you vote "FOR" the merger proposal and "FOR" the adjournment proposal.

        Only holders of record of Highbury's common and Series B preferred stock at the close of business on                        , 2010 (the record date), are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. A majority of the voting power of the outstanding shares of Highbury common stock and Series B preferred stock, voting together as a single class, with each share of Series B preferred stock entitled to 3,396.225 votes, must be voted in favor of the adoption of the merger agreement in order for the merger to be completed. Therefore, your vote is very important. Your failure to vote your shares has the same effect as voting against the merger proposal.

        Under the General Corporation Law of the State of Delaware, which is referred to as the DGCL in the accompanying proxy statement/prospectus, holders of record of Highbury common stock and Series B preferred stock who do not vote in favor of the merger proposal have the right to seek appraisal of the fair value of their shares of Highbury common stock if the merger is completed. To exercise your appraisal rights, you must strictly follow the procedures prescribed by the DGCL, including, among other things, submitting a written demand for appraisal to Highbury before the vote is taken on the merger proposal, and you must not vote in favor of the merger proposal. These procedures are summarized in the accompanying proxy statement/prospectus in the section entitled "Appraisal Rights" beginning on page 147 (the text of the applicable provisions of the DGCL is included as Annex E to the accompanying proxy statement/prospectus).

        All Highbury stockholders are cordially invited to attend the special meeting in person. However, to assure your representation at the special meeting, please submit your proxy as promptly as possible by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. Any stockholder attending the special meeting may vote in person even if he or she has voted by proxy card.

By Order of the Board of Directors
R. Bradley Forth Secretary

New York, New York
                        , 2010

        IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

i

ii

EXPERTS	167
WHERE YOU CAN FIND MORE INFORMATION	167
DIRECTIONS TO THE SPECIAL MEETING OF HIGHBURY STOCKHOLDERS	169
INDEX TO FINANCIAL STATEMENTS	F-1
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
SIGNATURES	II-4
EXHIBIT INDEX

Annexes

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING

Q:    Why am I receiving this proxy statement/prospectus?

A:
Affiliated Managers Group, Inc., which is referred to as AMG, has agreed to acquire Highbury Financial Inc., which is referred to as Highbury, under the terms of the merger agreement that is described in this proxy statement/prospectus. Please see "The Merger Agreement" beginning on page 127 for more information. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

  This proxy statement/prospectus contains important information about the merger, the merger agreement and the special meeting of Highbury stockholders, and you should read it carefully.

  In order to complete the merger, Highbury stockholders must adopt the merger agreement, and all other conditions to the merger must be satisfied or waived. Highbury will hold the special meeting of its stockholders to obtain their approval.

  Your vote is very important. Highbury encourages you to vote as soon as possible. You are receiving the enclosed materials in order to allow you to vote your Highbury shares at the special meeting of Highbury stockholders. For more specific information on how to vote, please see the questions and answers below.

Q:    What am I voting on?

  Highbury stockholders are being asked to consider and vote upon a proposal to approve the merger and the merger agreement, which, among other things, provides for the merger of Highbury with and into Manor LLC, a wholly-owned subsidiary of AMG and a disregarded entity for U.S. federal income tax purposes, which is referred to as Merger Sub in this proxy statement/prospectus, with Merger Sub continuing as the surviving corporation—this proposal is referred to as the merger proposal.

  You are also being asked to consider and vote upon a proposal to adjourn the special meeting of Highbury stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of Highbury stockholders, there are insufficient votes to approve the merger proposal—this proposal is referred to as the adjournment proposal.

Q:    Why are AMG and Highbury proposing the merger?

A:
AMG and Highbury believe that the acquisition of Highbury by AMG is in the best interests of each company and its respective stockholders. This merger combines the outstanding management team of Highbury's subsidiary, Aston Asset Management LLC, which is referred to as Aston in this proxy statement/prospectus, its strong long-term performance record and a demonstrated commitment to continued growth and success with AMG's much larger capital base and larger and broader investment and distribution network. At the same time, the merger provides increased liquidity and diversification to Highbury stockholders, while providing the opportunity to participate on a tax-deferred basis in the potential future growth of a larger, diversified investment management holding company. For more information, please see the sections entitled "The Merger—Recommendation of the Special Committee; Reasons for the Merger", "The Merger—Recommendation of Highbury's Board of Directors and Its Reasons for the Merger", and "The Merger—AMG's Reasons for the Merger" beginning on pages 95, 98 and 119, respectively.

Q:    What will happen in the merger?

A:
Pursuant to the terms of the merger agreement, Highbury will merge with and into Merger Sub. Following the merger, the separate corporate existence of Highbury will cease and Merger Sub will continue as the surviving limited liability company under the name "Manor LLC" and be a wholly-owned subsidiary of AMG. For more information, please see the sections entitled "The Merger" and "The Merger Agreement" beginning on pages 79 and 127, respectively.

Q:    When do you expect the merger to be completed?

A:
The closing of the merger is expected to take place on the tenth business day of the month after the month in which the conditions to the merger contained in the merger agreement are either satisfied or waived. AMG and Highbury are working toward satisfying these conditions and completing the merger as quickly as possible. AMG and Highbury currently expect to complete the merger in the first half of 2010. However, because the merger is subject to a number of conditions, some of which are beyond the control of AMG and Highbury, exact timing for completion of the merger cannot be predicted with certainty. For more information, please see the sections entitled "The Merger" and "The Merger Agreement" beginning on pages 79 and 127, respectively.

Q:    What happens if the merger is not completed?

A:
If the merger proposal is not approved by Highbury stockholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of Highbury common stock in connection with the merger. Instead, Highbury will remain an independent public company and its common stock will continue to be quoted and traded on the Over-the-Counter Bulletin Board (which is referred to as the OTC Bulletin Board in this proxy statement/prospectus). If the merger agreement is terminated under specified circumstances, Highbury may be required to reimburse AMG for its transaction expenses up to $1.0 million or to pay AMG a termination fee of $3.6 million as described more fully under the caption "The Merger Agreement—Termination; Termination Fee; Expenses" beginning on page 142 of this proxy statement/prospectus.

  In addition, if the merger is not completed on or before July 16, 2010 or the merger agreement is terminated, then Highbury's board of directors has agreed to take all necessary action to appoint Timothy E. Brog (a representative of Peerless Systems Corporation, which is referred to as Peerless in this proxy statement/prospectus, a Highbury stockholder that was recently engaged in a proxy contest in connection with Highbury's 2009 annual meeting of stockholders) to serve on Highbury's board of directors for a term expiring at the 2012 annual meeting of stockholders. For more information, please see "Information About Highbury" beginning on page 36 in this proxy statement/prospectus.

Q:    When and where will the special meeting of Highbury stockholders be held?

A:
The special meeting of Highbury stockholders will be held on                , 2010 at 8:00 a.m., local time, at the offices of Bingham McCutchen LLP, 399 Park Ave., New York, New York 10022.

Q:    Who can attend and vote at the special meeting of Highbury stockholders?

  You are entitled to vote or direct votes to be cast at the special meeting of Highbury stockholders if you own shares of Highbury common stock or Series B preferred stock at the close of business on                , 2010, which is the record date for the special meeting of Highbury stockholders.

Q:    How many votes do I have?

A:
You will have one vote for every share of Highbury common stock that you owned at the close of business on                                    , 2010 (the record date). Each share of Series B preferred stock is entitled to the number of votes determined pursuant to the Series B preferred stock Certificate of Designation, which is the product of (i) 0.75471668 times (ii) 4,500, or 3,396.225 votes per share of Series B preferred stock. On                        , 2010 (the record date), there were                shares of

  common stock outstanding and                        shares of Series B preferred stock (representing             votes) outstanding.

Q:    What vote is required to approve the proposals presented at the special meeting of Highbury stockholders?

A:
The approval of the merger proposal requires the affirmative vote of a majority of the voting power of Highbury's issued and outstanding shares of common stock and Series B preferred stock entitled to vote thereon as of the record date, voting together as a single class, with each share of Series B preferred stock entitled to 3,396.225 votes. See the section entitled "The Special Meeting of Highbury Stockholders" on page 74 for more information.

  The approval of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Highbury common stock represented in person or by proxy at the special meeting and entitled to vote thereon as of the record date. The Series B preferred stock is not entitled to vote on the adjournment proposal.

Q:    Have any Highbury stockholders agreed to vote their shares in favor of the merger?

A:
Yes. In connection with the merger agreement, stockholders representing approximately    %, as of the record date, of the voting power of shares entitled to vote on the merger agreed, subject to the terms of the voting agreements described under "The Voting Agreements" beginning on page 147, to vote all shares of Highbury common stock and Series B preferred stock they beneficially own in favor of the merger. In addition, Peerless, which together with certain of its affiliates held, as of the record date, approximately    % of the voting power of the shares entitled to vote on the merger, has agreed to vote all of its shares in accordance with the recommendations of the Highbury board of directors on the proposed merger as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview" beginning on page 46.

Q:    What is a "quorum"?

A:
A majority of the voting power of the outstanding shares on                , 2010 (the record date), represented in person or by proxy at the special meeting entitled to vote on a particular proposal, constitutes a quorum for that proposal. If you vote, your shares will be part of the quorum. On the record date, there were            shares of common stock and            shares of Series B preferred stock (representing             votes) outstanding and            holders of record of common stock and             holders of record of Series B preferred stock. A majority of the voting power of the outstanding shares of stock, or the power to vote            shares, will constitute a quorum for the merger proposal. A majority of the outstanding shares of Highbury common stock, represented in person or by proxy at the special meeting, constitutes a quorum for the adjournment proposal.

Q:    What is a "holder of record?"

A:
If your shares are registered directly in your name with Highbury's transfer agent, Continental Stock Transfer & Trust Company, then you are considered the holder of record for those shares and these proxy materials are being sent directly to you by Highbury.

Q:    If my shares of Highbury stock are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:
If you hold your shares in "street name", which means your shares are held of record by a broker, bank or other nominee, your broker, bank or other nominee will only be permitted to vote your shares of Highbury stock at your instruction. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares of Highbury stock. If you do not instruct your broker, bank or other nominee to vote your shares of Highbury stock, your shares of Highbury stock will not be voted.

Q:    What effect do abstentions and broker non-votes have?

A:
Highbury will count a properly executed proxy marked "ABSTAIN" with respect to a particular proposal as present for purposes of determining whether a quorum is present at the special meeting of Highbury stockholders. Abstentions will have the same effect as a vote "AGAINST" the merger proposal and the adjournment proposal, if presented. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the same effect as a vote "AGAINST" the merger proposal, but will have no effect on the adjournment proposal, if presented.

Q:    What is a "proxy?"

A:
A proxy is your legal designation giving another person permission to vote the shares you own. The person you designate is called your "proxy," and the document that designates someone as your proxy is called a "proxy" or "proxy card." A proxy card is included with this proxy statement/prospectus. When you sign the proxy card, you designate Richard S. Foote and R. Bradley Forth as your proxies at the special meeting of Highbury stockholders with full power of substitution.

Q:    What are the voting recommendations of the special committee and the board of directors?

A:
The special committee and Highbury's board of directors both unanimously recommend that Highbury's stockholders vote "FOR" approval of both the merger proposal and the adjournment proposal, if presented.

Q:    What do I need to do to attend the special meeting of Highbury stockholders?

A:
If you are a holder of record, your proxy card is your admission ticket to the special meeting. If you own shares in street name, you will need to ask your broker, bank or other nominee for an admission ticket in the form of a legal proxy. You will need to bring the legal proxy with you to the special meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the special meeting. Highbury can use your statement to verify your ownership of Highbury stock and admit you to the special meeting; however, you will not be able to vote your shares at the special meeting without a legal proxy.

Q:    What should I do now in order to vote on the proposals being considered at the special meeting?

A:
If you are a holder of record as of                , 2010 (the record date), you may vote in person at the special meeting of Highbury stockholders or you may submit a proxy.

  You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

  If you hold your shares in "street name," your broker, bank or other nominee may provide you with voting instructions (including any instructions for voting by telephone or Internet). You should contact your broker, bank or other nominee in advance to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting of Highbury stockholders and vote in person, obtain a proxy from your broker, bank or other nominee and present it to the inspector of elections with your ballot. You may also be represented by another person at the special meeting by executing a proper proxy designating that person.

  Whether or not you plan to attend the special meeting, you should submit your proxy card or voting instruction form as described in this proxy statement/prospectus or follow the voting instructions provided by your broker, bank or other nominee.

  Highbury urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the "Risk Factors" beginning on page 23 and the annexes, and to consider how the merger will affect you as a stockholder of Highbury.

Q:    Can I change my vote after I have delivered my proxy?

A:
Yes.

  If you are a holder of record, you can change your vote at any time before your proxy is voted at the special meeting by:

  •
  delivering a signed written notice of revocation bearing a later date to Richard S. Foote, President and Chief Executive Officer, at Highbury's address of record, which is 999 18th Street, Suite 3000, Denver, Colorado 80202;

  •
  signing and delivering a new, valid proxy bearing a later date; or

  •
  attending the special meeting and voting in person, although your attendance alone will not revoke your proxy.

  If your shares are held in "street name", you can change your vote by following the instructions provided by your bank, broker or other nominee.

Q:    Who will count the votes?

A:
A representative of Highbury will be appointed by the board of directors to act as the inspector of elections and will tabulate votes cast by proxy and tabulate votes cast in person at the special meeting.

Q:    Who is paying for the solicitation of my proxy, and how are proxies solicited?

A:
The board of directors of Highbury is soliciting your proxy to vote at the special meeting. Highbury intends to mail this proxy statement/prospectus and form of proxy to stockholders on or about                , 2010.

  Highbury will pay the cost of soliciting proxies for the special meeting of Highbury stockholders. Proxies may be solicited on behalf of Highbury by directors, officers or employees of Highbury in person or by mail, telephone, or facsimile or other means of communication. In addition, brokerage firms, banks and other custodians, nominees and fiduciaries will send copies of these proxy materials to the beneficial owners of the stock held by them. Highbury will reimburse these institutions for the reasonable costs they incur to do so.

Q:    Do I need to send in my Highbury stock certificates now?

A:
No. You should not send in your Highbury stock certificates now. Following the completion of the merger, a letter of transmittal will be sent to Highbury stockholders informing them where to deliver their Highbury stock certificates in order to receive the merger consideration. You should not send in your Highbury stock certificates prior to receiving this letter of transmittal.

Q:    What should I do if I receive more than one set of voting materials for the special meeting of Highbury stockholders?

A:
You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction form that you receive.

Q:    What happens to Highbury's warrants and units in the merger?

  As of December 31, 2009, Highbury had outstanding warrants to purchase 3,358,836 shares of Highbury common stock with an exercise price of $5.00 per share. As of January 25, 2010, the date of the expiration of the warrants,            shares of common stock had been issued upon exercise of such warrants and Highbury had received proceeds of $            . The remaining warrants expired unexercised, at which point any remaining outstanding units represent only shares of Highbury common stock.

Q:    What happens if I sell my shares of Highbury stock before the special meeting of Highbury stockholders?

  The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Highbury stock after the record date, but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration to be received by Highbury stockholders in the merger, as well as the special dividend that the Highbury board of directors intends to declare. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:    Who can help answer my questions?

A:
If you have questions about the merger or the special meeting or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, please contact:

  Highbury Financial Inc.
  999 18th Street, Suite 3000
  Denver, CO 80202
  Attention: Corporate Secretary
  Tel: (303) 357-4802

  To obtain timely delivery, Highbury stockholders must request the materials no later than                , 2010.

  You may also obtain additional information about Highbury from documents filed with the SEC by following the instructions in the section entitled "Where You Can Find More Information" on page 167.

SUMMARY

        The following is a summary that highlights information contained in this proxy statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the merger agreement and the merger, AMG and Highbury encourage you to read carefully this entire proxy statement/prospectus, including the annexes. In addition, AMG and Highbury encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about AMG that has been filed with the Securities and Exchange Commission, which is referred to as the SEC in this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 167 of this proxy statement/prospectus.

 The Companies

Affiliated Managers Group, Inc.
600 Hale Street
Prides Crossing, Massachusetts 01965
(617) 747-3300

        AMG is an asset management company with equity investments in a diverse group of boutique investment management firms, which are sometimes referred to as AMG Affiliates in this proxy statement/prospectus. AMG pursues a growth strategy designed to generate stockholder value through the internal growth of existing business, additional investments in investment management firms and strategic transactions and relationships structured to enhance AMG Affiliates' businesses and growth prospects.

        AMG holds a substantial equity interest in each AMG Affiliate. The remaining equity interests are retained by the management of the AMG Affiliate and enable AMG Affiliate managers to continue to participate in their firm's success. AMG's investment approach provides a degree of liquidity and diversification to principal owners of boutique investment management firms, and also addresses the succession and ownership transition issues facing many founders and principal owners. AMG's partnership approach also ensures that AMG Affiliates maintain operational autonomy in managing their business, thereby preserving their firm's entrepreneurial culture and independence. In particular, AMG structures are designed to:

  •
  maintain and enhance AMG Affiliate managers' equity incentives in their firms;

  •
  preserve each AMG Affiliate's distinct culture and investment focus; and

  •
  provide AMG Affiliates with the ability to realize the benefits of scale economies in distribution, operations, compliance and technology.

        Although AMG invests in firms that it anticipates will grow independently and without assistance, AMG is committed to helping AMG Affiliates identify opportunities for growth and leverage the benefits of economies of scale. AMG assists AMG Affiliates in broadening distribution in the U.S. and globally, developing new products and providing strategic support and enhanced operational capabilities.

        AMG believes that substantial opportunities to make investments in high-quality boutique investment management firms will continue to arise as their founders seek to institutionalize their businesses through broader equity ownership, or approach retirement age and begin to plan for succession. AMG management identifies select firms based on its thorough understanding of the asset management industry, and has developed relationships with a significant number of these firms. Within its target universe, AMG seeks the strongest and most stable firms with the best growth prospects, which are typically characterized by a strong multi-generational management team and culture of commitment to building a firm for its longer-term success, focused investment discipline and long-term investment track record, and diverse products and distribution channels. AMG is focused on investing in the highest quality boutique asset management firms specializing in an array of investment styles and asset classes, including both traditional and alternative investment managers. AMG anticipates that it will have significant additional investment opportunities across the investment management industry in the U.S. and globally, including the potential for investments in subsidiaries, divisions and other investment teams or products.

        AMG's principal executive offices are located at 600 Hale Street, Prides Crossing, Massachusetts 01965 and its telephone number is (617) 747-3300. AMG's website is http://www.amg.com. The information contained in, or that can be accessed through, its website is not part of this proxy statement/prospectus and should not be relied upon in determining whether to vote in favor of the proposals.

        Additional information about AMG and AMG Affiliates is included in documents incorporated by reference into this proxy statement/prospectus. For more information, see "Where You Can Find More Information" beginning on page 167.

Highbury Financial Inc.
999 18th Street, Suite 3000
Denver, Colorado 80202
(303) 357-4802

        Highbury Financial Inc., or Highbury, is a Delaware corporation formed on July 13, 2005 as an investment management holding company providing permanent capital solutions to mid-sized investment management firms. Traditionally, Highbury pursued acquisition opportunities and sought to establish accretive partnerships with high quality investment management firms. In July 2009, Highbury's board of directors suspended its pursuit of acquisition opportunities other than add-on acquisitions for Aston and began evaluating strategic alternatives.

        Aston Asset Management LLC, or Aston, is a 100%-owned subsidiary of Highbury and the former U.S. mutual fund business of ABN AMRO Asset Management Holdings, Inc. and affiliates, which is referred to as ABN AMRO in this proxy statement/prospectus. Aston was formed by Highbury for the purpose of acquiring the mutual fund business of ABN AMRO. Aston is a platform for internal growth and add-on acquisitions. Aston is a registered investment adviser and the investment manager for a family of 24 no-load mutual funds and a limited number of separately managed accounts. Aston's mutual fund platform is built upon providing investment advisory, sales, marketing, compliance, finance, operations and administration resources to mutual funds using sub-advisers that produce institutional quality investment products. Under the current management agreement among Aston, Highbury and certain former management members of Aston, which is referred to as the management agreement in this proxy statement/prospectus, 72% of the revenues of Aston is used to pay operating expenses of Aston, including salaries and bonuses of all employees of Aston (including the Aston management members). To the extent that the operating allocation is greater than the operating expenses of Aston, the Aston management team retains the right to any excess. The remaining 28% of the revenues of Aston is allocated to Highbury.

        In connection with the signing of the merger agreement, Aston, Merger Sub and certain employee members of the Aston management team, including Messrs. Bilton and Anderson, Highbury directors, entered into an Amended and Restated Limited Partnership Agreement of Aston, which is referred to as the LP Agreement in this proxy statement/prospectus, to be effective immediately prior to the effective time of the merger. Pursuant to the terms of the LP Agreement, Aston will be converted into a limited partnership under the Delaware Revised Uniform Partnership Act and the Delaware Limited Liability Company Act and will operate with Merger Sub as its general partner and the Aston management employees as limited partners. Under the LP Agreement, 67% of the revenues of Aston will be allocated for use by Aston management to pay the operating expenses of Aston, including salaries and bonuses. The remaining 33% of the revenues of Aston will be allocated to the owners of Aston, which is referred to as the Owners' Allocation in this proxy statement/prospectus. Of the 33% Owners' Allocation, 28% of Aston revenues (or 85% of the Owners' Allocation) is first allocated to Merger Sub and second, to the extent available, the remaining 5% of Aston revenues (or 15% of the Owners' Allocation) is allocated among the management limited partners as a group, including 1.7% to Mr. Bilton and 1.3% to Mr. Anderson to the extent of their interest in the Owners' Allocation.

        Highbury's principal executive offices are located at 999 18th Street, Suite 3000, Denver, Colorado 80202 and its telephone number is (303) 357-4802. Highbury's website is http://www.highburyfinancial.com. The information contained in, or that can be accessed through, its website is not part of this proxy statement/prospectus and should not be relied upon in determining whether to vote in favor of the proposals.

The Merger
(see page 79)

        AMG and Highbury agreed to the acquisition of Highbury by AMG under the terms of the merger agreement that is described in this proxy statement/prospectus. Pursuant to the terms of the merger agreement, Highbury will merge with and into Merger Sub. Following the merger, the separate corporate existence of Highbury will cease and Merger Sub will continue as the surviving limited liability company under the name "Manor LLC" and be a wholly-owned subsidiary of AMG. The merger agreement is attached as Annex A to this proxy statement/prospectus. AMG and Highbury encourage you to read carefully the merger agreement in its entirety because it is the legal document that governs the merger.

Effects of the Merger; Merger Consideration; Special Dividend
(see page 79)

        Pursuant to the merger agreement, the holders of Highbury common stock will receive 1,748,879 shares of AMG common stock in the aggregate as consideration in the merger, subject to potential reduction as described in this proxy statement/prospectus. At the effective time of the merger, each share of Highbury common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned or held directly by Highbury and dissenting shares) will be cancelled and automatically converted into the right to receive such fraction of a share of AMG common stock as is equal to the aggregate merger consideration divided by the number of shares of Highbury common stock issued and outstanding immediately prior to the effective time of the merger, which includes the shares of common stock to be issued in exchange for Highbury Series B preferred stock pursuant to the terms of an exchange agreement entered into by Highbury with each holder of Series B preferred stock. Assuming no reduction in aggregate merger consideration, as discussed below, each share of Highbury common stock would receive 0.07483 shares of AMG common stock.

        If the "revenue run rate" (which generally means annualized advisory fees on assets under management, excluding separate account referral fees, interest income, certain money market administration fees and certain excluded accounts) of Aston as of the end of the calendar month prior to the closing of the merger attributable to clients who consent to continuing their advisory agreements following the merger is less than 90% of the revenue run rate as of November 30, 2009 (without giving effect to market movement between those two dates), then the aggregate merger consideration payable to Highbury stockholders will be reduced by 1% for each 1% by which the revenue run rate as of such date is less than 90% of the revenue run rate as of November 30, 2009. If such revenue run rate is lower than 80% of the November 30, 2009 revenue run rate (without giving effect to market movement between those two dates), then neither party has the obligation to close the merger. In addition, if the revenue run rate as of the end of the month prior to the closing of the merger is not at least equal to 82.5% of the revenue run rate as of November 30, 2009 (giving effect to market movements between those two dates), then neither party has the obligation to close the merger. The revenue run rate as of November 30, 2009 was $44.2 million. The revenue run rate as of             , 2010 was $            and may further adjust prior to the final measurement date.

        For example, if the loss of clients resulted in a revenue run rate as of the end of the calendar month prior to the closing of the merger of 85% of the November 30, 2009 revenue run rate (without giving effect to market movement between those two dates), then the aggregate merger consideration payable to Highbury stockholders will be 1,661,435 shares of AMG common stock, or 0.071089 shares of AMG common stock for each outstanding share of Highbury common stock.

        In addition, immediately prior to the closing of the merger, subject to applicable law and the terms of the merger agreement, Highbury's board of directors intends to declare a special dividend, payable on the closing date of the merger, to all holders of record of shares of Highbury common stock immediately prior to the effective time of the merger in an aggregate amount equal to Highbury's working capital (including all Highbury liabilities, subject to certain exceptions, and merger related transaction expenses then outstanding) as of the end of the calendar month prior to the closing of the merger minus $5.0 million. Assuming the conditions to the merger contained in the merger agreement are either satisfied or waived by April 30, 2010, this special dividend is estimated to be in the range of $            per share to $            per share.

        As of            , 2010 Highbury's working capital was $            . The board of directors of Highbury intends to declare and pay the special dividend to the maximum extent permissible under the merger agreement, however, a number of factors could adversely affect the amount of working capital between            , 2010 and the end of the calendar month prior to the closing of the merger. In addition, pursuant to the terms of the merger agreement, Highbury is permitted to make certain distributions to its stockholders prior to closing, quarterly dividends up to $0.05 per share consistent with past practice, and to holders of Series B preferred stock at the applicable dividend rate set forth in the certificate of designation. As a result, Highbury is not able to predict with certainty what, if any, working capital will be available at the end of the calendar month prior to the closing of the merger for the special dividend.

        Unless otherwise indicated in this proxy statement/prospectus, the per share merger consideration to be received by Highbury stockholders and the voting power exercisable by such stockholders assumes 23,371,300 shares of Highbury common stock outstanding at the effective time of the merger, which includes:

  •
  15,512,464 issued and outstanding shares of Highbury common stock before the exercise of any outstanding warrants;

  •
  4,500,000 shares of Highbury common stock to be issued pursuant to the terms of an exchange agreement entered into by Highbury with each holder of Series B preferred stock; and

  •
  3,358,836 shares of Highbury common stock issuable pursuant to outstanding warrants to purchase common stock of Highbury.

Treatment of Highbury Warrants and Series B preferred stock
(see page 129)

        As of December 31, 2009, Highbury had outstanding warrants to purchase 3,358,836 shares of Highbury common stock with an exercise price of $5.00 per share. As of January 25, 2010,            shares of common stock had been issued upon exercise of Highbury warrants and Highbury had received proceeds of $            . The remaining warrants expired unexercised. Each holder of shares of

Highbury common stock issued upon exercise of outstanding warrants will receive its pro rata portion of the merger consideration and the special dividend, if any.

        Immediately prior to the effective time of the merger, all of the outstanding shares of Highbury Series B preferred stock will be exchanged for newly issued shares of Highbury common stock pursuant to the terms of an exchange agreement between Highbury and each holder of Series B preferred stock. Following this exchange, each holder of such newly issued shares of Highbury common stock will receive a pro rata portion of the merger consideration and the special dividend, if any.

Risk Factors
(see page 23)

        In evaluating the merger agreement and the merger, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled "Risk Factors" beginning on page 23 of this proxy statement/prospectus.

The Special Meeting; Highbury Stockholders Entitled to Vote; Required Vote
(see page 74)

        The special meeting of Highbury stockholders will be held on            , 2010 at 8:00 a.m., local time, at the offices of Bingham McCutchen LLP, 399 Park Ave., New York, New York 10022. At the special meeting, Highbury stockholders will be asked to:

  •
  consider and vote on the merger proposal; and

  •
  consider and vote on the adjournment proposal if there are insufficient votes to approve the merger proposal at the time of the special meeting.

        Only holders of record of Highbury common stock and Series B preferred stock at the close of business on            , 2010 (the record date) are entitled to notice of and to vote at the special meeting. As of the record date, there were            shares of Highbury common stock and            shares of Series B preferred stock (representing             votes) outstanding and entitled to vote at the special meeting.

        Highbury cannot complete the merger unless the merger proposal is approved by the affirmative vote of the holders of a majority of voting power of the outstanding shares of Highbury common stock and Series B preferred stock entitled to vote thereon as of the record date, voting together as a single class. The adjournment proposal, if necessary to solicit additional proxies if there are insufficient votes to approve the merger proposal at the time of the special meeting, must be approved by the affirmative vote of the holders of a majority of outstanding shares of Highbury common stock present in person or represented by proxy at the special meeting and entitled to vote thereon as of the record date. Please see "The Special Meeting of Highbury Stockholders" on page 74 for additional information.

        Proxies may be solicited by mail, telephone or in person. If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting of Highbury stockholders. You may also change your vote by submitting a later-dated proxy as described in the section entitled "The Special Meeting of Highbury Stockholders" on page 74.

Recommendation of the Special Committee
(see page 95)

        The special committee of Highbury's board of directors believes that the merger proposal and the adjournment proposal, if presented at the special meeting of Highbury stockholders, are fair to and in the best interest of Highbury's stockholders and unanimously recommends that Highbury's stockholders vote "FOR" each of the proposals.

 Recommendation of Highbury's Board of Directors
(see page 98)

        Highbury's board of directors believes that the merger proposal and the adjournment proposal, if presented at the special meeting of Highbury stockholders, are fair to and in the best interest of Highbury's stockholders and unanimously recommends that Highbury's stockholders vote "FOR" each of the proposals.

Opinion of Highbury's Financial Advisor
(see page 100)

        Highbury engaged Berkshire Capital Securities LLC, which is referred to as Berkshire Capital in this proxy statement/prospectus, to render an opinion to the Highbury board of directors that the consideration to be received in the merger by holders of Highbury common stock is fair from a financial point of view to such stockholders. Berkshire Capital is an investment banking firm that is regularly engaged in the business of providing financial advisory services in connection with mergers and acquisitions. Highbury's board of directors decided to use the services of Berkshire Capital because it is a recognized investment banking firm that has substantial experience in matters similar to the merger. The engagement letter provides that Highbury will pay Berkshire Capital a success fee equal to the greater of (i) 1% of the aggregate consideration in the merger and (ii) $1.0 million, as well as reimbursement of expenses. Highbury also agreed to indemnify Berkshire Capital in the event Berkshire Capital were to incur certain losses as a result of its engagement by Highbury. R. Bruce Cameron, Highbury's Chairman of the Board, Richard S. Foote, Highbury's President, Chief Executive Officer and Director, and R. Bradley Forth, Highbury's Executive Vice President, Chief Financial Officer and Secretary, are employees and equity owners of Berkshire Capital. As a result of these affiliations, these individuals will benefit from the merger to the extent of their interest in Berkshire Capital. Berkshire Capital has agreed to take such measures as necessary to ensure that Messrs. Cameron, Foote and Forth do not receive compensation from Berkshire Capital directly from any fees paid to Berkshire Capital in connection with the merger.

        Berkshire Capital delivered an oral presentation in conjunction with its written opinion to Highbury's board of directors on December 12, 2009, which stated that, as of that date, and based upon and subject to the assumptions made, matters considered, procedures followed and limitations on its review as set forth in the fairness opinion, the merger consideration to be received in the merger by holders of Highbury common stock was fair from a financial point of view to such stockholders.

        The full text of the written opinion of Berkshire Capital, dated December 12, 2009, is attached as Annex C. You are urged to read the Berkshire Capital opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Berkshire Capital in rendering its opinion. See the section entitled "The Merger—Opinion of Highbury's Financial Advisor" on page 100 for additional information.

Opinion of Special Committee's Financial Advisor
(see page 110)

        The special committee of Highbury's board of directors engaged Sandler O'Neill & Partners, L.P., which is referred to as Sandler O'Neill in this proxy statement/prospectus, to render an opinion to the special committee on the fairness from a financial point of view of the merger consideration to be received by the holders of shares of Highbury common stock to such holders. Sandler O'Neill is an investment banking firm that regularly is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The special committee decided to use the services of Sandler O'Neill because it is a recognized investment banking firm that has significant expertise in merger and acquisition transactions in the investment management industry. The engagement letter provides that Highbury will pay Sandler O'Neill a fee of $300,000 for the fairness opinion delivered to the special committee in connection with the merger and will reimburse Sandler O'Neill for its reasonable out-of-pocket expenses. Highbury also agreed to indemnify Sandler O'Neill in the event Sandler O'Neill were to incur certain losses as a result of its engagement by the special committee. In addition, Sandler O'Neill received an advisory fee of $150,000 upon execution of its engagement letter and a fee of $150,000 for providing a fairness opinion in connection with the Series B Exchange.

        Sandler O'Neill delivered an oral presentation in conjunction with its written opinion to the special committee on December 12, 2009, which stated that, as of that date, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the fairness opinion, the merger consideration to be received by the holders of shares of Highbury common stock was fair to such holders from a financial point of view.

        The full text of the written opinion of Sandler O'Neill, dated December 12, 2009, is attached as Annex D. You are urged to read the Sandler O'Neill opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. See the section entitled "The Merger—Opinion of the Special Committee's Financial Advisor" on page 110 for additional information.

Stock Ownership of Highbury Directors and Executive Officers; Voting Agreements
(see pages 68 and 147)

        As of the record date, Highbury's directors and executive officers owned, in the aggregate,            shares of Highbury common stock and            shares of Highbury Series B preferred stock. These shares represent, in the aggregate,        % of the voting power of all of the shares of stock entitled to vote on the merger proposal at the special meeting.

        In connection with the signing of the merger agreement, AMG entered into separate voting agreements with each of SBD Aston, Inc., an entity of which Stuart D. Bilton is President, KCA Aston, Inc., an entity of which Kenneth C. Anderson is President, R. Bruce Cameron, Richard S. Foote, Aidan J. Riordan, Hoyt Ammidon Jr., R. Bradley Forth, Broad Hollow LLC, an entity of which Mr. Cameron is the managing member, and Woodbourne Partners, L.P., an entity of which Clayton Management Company, of which Mr. Weil is President, is the general partner. Pursuant to these agreements, each of these stockholders has agreed, subject to the terms of the voting agreement, to vote all shares of Highbury common stock and Series B preferred stock they beneficially own in favor of the merger. The shares of Highbury common stock and Series B preferred stock subject to these voting agreements represent, in the aggregate, the power to vote 5,607,813 shares, or, as of the record date, approximately    % of the voting power of the shares entitled to vote on the merger. In addition, Peerless, which together with certain of its affiliates held, as of the record date, approximately        % of the voting power of the shares entitled to vote on the merger, has agreed to vote all of its shares in accordance with the recommendations of the Highbury board of directors on the proposed merger as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview" beginning on page 46.

Interests of Highbury Executive Officers and Directors in the Merger
(see page 120)

        When you consider the recommendation of the Highbury board of directors to vote in favor of approval of the merger proposal, you should be aware that certain members of the Highbury board and certain Highbury executive officers have agreements or arrangements that provide them with interests in the merger that may be different from or in addition to your interests as a Highbury stockholder. These interests include:

  •
  Stuart Bilton and Kenneth Anderson, who are Highbury directors, entered into employment agreements with Highbury, Aston and Merger Sub which become effective upon closing of the merger;

  •
  Messrs. Bilton and Anderson entered into partner non-competition agreements with Highbury, Aston and Merger Sub which become effective at the closing of the merger;

  •
  Messrs. Bilton and Anderson entered into the Aston LP Agreement to be effective immediately prior to the closing of the merger which provides, among other things, that (i) 33% of the revenues of Aston are allocated to the owners of Aston, and of the 33%, 28% is allocated to Merger Sub first, and then, to the extent available, 5% is allocated to management holders, including 1.7% of Aston revenue to Mr. Bilton and 1.3% of Aston revenue to Mr. Anderson, and (ii) Messrs. Bilton and Anderson and Merger Sub, as general partner under the Aston LP Agreement, have certain put and call rights, respectively, which could result in Messrs. Bilton's and/or Anderson's allocation being repurchased upon the occurrence of certain events at a multiple of up to five times revenues, multiplied by such person's percentage allocation, as further calculated under the Aston LP Agreement;

  •
  Richard S. Foote, Highbury's President and Chief Executive Officer and a director, and R. Bradley Forth, Highbury's Executive Vice President, Chief Financial Officer and Secretary, entered into severance agreements with Highbury which provide for payments of accrued salary and benefits, as well as separation payments of $584,000 and $292,000, respectively, upon a change in control, followed by termination with good reason (in each case as defined in the agreements), which amounts are anticipated to become payable upon closing of the merger;

  •
  The Highbury compensation committee awarded a one-time bonus of $25,000 to Mr. Forth in consideration in part of the exceptional effort and time commitment required of him in the negotiation of the merger agreement;

  •
  Messrs. Foote and Forth and Bruce Cameron, Highbury's Chairman of the Board, each are employees and equity owners of Berkshire Capital. Highbury engaged Berkshire Capital to act as its non-exclusive financial adviser in connection with possible acquisitions and a review of strategic alternatives. At the closing of the merger, Highbury will be required to pay Berkshire Capital a success fee equal to the greater of (i) 1% of the aggregate consideration in the merger and (ii) $1.0 million, as well as reimbursement of expenses. Berkshire Capital has provided Highbury a fairness opinion in connection with the merger. Berkshire Capital has agreed to take such measures as are necessary to ensure that Messrs. Cameron, Foote and Forth receive no compensation from Berkshire Capital directly from the fee payable by Highbury to Berkshire Capital in connection with the merger;

  •
  Mr. Bilton, SDB Aston, Inc., an entity of which Mr. Bilton is the sole stockholder, Mr. Anderson and KCA Aston, Inc., an entity of which Mr. Anderson is the sole stockholder, entered into an exchange agreement with Highbury pursuant to which their respective shares of Highbury Series B preferred stock and all accrued but unpaid dividends thereon will be exchanged immediately prior to the merger for shares of Highbury common stock. Accordingly, Messrs. Bilton and Anderson and their respective entities will receive their pro rata share of the merger consideration and of the special dividend anticipated to be paid to the holders of shares of Highbury common stock on the closing date of the merger; and

  •
  As of the record date for the special meeting of Highbury stockholders, Highbury's directors and executive officers owned, in the aggregate,            shares of Highbury common stock and            shares of Highbury Series B preferred stock. Such shares represent        % of the voting power of all of the shares of stock entitled to vote on the merger proposal at the special meeting. As a result, these directors and officers will receive their pro rata portion of the merger consideration with respect to their shares of Highbury common stock (including common stock issued in exchange for shares of Highbury Series B preferred stock) and will receive a pro rata portion of the special dividend anticipated to be declared by the Highbury board of directors and payable on the closing date of the merger.

Listing of AMG Common Stock and Delisting and Deregistration of Highbury Common Stock
(see page 126)

        Application will be made to have the shares of AMG common stock issued in the merger approved for listing on the NYSE. If the merger is completed, Highbury common stock will no longer be quoted on the OTC Bulletin Board and will be deregistered under the Exchange Act, and Highbury will no longer file periodic reports with the SEC.

Appraisal Rights
(see page 144)

        Record holders of Highbury common stock and Series B preferred stock have appraisal rights under the DGCL in connection with the merger. Holders of Highbury common stock and Series B preferred stock who do not vote in favor of the merger and who otherwise comply with the applicable provisions of Section 262 of the DGCL will be entitled to exercise appraisal rights under Section 262. Any shares of Highbury common stock or Series B preferred stock held by a Highbury stockholder as of the record date who has not voted in favor of the merger and who has demanded appraisal for such shares in accordance with the DGCL will not be converted into a right to receive the merger consideration, unless such Highbury stockholder fails to perfect, withdraws or otherwise loses such stockholder's appraisal rights under the DGCL. If, after the consummation of the merger, such holder of Highbury common stock or Series B preferred stock fails to perfect, withdraws or otherwise loses such stockholders appraisal rights, each such share will be treated as if it had been converted as of the consummation of the merger into a right to receive the merger consideration. The relevant provisions of the DGCL are included as Annex E to this proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising your appraisal rights, Highbury stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of appraisal rights. See the section entitled "Appraisal Rights" on page 144 for additional information.

Conditions to Completion of the Merger
(see page 140)

        The obligations of each of Highbury and AMG to complete the merger are subject to the satisfaction or waiver by the other party at or prior to the closing date of various conditions, including: (a) the approval of the merger by the stockholders of Highbury; (b) the receipt of all required regulatory approvals; (c) this registration statement being declared effective by the SEC and the approval of the shares registered hereby for listing on the NYSE; (d) confirmation that all of the outstanding Highbury warrants have expired or have been exercised in full, in accordance with their terms; (e) the revenue run rate of Aston as of the end of the month prior to the closing of the merger being at least equal to 82.5% of the revenue run rate as of November 30, 2009 (giving effect to market movements between those two dates); and (f) the revenue run rate of Aston as of the end of the month prior to the closing of the merger attributable to clients who consent to continuing their agreements with Aston following the merger being at least equal to 80% of the revenue run rate as of November 30, 2009 (without giving effect to market movements between those two dates).

        In addition, the parties' obligations to complete the merger are subject to the satisfaction or waiver by the other party at or prior to the closing date of the following conditions: (a) the accuracy of the parties' respective representations and warranties contained in the merger agreement; (b) the performance by each of Highbury and AMG in all material respects of their respective obligations under the merger agreement; (c) the receipt, by each registered investment company advised by Aston of board and stockholder approval of a new advisory contract with Aston and the election of not less than nine AMG nominees to the board of trustees of each such registered investment company; (d) the receipt by each registered investment company advised by Aston of board approval of certain sub-advisory agreements with Aston and the continued effectiveness of certain specified sub-advisory agreements and related agreements with Aston; (e) the continued effectiveness of certain ancillary agreements described in this proxy statement/prospectus and the continued employment by Aston of certain individuals; and (f) the absence of a material adverse effect (as defined under "The Merger Agreement—Definition of Material Adverse Effect" on page 141) on either Highbury or AMG.

Expected Timing of the Merger
(see page 125)

        The closing of the merger is expected to take place on the tenth business day after the first calendar month in which the conditions to the merger contained in the merger agreement are either satisfied or waived.

Highbury Is Prohibited From Soliciting Other Offers
(see page 138)

        The merger agreement contains detailed provisions that prohibit Highbury and its subsidiaries, affiliates, directors, officers, employees, advisors, agents, representatives and other intermediaries from, directly or indirectly, soliciting, initiating, or knowingly facilitating or encouraging the submission of inquiries, proposals or offers from any third party relating to any Acquisition Proposal (as defined in the section entitled "The Merger Agreement—Highbury Is Prohibited From Soliciting Other Offers; Acquisition Proposal" beginning on page 138 of this proxy statement/prospectus), or agreeing to or endorsing any Acquisition Proposal. The merger agreement does not, however, prohibit the Highbury board of directors from considering and recommending to Highbury stockholders an unsolicited Acquisition Proposal from a third party if specified conditions are met, including the payment of a termination fee as required under the merger agreement.

Termination of the Merger Agreement
(see page 142)

        The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written consent of AMG and Highbury. The merger agreement may also be terminated by either AMG or Highbury if, among other things and subject to the limitations set forth in the merger agreement,

  •
  the merger is not completed by August 13, 2010;

  •
  a non-appealable final order is issued or granted by a governmental authority permanently prohibiting the merger;

  •
  holders of Highbury common stock and Series B preferred stock, voting together as a single class fail to adopt the merger agreement;

  •
  there is a continuing inaccuracy in the representations and warranties of the other party, or a failure to perform any covenant or agreement, in either case, such that the conditions to completion of the merger related to such representations, warranties and covenants would not be satisfied at the time of termination and have not been cured within 10 days of receipt of written notice from the terminating party; or

  •
  a material adverse effect (as defined under "The Merger Agreement—Definition of Material Adverse Effect" on page 141) shall have occurred as to either party, by the other party.

        Under circumstances specified in the merger agreement, AMG may terminate the merger agreement if:

  •
  the board of directors of Highbury fails to recommend (acting upon the recommendation of the special committee), or changes in a manner adverse to AMG its recommendation of, the merger agreement or the merger, or approves a Superior Proposal (as defined in the section entitled "The Merger Agreement—Highbury Is Prohibited From Soliciting Other Offers; Acquisition Proposal" beginning on page 138 of this proxy statement/prospectus);

  •
  Highbury fails to call or hold the stockholders meeting to adopt the merger agreement and approve the merger; or

  •
  Highbury breaches any of its material obligations with respect to the solicitation of any Acquisition Proposal or the consideration of any Superior Proposal.

        Under certain circumstances specified in the merger agreement, Highbury may terminate the merger agreement in response to an Acquisition Proposal in compliance with the no solicitation provision discussed above, provided AMG is paid the termination fee described below.

Termination Fee
(see page 142)

        Highbury has agreed to pay AMG $3.6 million (less any previously paid expenses) as a termination fee if:

  •
  the merger agreement is terminated by AMG because:

  •
  the board of directors of Highbury fails to recommend (acting upon the recommendation of the special committee), or changes in a manner adverse to AMG its recommendation of, the merger agreement or the merger, or approves a Superior Proposal;

  •
  Highbury fails to call or hold the stockholders meeting to adopt the merger agreement and approve the merger;

  •
  Highbury breaches any of its material obligations with respect to the solicitation of any Acquisition Proposal or the consideration of any Superior Proposal; or

  •
  there is a breach of any representation, warranty, covenant or agreement on the part of Highbury contained in the merger agreement such that it cannot satisfy the condition to closing that all such representations and warranties are true and correct and all such covenants and agreements have been performed and such breach is not reasonably capable of being cured or, in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of 10 business days following notice of such breach and the termination date;

  •
  the merger agreement is terminated by Highbury because its board of directors determines that failure to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law; or

  •
  the merger agreement is terminated by either party because Highbury stockholders fail to adopt the merger agreement,

  provided, however, that a termination fee is only payable by Highbury in the event the merger agreement is terminated because Highbury stockholders fail to adopt the merger agreement or because Highbury is in breach of the merger agreement in a manner which prevents satisfaction of the closing conditions described under "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 139 of this proxy statement/prospectus if, at the time of the event giving rise to such termination, there shall exist an Acquisition Proposal that has been publicly disclosed or announced or otherwise disclosed to the board of directors of Highbury and within 12 months of such termination, Highbury enters into an agreement with any third party with respect to an Acquisition Proposal, and such Acquisition Proposal is subsequently consummated, or consummates, any Acquisition Proposal (for purposes of this clause, "Acquisition Proposal" has the meaning given in the section entitled "The Merger Agreement—Highbury Is Prohibited From Soliciting Other Offers; Acquisition Proposal" beginning on page 138 of this proxy statement/prospectus, except that the references to "more than 20%" and "at least 80%" in the definition of "Acquisition Proposal" shall be deemed to be references to "more than 50%" and "at least 50.1%", respectively).

        Highbury has agreed to pay AMG up to an aggregate of $1.0 million of AMG's reasonably documented transaction expenses if holders of Highbury common stock and Series B preferred stock fail to adopt the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger
(see page 122)

        The merger has been structured with the intent to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, AMG and Highbury believe that no gain or loss will be recognized by Highbury stockholders for federal income tax purposes on the exchange of shares of Highbury common stock solely for shares of AMG common stock. However, Highbury stockholders generally may have to pay tax on all or a portion of any cash and other property received (other than AMG common stock received) in exchange for their Highbury common stock.

        Because the tax consequences of the transaction may vary depending upon each stockholder's particular circumstances, stockholders are urged to consult their own tax advisors about the U.S. federal, state, local or non-U.S. tax consequences of the merger.

 Accounting Treatment
(see page 125)

        In accordance with accounting principles generally accepted in the U.S., or GAAP, AMG will account for the merger using the acquisition method of accounting for business combinations. Under this method of accounting, AMG will record the acquisition based principally on the fair value of Highbury, which will be based in part on the market value of the AMG common stock issued in connection with the merger.

Comparison of Rights of AMG Stockholders and Highbury Stockholders
(see page 149)

        Highbury stockholders, whose rights are currently governed by the Highbury restated certificate of incorporation, the Highbury amended and restated by-laws and the DGCL, will, upon completion of the merger, become stockholders of AMG and their rights will be governed by the AMG amended and restated certificate of incorporation, as amended, the AMG amended and restated by-laws and the DGCL. As a result, Highbury stockholders will have different rights once they become AMG stockholders due to differences between the governing documents of Highbury and AMG. These differences are described in detail in the section entitled "Comparison of Stockholder Rights" beginning on page 149 of this proxy statement/prospectus.

SELECTED SUMMARY HISTORICAL FINANCIAL DATA OF AMG

        The following table sets forth selected financial data for the last five years. This data should be read in conjunction with, and is qualified in its entirety by reference to, the Consolidated Financial Statements and accompanying notes included in AMG's Annual Report on Form 10-K for the period ended December 31, 2008 (as revised by the Form 8-K filed on December 7, 2009). The selected historical financial data as of September 30, 2008 and 2009 have been derived from AMG's historical unaudited interim consolidated financial statements contained in AMG's Quarterly Report on Form 10-Q for the period ended September 30, 2009. In the opinion of AMG's management, the selected data fairly represents the results of operations and financial position of AMG for the periods and dates presented.

	For the Years Ended December 31,					For the Nine Months Ended September 30,
	2004	2005	2006	2007	2008	2008	2009
	(in thousands, except as indicated and per share data)
Statement of Income Data
Revenue	$659,997	$916,492	$1,170,353	$1,369,866	$1,158,217	$934,822	$597,182
Net income	188,782	259,565	362,495	456,575	131,899	195,833	147,349
Net Income (loss) (controlling interest)	73,258	115,302	146,608	176,499	(1,325)	82,329	34,873
Earnings per share—diluted(1)	2.02	2.81	3.69	4.51	(0.03)	2.02	0.82
Average shares outstanding—diluted	39,645	44,690	43,670	42,399	38,211	41,760	42,835
Other Financial Data
Assets under Management (at period end, in millions)	$129,802	$184,310	$241,140	$274,764	$170,145	$207,316	$199,328
Cash Flow from (used in):
Operating activities	$245,008	$303,128	$484,906	$509,403	$507,965	$430,056	$168,067
Investing activities	(359,770)	(73,063)	(140,469)	(512,522)	(93,613)	(77,490)	(145,367)
Financing activities	29,625	(230,283)	(283,595)	21,566	(238,340)	(170,497)	(197,017)
EBITDA(2)	186,434	267,463	342,118	417,108	309,043	254,110	162,916
Cash Net Income(3)	127,032	186,881	224,468	263,469	225,367	173,079	125,754
Balance Sheet Data
Total assets(4)	$1,932,617	$2,319,807	$2,659,088	$3,373,787	$3,212,700	$3,488,379	$3,324,536
Intangible assets(4)	1,328,976	1,576,941	1,679,293	1,726,989	1,734,991	1,758,247	1,992,219
Equity investments in Affiliates(4)	252,597	301,476	293,440	842,490	678,887	825,983	662,854
Affiliate investments in partnerships(5)	4,594	5,079	108,350	134,657	68,789	107,371	95,587
Non-controlling interests in partnerships(5)	—	—	104,096	127,397	65,465	98,374	91,989
Senior debt(6)	126,750	241,250	365,500	519,500	233,514	240,000	—
Senior convertible securities(7)	402,190	409,654	405,578	376,956	445,535	443,276	454,116
Mandatory convertible securities	300,000	300,000	300,000	300,000	—	—	—
Junior convertible trust preferred securities(8)	—	—	209,578	549,774	505,034	551,565	506,756
Other long-term obligations(9)	164,052	205,698	260,093	365,375	349,905	404,876	349,637
Redeemable Non-controlling interest(10)	220,202	352,177	431,979	515,371	297,733	430,648	362,833
Stockholders' equity(11)	494,153	468,755	114,396	63,769	924,801	912,459	1,104,640

(1)
Earnings per share-diluted for 2006 and 2007 are $0.04 and $0.03 lower, respectively, than amounts previously reported as the anti-dilutive effect of certain convertible securities had been incorrectly included in prior calculations. These changes were not material to AMG's financial position or results of operations.

(2)
EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. As a measure of liquidity, AMG believes that EBITDA is useful as an indicator of AMG's ability to service debt, make new investments and meet working capital requirements. EBITDA is not a measure of liquidity under GAAP and should not be considered an alternative to cash flow from operations. EBITDA, as calculated by AMG, may not be consistent with computations of EBITDA by other companies. AMG's use of EBITDA, including a reconciliation to cash flow from operations, is discussed in greater detail in AMG's "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 19 of AMG's Annual Report on Form 10-K.

(3)
Under AMG's Cash Net Income definition, AMG adds to Net Income (controlling interest) amortization and deferred taxes related to intangible assets and Affiliate depreciation and equity expense, and excludes the effect of APB 14-1. AMG considers Cash Net Income an important measure of its financial performance, as AMG believes it best represents operating performance before non-cash expenses relating to the acquisition of interests in its affiliated investment management firms. Cash Net Income is not a measure of financial performance under GAAP and, as calculated by AMG, may not be consistent with computations of Cash Net Income by other companies. The following table provides a reconciliation of Net Income (loss) (controlling interest) to Cash Net Income:

						For the Nine Months Ended September 30,
	2004	2005	2006	2007	2008	2008	2009
	Dollars in thousands
Net Income (loss) (controlling interest)	$73,258	$115,302	$146,608	$176,499	$(1,325)	$82,329	$34,873
Intangible amortization	19,248	33,355	36,668	42,039	204,547	40,301	48,120
Intangible-related deferred taxes	25,791	28,791	28,779	28,576	(12,777)	32,154	25,296
APB 14-1 expense	3,999	3,882	4,828	4,956	19,027	6,498	6,177
Affiliate equity expense	446	661	1,855	5,225	8,875	6,860	5,474
Affiliate depreciation	4,290	4,890	5,730	6,174	7,020	4,937	5,814

Cash Net Income	$127,032	$186,881	$224,468	$263,469	$225,367	$173,079	$125,754

(4)
Total assets, Intangible assets and Equity investments in Affiliates have increased as AMG has made new or additional investments in affiliated investment management firms.

(5)
In 2006, AMG implemented Emerging Issues Task Force Issue 04-5, "EITF 04-5" (see Note 1 to the Consolidated Financial Statements beginning on page 50 of AMG's Annual Report on Form 10-K). In accordance with EITF 04-5, AMG has consolidated client assets held in partnerships controlled by AMG Affiliates. These assets are reported as "Affiliate investments in partnerships;" a majority of these assets are held by investors that are unrelated to AMG, and are reported as "Non-controlling interests in partnerships."

(6)
Senior debt consists of outstanding borrowings under AMG's credit facility and, through November 2006, AMG's senior notes due 2006.

(7)
Senior convertible securities consists of AMG's zero coupon senior convertible notes, AMG's floating rate senior convertible securities (through February 2008) and AMG's 2008 senior convertible notes, which were issued in August 2008.

(8)
In 2006 and 2007, AMG completed private placements of junior convertible trust preferred securities of $300 million and $500 million principal amount at maturity, respectively.

(9)
Other long-term obligations consist principally of deferred income taxes and payables to related parties.

(10)
Represents AMG cumulative redemption obligation under various operating agreements with Affiliates.

(11)
During 2006 and 2007, AMG repurchased $537.8 million and $426.5 million of AMG common stock, respectively.

 COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

        The following table shows, for the nine months ended September 30, 2009 and the year ended December 31, 2008, selected per share information for AMG common stock on a historical and pro forma combined basis and for Highbury common stock on a historic and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2008, the information in the tables is unaudited. AMG data should be read in conjunction with, and is qualified in its entirety by reference to, the Consolidated Financial Statements and accompanying notes included in AMG's Annual Report on Form 10-K for the period ended December 31, 2008 (as revised by the Form 8-K filed on December 7, 2009) and AMG's Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. The Highbury data should be read in conjunction with, and is qualified in its entirety by reference to, the historical consolidated financial statements of Highbury and the related notes thereto beginning on page F-3 of this proxy statement/prospectus.

        The purchase price allocation reflected in the pro forma combined information included herein is based on provisional assumptions. The Highbury pro forma equivalent per common share amounts were calculated by multiplying the AMG pro forma combined per share amounts by the exchange ratio of 0.07483 (which assumes there is no reduction in the aggregate merger consideration to be received by Highbury stockholders).

	AMG		Highbury
	Historical	Pro Forma Combined	Historical		Pro Forma Equivalent
Earnings Per Share
Basic
Nine Months Ended September 30, 2009	$0.85	$0.92	$0.20		$0.07
Year Ended December 31, 2008	(0.03)	0.07	0.05		0.01
Diluted
Nine Months Ended September 30, 2009	0.82	0.89	0.19		0.07
Year Ended December 31, 2008	(0.03)	0.06	0.05		0.00
Cash Dividends Per Share
Nine Months Ended September 30, 2009	—	—	1.65	(1)	—
Year Ended December 31, 2008	—	—	—		—
Book Value Per Share
Nine Months Ended September 30, 2009	26.27	28.00	0.38		2.10

(1)
Highbury paid $0.10 per share during the nine months ended September 30, 2009 and accrued and declared an additional $1.55 per share as of September 30, 2009, which was subsequently paid on October 7, 2009.

 COMPARATIVE PER SHARE MARKET PRICE DATA

        AMG common stock trades on the NYSE under the symbol "AMG." Highbury's units, common stock and warrants are traded on the OTC Bulletin Board, under the symbols "HBRFU", "HBRF" and "HBRFW", respectively. Each of Highbury's units consists of one share of Highbury common stock and two warrants. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

        The following table sets forth the high, low and closing prices for AMG common stock as reported on the NYSE, and the high and low bid prices for the units, common stock and warrants, as reported on the OTC Bulletin Board, on December 11, 2009, the last trading day before AMG and Highbury announced the merger, and December 31, 2009.

	AMG			Highbury
	Common Stock			Units		Common Stock		Warrants
	High	Low	Close	High	Low	High	Low	High	Low
December 11, 2009	$65.44	$64.47	$64.93	$3.00	$3.00	$4.00	$4.00	$0.03	$0.03
December 31, 2009	$67.87	$67.11	$67.35	$3.00	$3.00	$5.55	$5.51	$0.53	$0.52

        The above table shows only historical comparisons. These comparisons may not provide meaningful information to Highbury stockholders in determining whether to adopt the merger agreement. Highbury stockholders are urged to obtain current market quotations for AMG and Highbury common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus, when considering whether to adopt the merger agreement. See "Where You Can Find More Information" beginning on page 167 of this proxy statement/prospectus.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements" on page 34 you should carefully consider the following risks before deciding whether to vote for the merger proposal. In addition, you should read and consider the risks associated with AMG. These risks can be found in AMG's Annual Report on Form 10-K for the year ended December 31, 2008, which is filed with the SEC and incorporated by reference into this proxy statement/prospectus. For further information regarding the documents incorporated into this proxy statement/prospectus by reference, please see the section entitled "Where You Can Find More Information" beginning on page 167.

Risk Factors Relating to the Merger

Highbury stockholders cannot be sure of the market value of the shares of AMG common stock to be issued upon completion of the merger.

        Pursuant to the merger agreement, all outstanding shares of Highbury common stock (other than shares owned or held directly by Highbury and dissenting shares) will be converted into the right to receive an aggregate of 1,748,879 shares of AMG common stock, subject to reduction in certain circumstances as more fully described in this proxy statement/prospectus. The number of shares of AMG common stock that Highbury stockholders will be entitled to receive will not be adjusted in the event of any increase or decrease in the share price of either AMG common stock or Highbury common stock. The market value of the shares of AMG common stock that Highbury stockholders will be entitled to receive when the merger is completed will depend on the market value of shares of AMG common stock at the time that the merger is completed and could vary significantly from the market value of shares of AMG common stock on the date of this proxy statement/prospectus or the date of the Highbury special meeting. Such market price fluctuations or changes in the number of outstanding shares of AMG or Highbury common stock may affect the value that Highbury stockholders will receive upon completion of the merger. That variation may be the result of changes in the business, operations or prospects of AMG or Highbury, market assessments of the likelihood that the merger will be completed, the timing of the merger, regulatory considerations, general market and economic conditions and other factors. In addition to approval of the merger by Highbury stockholders, completion of the merger is subject to the satisfaction of other customary conditions. Highbury stockholders are urged to obtain current market quotations for shares of AMG common stock and Highbury common stock.

The market price for AMG common stock may be affected by factors different from those affecting the shares of Highbury.

        Upon completion of the merger, holders of Highbury common stock will become holders of AMG common stock. AMG's businesses differ from those of Highbury, and accordingly the results of operations of AMG following the merger will be affected by factors different from those currently affecting the results of operations of Highbury. For a discussion of the businesses of Highbury see the description in this proxy statement/prospectus under "Information About Highbury" on page 36 and "Risk Factors—Risks Relating to Highbury" on page 24. For a description of the businesses of AMG and of certain factors to consider in connection with those businesses, see "Risk Factors—Risks Relating to AMG" and the documents incorporated by reference in this proxy statement/prospectus under "Where You Can Find More Information."

Uncertainties associated with the merger or AMG as a new owner may cause Aston to lose clients.

        Aston's clients may, in response to the announcement of the merger, delay or defer decisions concerning their use of Aston services because of uncertainties related to the consummation of the merger. Their clients may also determine to withdraw assets currently under their management because of uncertainties associated with the merger. Any of these matters could have an adverse effect on AMG's business, results of operations or financial condition following the merger.

Uncertainties associated with the merger may cause Aston to lose employees.

        The success of AMG after the merger will depend in part upon AMG's and Aston's ability to retain key Aston employees. Competition for qualified personnel in the asset management industry can be very intense. In addition, key employees may depart because of issues relating to the difficulty of integration or accelerated retirement as a result of having accumulated sufficient personal wealth that they no longer need to remain employed. Accordingly, no assurance can be given that Highbury and/or Aston will be able to retain key employees to the extent that it has been able to do so in the past.

Risk Factors Relating to AMG

        We encourage you to read and consider the risks associated with AMG. These risks can be found under Item 1A. "Risk Factors" in AMG's Annual Report on Form 10-K for the year ended December 31, 2008, which is filed with the SEC and incorporated by reference into this proxy statement/prospectus. For further information regarding the documents incorporated into this proxy statement/prospectus by reference, please see the section entitled "Where You Can Find More Information" beginning on page 167.

Risk Factors Relating to Highbury

Risks Related to the Financial Services Industry and Aston

The investment advisory fees Aston receives may decrease in a market or general economic downturn, which would decrease its revenues and net income.

        Because Aston is engaged in the investment advisory business, its net income and revenues are likely to be subject to wide fluctuations, reflecting the effect of many factors on its assets under management, including: general economic conditions; securities market conditions; the level and volatility of interest rates and equity prices; competitive conditions; liquidity of global markets; international and regional political conditions; regulatory and legislative developments; monetary and fiscal policy; investor sentiment and client retention; availability and cost of capital; technological changes and events; outcome of legal proceedings; changes in currency values; inflation; credit ratings; and the size, volume and timing of transactions. These and other factors subject Aston to an increased risk of asset volatility.

        Substantially all of Highbury's revenues are determined by the amount of assets under Aston's management. Under Aston's investment advisory contracts with the Aston funds, the investment advisory fee is typically based on the market value of assets under management. In addition, Aston receives asset-based distribution or service fees with respect to the Aston funds pursuant to distribution plans adopted under provisions of Rule 12b-1 of the Investment Company Act of 1940, which is referred to as the Investment Company Act in this proxy statement/prospectus. Accordingly, a continued decline in the prices of securities, due to a market or general economic downturn or otherwise, may cause Highbury's revenue and income to decline by:

  •
  causing the value of the assets under Aston's management to decrease, which would result in lower investment advisory fees and Rule 12b-1 fees; or

  •
  causing some of Aston's clients to withdraw funds from its investment management business (a) to satisfy their cash requirements resulting from, among other factors, a decline in the value of other assets they hold or unemployment or (b) in favor of investments or investment styles they perceive as offering greater opportunity and/or lower risk, which in each case would result in lower investment advisory fees.

A decline in Aston's assets under management, including due to any of the reasons stated above, may have a material adverse effect on its results of operations and financial condition and on Highbury's revenues.

The financial services industry is highly regulated and Highbury may experience reduced revenues and profitability if its or Aston's services are not regarded as compliant with the regulatory regime.

        The financial services industry is subject to extensive regulation. Many regulators, including U.S. government agencies and self-regulatory organizations, as well as state securities commissions and attorneys general, are empowered to conduct administrative proceedings and investigations that can result in, among other things, censure, fine, the issuance of cease-and-desist orders, prohibitions against engaging in some lines of business or the suspension or expulsion of an investment adviser. The requirements imposed by regulators are designed to ensure the integrity of the financial markets and not to protect Highbury stockholders.

        Governmental and self-regulatory organizations, including the SEC, the Financial Industry Regulatory Authority, or FINRA, and national securities exchanges, impose and enforce regulations on financial services companies. The types of regulations to which investment advisers and managers are subject are extensive and include, among other things: recordkeeping, fee arrangements, client disclosure, custody of customer assets, and the conduct of officers and employees.

        The regulatory environment in which Highbury and Aston operate is also subject to modifications and further regulations. Numerous bills have been introduced in Congress that, if enacted, could change the regulatory framework for the financial services industry in significant ways. New laws or regulations or changes in the enforcement of existing laws or regulations applicable to Highbury or Aston, including any changes stemming from the ongoing global credit crisis, may adversely affect Highbury's or Aston's business, and its ability to function in this environment depends on its ability to constantly monitor and react to these changes.

Highbury and Aston may face legal liability that may result in reduced revenues and profitability.

        In recent years, the volume of claims and amount of damages claimed in litigation and regulatory proceedings against financial services firms has been increasing. Aston's investment advisory contracts include provisions designed to limit Aston's exposure to legal claims relating to services, but these provisions may not protect Aston or may not be adhered to in all cases. The risk of significant legal liability is often difficult to assess or quantify and its existence and magnitude often remain unknown for substantial periods of time. As a result, Highbury and Aston may incur significant legal expenses in defending against litigation. Substantial legal liability or significant regulatory action against Highbury or Aston could materially adversely affect its business, financial condition or results of operations or cause significant harm to its reputation, which could seriously harm Highbury's business.

        There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and Highbury and Aston run the risk that employee misconduct could occur. It is not always possible to deter or prevent employee misconduct and the precautions Highbury and Aston take to prevent and detect this activity may not be effective in all cases.

Highbury faces strong competition from financial services firms, many of whom have the ability to offer clients a wider range of products and services than Highbury offers, which could lead to pricing pressures that could have a material adverse affect on its revenue and profitability.

        Highbury competes with other firms—both domestic and foreign—in a number of areas, including investment performance, the quality of its employees, transaction execution, products and services, innovation, reputation and price. Highbury also faces significant competition as a result of a recent trend toward consolidation in the investment management industry. In the past several years, there has been substantial consolidation and convergence among companies in this industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wide range of products such as loans, deposit-taking, insurance, brokerage, investment management and investment banking services, which may enhance their competitive positions. They also have the ability to support investment management activity with commercial banking, investment banking, insurance and other financial services revenue in an effort to gain market share, which could result in pricing pressure on Highbury's business. Highbury believes, in light of increasing industry consolidation, that competition will continue to increase from providers of financial services products. Highbury may fail to attract new business and may lose clients if, among other reasons, it is not able to compete effectively.

Aston's investment advisory contracts are subject to termination by clients on short notice. Termination of a significant number of investment advisory contracts will have a material impact on Highbury's results of operations.

        Aston derives almost all of its revenue from investment advisory contracts with the Aston funds. These contracts are terminable by the fund trustees without penalty upon relatively short notice (generally not longer than 60 days). Aston cannot be certain that it will be able to retain the Aston funds as clients. Because the Aston funds all have the same trustees, it is possible that all of the contracts with them could be terminated simultaneously. If the trustees of the Aston funds terminate Aston's investment advisory contracts Highbury would lose substantially all of its revenues.

If Aston is forced to compete on the basis of price, it may not be able to maintain its current fee structure.

        The investment management business is highly competitive and has relatively low barriers to entry. If Aston is forced to compete on the basis of price, it may not be able to maintain its current fee structure. Although Aston's investment management fees vary from product to product, historically the acquired business competed more on the performance of its products than the level of its investment management fees relative to those of its competitors. In recent years, however, there has been a trend toward lower fees in the investment management industry. In order to maintain its fee structure in a competitive environment, Aston must be able to continue to provide clients with investment returns and services that make investors willing to pay its fees. In addition, the board of trustees of the Aston funds must make certain findings as to the reasonableness of these fees. Highbury cannot be certain that Aston will succeed in providing investment returns and service that will allow it to maintain its current fee structure. Fee reductions on existing or future new business could have an adverse effect on Highbury's profit margins and results of operations.

Termination of Aston's sub-advisory contracts could have a material adverse impact on the Aston funds' performance, and consequently, on Highbury's revenues and operating results.

        As of September 30, 2009, Aston managed 24 mutual funds, comprised of 23 equity funds and one fixed income fund, with approximately $6.0 billion of total mutual fund assets under management. As of September 30, 2009, Aston utilized 15 different entities to manage the funds, of which five were current or former affiliates of ABN AMRO and 10 were independent. The sub-advisory contracts with

ABN AMRO's current and former affiliates, which are not terminable by the sub-advisers until November 30, 2011, include limited non-compete provisions and certain capacity guarantees in appropriate products to benefit the acquired business. While these arrangements are intended to ensure that the investment philosophy and process guiding the mutual funds in the future are consistent with their historical investment philosophy and process, there can be no assurances that these arrangements will remain in place. The sub-advisory agreements with the 10 independent sub-advisors are terminable by the sub-advisors at any time. If one or more of these sub-advisory contracts is terminated, it could have a material adverse impact on the Aston funds' performance and on Highbury's revenues and operating results.

Aston depends on third-party distribution channels to market its investment products and access its client base. A substantial reduction in fees from assets under management generated by third-party intermediaries could have a material adverse effect on its business.

        The potential investor base for mutual funds and managed accounts is limited, and Aston's ability to distribute mutual funds and access clients for managed accounts is dependent on access to the distribution systems and client bases of national and regional securities firms, banks, insurance companies, defined contribution plan administrators and other intermediaries, which generally offer competing internally and externally managed investment products. For open-end funds, such intermediaries are paid for their services to fund stockholders, in part, through Rule 12b-1 fees. Rule 12b-1 fees are amounts designated by fund boards for promotions, sales, and certain other activities connected with the distribution of the fund's shares. Access to such distribution systems and client bases is substantially dependent upon Aston's ability to receive Rule 12b-1 fees from Aston's funds. If regulatory initiatives prohibit or limit the imposition of Rule 12b-1 or similar fees, Aston's access to these distribution systems and client bases may be foreclosed in the future. To a lesser extent, the managed account business depends on referrals from financial planners and other professional advisers, as well as from existing clients. Highbury cannot ensure that these channels and client bases will continue to be accessible to Aston. The inability to have such access could have a material adverse effect on Highbury's earnings.

        A significant portion of Aston's assets under management in recent years has been accessed through intermediaries. As of September 30, 2009, substantially all of the assets under management of Aston were attributable to accounts that it accessed through third-party intermediaries. These intermediaries generally may terminate their relationships on short notice. Loss of any of the distribution channels afforded by these intermediaries, and the inability to access clients through new distribution channels, could decrease assets under management and adversely affect Aston's results of operations and growth. If any of these intermediaries were to cause their customers to withdraw all or a significant portion of these assets, Highbury's revenue could decrease materially.

A change of control of Highbury would automatically terminate its investment management agreements and replacement agreements require approvals of clients, their boards and, in some cases, their stockholders.

        Under the Investment Company Act, an investment management agreement with a fund must provide for its automatic termination in the event of its assignment. Under the Investment Advisers Act, a client's investment management agreement may not be "assigned" by the investment adviser without the client's consent. An investment management agreement is considered under both acts to be assigned to another party when a controlling block of the adviser's securities is transferred. Highbury cannot be certain that clients, their boards and their stockholders will approve new agreements. However, in connection with the merger, the sub-advisors to certain Aston funds, Aston/Montag & Caldwell Growth Fund, the Aston/Optimum Mid Cap Fund, Aston/River Road Small Cap Value Fund and the Aston/TAMRO Small Cap Fund, have confirmed their willingness to renew their investment advisory contracts effective at the close of the merger. The sub-advisors for these funds agreed to renew their sub-advisory agreements on substantially the same terms, but individual funds have not entered (and cannot enter) into any such arrangement. Highbury cannot be certain that it will be able to retain all of the Aston funds as clients post-merger.

Investors in open-end funds can redeem their investments in these funds at any time without prior notice, which could adversely affect Highbury's earnings.

        Open-end fund investors may redeem their investments in those funds at any time without prior notice. Investors may reduce the aggregate amount of assets under management for any number of reasons, including, particularly in the current economic environment, to meet cash requirements, investment performance, changes in prevailing interest rates and financial market performance. Poor performance relative to other asset management firms tends to result in decreased purchases of mutual fund shares and increased redemptions of mutual fund shares. Cumulative net redemptions and negative market performance have reduced Aston's mutual fund assets under management from approximately $7.3 billion in mid-2004 to approximately $6.0 billion as of September 30, 2009. The pace of mutual fund redemptions may accelerate in a declining stock market. The redemption of investments in mutual funds managed by Aston would adversely affect Highbury's revenues, which are substantially dependent upon the assets under management in Aston's funds. If Aston experiences net redemptions of investments in the Aston funds, it would cause Highbury's revenues to decline, which could have a material adverse effect on Highbury's earnings.

Changes in investors' preference of investing styles could lead to a decline in Highbury's revenues and earnings.

        A decline in the investment performance of one or more of the Aston funds, due to market conditions or otherwise, may cause investors to redeem their shares in the funds. While the revenues of Aston are derived from numerous investment styles, the large capitalization growth style of investing accounts for approximately 46% of assets under management as of September 30, 2009. Large capitalization growth style implies a restriction imposed on the portfolio manager to select for investment by the fund predominantly equity securities of companies that have an average market capitalization of more than $10 billion and companies whose earnings are expected to grow at a rate that is above average for their industries or the overall market. If investor preferences were to turn away from the large capitalization growth style, investors may redeem their shares in these funds.

        If a change in investors' preference of investment styles were to cause Highbury's revenues to decline, it could have a material adverse effect on its earnings.

Loss of key employees could lead to the loss of clients, a decline in revenue and disruptions to Highbury's business.

        Aston's ability to attract and retain personnel is important to its ability to add new clients and maintain existing clients. The market for senior executives, qualified wholesalers, compliance professionals, marketing professionals, key managers at the sub-advisers and other professionals is competitive. Except as described below, Highbury does not have employment agreements with any of their executive officers and none of its executive officers is currently subject to a contractual restriction limiting his ability to compete or to solicit clients or employees. Also, Highbury believes its executive officers are compensated at below market rates in comparison to similarly situated executive officers in the industry. Such compensation may or may not be sufficient to retain these executive officers. As a result of these factors, Highbury may have a greater risk of losing one or more of its executive officers than other firms whose executive officers are subject to employment or restrictive covenant agreements or who pay their executive officers at market rates. Highbury and Aston may not be successful in recruiting and retaining the required personnel to maintain or grow Highbury's and Aston's business. Loss of a significant number of key personnel may lead to the loss of clients, a decline in revenue and disruptions to Highbury's and Aston's business.

        In connection with the merger, Stuart Bilton and Kenneth Anderson, both Highbury directors and Aston executives, entered into employment agreements with Highbury, Aston and Merger Sub, which become effective upon closing of the merger. The effectiveness of these employment agreements is a condition to closing the merger. Highbury, however, cannot be sure that other Aston executives will remain in place until or after the consummation of the-merger.

Any significant limitation or failure of Aston's software applications and other technology systems that are critical to its operations could constrain its operations.

        Aston is highly dependent upon the use of various proprietary and third-party software applications and other technology systems to operate the business. Aston uses its technology to, among other things, provide reports and other customer services to its clients. Any inaccuracies, delays or systems failures in these and other processes could subject Aston to client dissatisfaction and losses. Although Aston takes protective measures, its technology systems may be vulnerable to unauthorized access, computer viruses or other events that have a security impact, such as an authorized employee or vendor inadvertently causing Aston to release confidential information, which could materially damage Aston's operations or cause the disclosure or modification of sensitive or confidential information. Moreover, loss of confidential customer identification information could cause harm to Highbury's reputation.

        Aston relies heavily on software and technology that are licensed from, and supported, upgraded and maintained by, third-party vendors. The day-to-day mutual fund technology requirements of Aston are outsourced to PNC Global Investment Servicing Inc., including fund accounting, sub-administration and transfer agency functions. Although Aston has adopted business continuity procedures, a suspension or termination of the technology and services provided by PNC Global Investment Servicing Inc. or certain other licenses or the related support, upgrades and maintenance could cause temporary system delays or interruption. Potential system failures or breaches and the cost necessary to correct them could result in material financial loss, regulatory action, breach of client contracts, reputational harm or legal claims and liability, which in turn could negatively impact Highbury's revenues and income.

The loss of any significant client, or adverse developments with respect to the financial condition of any significant client could reduce Highbury's revenue.

        The Aston funds account for approximately 97% of Highbury's assets under management as of September 30, 2009. Because all these funds have the same trustees, it is possible that the contracts with them could be terminated simultaneously. Of these 24 funds, the Aston/Montag & Caldwell Growth Fund, the Aston/Optimum Mid Cap Fund, the Aston/TAMRO Small Cap Fund and the Aston/River Road Small Cap Value Fund account for approximately 37%, 18%, 15% and 10%, respectively, of the revenues of Aston in the month of September 2009. These various client concentrations leave Highbury vulnerable to any adverse change in the financial condition of any of these major clients. The loss of any of these relationships may have a material adverse impact on revenues.

Difficult market conditions may adversely affect Highbury's ability to execute its business model, which could materially reduce revenue and cash flow and adversely affect its business, results of operations or financial condition.

        Highbury's business is materially affected by conditions in the U.S. and global financial markets. Economic conditions are outside its control, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation), commodity prices, and political circumstances (including wars, terrorist acts or security operations). These factors may affect the level and volatility of securities prices and the liquidity and value of investments, and Highbury may not be able to or may choose not to manage its exposure to these market conditions. A general market downturn, or a specific market dislocation, may result in lower net inflows or net outflows and lower returns for Aston, which would adversely affect Highbury's revenues. The recent global financial crisis has caused a significant decline in the value and liquidity of many securities.

Risks Related to the Structure of Highbury's Business

The agreed-upon expense allocation under Highbury's revenue sharing arrangement with Aston may not be large enough to pay for all of Aston's operating expenses.

        Pursuant to the management agreement of Aston currently in effect, Highbury receives a specified percentage of Aston's gross revenue, and a percentage of revenue is retained to pay Aston's operating expenses. The management agreement may not properly anticipate or reflect possible changes in Aston's revenue and expense base, and the agreed-upon expense allocation may not be large enough to pay for all of Aston's operating expenses. Highbury may elect to defer the receipt of its share of Aston's revenue to permit Aston to fund such operating expenses, or Highbury may restructure its relationship with Aston with the aim of maximizing the long-term benefits to Highbury. Highbury cannot be certain, however, that any such deferral or restructured relationship would be of any greater benefit. Such a deferral or restructured relationship might have an adverse effect on Highbury's near-term or long-term profitability and financial condition.

The failure to receive regular distributions from Aston will adversely affect Highbury. In addition, Highbury's holding company structure results in substantial structural subordination that may affect its ability to make payments on its obligations.

        Because Highbury is a holding company, it receives substantially all of its cash flow from distributions made by Aston. Aston's payment of distributions to Highbury may be subject to claims by Aston's creditors and to limitations applicable to Aston under federal and state laws, including securities and bankruptcy laws. Additionally, Aston may default on some or all of the distributions that are payable to Highbury. As a result, Highbury cannot guarantee it will always receive these distributions from Aston. The failure to receive the distributions to which Highbury is entitled would adversely affect Highbury, and may affect its ability to make payments on its obligations.

        Highbury's right to receive any assets of Aston upon its liquidation or reorganization, and thus the right of Highbury stockholders to participate in those assets, typically would be subordinated to the claims of Aston's creditors. In addition, even if Highbury were a creditor of Aston, Highbury's rights as a creditor would be subordinated to any security interest and indebtedness of Aston that is senior to Highbury.

Aston's autonomy limits Highbury's ability to alter its day-to-day activities, and Highbury may be held responsible for liabilities it incurs.

        Highbury generally is not directly involved in managing Aston's day-to-day activities, including satisfaction of the contractual terms of the advisory, sub-advisory and other contracts, product development, client relationships, compensation programs and compliance activities. Highbury's financial condition and results of operations may be adversely affected by problems stemming from the day-to-day operations of Aston.

        In addition, Highbury may be held liable in some circumstances as a control person for the acts of Aston or its employees. For example, if Highbury exercises or refuses to exercise its approval right as the manager member to settle potential litigation and does not use due care in exercising this authority or Aston issues securities in violation of laws, Highbury may be exposed to liability related to Aston's actions. Highbury may have to defend claims that exceed the limits of available insurance coverage. Furthermore, insurers may not remain solvent, meet their obligations to provide coverage, or coverage may not continue to be available with sufficient limits and at a reasonable cost. A judgment against

Highbury or Aston in excess of available insurance coverage could have a material adverse effect on Highbury.

Risks Related to Ownership of Highbury Common Stock

Highbury securities are quoted on the OTC Bulletin Board, which limits the liquidity and price of its securities more than if its securities were quoted or listed on another national exchange.

        Highbury securities are traded in the over-the-counter market. They are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities sponsored and operated by FINRA. Quotation of Highbury's securities on the OTC Bulletin Board limits the liquidity and price of its securities more than if its securities were quoted or listed on another national exchange. Lack of liquidity limits the price at which you are able to sell Highbury's securities or your ability to sell its securities at all.

The market price for Highbury common stock could be volatile and could decline, resulting in a substantial or complete loss of your investment.

        The stock markets on which Highbury common stock trades have experienced significant price and volume fluctuations. As a result, the market price of Highbury common stock could be similarly volatile and investors in Highbury common stock may experience a decrease in the value of their shares, including decreases unrelated to the operating performance of Highbury or Aston. The price of Highbury common stock could be subject to wide fluctuations in response to a number of factors, including:

  •
  Highbury's operating performance and the performance of other similar companies;

  •
  actual or anticipated differences in Highbury's operating results;

  •
  changes in Highbury's revenues or earnings estimates or recommendations by securities analysts;

  •
  publication of research reports about Highbury or its industry by securities analysts;

  •
  additions and departures of key personnel;

  •
  speculation in the press or investment community;

  •
  actions by institutional or other stockholders;

  •
  changes in accounting principles;

  •
  terrorist acts; and

  •
  general market conditions, including factors unrelated to Highbury's performance.

Anti-takeover defense provisions in Highbury's Charter and By-laws, and Highbury's rights agreement, may deter potential acquirers and depress the price of Highbury common stock.

        Because Highbury is a Delaware corporation, the anti-takeover provisions of the DGCL could make it more difficult for a third party to acquire control of Highbury, even if the change in control would be beneficial to stockholders. Highbury is subject to the provisions of Section 203 of the DGCL which prohibits it from engaging in certain business combinations, unless the business combination is approved in a prescribed manner. In addition, Highbury's charter and by-laws contain certain provisions that may make a third-party acquisition difficult, including (i) its board of directors is classified, (ii) its board of directors may issue preferred stock with such voting power, designations, preferences or other rights and such qualifications, limitations and restrictions as it may choose and as may be permitted by the DGCL, (iii) advance notice provisions for the nomination of directors and the proposal of other matters to be considered at the annual meeting of stockholders, (iv) its stockholders may not call a special meeting of stockholders, and (v) vacancies in its board of directors may be filled only by its board of directors.

        On August 10, 2009, Highbury's board of directors declared a dividend of one preferred share purchase right, for each outstanding share of Highbury common stock. In connection with the issuance of the preferred share purchase right, Highbury entered into a rights agreement which describes and sets forth the terms of the preferred share purchase right.

        Section 203 of the DGCL, the provisions of Highbury's charter and by-laws and the outstanding preferred share purchase right may deter potential acquirers or investors, discourage certain types of transactions in which Highbury stockholders might otherwise receive a premium for their shares over then current market prices, and limit the ability of Highbury's stockholders to approve transactions that they think may be in their best interests.

Highbury executive officers and directors and their respective affiliates own a large percentage of Highbury common stock and could limit stockholders' influence on corporate decisions and the merger.

        As of                        , 2010 (the record date), Highbury's executive officers and directors and their respective affiliates own, in the aggregate, shares of common stock representing approximately        % of the voting power of outstanding common stock. In addition, the holders of Series B preferred stock, which are all affiliates of and controlled by employees of Aston, including Stuart D. Bilton and Kenneth C. Anderson who are two of Highbury's directors, are entitled to (i) elect 25% of Highbury's board of directors voting separately as a class and (ii) vote on certain matters, including a merger or consolidation of Highbury with or into another entity as a result of which all of Highbury common stock is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, a sale of all or substantially all of Highbury's assets, Highbury's dissolution or an amendment to the charter, as a single class with the holders of shares of Highbury common stock. As of                        , 2010 (the record date), with respect to matters that the holders of the Series B preferred stock have the right to vote on, Highbury's executive officers and directors and their respective affiliates own, in the aggregate, shares of common stock representing approximately        % of the voting power of Highbury's outstanding stock entitled to vote on such matters. In connection with the merger, these directors and officers will receive their pro rata portion of the merger consideration with respect to their shares of Highbury common stock (including common stock issued either upon exchange for shares of Highbury Series B preferred stock or upon exercise of Highbury warrants) and will receive a pro rata portion of the special dividend anticipated to be declared by the Highbury board of directors and payable on the closing date of the merger.

        Should some of these stockholders act together, they would be able to exert influence on all matters requiring approval by Highbury's stockholders, including mergers, sales of assets, and other significant corporate transactions. The interests of these stockholders may not always coincide with Highbury's corporate interests or the interests of other stockholders, and they may act in a manner with which you may not agree or that may not be in the best interests of Highbury's other stockholders. In connection with entering into the merger agreement, stockholders representing approximately      % (as of the record date) of the voting power of the shares entitled to vote on the merger agreed, subject to the terms of the voting agreements described in this proxy statement/prospectus in the section entitled "The Voting Agreements" beginning on page 147, to vote all shares of Highbury common stock and Series B preferred stock beneficially owned by them in favor of the merger. In addition, Peerless, together with certain of its affiliates, held, as of the record date, approximately      % of the voting power of the shares entitled to vote on the merger and has agreed to vote all of its shares in accordance with the recommendation of the Highbury board of directors on the proposed merger.

Risks If the Adjournment Proposal Is Not Approved

If an insufficient number of votes is obtained at the special meeting to authorize the merger and the adjournment proposal is not approved, Highbury's board of directors will not have the ability to adjourn the special meeting of Highbury stockholders to a later date in order to solicit further votes, and, therefore, the merger will not be approved.

        Highbury's board of directors is seeking approval to adjourn the special meeting of Highbury stockholders to a later date or dates if, at the special meeting of Highbury stockholders, based upon the tabulated votes, there are insufficient votes to approve the merger proposal. If the adjournment proposal is not approved, Highbury's board of directors will not have the ability to adjourn the special meeting of Highbury stockholders to a later date and, therefore, will not have more time to solicit additional votes to approve the merger proposal.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the other documents incorporated by reference herein include or may include statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify forward-looking statements by the use of the words "believe," "expect," "estimate," "intend," "assume," "project" and other similar expressions which predict or indicate future events and trends and which do not relate to historical matters. Forward-looking statements also include statements regarding the expected benefits of the proposed merger and the estimated amount of the special dividend.

        Forward-looking statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

  •
  developments beyond the companies' control, including but not limited to: changing conditions in global financial markets generally and in the equity markets particularly, and a decline or a lack of sustained growth in these markets may result in decreased advisory fees or performance fees and a corresponding decline (or lack of growth) in one or both companies' operating results and cash flow;

  •
  Aston's operating results and expenses, including transaction expenses, both of which will affect the amount of funds available for the special dividend;

  •
  the possibility of disruption from the merger making it more difficult to maintain business and operational relationships;

  •
  competition and consolidation within the asset management industry;

  •
  the possibility that the merger does not close, including but not limited to, due to the failure to satisfy the closing conditions;

  •
  legal or regulatory proceedings, including but not limited to litigation arising out of the proposed merger, or other matters that affect the timing or ability to complete the transactions as contemplated; and

  •
  those certain other factors discussed under the caption "Risk Factors" beginning on page 23 of this proxy statement/prospectus.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Neither AMG nor Highbury undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

        The inclusion of Highbury's financial projections and AMG's publicly available consensus estimated financial projections under the headings "Opinion of Highbury's Financial Advisor—Discounted Cash Flow Analysis" and "Opinion of Special Committee's Financial Advisory—Highbury Net Present Value Analysis" in this proxy statement/prospectus should not be regarded as an indication that Highbury's board of directors, the special committee, AMG or any other recipient of the information considered, or now considers, them to be a reliable prediction of future results, or, in AMG's case, an endorsement of such consensus estimates. Neither Highbury's nor AMG's financial projections were prepared with a view towards public disclosure or with a view to complying with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or with GAAP. Neither Highbury's nor AMG's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Neither Highbury nor AMG is under any obligation, and expressly disclaims any intention or obligation, to update or revise the Highbury or AMG financial projections presented, whether as a result of new information, future events or otherwise, except as required by applicable law.

        AMG and Highbury provide no assurance that the assumptions made in preparing the financial projections will prove accurate or that actual results will be consistent with these financial projections. Projections of this type involve significant risks and uncertainties, should not be read as guarantees of future performance or results and will not necessarily be accurate indicators of whether or not such results will be achieved. A number of factors could cause actual results to differ materially from the Highbury or AMG financial projections presented, including but not limited to industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the company's business, financial condition or results of operations, including but not limited to the factors described above, post-merger.

 INFORMATION ABOUT HIGHBURY

Business of Highbury

General

        Highbury is a Delaware corporation formed on July 13, 2005 as an investment management holding company providing permanent capital solutions to mid-sized investment management firms. Traditionally, Highbury pursued acquisition opportunities and sought to establish accretive partnerships with high quality investment management firms. In July 2009, Highbury's board of directors suspended its pursuit of acquisition opportunities other than add-on acquisitions for Aston and began evaluating strategic alternatives.

Aston Business Strategy

        Aston, a 100%-owned subsidiary of Highbury, is a platform for internal growth and add-on acquisitions. Aston was formed by Highbury for the purpose of acquiring the U.S. mutual fund business of ABN AMRO. Aston is a registered investment adviser and the investment manager for a family of 24 no-load mutual funds and a limited number of separately managed accounts. Aston's mutual fund platform is built upon providing investment advisory, sales, marketing, compliance, finance, operations and administration resources to mutual funds using sub-advisers that produce institutional quality investment products. Pursuant to the asset purchase agreement dated as of April 20, 2006 among Highbury, Aston and ABN AMRO, ABN AMRO Investment Fund Services, Inc., ABN AMRO Asset Management, Inc., Montag & Caldwell, Inc., Tamro Capital Partners LLC, Veredus Asset Management LLC, and River Road Asset Management, LLC, collectively referred to herein as the Aston Sellers, on November 30, 2006, Highbury acquired substantially all of the Aston Sellers' business of providing investment advisory, administration, distribution and related services to the U.S. mutual funds specified in the asset purchase agreement. Until August 10, 2009 and pursuant to the limited liability company agreement of Aston which Highbury entered into with Aston and members of the Aston management team, 72% of the revenues, which is referred to as the operating allocation in this proxy statement/prospectus, of Aston is used to pay operating expenses of Aston, including salaries and bonuses of all employees of Aston (including the Aston management members). The remaining 28% of the revenues, or owners' allocation, of Aston is allocated to Highbury.

        On August 10, 2009, Highbury entered into a first exchange agreement with the holders of Aston Series B limited liability company interests and Aston's management members (8 employees of Aston), who owned interests in certain holders of Aston Series B limited liability company interests and are employees of Aston. Pursuant to the terms of the first exchange agreement, the holders of Aston Series B limited liability company interests exchanged their units for shares of Highbury Series B preferred stock. The holders of the Highbury Series B preferred stock are referred to as the Series B Investors in this proxy statement/prospectus. The result was that as of August 10, 2009 Aston became 100% owned by Highbury. Prior to August 10, 2009, Highbury owned 65% of the membership interests of Aston and the management members owned 35% of the membership interests of Aston. On August 10, 2009, Highbury and the Series B Investors also entered into an investor rights agreement which granted the Series B Investors certain registration rights and placed certain restrictions on the transfer of Highbury Series B preferred stock.

        In connection with the first exchange agreement, Highbury entered into a management agreement with the former management members and Aston which delegates certain powers to a management committee composed initially of certain former management members to operate the business of Aston. Pursuant to the management agreement, the operating allocation of Aston is 72% of Aston's total revenues net of sub-administrative fees and may be allocated by Aston's management committee to pay the operating expenses of Aston, including salaries and bonuses. In addition, the remaining 28% of Aston's total revenues net of sub-administrative fees is paid to Highbury as the sole owner of the business. Highbury's contractual share of revenues has priority over any payment of the operating allocation. Any reduction in revenues to be paid to Highbury as a result of operating expenses exceeding the operating allocation is required to be paid to Highbury out of future operating allocation before any compensation may be paid to management.

        On September 14, 2009 Highbury entered into (i) a second exchange agreement with the Series B Investors pursuant to which the Series B Investors agreed to exchange up to 36% of their shares of Highbury Series B preferred stock to Highbury for up to 1,620,000 shares of common stock of Highbury and (ii) an amended and restated investors rights agreement.

        In connection with the signing of the merger agreement, Highbury and each of the Series B Investors entered into a new exchange agreement, dated as of December 12, 2009, pursuant to which the Series B Investors will exchange all of their shares of Series B preferred stock for newly issued shares of Highbury common stock immediately prior to the effective time of the merger.

        In connection with the signing of the merger agreement, Highbury, Aston, and the Series B Investors also entered into a termination agreement, dated as of December 12, 2009, pursuant to which the first exchange agreement, the second exchange agreement, the amended and restated investor rights agreement and the management agreement will each terminate effective immediately prior to the effective time of the merger.

        In addition, in connection with the signing of the merger agreement, Aston, Merger Sub and certain members of the Aston management team, including Messrs. Bilton and Anderson, Highbury directors, entered into the LP Agreement to be effective immediately prior to the effective time of the merger. Pursuant to the terms of the LP Agreement, immediately prior to the effective time of the merger, Aston will be converted into a limited partnership under the Delaware Revised Uniform Partnership Act and the Delaware Limited Liability Company Act and will operate under the LP Agreement with Merger Sub as the general partner and the Aston management employees as limited partners. Under the LP Agreement, 67% of Aston's revenues will be allocated for use by Aston management to pay the operating expenses of Aston, including salaries and bonuses. The remaining 33% of the revenues of Aston will be allocated to the owners of Aston as the Owners' Allocation. Of the 33% Owners' Allocation, 28% of Aston revenues is first allocated to AMG through Merger Sub and, second, to the extent available, the remaining 5% of Aston revenues is allocated among the management limited partners as a group, including 1.7% of Aston revenue to Mr. Bilton and 1.3% of Aston revenue to Mr. Anderson.

        As of September 30, 2009, Aston managed approximately $6.0 billion in total assets, including mutual fund and separate account assets under management. Aston provides investment advisory services to the Aston funds. As of September 30, 2009, the Aston funds were comprised of 24 no-load mutual, including 23 equity funds and one fixed income fund, with approximately $6.0 billion in mutual fund assets under management. The Aston funds account for approximately 97% of Aston's assets under management. The mutual fund assets have historically grown internally, through market appreciation and net positive asset flows, from approximately $100 million in assets under management in 1993 to $7.3 billion at its peak in mid-2004, although since 2004 cumulative net redemptions and negative market appreciation have reduced the mutual fund assets to approximately $6.0 billion as of September 30, 2009. Aston also advises approximately $160 million of assets under management in separate accounts as of September 30, 2009. In managing historical growth and planning for future growth, Aston is guided by the following business strategies.

Maintain and Improve Investment Performance

        Aston has a long-term record of achieving competitive, risk-adjusted returns on the mutual funds managed by its sub-advisers based on ratings from Morningstar RatingsTM. As of September 30, 2009, 14 of the mutual funds carried at least a three-star rating from Morningstar RatingsTM, including eight four-star funds. These ratings are based on past performance, which may not be predictive of future results. Aston's key strategy is to maintain and improve its investment performance by actively monitoring its sub-advisers to ensure consistent application of the specifically mandated investment philosophy and process while the sub-advisers actively manage Aston's portfolios to achieve distinct balances of risk and reward. In terms of improving performance, Aston seeks to partner with additional investment managers with proven track records as well as provide additional support to its current sub-advisers in order to improve the sub-advisers' ability to generate competitive returns while maintaining acceptable levels of risk for clients.

        Morningstar RatingsTM are a standard performance measure used in the mutual fund industry to evaluate the relative performance of similar mutual funds. Aston believes that many investors rely heavily on Morningstar RatingsTM to select mutual funds in which to invest. As a result, Aston regularly uses Morningstar RatingsTM to evaluate the relative performance of its mutual funds. For each fund with at least a three-year history, Morningstar calculates a Morningstar RatingTM based on a Morningstar risk-adjusted return measure that accounts for variation in a fund's monthly performance (including the effects of sales charges, loads and redemption fees), placing more emphasis on downward variations and rewarding consistent performance. The top 10% of funds in each category receive five stars, the next 22.5% receive four stars, the next 35% receive three stars, the next 22.5% receive two stars and the bottom 10% receive one star. (Each share class is counted as a fraction of one fund within this scale and rated separately, which may cause slight variations in the distribution percentages.) The overall Morningstar RatingTM for a fund is derived from a weighted average of the performance figures associated with its 3-, 5- and 10-year (if applicable) Morningstar RatingTM metrics.

Selectively Expand Aston's Investment Strategies

        Since the introduction of its first equity funds in 1993, Aston has expanded its product offerings to include multiple strategies within the equity and fixed income asset classes. Historically, Aston has entered into sub-advisory agreements with qualified sub-advisers to create new products in response to demand in the market. Aston intends to continue to expand selectively its investment strategies where it believes the application of its core competencies and process can produce attractive risk-adjusted returns. Aston believes that by doing so it can enhance its ability to increase assets under management as well as augment and further diversify its sources of revenue.

Selectively Expand Aston's Products and Distribution Relationships

        Aston strives to develop investment products and distribution channels that best deliver its strategies to clients of the Aston funds. It seeks continued opportunities to expand its investment products and relationships for the delivery of these products. The combination of capacity and established investment performance track records creates potential to drive future growth. For example, Aston's client relationship management team continuously identifies sources of demand for the funds working closely with a broad network of consultants and financial planners and providing information regarding Aston's investment strategies and performance. Aston also continuously expands existing relationships and initiates new relationships within a variety of channels for mutual funds, including 401(k) platforms, fund supermarkets, broker dealers and financial planners. These third party distribution resources support a variety of defined contribution plans and independent financial advisers with demand for the quality institutional investment styles of Aston.

        Aston's sales force includes 17 sales and client service professionals as of September 30, 2009, which provide Aston with national distribution for new and existing products. Aston's status as an independent, open-architecture platform enables it to incubate new products with a variety of investment management firms, regardless of their affiliations. Open-architecture refers to an investment platform that can distribute investment products that are advised or sub-advised by other firms. Aston's flexibility allows it to establish additional mutual funds and new product lines with a broad range of existing and new sub-advisers.

        Aston is currently evaluating additional business lines that may offer opportunities for growth. Between November 30, 2006 and September 30, 2009, Aston created 14 new funds. These funds are included in the table set forth below in the section entitled "Investment Products." Over the same period, Aston closed or merged nine mutual funds as a result of poor investment performance, portfolio manager turnover or other reasons. Aston intends to manage its family of mutual funds in response to client demands and may open new funds or close existing funds over time, as appropriate. Aston intends to develop a full suite of open-end investment products in order to offer clients a diversified portfolio of investment options.

Build Aston as a Brand Name

        The growth of what is now Aston occurred under the Alleghany Corporation, which is referred to as Alleghany in this proxy statement/prospectus, and the Aston Sellers' brands. With the addition of the Aston brand, co-branded with outstanding institutional sub-advisers, Aston intends to build upon the historical success of the acquired business' strategy to enhance the credibility, reputation and acceptance of the Aston brand name.

Mutual Fund Assets Under Management

        The following chart displays the amount, since inception, of Aston's mutual fund assets under management (in billions) as of December 31 for each calendar year prior to 2009 and as of September 30, 2009. The chart does not include Aston's separate account assets under management.

Investment Products

        Aston markets its investment services to its clients through a variety of funds designed to suit a client's individual investment needs. The acquired business introduced its first mutual fund in 1993, and as of September 30, 2009 Aston managed 24 no-load mutual funds, comprised of 23 equity funds and one fixed income fund, with approximately $6.0 billion of mutual fund assets under management. The open-architecture platform utilized 15 different entities to manage the funds, as of September 30, 2009.

Fees and Revenues

        Aston generates revenue by charging mutual funds an advisory fee and an administrative fee based on a percentage of invested assets. A portion of the fees are paid to the sub-advisers, to a third-party sub-administrator and to third-party distribution partners. Each fund typically bears all expenses associated with its operation and the issuance and redemption of its securities. In particular, each fund pays investment advisory fees (to Aston), stockholder servicing fees and expenses, fund accounting fees and expenses, transfer agent fees, custodian fees and expenses, legal and auditing fees, expenses of preparing, printing and mailing prospectuses and stockholder reports, registration fees and expenses, proxy and annual meeting expenses and independent trustee fees and expenses. Aston has agreed with newly organized funds that their expenses will not exceed a specified percentage of their net assets during an initial operating period. Aston absorbs all advisory fees and other mutual fund expenses in excess of these self-imposed limits in the form of expense reimbursements or fee waivers and collects as revenue the advisory fee less reimbursements and waivers. As of September 30, 2009, Aston was reimbursing 14 mutual funds whose expenses exceed the applicable expense cap. The Aston/Montag & Caldwell Growth Fund, the Aston/Optimum Mid Cap Fund, the Aston/TAMRO Small Cap Fund and the Aston/River Road Small Cap Value Fund accounted for approximately 37%, 16%, 15% and 10%, respectively, of the revenues of Aston in the month of September 2009. The following table sets forth the inception date, assets under management, Morningstar category, overall Morningstar RatingTM and the expense reimbursement status for each mutual fund managed as of September 30, 2009. These ratings are based on past performance, which may not be predictive of future results.

Fund	Inception	Assets Under Management (in millions)	Morningstar Category	Morningstar RatingTM	Currently in Reimbursement?
Equity Funds:
Aston/Montag & Caldwell Growth	1994	$2,483	Large Growth	****	No
Aston/Optimum Mid Cap	1994	1,000	Mid-Cap Blend	****	No
Aston/TAMRO Small Cap	2000	821	Small Blend	****	No
Aston/River Road Small Cap Value	2005	503	Small Value	***	No
Aston Value	1993	231	Large Value	****	Yes
Aston Growth	1993	205	Large Growth	***	No
Aston/River Road Small-Mid Cap Fund	2007	216	Small Value	—	No
Aston/Veredus Select Growth	2001	94	Large Growth	***	No
Aston/River Road Dividend All Cap	2005	163	Mid Value	****	No
Aston/Veredus Aggressive Growth	1998	54	Small Growth	***	Yes
Aston/Fortis Real Estate	1997	27	Real Estate	***	Yes
Aston/Montag & Caldwell Balanced	1994	18	Moderate Allocation	****	Yes
Aston Balanced	1995	17	Moderate Allocation	***	No
Aston/M.D. Sass Enhanced Equity	2008	21	Long-Short	—	Yes
Aston/New Century Absolute Return ETF	2008	18	Moderate Allocation	—	No
Aston/Dynamic Allocation	2008	39	Conservative Allocation	—	Yes
Aston/TAMRO Diversified Equity	2000	11	Large Blend	****	Yes
Aston/Neptune International	2007	11	Foreign Large Growth	—	Yes
Aston/Barings International	2007	29	Foreign Large Blend	—	Yes
Aston/Optimum Large Cap Opportunity	2006	4	Large Growth	—	Yes
Aston/Montag & Caldwell Mid Cap Growth	2007	3	Mid-Cap Growth	—	Yes
Aston/Lake Partners LASSO Alternatives	2009	1	Long-Short	—	Yes
Aston/Cardinal Mid Cap Value	2007	1	Mid Value	—	Yes

Total Equity Funds		$5,969
Fixed Income Funds:
Aston/TCH Fixed Income	1993	$67	Intermediate-Term Bond	****	Yes

Total Fixed Income Funds		$67

Total Funds		$6,036

Distribution

        Each of the Aston funds has a distinct investment objective that has been developed to provide a broad, comprehensive selection of investment opportunities. This strategy gives Aston access to many possible customers and distribution channels. Aston distributes the Aston funds to individuals and institutions. While institutions may invest directly through Aston, individuals generally purchase shares through retail financial intermediaries. All Aston funds are sold exclusively on a no-load basis, i.e., without a sales commission. No-load mutual funds offer investors a low-cost and relatively easy method of investing in a variety of stock and bond portfolios. Aston's "N" class of fund shares is sold through financial intermediaries. Those "N" class shares incur an additional annual expense equal to

0.25% of the fund's assets under management which is payable to the financial intermediaries for distribution and recordkeeping. The institutional "I" class of fund shares, however, bears no such fee.

        Aston pays all of the advertising and promotion expenses for the Aston funds and receives reimbursement from the Aston funds pursuant to a 12b-1 plan. This reimbursement mitigates, but does not completely offset, the advertising and promotional expenses. These expenses include advertising and direct mail communications to potential fund stockholders as well as a substantial staff and communications capability to respond to investor inquiries. Marketing efforts have traditionally been focused on fee-based intermediaries, including due diligence teams, brokers, advisers, financial planners and consultants. However, the independent registered advisory channel as well as the 401(k) channel are also a specific focus. Aston has a significant focus on marketing efforts directed toward participant-directed defined contribution plans such as 401(k) plans that invest in mutual funds. Advertising and promotion expenditures vary over time based on investor interest, market conditions, new investment offerings and the development and expansion of new marketing initiatives.

Technology and Intellectual Property

        The day-to-day mutual fund technology requirements of Aston are outsourced to PNC Global Investment Servicing Inc., including fund accounting, sub-administration, custody and transfer agency functions. Sub-administration is the provision of services related to the administration of a mutual fund on an out-sourced basis. Aston also utilizes a web based CRM system, which maintains contact information of both clients and prospects and is hosted by interlink ONE, Inc. Aston's website is hosted by Sysys Corporation.

Competition

        Highbury and Aston face substantial competition in every aspect of their businesses. Competitive factors affecting Aston's business include brand recognition, business reputation, investment performance, quality of service and the continuity of client relationships. Fee competition also affects the business, as does compensation, administration, commissions and other expenses paid to intermediaries.

        Performance and price are the principal methods of competition for Aston. Prospective clients and mutual fund stockholders will typically base their investment decisions on a fund's ability to generate returns that exceed a market or benchmark index, i.e. its performance, and on its fees, i.e. its price. Individual mutual fund investors may also base their investment decisions on the ability to access the mutual funds Aston manages through a particular distribution channel. Institutional clients are often advised by consultants who may include other factors in their decisions for these clients.

        Highbury and Aston compete with a large number of global and U.S. investment advisers, commercial banks, brokerage firms and broker-dealers, insurance companies and other financial institutions. Aston is considered a small to mid-sized investment advisory firm. Many competing firms are parts of larger financial services companies and attract business through numerous means including retail bank offices, investment banking and underwriting contacts, insurance agencies and broker-dealers. U.S. banks and insurance companies have entered into affiliations with securities firms which has accelerated consolidation within the investment advisory and financial services businesses. It has also increased the variety of competition for traditional investment advisory firms with businesses limited to investing assets on behalf of institutional and individual clients. Foreign banks and investment firms have also entered the U.S. investment advisory business, either directly or through partnerships or acquisitions. A number of factors serve to increase Highbury's and Aston's competitive risks, including:

  •
  some of Aston's competitors have greater capital and other resources, and offer more comprehensive product and service lines than Aston;

  •
  consolidation within the investment management industry, and the securities industry in general, has served to increase the size and strength of a number of our competitors;

  •
  there are relatively few barriers to entry by new investment management firms, and the successful efforts of new entrants, including major banks, insurance companies and other financial institutions, have resulted in increased competition; and

  •
  other industry participants will from time to time seek to recruit Aston's employees away from Aston.

        These factors and others could place Aston at a competitive disadvantage. This could reduce Aston's revenues and earnings and materially adversely affect its business. If the funds have poor investment performance relative to their peers, they could lose existing clients and may be unable to attract new clients. Aston cannot be sure its strategies and efforts to maintain its existing assets and attract new business will be successful.

        In order to grow the business, Aston must be able to compete effectively for assets under management. Specifically, Aston competes principally on the basis of:

  •
  investment performance;

  •
  quality of service provided to clients;

  •
  brand recognition and business reputation;

  •
  continuity of client relationships and of assets under management;

  •
  continuity of its selling arrangements with intermediaries;

  •
  continuity of advisory or sub-advisory agreements with excellent managers;

  •
  the range of products offered;

  •
  level of fees and commissions charged for services; and

  •
  level of expenses paid to financial intermediaries related to administration and/or distribution.

        Historically, Aston succeeded in growing aggregate assets under management by focusing on investment performance and client service and by developing new products and new distribution capabilities. In 2009, Aston generated overall net asset inflows (excluding market value and other changes) as a result of strong relative investment performance in existing mutual funds and the creation of several new mutual funds.

Employees

        As of September 30, 2009, Aston had 37 full-time employees, including five in senior management and administration, six in marketing and communications, 17 in sales and sales management and nine in operations and compliance.

        Highbury employs three executive officers, two of whom are also members of its board of directors. These individuals are not obligated to devote any specific number of hours to Highbury's matters and intend to devote only as much time as they deem necessary to its affairs.

Regulation

        Virtually all aspects of Highbury and Aston are subject to extensive regulation in the U.S. at both the federal and state level. These laws and regulations are primarily intended to protect investment advisory clients and shareholders of registered investment companies. Under these laws and regulations, agencies that regulate investment advisers have broad administrative powers, including the power to limit, restrict or prohibit an investment adviser from carrying on its business in the event that it fails to comply with such laws and regulations. Possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment adviser and other registrations, censures, and fines.

        Aston is registered as an investment adviser with the SEC. As a registered investment adviser, it is subject to the requirements of the Investment Advisers Act, and the SEC's regulations thereunder, as well as to examination by the SEC's staff. The Investment Advisers Act imposes substantive regulation on virtually all aspects of Aston's advisory business and its relationship with its clients. Applicable requirements relate to, among other things, fiduciary duties to clients, engaging in transactions with clients, maintaining an effective compliance program, performance fees, solicitation arrangements, conflicts of interest, advertising, and recordkeeping, reporting and disclosure requirements. The Aston funds are registered with the SEC under the Investment Company Act. The Investment Company Act imposes additional obligations, including detailed operational requirements on both the funds and their advisers. Moreover, an investment adviser's contract with a registered fund may be terminated by the fund on not more than 60 days' notice, and is subject to annual renewal by the fund's board of trustees after an initial term of up to two years. The SEC is authorized to institute proceedings and impose sanctions for violations of the Investment Advisers Act and the Investment Company Act, ranging from fines and censures to termination of an investment adviser's registration. The failure of Aston or registered funds advised by Aston to comply with the requirements of the SEC could have a material adverse effect on Highbury and Aston. Under the rules and regulations of the SEC promulgated pursuant to the federal securities laws, Aston is subject to periodic examination by the SEC.

        The SEC has adopted rules requiring every registered fund to adopt and implement written policies and procedures designed to detect and prevent violations of federal securities law, to review these policies annually for adequacy and effectiveness, and to designate a chief compliance officer reporting directly to the fund's board of directors or trustees. Registered investment advisers must also adopt a written compliance program to ensure compliance with the Investment Advisers Act and appoint a chief compliance officer. Some of the SEC's compliance rules, as well as other disclosure requirements that have been adopted over the past few years, are intended to deal with abuses in areas of late trading and market timing of mutual funds. These rules require additional and more explicit disclosure of market timing policies and procedures, as well as that funds have formal procedures in place to comply with their representations regarding market timing policies.

        Highbury and Aston are subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and to regulations promulgated thereunder, insofar as Aston is a "fiduciary" under ERISA with respect to benefit plan clients. ERISA and applicable provisions of the Code, impose certain duties on persons who are fiduciaries under ERISA, prohibit certain transactions involving ERISA plan clients and provide monetary penalties for violations of these prohibitions. Failure to comply with these requirements could have a material adverse effect on Highbury's business.

Properties

        Highbury does not own any real estate or other physical properties. The facilities of Highbury are maintained at 999 18th Street, Suite 3000, Denver, Colorado 80202. On October 31, 2007, Highbury entered into an office services agreement with Berkshire Capital which provides for a monthly fixed fee of $10,000 for office and secretarial services including use and access to Highbury's office in Denver, Colorado and those other office facilities of Berkshire Capital as Highbury may reasonably require as well as information technology equipment and access to numerous subscription-based periodicals and databases. In addition, certain employees of Berkshire Capital provide Highbury with financial reporting, administrative and information technology support on a daily basis. R. Bruce Cameron, Highbury's Chairman of the Board, Richard S. Foote, Highbury's President, Chief Executive Officer and Director, and R. Bradley Forth, Highbury's Executive Vice President, Chief Financial Officer and

Secretary are employees and equity owners of Berkshire Capital. Berkshire Capital has the right, pursuant to the agreement, to relocate Highbury, upon ten days written notice, to other offices. The term of the office services agreement is indefinite and the office services agreement is terminable by either party upon six months' prior notice. In connection with the signing of the merger agreement, Highbury and Berkshire Capital entered into a termination agreement, dated as of December 12, 2009, pursuant to which the office services agreement will terminate at the effective time of the merger.

        The facilities of Aston are maintained at 120 North LaSalle Street, Suite 2500, Chicago, Illinois 60602. The lease expense for the Chicago office was $219,174 for fiscal year 2009. The term of the lease expires in January 2017. Aston also leases office space for two satellite offices in New Jersey and California under various leasing arrangements. The lease for the office in New Jersey has an evergreen term. The lease for the office in California is on a month-to-month basis.

        Highbury believes its office facilities are suitable and adequate for its business as it is presently conducted. Given the nature of its business and the fact that Highbury does not own real property, Highbury does not anticipate that compliance with federal, state and local provisions regarding the discharge of materials into the environment, or otherwise relating to the protection of the environment, will have a material effect upon its capital expenditures, earnings or competitive position.

Legal Proceedings

        Neither Highbury nor Aston is currently subject to any material legal proceedings, nor, to Highbury's knowledge, is any material legal proceeding threatened against either of them or Highbury's management team in their capacity as such. From time to time, Highbury may be a party to certain legal proceedings incidental to the normal course of its business. While the outcome of these legal proceedings cannot be predicted with certainty, Highbury does not expect that these proceedings will have a material adverse effect upon its financial condition or results of operations.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion and analysis should be read in conjunction with the Highbury financial statements and related notes and the other Highbury financial information appearing elsewhere in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See the section entitled "Cautionary Statement Concerning Forward-Looking Statements" on page 34 for more information. Actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in "Risk Factors" on page 23 and elsewhere in this proxy statement/prospectus. Highbury wishes to caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. This discussion and analysis includes comparisons of: Highbury's consolidated financial results for the nine months ended September 30, 2009 to September 30, 2008 as well as Highbury's results for the fiscal year ended December 31, 2008 compared to the fiscal year ended December 31, 2007.

Overview

        Highbury is an investment management holding company providing permanent capital solutions to mid-sized investment management firms. Aston, Highbury's wholly owned subsidiary, is an investment management firm that is the investment adviser to the Aston funds, a Delaware business trust, and a variety of separately managed accounts. Historically, Highbury has pursued acquisition opportunities and sought to establish accretive partnerships with high-quality investment management firms. In July 2009, Highbury's board of directors suspended its pursuit of acquisition opportunities (other than add-on acquisitions for Aston) and formed a special committee comprised of independent directors for the purpose of evaluating strategic alternatives. Aston intends to expand its assets under management with a combination of internal growth, new product development and accretive acquisitions.

        As of September 30, 2009, Aston had approximately $6.0 billion of total assets under management compared to approximately $4.5 billion as of September 30, 2008. As of September 30, 2009, Aston managed 24 no-load mutual funds, comprised of 23 equity funds and one fixed income fund, with approximately $6.0 billion of mutual fund assets under management. Aston had $4.3 billion of mutual fund assets under management as of September 30, 2008. As of September 30, 2009, 14 of the mutual funds carried an overall Morningstar RatingTM of three stars or better, including 8 four-star funds. Of the 24 funds, 10 are relatively new and are not currently rated by Morningstar. The 23 equity funds are classified across each of the nine Morningstar RatingTM style boxes, giving Aston wide coverage of the public equity investment spectrum and multiple sources of revenue. As of September 30, 2009, Aston also managed approximately $160 million of separate account assets compared to approximately $159 million as of September 30, 2008.

        Aston intends to expand its assets under management with a combination of internal growth, new product development and accretive acquisitions. Aston believes the development of new products will provide growth in the future.

        Business Combination.    Highbury was formed on July 13, 2005, and closed its initial public offering, which is referred to in this proxy statement/prospectus as the IPO, on January 31, 2006. On April 20, 2006, Highbury and Aston entered into an asset purchase agreement with the Aston Sellers. Pursuant to the asset purchase agreement, on November 30, 2006, Highbury acquired from ABN AMRO substantially all of Aston's business of providing investment advisory, administration, distribution and related services to the funds specified in the asset purchase agreement. Pursuant to the asset purchase agreement, Highbury and Aston paid $38.6 million in cash to ABN AMRO. The asset purchase agreement provided for a contingent payment to be made on November 30, 2008, as follows: in the event the annualized investment advisory fee revenue generated under investment advisory contracts between Aston and the Aston Sellers applicable to the target funds for the six months ending on November 30, 2008, or the target revenue, (x) exceeded $41.8 million, Highbury would pay to

ABN AMRO the difference between the target revenue and $41.8 million, up to a total aggregate payment of $3.8 million, or (y) was less than $34.2 million, ABN AMRO would pay to Highbury the difference between the $34.2 million and the target revenue, up to a total aggregate payment of $3.8 million. The target revenue for the six month period ending November 30, 2008 was $30,459,205. Therefore, in December 2008, Fortis Investment Management USA, Inc., the successor entity to ABN AMRO, paid Highbury $3,740,796.

        The business that now operates as Aston was founded in 1993 within Alleghany by employees of Aston to manage open-end investment funds for retail and institutional clients in the U.S. Originally Aston employed investment advisers affiliated with its parent to manage the assets of the funds, while it centralized the distribution, marketing, reporting and other operations of the fund family. As the business developed, Aston created new mutual funds managed by experienced independent investment advisers. Aston now employs 15 different sub-advisers of which three are current affiliates of the Aston Sellers, two are former affiliates of the Aston Sellers and ten are unrelated to the Aston Sellers. In connection with the asset purchase agreement, Aston entered into agreements with each of the Aston Sellers that managed the funds prior to the acquisition, pursuant to which each such Aston Seller now acts as a sub-adviser to the applicable fund, each of which is now rebranded as an Aston fund. Pursuant to the asset purchase agreement, the Aston Sellers have agreed not to terminate these agreements prior to November 30, 2011. In general, sub-advisers unaffiliated with the Aston Sellers may terminate their sub-advisory contracts upon 60 days' written notice. Aston's relationship with the sub-advisers currently or formerly affiliated with the Aston Sellers is supported by limited non-compete provisions and certain capacity guarantees in certain products to benefit Aston. This arrangement is intended to ensure that the investment philosophies and processes guiding the mutual funds in the future are consistent with their historical investment philosophies and processes. The sub-advisors for these funds agreed to renew their sub-advisory agreements on substantially the same terms, but individual funds have not entered (and cannot enter) into any such arrangement.

        Between November 30, 2006 and September 30, 2009, Aston opened 14 new equity mutual funds. These funds are set forth in the table below.

Fund	Morningstar Category
Aston/Optimum Large Cap Opportunity	Large Growth
Aston/River Road Small-Mid Cap Fund	Small Value
Aston/Neptune International	Foreign Large Growth
Aston/Resolution Global Equity Fund	World Stock
Aston/ABN AMRO Global Real Estate	Specialty-Real Estate
Aston/SGA International Small-Mid Cap	Foreign Small/Mid Growth
Aston/Barings International	Foreign Large Blend
Aston/Montag & Caldwell Mid Cap Growth	Mid-Cap Growth
Aston/Cardinal Mid Cap Value	Mid-Cap Value
Aston/ClariVest Mid Cap Growth	Mid-Cap Growth
Aston/Smart Allocation ETF Fund	Large Blend
Aston/M.D. Sass Enhanced Equity Income Fund	Large Value
Aston/New Century Absolute Return ETF Fund	Moderate Allocation
Aston/Lake Partners LASSO Alternatives Fund	Long-Short

        Between November 30, 2006 and September 30, 2009, Aston closed or merged nine mutual funds as a result of poor investment performance, portfolio manager turnover or other reasons. Aston intends to manage its family of mutual funds in response to client demands, and may open new funds or close existing funds over time, as appropriate.

        In addition, Aston may be able to develop new distribution channels including:

  •
  arrangements with banks and insurance companies which, like ABN AMRO, elect to divest their mutual fund operations but enter into agreements with Aston to service their customers; and

  •
  wholesalers focused on the traditional retail broker channel.

        Revenue Sharing Arrangement with Aston Prior to August 10, 2009.    Highbury formed Aston on April 19, 2006 and became the sole member of Aston. In connection with Highbury and Aston entering into the asset purchase agreement, the limited liability company agreement of Aston was amended and eight employees of Aston and ABN AMRO were admitted as members of Aston. From November 30, 2006 through August 10, 2009, Highbury owned 65% of the membership interests of Aston, and eight employees of Aston owned 35% of the membership interests of Aston.

        Pursuant to the limited liability company agreement in place during the period from November 30, 2006 through August 10, 2009, 72% of the revenues, or the operating allocation, of Aston was used to pay operating expenses of Aston, including salaries and bonuses of all employees of Aston. The remaining 28% of the total revenues of Aston net of sub-administrative fees was allocated to the owners of Aston. This was allocated among the members of Aston according to their relative ownership interests. Between November 30, 2006 and August 10, 2009, 18.2% of total revenues net of sub-administrative fees was allocated to Highbury and 9.8% of total revenues net of sub-administrative fees was allocated to the management members.

        Highbury's contractual share of revenues had priority over the distributions to the management members in the event Aston's actual operating expenses exceeded the operating allocation. As a result, excess expenses first reduced the portion of the owners' allocation allocated to the management members until the management members' allocation was eliminated, then Highbury's allocation was reduced. Any reduction in the distribution of revenues to be paid to Highbury was required to be paid to Highbury out of any future excess operating allocation and the portion of future owners' allocation allocated to the management members, with interest. Aston's operating expenses in the period from January 1, 2009 through August 10, 2009 exceeded the operating allocation by $57,614. These excess expenses were funded by a reduction in the management members' share of the owners' allocation.

        Accretive Acquisition of Noncontrolling Interest in Aston.    On August 10, 2009, Highbury entered into a first exchange agreement with the holders of Aston Series B limited liability company interests and the management members each of whom owned interests in certain holders of Aston Series B limited liability company interest and are employees of Aston. Pursuant to the terms of the first exchange agreement, the Series B Investors sold all of their units to Highbury in exchange for shares of Series B preferred stock of Highbury. As a result of the first exchange agreement, Aston became a wholly owned subsidiary of Highbury. Highbury incurred $822,499 of one-time, non-recurring transaction expenses related to this acquisition. These expenses included approximately $803,551 of professional fees (including but not limited to legal, accounting and financial advisory fees), $14,898 of travel expenses and $4,050 of other expenses.

        In connection with the first exchange agreement, Highbury entered into a management agreement with the former management members and Aston which delegates certain powers to a management committee composed initially of certain former management members to operate the business of Aston. Pursuant to the management agreement, 28% of Aston's total revenues net of sub-administrative fees is paid to Highbury as the sole owner of the business. The remaining portion of Aston's total revenues constitutes the operating allocation and may be allocated by Aston's management committee to pay the operating expenses of Aston, including salaries and bonuses. Highbury's contractual share of revenues has priority over any payment of the operating allocation. Any reduction in revenues to be paid to Highbury as a result of operating expenses exceeding the operating allocation is required to be paid to

Highbury out of future operating allocation before any compensation may be paid to the former management members.

        On September 14, 2009 Highbury entered into a second exchange agreement with the Series B Investors pursuant to which the Series B Investors agreed to exchange up to 36% of their shares of Highbury Series B preferred stock to Highbury for up to 1,620,000 shares of common stock of Highbury.

        In connection with the signing of the merger agreement, Highbury and each of the Series B Investors entered into a new exchange agreement, dated as of December 12, 2009, pursuant to which the Series B Investors will exchange all of their shares of Series B preferred stock for newly issued shares of Highbury common stock immediately prior to the effective time of the merger.

        Business Overview.    Aston generates revenue by charging mutual funds an advisory fee and an administrative fee based on a percentage of invested assets. A portion of the fees is paid to the sub-advisers, to a third-party sub-administrator and to third-party distribution partners. Each fund typically bears all expenses associated with its operation and the issuance and redemption of its securities. In particular, each fund pays investment advisory fees (to Aston), stockholder servicing fees and expenses, fund accounting fees and expenses, transfer agent fees, custodian fees and expenses, legal and auditing fees, expenses of preparing, printing and mailing prospectuses and stockholder reports, registration fees and expenses, proxy and annual meeting expenses and independent trustee fees and expenses. Aston has guaranteed many of the funds that their expenses will not exceed a specified percentage of their net assets. Aston absorbs all advisory fees and other mutual fund expenses in excess of these self-imposed limits in the form of expense reimbursements or fee waivers and collects as revenue the advisory fee less reimbursements and waivers. As of September 30, 2009, Aston was reimbursing 14 mutual funds whose expenses exceeded the applicable expense cap.

        Aston's relationships with a limited number of clients account for a significant majority of the revenue of Aston and, therefore, Highbury. Aston's client, the Aston funds, which accounts for approximately 97% of Aston's assets under management as of September 30, 2009, is comprised of 24 mutual funds that are currently managed by Aston. Because all these funds have the same trustees, it is possible that the contracts with them could be terminated simultaneously. Of these 24 funds, the Aston/Montag & Caldwell Growth Fund, the Aston/Optimum Mid Cap Fund, the Aston/TAMRO Small Cap Fund and the Aston/River Road Small Cap Value Fund contributed approximately 37%, 16%, 15% and 10% of the revenues of Aston, respectively, in the month of September 2009. In the month of September 2008, the Aston/Montag & Caldwell Growth Fund, the Aston/Optimum Mid Cap Fund and the Aston/TAMRO Small Cap Fund contributed approximately 33%, 18% and 13% of the revenues of Aston, respectively. These client concentrations leave Highbury vulnerable to any adverse change in the financial condition of any of its major clients. The loss of any of these relationships may have a material adverse impact on the Highbury revenue.

        Highbury's level of profitability depends on a variety of factors, including:

  •
  those affecting the global financial markets generally and the equity markets particularly, which could potentially result in considerable increases or decreases in Aston's assets under management;

  •
  Aston's revenue, which is dependent on Aston's ability to maintain or increase assets under management by maintaining existing investment advisory relationships and fee structures, retaining Aston's current clients, marketing its services successfully to new clients and obtaining favorable investment results;

  •
  Aston's ability to maintain certain levels of operating profit margins;

  •
  the availability and cost of the capital with which Highbury finances its existing and new acquisitions;

  •
  Highbury's success in making new acquisitions and the terms upon which such transactions are completed;

  •
  the level of intangible assets and the associated amortization expense or impairment charges resulting from Highbury's acquisitions;

  •
  the level of expenses incurred for holding company operations; and

  •
  the level of taxation to which Aston and Highbury are subject.

        In July 2009, three of Highbury's significant stockholders sent letters to its board of directors requesting, among other things, changes to its management and the composition of its board of directors. In response to the initiatives of these stockholders, in July 2009, Highbury's board of directors formed a special committee consisting of Hoyt Ammidon Jr., who chairs the special committee, Theodore M. Leary Jr. and Aidan J. Riordan, each of whom is an independent director, to explore and evaluate strategic alternatives aimed at enhancing value for all of Highbury's stockholders. The special committee hired the investment banking firm of Sandler O'Neill and the law firm of Debevoise & Plimpton LLP to provide financial advisory and legal services, respectively, to the special committee. Highbury has incurred significant fees and expenses associated with the special committee and the process of exploring strategic alternatives. These fees include an annual fee of $40,000 to be paid to the chairman of the special committee, an annual fee of $20,000 to be paid to other members of the special committee, a fee of $1,000 to be paid to each member of the special committee for each meeting of the special committee attended, whether in person or by telephonic conference, and financial advisory fees and legal fees paid to the advisers to the special committee all of which continue to be incurred in connection with the merger.

        In addition, one of Highbury's significant stockholders, Peerless filed a definitive proxy statement with the SEC on November 25, 2009 in connection with Highbury's 2009 annual meeting of stockholders, in which Peerless solicited proxies to elect Mr. Brog to Highbury's board of directors and to adopt two non-binding stockholder proposals. As a result, Highbury incurred fees and expenses in connection with its 2009 annual meeting of stockholders in excess of the fees and expenses typically associated with an uncontested proxy solicitation.

        On December 18, 2009, Highbury entered into an agreement with Peerless and Timothy E. Brog pursuant to which Peerless ended (i) its proxy contest to elect Mr. Brog to Highbury's board of directors at the 2009 annual meeting of Highbury stockholders and (ii) its support of two non-binding stockholder resolutions. Pursuant to the agreement, Peerless and Mr. Brog (i) ceased all of their solicitation efforts with respect to the 2009 annual meeting of Highbury stockholders, (ii) agreed not to vote any proxies obtained by them at the 2009 annual meeting of Highbury stockholders, (iii) agreed to vote all of Peerless' shares of Highbury common stock in favor of the election of Hoyt Ammidon Jr. and John Weil as directors of Highbury for a term expiring at the 2012 annual meeting of Highbury stockholders, (iv) agreed to vote all of Peerless' shares in accordance with the recommendations of the Highbury board of directors with respect to the proposed merger, (v) waived Peerless' appraisal and dissenters' rights with respect to the merger and (vi) agreed not to take any action in opposition to the recommendations or proposals of the board of directors of Highbury or to effect a change of control of Highbury.

        The agreement further provides that if the merger is not completed on or before July 16, 2010, or the merger agreement is terminated, then the board of directors of Highbury will take all necessary action to appoint Mr. Brog to serve on the Highbury board of directors for a term expiring at the 2012 annual meeting of stockholders. Highbury also agreed to reimburse Peerless for $200,000 of its expenses incurred in the proxy contest with respect to the 2009 annual meeting of stockholders. The parties also agreed to customary mutual releases, covenants not to sue and non-disparagement provisions. The agreement terminates upon the earliest of (i) the mutual agreement of the parties, (ii) consummation of the merger, (iii) August 13, 2010 or (iv) the termination of the merger agreement. The mutual releases and covenants not to sue survive any such termination.

        For the quarter ended September 30, 2009, Highbury incurred $685,583 of expenses related to the special committee and the contested proxy solicitation in connection with its 2009 annual meeting. These expenses include approximately $662,910 of professional fees (including but not limited to legal, accounting and financial advisory fees), $15,142 of travel expenses and $7,531 of other expenses. Such expenses have and may continue to be incurred in amounts which cannot presently be estimated, but which may continue to be substantial. These additional expenses have had a negative impact on Highbury's results of operations during the quarter ended September 30, 2009 and may have a negative impact on Highbury's results in future periods.

Investments

        Since the Aston acquisition, Highbury has used $5.9 million of working capital to seed eight new Aston mutual funds or mutual fund share classes. At September 30, 2009, there were no remaining seed capital investments. The balance of Highbury's working capital is held in reserve to provide Highbury with the financial credibility to pursue discussions of acquisitions with potential targets and potential sources of capital, such as senior lenders and equity co-investors, and to finance acquisitions of identified potential targets. Highbury also maintains working capital reserves to assure clients of Aston and potential future affiliates of Highbury's ability to support the stability of such affiliates during periods of increased market volatility.

        Pending the use of Highbury's working capital for one of the preceding purposes, Highbury invests its working capital according to an investment policy statement approved by its board of directors. The investment policy statement sets forth Highbury's risk tolerance, return objectives, time horizon, liquidity requirements, liabilities, tax considerations and legal, regulatory and other unique circumstances. Highbury's risk tolerance is low due, among other factors, to its substantial exposure to the U.S. domestic equity market as a result of its investment management business and to the potential need to fund acquisitions upon short notice. Highbury's investments seek to hedge risks to the value of its working capital and the value of its investment management business as adjusted for changes in purchasing power over time. Changes in purchasing power can occur due to changes in monetary aggregates, nominal price levels, currency values, and supply and demand fundamentals. All investments must be made without borrowed money. In the present economic environment Highbury is unwilling to bear credit risk. Highbury's return objective is to earn a return adequate to preserve the purchasing power of its working capital and to earn returns negatively correlated to changes in the value of its investment management business. Because Highbury's working capital may need to be deployed upon short notice, investments with price volatility, including seed capital investments, may not exceed 50% of Highbury's working capital without approval of the board of directors. With respect to liquidity, all investments must be able to be liquidated in an orderly manner with little or no price impact with settlement three days following the trade date.

Key Operating Measures

        Highbury uses the following key measures to evaluate and assess Aston's business:

  •
  Assets Under Management.  Aston generates revenues by charging each fund investment advisory and administrative fees (collected in monthly installments), each of which are equal to a percentage of the daily weighted average assets under management of the fund. Assets under management change on a daily basis as a result of client investments and withdrawals and changes in the market value of securities held in the mutual funds. Aston carefully reviews net asset flows into the mutual funds, trends in the equity markets and the investment performance of the mutual funds, both absolutely and relative to their peers, to monitor their effects on the overall level of assets under management.

  •
  Total Revenue.  Total revenue for Aston is equal to the sum of the advisory fees, administrative fees and money market service fees earned by the business in a given period. Highbury operates Aston under a revenue sharing structure through which Highbury receives a fixed percentage of the total revenue, net of sub-administrative fees, earned by Aston. Between November 30, 2006 and August 10, 2009, Highbury received 18.2% of Aston's total revenue, net of sub-administrative fees. Highbury receives 28.0% of Aston's total revenue, net of sub-administrative fees. In addition, Highbury earns interest income on its cash balances which Highbury recognizes as other income in the condensed consolidated financial statements.

  •
  Weighted Average Fee Basis.  The weighted average fee basis is equal to the total revenue earned in a specific period divided by the weighted average assets under management for that period. Because each fund has a different fee schedule, the weighted average fee basis provides Highbury with a single indicator of the business' ability to generate fees on its total assets under management across all products.

  •
  Total Operating Expenses.  Total operating expenses include the operating expenses of Aston as well as Highbury. At the Aston level, Highbury monitors total operating expenses relative to Aston's total revenue to ensure there is sufficient operating margin to cover expenses. Highbury expects Aston's operating expenses (including distribution and sub-advisory costs and excluding certain non-cash, non-recurring items) to equal approximately 72% of the total revenue of Aston. In the period from January 1, 2009 through August 9, 2009, Aston's operating expenses exceeded the operating allocation by $57,614. These excess expenses were funded by a reduction in the management members' share of the owners' allocation. In the period from August 10, 2009 through September 30, 2009, Aston's operating expenses, including compensation, equaled approximately 72% of the total revenue of Aston. At the Highbury level, Highbury incurred operating expenses in connection with its pursuit of accretive acquisitions, although as of July 2009 its board of directors determined to cease pursuing acquisitions unrelated to Aston while Highbury is exploring strategic alternatives. Highbury also incurred legal and accounting expenses in connection with its SEC filing requirements and expenses of directors' and officers' insurance.

Description of Certain Line Items

        Following is a description of the components of certain line items from Highbury's condensed consolidated financial statements:

  •
  Revenue.  Aston generates advisory fees based on a fixed percentage of the daily weighted average assets under management for each fund and receives these fees on a monthly basis. For many funds, Aston provides an expense cap which guarantees to investors that the total expenses of a fund will not exceed a fixed percentage of the total assets under management. For small funds, the fixed expenses for fund accounting, client reporting, printing and other expenses, when combined with the investment advisory fees and administrative fees, cause a fund's total expenses to exceed the expense cap. In such cases, Aston reimburses the funds for the excess fixed expenses or waives a portion of the investment advisory fee, so as to keep the total expenses of the fund at or below the expense cap. Aston's advisory fees include investment advisory fees from all of the funds, net of all fee waivers and expense reimbursements. Aston also generates advisory fees based on a fixed percentage of either monthly or quarterly assets under management for a variety of separately managed accounts. Additionally, Aston generates administration fees for providing administration services. Such services include marketing and customer relations, bookkeeping and internal accounting functions, and legal, regulatory and board of trustees support.

  •
  Distribution and Sub-advisory Costs.  Aston has contracted on a non-exclusive basis with approximately 400 different institutions to sell its mutual funds, in exchange for a distribution fee, to retail and institutional investors. These distribution fees are generally equal to a fixed percentage of the assets invested by the retail or institutional investor. In addition, Aston employs third-party investment managers, or sub-advisers, to perform the security research and investment selection processes for each of its mutual funds. Under this arrangement, Aston pays the third-party investment manager a sub-advisory fee, generally equal to 50% of the advisory fees for the mutual fund, net of fee waivers, expense reimbursements, and applicable distribution fees paid under the distribution agreements discussed above. Total distribution and sub-advisory fees represent the largest component of expenses for Aston. Since these fees are generally based on total assets under management, they increase or decrease proportionately with total assets under management.

  •
  Compensation and Related Expenses.  As of September 30, 2009, Aston employed 37 full-time employees. The compensation and related expenses of Aston include the base salaries, incentive compensation, health insurance, retirement benefits and other costs related to the employees. These expenses increase and decrease with the addition or termination of employees. Highbury currently employs three executive officers. For the nine months ended September 30, 2009, the compensation and related expenses of Highbury included base salaries for the executive officers and related payroll taxes. For the year ended December 31, 2008, the compensation and related expenses of Highbury included a bonus payment to the executive officers and related payroll taxes. Highbury did not pay compensation of any kind in the nine months ended September 30, 2008 or in 2007.

  •
  Other Operating Expenses.  The most significant components of other operating expenses include sub-administration fees, professional fees, insurance, occupancy, marketing and advertising, voice and data communication and travel and entertainment expenses.

  •
  Impairment of Intangibles.  Highbury recorded impairment charges to the identifiable intangible related to Aston's advisory contract with the Aston funds of $2,288,000 and $4,110,000 in the fourth quarters of 2008 and 2007, respectively, as a result of recent negative market performance and net asset outflows from the Aston funds. Highbury also determined that the identifiable intangible continued to meet the criteria for indefinite life.

Critical Accounting Policies

        Highbury's discussion and analysis of its financial condition and results of operations for the purposes of this document are based upon its condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. Actual results could differ from those estimates.

        Highbury's significant accounting policies are presented in Note 1 to its unaudited condensed consolidated financial statements and in Note 1 to its audited consolidated financial statements included in this proxy statement/prospectus. The following summaries should be read in conjunction with those condensed consolidated financial statements and audited consolidated financial statements and the related notes thereto. While all accounting policies affect the condensed consolidated financial statements, certain policies may be viewed as critical. Critical accounting policies are those that are both most important to the portrayal of the condensed consolidated financial statements and results of operations and that require management's most subjective or complex judgments and estimates. Highbury believes the policies that fall within this category are the policies related to principles of consolidation, investments, goodwill and intangible assets, revenue recognition and income taxes.

        Principles of Consolidation.    The condensed consolidated financial statements include the accounts of Highbury and Aston, in which Highbury has a controlling financial interest. Generally, an entity is considered to have a controlling financial interest when it owns a majority of the voting interest in an entity. Highbury is the manager member of Aston and owned 65% of Aston through August 10, 2009 and has owned 100% since August 10, 2009. Highbury has had a contractual arrangement with Aston (prior to August 10, 2009) and the former management members (since August 10, 2009) whereby a percentage of revenue is allocated to fund Aston's operating expenses. The balance of the revenue is allocable to Highbury and the other members of Aston, with a priority to Highbury. The portion of the income of Aston allocated to owners other than Highbury is included in noncontrolling interest in the Condensed Consolidated Statements of Income. Noncontrolling interest on the Condensed Consolidated Balance Sheets includes the capital owned by the management members of Aston. All material intercompany balances and transactions have been eliminated in consolidation.

        Investments.    Highbury carries its investments at fair value based on quoted market prices in accordance with the ASC on "Fair Value Measurements and Disclosures". Highbury reflects interest paid and accrued on money market mutual funds and U.S. Treasury bills in interest income and changes in fair value of investments in investment income (loss).

        Goodwill and Intangible Assets.    The purchase price and the capitalized transaction costs incurred in connection with the acquisition of Aston are allocated based on the fair value of the assets acquired, which is primarily the acquired mutual fund advisory contract. In determining the allocation of the purchase price to the acquired mutual fund advisory contract, Highbury has analyzed the present value of the Aston existing mutual fund advisory contract based on a number of factors including: the Aston historical and potential future operating performance; the historical and potential future rates of new business from new and existing clients and attrition among existing clients; the stability and longevity of existing advisory and sub-advisory relationships; Aston's recent, as well as long-term, investment performance; the characteristics of the Aston products and investment styles; the stability and depth of the management team; and Aston's history and perceived franchise or brand value. During 2007, Highbury revised its original purchase price allocation by allocating an additional $2,627,000 to indefinite-lived identifiable intangibles with a corresponding reduction to goodwill.

        Highbury has determined that the acquired mutual fund advisory contract meets the indefinite life criteria outlined in ASC 350-30-35, because Highbury expects both the contract and the cash flows generated by the contract to continue indefinitely due to the likelihood of continued renewal at little or no cost. Accordingly, Highbury does not amortize this intangible asset, but instead reviews this asset at least annually for impairment. If the carrying amount of this intangible asset exceeds the fair value, an impairment loss is recorded in an amount equal to that excess. Additionally, each reporting period, Highbury assesses whether events or circumstances have occurred which indicate that the indefinite life criteria are no longer met. If the indefinite life criteria are no longer met, Highbury will amortize the intangible asset over its remaining useful life.

        Highbury recorded impairment charges to the identifiable intangible related to Aston's advisory contract with the Aston funds of $2,288,000 and $4,110,000 in the fourth quarters of 2008 and 2007, respectively, as a result of negative market performance and net asset outflows from the Aston funds. Highbury also determined that the identifiable intangible continued to meet the criteria for indefinite life.

        The excess of the purchase price for the acquisition of Aston over the fair value of net assets acquired, including the acquired mutual fund advisory contract, is reported as goodwill. Goodwill is not amortized, but is instead reviewed for impairment. Highbury assesses goodwill for impairment at least annually, or more frequently whenever events or circumstances occur indicating that the recorded goodwill may be impaired. If the carrying amount of goodwill exceeds the fair value, an impairment loss is recorded in an amount equal to that excess. Highbury determined that goodwill has not been impaired as of December 31, 2008. Highbury does not anticipate that goodwill will be impaired as of December 31, 2009.

        In allocating the purchase price of the acquisition and testing Highbury's assets for impairment, Highbury makes estimates and assumptions to determine the value of its acquired client relationships. In these valuations, Highbury makes assumptions of the growth rates and useful lives of existing and prospective client accounts. Additionally, Highbury makes assumptions of, among other factors, projected future earnings and cash flow, valuation multiples, tax benefits and discount rates. The impacts of many of these assumptions are material to Highbury's financial condition and operating performance and, at times, are subjective. If Highbury used different assumptions, the carrying values of its intangible assets and goodwill and the related amortization could be stated differently and impairment conclusions could be modified. In December 2008, Highbury received a contingent payment from Fortis Investment Management USA, Inc. in the amount of $3,740,796 and recorded this receipt as a decrease in goodwill. As a result, goodwill was reflected on the December 31, 2008 balance sheet at its adjusted cost of $3,305,616.

        Revenue Recognition.    Highbury derives its operating revenues from Aston, of which it owned 65% through August 10, 2009 and has owned 100% since August 10, 2009. Highbury also earns interest income on its cash balances. Aston earns investment advisory and administrative fees for services provided to the Aston funds and a limited number of separately managed accounts. These fees are primarily based on predetermined percentages of the market value of the assets under management and are billed in arrears for the period in which they are earned. These fees are recognized over the period in which services are performed unless facts and circumstances would indicate that collectability of the fees is not reasonably assured. Fee waivers and expense reimbursements to certain of the Aston funds in accordance with agreements are reported as an offset to investment advisory fees. Management has determined that no allowance for doubtful accounts is necessary due to all fees being collected within one month from the date of invoice.

        Income Taxes.    Deferred tax assets and liabilities are primarily the result of temporary differences between the carrying value of assets and liabilities and the deductibility of operating expenses for financial reporting and income tax purposes. Deferred tax assets arise from financial statement impairment and tax amortization of Highbury's acquired intangible assets as well as certain expenses deferred for tax purposes and the unrealized gains and losses on mutual fund investments. Highbury amortizes acquired intangible assets over a 15-year period for tax purposes only, reducing their tax basis and generating deferred taxes each reporting period. Highbury amortized $2,226,059 related to goodwill and intangible assets in 2008 for income tax purposes. Additionally, at November 30, 2006, when Highbury ceased to be a corporation in the development stage, Highbury had total deferred expenses of $440,342 that will be amortized for tax purposes over a 15-year period. These expenses were expensed for financial statement purposes during Highbury's development stage, but were not deductible for tax purposes. Highbury amortized $29,356 of this deferred expense in 2008. Deferred tax assets and liabilities also result from unrealized investment gains and losses. Such unrealized gains and losses are reflected in Highbury's consolidated statements of income, but Highbury does not incur an income tax liability or receive a benefit until such gains or losses, respectively, are realized.

        As required by FASB interpretation No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109", which is referred to as FIN 48 in this proxy statement/prospectus, Highbury recognizes the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a "more-likely-than-not" threshold, the amount recognized in the financial statements is the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. Since the adoption of FIN 48 at January 1, 2007, Highbury has had no uncertain tax positions.

Recently Issued Pronouncements

        As of September 30, 2009, Highbury implemented the Financial Accounting Standards Board, Accounting Standards Codification, which is referred to as the Codification or ASC in this proxy statement/prospectus. All of the content included in the Codification is considered authoritative. The Codification is not intended to amend GAAP, but codifies previous accounting literature. Highbury changed the referencing of authoritative accounting literature to conform to the Codification. The adoption of the Codification has not had an impact on Highbury's consolidated financial statements.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" or ASC 810. ASC 810 addresses the accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. ASC 810 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. ASC 810 is effective for fiscal years beginning after December 15, 2008. Highbury adopted the provisions of ASC 810 in the first quarter of 2009. As a result of the adoption, Highbury has reported noncontrolling interests as a component of equity in the unaudited Condensed Consolidated Balance Sheets and the net income or loss attributable to noncontrolling interests has been separately identified in the unaudited Condensed Consolidated Statements of Income. The prior periods presented have also been retrospectively restated to conform to the current classification required by ASC 810. In addition, ASC 810 requires changes in a parents' ownership interest, while the parent retains its controlling interest in a subsidiary, to be accounted for as an equity transaction. Therefore, no gain or loss is recorded. Other than the change in presentation of noncontrolling interests, the adoption of ASC 810 had no impact on the condensed consolidated financial statements.

        In May 2009, the FASB issued SFAS No. 165, "Subsequent Events" or ASC 855. ASC 855 sets forth: (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of ASC 855 did not have a material impact on Highbury's financial condition or results of operations.

        Highbury's management does not believe any other recently issued, but not yet effective, accounting standard if adopted in its current form would have a material effect on the accompanying condensed consolidated financial statements.

Results of Operations

Nine months ended September 30, 2009 compared to nine months ended September 30, 2008

        For the nine months ended September 30, 2009, Aston earned net income attributable to Highbury of $1,967,392 on total revenue of $27,456,743, as compared to net income attributable to Highbury of $2,166,164 on total revenue of $28,555,443 for the nine months ended September 30, 2008.

        As of September 30, 2009, Aston had approximately $6.0 billion of total assets under management compared to approximately $3.5 billion as of December 31, 2008 and approximately $4.5 billion as of September 30, 2008. As of September 30, 2009, mutual fund assets under management were approximately $6.0 billion, compared to approximately $3.4 billion as of December 31, 2008, an increase of approximately 77%, and approximately $4.3 billion as of September 30, 2008, an increase of approximately 39%. This aggregate increase in mutual fund assets under management of $2,626 million since December 31, 2008 resulted from a combination of (i) positive market appreciation and other adjustments, including distributions of income and gain, reinvestments of distributions, and other items, of approximately $1,182 million and (ii) net client inflows, which represent aggregate contributions from new and existing clients less withdrawals, of approximately $1,444 million, during the nine months ended September 30, 2009. Highbury believes that recent improvements in the relative investment performance of many of the Aston funds have led to Aston's net client inflows. During the nine months ended September 30, 2008, mutual fund assets under management decreased $651 million from a combination of (i) negative market appreciation and other adjustments, including distributions of income and gain, reinvestments of distributions and other items of approximately $790 million and (ii) net client inflows of approximately $139 million. During the nine months ended September 30, 2009, separate account assets under management increased from $115 million to $160 million.

        Aston generated total revenue during the nine months ended September 30, 2009 of $27,456,743, as compared to $28,555,443 during the nine months ended September 30, 2008. This 4% decrease in revenue was largely attributable to the overall decline in weighted average assets under management from 2008 to 2009. Specifically, assets under management declined and reached its lowest level in the first quarter of 2009 before increasing substantially to the level at September 30, 2009. Net advisory fees decreased from $25,008,352 in the first nine months of 2008 to $24,726,072 for the same period in 2009, primarily as a result of lower weighted average assets under management. For the same reason, gross administration fees decreased from $3,126,564 in the first nine months of 2008 to $2,318,171 in the first nine months of 2009. Net administration fees declined from $1,533,951 in the first nine months of 2008 to $1,122,941 in the first nine months of 2009. Aston also earned money market service fees from Fortis of $412,500 in the nine months ended September 30, 2009, down from $420,527 in the nine months ended September 30, 2008.

        Distribution and sub-advisory costs declined from $13,182,141 for the nine months ended September 30, 2008 to $12,975,323 in the corresponding period in 2009. This 2% decline is attributable to the decline in weighted average assets under management from 2008 to 2009, as these expenses are directly related to the value of assets under management.

        Compensation and related expenses were $5,000,412 for the nine months ended September 30, 2009 compared to $4,846,431 for the nine months ended September 30, 2008. The Aston management team participates directly in the profitability of the business through their retention of any excess operating allocation which is paid as compensation. During the three months ended March 31, 2009, Aston's operating expenses exceeded the operating allocation by $604,432. These excess expenses were funded by a reduction in the management members' share of the owners' allocation. During the period from April 1, 2009 to August 10, 2009, Aston's operating expenses were $546,818 less than the operating allocation. This excess operating allocation was allocated to the management members' share of the owners' allocation to partially offset the shortfall from the first quarter of 2009. Because Aston's expenses exceeded the operating allocation for the period from January 1, 2009 through August 10, 2009, there was no excess operating allocation available to pay as compensation to the Aston management team for that period. For the period from August 10, 2009 through September 30, 2009, there was $401,425 of excess operating allocation available as compensation to the Aston management team. In addition, compensation and related expenses for the nine months ended September 30, 2009 included $456,525 paid to Highbury's executive officers. There were no corresponding payments made to Highbury's executive officers in the nine months ended September 30, 2008.

        Highbury incurred $138,181 of depreciation expense relating to Aston's fixed assets in the first nine months of 2009 compared to $141,054 in the first nine months of 2008.

        Other operating expenses increased from $3,845,466 for the nine months ended September 30, 2008 to $5,110,205 for the nine months ended September 30, 2009. These expenses include the operating expenses of Aston and Highbury for the periods and consist primarily of legal, accounting, insurance, occupancy and administrative fees. Aston's direct operating expenses for the nine months ended September 30, 2008 were $2,885,342, as compared to $2,521,837 during the nine months ended September 30, 2009.

        Highbury's direct operating expenses, including compensation and related expenses, for the nine months ended September 30, 2008 and 2009 were as follows:

	Nine Months Ended, September 30,
	2008	2009
Professional fees	$559,575	$2,161,841
Compensation and related expenses	—	456,525
Insurance	155,970	113,367
Administrative fees	90,000	90,000
Travel and entertainment	64,719	133,934
Other expenses	89,860	89,226

	$960,124	$3,044,893

        As discussed above, Highbury incurred $685,583 of expenses related to the special committee and the contested proxy solicitation in connection with its 2009 annual meeting during the nine months ended September 30, 2009. These expenses include approximately $662,910 of professional fees (including but not limited to legal, accounting and financial advisory fees), $15,142 of travel expenses and $7,531 of other expenses. Such expenses may continue to be incurred beyond the quarter ended September 30, 2009 in amounts which cannot presently be estimated, but which may continue to be substantial. In addition, Highbury incurred $822,499 one-time, non-recurring transaction of expenses related to the accretive acquisition of the balance of the equity interests in Aston from the management members during the nine months ended September 30, 2009. These expenses include approximately $803,551 of professional fees (including but not limited to legal, accounting and financial advisory fees), $14,898 of travel expenses and $4,050 of other expenses. There were no similar costs incurred in the nine months ended September 30, 2008.

        Other income consists primarily of earnings on cash and cash equivalent balances and short-term investments in U.S. Treasury bills, Aston mutual funds and other marketable securities. For the nine months ended September 30, 2009, Highbury earned interest income on its cash and cash equivalent balances of $24,255. Highbury also had investment income of $443,382 including realized losses of $46,077 related to investments in Aston mutual funds and realized and unrealized gains of $489,459 related to investments in other marketable securities. For the nine months ended September 30, 2008, Highbury earned $90,934 on its cash and cash equivalent balances and had unrealized losses of $497,946 related to investments in Aston mutual funds.

        For the nine months ended September 30, 2009, Highbury recorded income before provisions for income taxes of $4,700,259. For the nine months ended September 30, 2008, Highbury recorded income before provisions for income taxes of $6,133,339.

        The following table outlines Highbury's income tax expenses for the nine months ended September 30, 2008 and 2009:

	Nine Months Ended September 30,
	2008	2009
Current	$784,593	$77,836
Deferred—intangible related	699,788	630,643
Deferred—other	(166,248)	125,163

Total	$1,318,133	$833,642

        For further discussion of Highbury's income taxes, please refer to Note 5 of the unaudited condensed consolidated financial statements included in this proxy statement/prospectus.

        Highbury earned net income of $1,967,392 in the nine months ended September 30, 2009 compared to $2,166,164 during the nine months ended September 30, 2008.

Year ended December 31, 2008 compared to year ended December 31, 2007

        For the year ended December 31, 2008, Highbury earned net income attributable to Highbury of $486,007 on total revenue of $35,712,112 as compared to net income attributable to Highbury of $852,892 on total revenue of $42,063,995 for the year ended December 31, 2007.

        The following table summarizes the components of revenue, weighted average assets under management and the weighted average fee basis for the years ended December 31, 2008 and 2007.

	For the year ended December 31, 2008
	Total Fees	Weighted Average Assets Under Management ($ millions)		Weighted Average Fee Basis (Annualized)
Net advisory fees	$31,200,270	$4,459	(1)	0.70%
Net administrative fees(2)	1,931,170	7,244	(3)	0.03%
Money market service fees	558,027	2,937		0.02	%(4)

	$33,689,467	4,459	(5)	0.76	%(5)

	For the year ended December 31, 2007
	Total Fees	Weighted Average Assets Under Management ($ millions)		Weighted Average Fee Basis (Annualized)
Net advisory fees	$37,095,887	$5,268	(1)	0.70%
Net administrative fees(2)	2,221,523	8,335	(3)	0.03%
Money market service fees	578,120	3,223		0.02	%(4)

	$39,895,530	5,268	(5)	0.76	%(5)

(1)
Includes long-term mutual fund and separate account assets under management.

(2)
Administrative fees are presented net of sub-administration fees paid to a third party to be consistent with the methodology used in calculating the revenue sharing arrangement with Aston. Gross administration fees were $3,953,815 and $4,389,988 for the years ended December 31, 2008 and 2007, respectively.

(3)
Aston provides administrative services to the Aston funds, as well as five money market mutual funds managed by Fortis.

(4)
Aston receives a money market service fee from Fortis equal to $550,000 per annum plus 0.0001% of the weighted average assets under management in the five money market mutual funds in excess of $3.0 billion. The fee is accrued and paid monthly.

(5)
For an estimate of the overall weighted average fee basis, Highbury uses the total fees from all sources and the weighted average assets under management for which Aston provides investment advisory services (Note 1 above).

        As of December 31, 2008, Aston had approximately $3.5 billion of total assets under management compared to approximately $5.1 billion as of December 31, 2007. As of December 31, 2008, mutual fund assets under management were approximately $3.4 billion compared to approximately $5.0 billion as of December 31, 2007, a decrease of approximately 32%. This aggregate decline in mutual fund assets under management of $1,574 million resulted from a combination of (i) negative market appreciation and other adjustments, including distributions of income and gain, reinvestments of distributions and other items of approximately $1,786 million and (ii) net asset inflows, which represent aggregate contributions from new and existing clients less withdrawals, of approximately $212 million. During the year ended December 31, 2007, Aston experienced net asset redemptions of approximately $965 million which were partially offset by positive market appreciation and other adjustments, including distributions of income and gains, reinvestments of distributions, and other items, of approximately $486 million. Highbury believes that recent improvements in the relative investment performance of many of the Aston funds led to Aston net asset inflows in 2008. During the year ended December 31, 2008, separate account assets under management decreased from $145 million to $115 million.

        Highbury generated total operating revenue during the year ended December 31, 2008 of $35,712,112, as compared to $42,063,995 during the year ended December 31, 2007. This 15% decrease in revenue was largely attributable to the overall decline in assets under management from 2007 to 2008. Net advisory fees decreased from $37,095,887 in 2007 to $31,200,270 in 2008, primarily as a result of lower average mutual fund balances. For the same reason, gross administration fees decreased from $4,389,988 in 2007 to $3,953,815 in 2008. Net administration fees declined from $2,221,523 in 2007 to $1,931,170 in 2008. Aston also earned money market service fees of $558,027 in the year ended December 31, 2008, down from $578,120 in the year ended December 31, 2007. Highbury's overall weighted average fee basis remained flat at 0.76% in 2008 as compared to 2007.

        Distribution and sub-advisory costs declined from $19,857,033 for the year ended December 31, 2007 to $16,514,898 in 2008. This 17% decline is attributable to the decline in weighted average assets under management from 2007 to 2008, as these expenses are directly related to the value of assets under management.

        Compensation and related expenses were $6,037,770 for the year ended December 31, 2008. Compensation and related expenses were $6,643,587 for the year ended December 31, 2007. The Aston management team participates directly in the profitability of the business through their retention of any excess operating allocation, which is paid as compensation. Because of the lower level of assets under management in 2008, as compared to 2007, there was a lower level of excess operating allocation available to pay as compensation to the Aston management team. In addition, 2008 compensation includes $300,000 paid to Highbury's executive officers.

        Highbury recorded impairment charges to the identifiable intangible related to Aston's advisory contract with the Aston funds of $2,288,000 and $4,110,000 in the fourth quarters of 2008 and 2007, respectively, as a result of net asset outflows from the Aston funds and negative market performance.

        Highbury incurred $186,450 of depreciation and amortization expense relating to Aston's fixed assets in 2008 compared to $222,114 in 2007.

        Other operating expenses increased from $5,727,206 for the year ended December 31, 2007 to $5,970,130 for the year ended December 31, 2008. These expenses include the operating expenses of Aston and Highbury for the periods and consist primarily of legal, accounting, insurance, occupancy and administrative fees. Aston's direct operating expenses for 2007 were $3,612,916, as compared to $3,926,862 in 2008. Highbury's operating expenses include $40,000 paid to Highbury's independent director in 2008. Highbury's independent directors received no director fees in 2007.

        Highbury's operating expenses, excluding impairment charges, for the years ended December 31, 2008 and 2007 were as follows:

	Year Ended December 31,
	2008	2007
Professional fees	$1,495,625	$1,461,040
Compensation and related expenses	325,487	—
Insurance	196,580	243,759
Administrative fees	120,000	95,000
Travel and entertainment	122,403	145,607
Other expenses	108,660	168,884

	$2,368,755	$2,114,290

        Non-operating income (loss) consists primarily of earnings on cash and cash equivalent balances, short-term investments in U.S. Treasury bills and money market mutual funds and marketable securities. For the year ended December 31, 2008, Highbury earned interest income on its cash and cash equivalent balances of $155,172. Highbury also had realized losses and net unrealized losses of $663,175 related to investments in marketable securities. For the year ended December 31, 2007, Highbury earned $458,105 on its cash and cash equivalent balances and had unrealized losses of $121,300 related to investments in U.S. Treasury bills and marketable securities.

        Highbury's realized and unrealized gains and losses on its marketable securities for the years ended December 31, 2008 and 2007 were as follows:

	Year Ended December 31,
	2008	2007
Aston mutual funds
Realized gains (losses)	$(146,492)	$7,264
Unrealized gains (losses)	(657,748)	(128,564)
Other marketable securities
Realized gains (losses)	—	—
Unrealized gains (losses)	141,065	—

	$(663,175)	$(121,300)

        For the year ended December 31, 2008, Highbury recorded income provisions for income taxes of $4,206,861. Net income attributable to noncontrolling interest and income taxes for the period were $3,309,929 and $410,925, respectively. For the year ended December 31, 2007, Highbury recorded income provisions for income taxes of $5,840,860. Net income attributable to noncontrolling interest and income taxes for the period were $4,489,176 and $498,792, respectively.

        The following table outlines Highbury's income tax expenses for the years ended December 31, 2008 and 2007.

	Year Ended December 31,
	2008	2007
Current	$556,336	$1,363,725
Deferred—intangible related	(37,023)	(648,507)
Deferred—other	(108,388)	(216,426)

Totals	$410,925	$498,792

        For further discussion of Highbury's income taxes, please refer to Note 10 of the audited consolidated financial statements included in this proxy statement/prospectus.

        Highbury earned net income attributable to Highbury of $486,007 in 2008 as compared to $852,892 in 2007.

Supplemental Non-GAAP Performance Measure

        As supplemental information, Highbury provides a non-GAAP performance measure that Highbury refers to as "Cash Net Income". This measure is provided in addition to, but not as a substitute for, GAAP net income. Cash Net Income means the sum of (a) net income determined in accordance with GAAP, plus (b) amortization of intangible assets, plus (c) deferred taxes related to intangible assets, plus (d) affiliate depreciation, plus (e) other non-cash expenses. Highbury considers Cash Net Income an important measure of its financial performance, as Highbury believes it represents operating performance before non-cash expenses relating to the acquisition of Highbury's interest in its affiliated investment management firm. Cash Net Income is not a measure of financial performance under GAAP and, as calculated by Highbury, may not be consistent with computations of Cash Net Income by other companies. Cash Net Income is used by Highbury's management and board of directors as a performance benchmark.

        Since Highbury's acquired assets do not generally depreciate or require replacement by it, and since they generate deferred tax expenses that are unlikely to reverse, Highbury adds back these non-cash expenses to net income to measure operating performance. Highbury will add back amortization attributable to acquired client relationships because this expense does not correspond to the changes in value of these assets, which do not diminish predictably over time. The portion of deferred taxes generally attributable to intangible assets (including goodwill) that Highbury does not amortize, but which generates tax deductions is added back, because these benefits would be realized only in the event of a future sale of Aston or an impairment charge. Highbury adds back the portion of consolidated depreciation expense incurred by Aston because under Aston's operating agreement Highbury is not required to replenish these depreciating assets. Highbury also adds back expenses that it incurs for financial reporting purposes for which there is no corresponding cash expense because such expenses cause Highbury's net income to be understated relative to its ability to generate cash flow to service debt, if any, finance accretive acquisitions, and repurchase securities, if appropriate.

	Nine Months Ended September 30,
	2008	2009
Net Income attributable to Highbury Financial Inc.	$2,166,164	$1,967,392
Intangible amortization	—	—
Intangible-related deferred taxes	699,788	630,643
Affiliate depreciation	141,054	138,181
Other non-cash expenses	—	—

Cash Net Income attributable to Highbury Financial Inc.	$3,007,006	$2,736,216
Preferred dividends	—	(127,174)

Cash Net Income attributable to common stockholders.	$3,007,006	$2,609,042

	Year Ended December 31,
	2008	2007
Net Income attributable to Highbury Financial Inc.	$486,007	$852,892
Impairment of intangible	2,288,000	4,110,000
Intangible-related deferred taxes	(37,023	(648,507
Affiliate depreciation	186,450	222,114
Other non-cash expenses	—	—

Cash Net Income attributable to Highbury Financial Inc.	$2,923,434	$4,536,499

Liquidity and Capital Resources

        Prior to the acquisition of Aston, Highbury funded its business activities almost exclusively through cash flows from financing, including the debt and equity provided by the initial stockholders and the funds raised in its IPO. Since the acquisition, Highbury funds its business activities with a combination of operating income and the interest income earned on its cash and cash equivalent balances. Aston funds its business activities with cash flows from operations. Highbury may occasionally provide capital to Aston to help finance the development of new products or execute accretive acquisitions. Because Aston, like most investment management businesses, does not require a high level of capital expenditures, such as for purchases of inventory, property, plant or equipment, liquidity is less of a concern than for a company that sells physical assets.

        As of September 30, 2009 and as of December 31, 2008 and 2007, Highbury had no borrowings outstanding. In the future, however, Highbury will closely review its ratio of debt to Adjusted EBITDA, referred to as the "leverage ratio" as an important gauge of its ability to service debt, make new investments and access capital. The leverage covenant of Highbury's credit facility provides for a maximum total leverage ratio (including debt from all sources) of 5.0 times Adjusted EBITDA, although borrowings under the credit facility are limited to 2.0 times Adjusted EBITDA. Highbury believes this level is prudent for its business, although substantially higher levels of senior and subordinated debt in relation to Adjusted EBITDA may also be prudent to fund future acquisitions. "Adjusted EBITDA" under the credit facility means the sum of (a) net income determined in accordance with GAAP, plus (b) amortization of intangible assets, plus (c) interest expense, plus (d) depreciation, plus (e) other non-cash expenses, plus (f) income tax expense. For further information about Highbury's credit facility, please refer to the section entitled "Credit Facility" on page 66.

        Current market conditions may make it more difficult for Highbury to complete an acquisition related to Aston through the use of debt financing because of the reduced availability of debt on acceptable terms. A decrease in Aston's assets under management caused by negative market conditions could have an adverse effect on the distributions Highbury receives from Aston and limit Highbury's ability to repay its borrowings, including any debt issued to finance an acquisition related to Aston. In addition, Highbury's ability to make accretive acquisitions related to Aston through the issuance of additional equity is dependent upon the relationship between the market value of Highbury's outstanding common stock and the pricing of any transaction. If the price of Highbury's common stock remains at or near its current level, it may be more difficult for Highbury to issue additional equity to finance an acquisition related to Aston. The inability to complete accretive acquisitions related to Aston may negatively impact Highbury's growth, results of operations or financial condition.

        As of September 30, 2009, Highbury had $23,871,418 of cash and equivalents, $3,957,200 of investments and $3,932,153 of accounts receivable, compared to $9,251,097, $1,543,215 and $3,283,596, respectively, as of September 30, 2008. A significant portion of the increase in Highbury's cash and equivalents is attributable to the $14,389,485 of proceeds received by Highbury from the exercise of 2,877,897 of Highbury's warrants in September 2009. The accounts receivable are primarily related to the investment advisory fees, administrative fees and money market service fees earned by Aston in September 2009. Aston receives its revenues generally within the first week of the month following the month in which they are earned. At September 30, 2009, Highbury had accounts payable and accrued expenses of $3,966,391 primarily attributable to the revenue sharing payments owed to Aston's distribution partners and the investment sub-advisers. These payments are generally paid shortly after the receipt of the revenue discussed above. In addition, this figure includes $329,969 of distributions payable to the former management members, which were subsequently paid in October 2009. Highbury also had dividends payable of $25,551,877 which were subsequently paid on October 7, 2009. Additionally, on April 15, 2009, Highbury paid a dividend of $455,155 ($0.05 per share) to stockholders of record as of April 1, 2009. Because Aston is able to finance its day-to-day operations with operating cash flow, it does not need to retain a significant amount of cash on its balance sheet. Going forward, Highbury expects Aston will distribute all of its excess cash and cash equivalents on a quarterly basis to its owners, so Highbury does not expect large cash and cash equivalents balances to accrue within Aston. Highbury expects to use its cash and cash equivalents to fund acquisitions related to Aston, pay dividends, service debt, if any, or repurchase its securities, if appropriate.

        As of December 31, 2008, Highbury had $10,244,469 of cash and cash equivalents, $4,186,552 of investments and $2,448,572 of accounts receivable as compared to $7,276,545 of cash and cash equivalents, $4,635,507 of investments and $3,502,142 of accounts receivable as of December 31, 2007. Pursuant to the asset purchase agreement, as discussed in "Information about Highbury—Aston Business Strategy" on page 36, Highbury received a contingent payment in December 2008. The contingent payment was based on the target revenue, as discussed in this "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview" on page 46. The target revenue for the six month period ending November 30, 2008 was $30,459,205. Therefore, in December 2008, Fortis paid Highbury $3,740,796. The accounts receivable are primarily related to the investment advisory fees, administrative fees and money market service fees earned by Aston in December. At December 31, 2008, Highbury had accounts payable of $3,407,601, primarily attributable to the revenue sharing payments owed to Aston's distribution partners and the investment sub-advisers and accrued compensation payable to Aston's management members and employees, as compared to accounts payable of $4,549,216 at December 31, 2007. The payments to Aston's distribution partners and the investment sub-advisers are generally paid shortly after the receipt of the revenue discussed above.

        On April 15, 2009, Highbury paid a dividend of $455,155 ($0.05 per share) to stockholders of record on April 1, 2009 and, on July 15, 2009, Highbury paid a dividend of $454,252 ($0.05 per share) to stockholders of record on July 1, 2009.

        In addition, on October 7, 2009 Highbury paid (i) a special dividend of $29,308,866 ($1.50 per share) and (ii) a dividend of $976,962 ($0.05 per share), in each case to stockholders of record on October 6, 2009. As of September 30, 2009, Highbury had 11,985,082 shares of Highbury common stock and 1,000 shares of Series B preferred stock outstanding. The Series B preferred stock is convertible into 4,500,000 shares of Highbury common stock and eligible to participate in any dividends paid to holders of Highbury common stock on an as-converted basis. As such, Highbury accrued dividends payable as of September 30, 2009 of $25,551,877. Between October 1, 2009 and October 6, 2009, holders of Highbury's warrants exercised an additional 3,054,162 warrants resulting in the issuance of 3,054,162 additional shares of Highbury common stock outstanding as of the record date for the dividend. Therefore the dividend payment on October 7, 2009 was based on the 15,039,244 shares of Highbury common stock and 4,500,000 shares of Highbury common stock underlying the Series B preferred stock outstanding as of October 6, 2009.

        The payment of dividends in the future will be contingent upon Highbury's revenues and earnings, if any, capital requirements, business strategy and general financial condition. Such capital requirements include seed capital investments in new investment funds, working capital reserves to ensure clients of Aston and potential future affiliates of Highbury's ability to support the stability of such affiliates during periods of increased market volatility, capital to finance the completion of identified potential acquisitions and capital to enable Highbury to pursue other potential acquisitions by ensuring financial credibility with acquisition targets and sources of capital such as senior lenders and equity co-investors.

        Management believes Highbury's existing liquid assets, together with the expected continuing cash flow from operations, borrowing capacity under its current credit facility and its ability to issue debt or equity securities will be sufficient to meet Highbury's present and reasonably foreseeable operating cash needs and future commitments over the next 12 months.

        Cash Flow from Operating Activities.    Cash flow from operations generally represents net income plus non-cash charges for amortization, deferred taxes, depreciation and other items as well as the changes in Highbury's consolidated working capital. For the nine months ended September 30, 2009, Highbury received $4,190,805 of net cash flow from its operating activities. In addition to net income of $1,967,392, Highbury's cash flow increased by $755,806 due to deferred taxes related primarily to the amortization of goodwill and intangible assets for income tax purposes, by $1,899,225 due to the net income attributable to the noncontrolling interest holders of Aston and by $889,707 due to an increase in accounts payable and accrued expenses. Cash flow decreased by $1,483,581 due to an increase in accounts receivable.

        For the nine months ended September 30, 2008, Highbury received $6,191,431 of net cash flow from its operating activities. In addition to net income of $2,166,164, Highbury's cash flow was increased by $533,540 relating to deferred taxes related primarily to the amortization of goodwill and intangible assets for income tax purposes and by $2,649,042 relating to Highbury's minority interest in its affiliate. Cash flow was further increased by $49,186 relating to an increase in accounts payable and accrued expenses.

        In 2008, Highbury had $6,619,896 of net cash flow from its operating activities as compared to $11,376,820 of net cash flow from its operating activities in 2007. Highbury recorded non-cash impairment charges to the identifiable intangible related to Aston's advisory contract with the Aston funds of $2,288,000 and $4,110,000 in the fourth quarters of 2008 and 2007, respectively, as a result of negative market performance and net asset outflows from the Aston funds. In 2008, accounts payable decreased by $837,001 as compared to a 2007 increase of $2,279,746. This is primarily a result of a reduction in the distributions payable to the Aston management team and a decrease in the distribution and sub-advisory costs owed relative to the prior year.

        Cash Flow from Investing Activities.    Changes in net cash flow from investing activities will result primarily from capital expenditures, investments in new affiliates or, from time to time, investments in new mutual funds created by Aston or other marketable securities. In the first three months of 2009, Highbury sold its remaining investments in Aston mutual funds for total proceeds of $679,675. In the third quarter of 2009, Highbury sold certain marketable securities generating $3,881,819 and purchased other marketable securities for $3,888,759. In nine months ended September 30, 2009, Highbury made $14,576 of capital expenditures. Investing activities used $658,159 of cash flow in the nine months ended September 30, 2009.

        In January 2008, Highbury invested $1,000,000 in the Aston/Smart Allocation ETF Fund, and in March 2008, Highbury invested $1,000,000 in the Aston/New Century Absolute Return ETF Fund. Highbury financed these investments through the sale of investments in U.S. treasury securities. In the second quarter of 2008, Highbury sold $400,000 of investments in the Aston/New Century Absolute Return ETF Fund and $500,000 of investments in the Aston/Smart Allocation ETF Fund. In the third quarter of 2008, Highbury liquidated its investment in the Aston/New Century Absolute Return ETF Fund generating proceeds of $603,960.

        In 2008, Highbury invested a total of $5,319,735 in U.S. Treasury securities and marketable securities as compared to a total of $9,932,233 in 2007. In 2008, the investments in U.S. Treasury securities subsequently matured, and a portion of the investments in marketable securities were sold generating proceeds to Highbury of $5,105,515. In December 2008, Highbury received a contingent payment of $3,740,796. In 2007, a portion of the investments subsequently matured or were sold, generating proceeds to Highbury of $5,296,274. In 2007, Highbury also paid $19,464 for costs indirectly related to its initial acquisition and spent $117,480 on purchases of fixed assets.

        Cash Flow from Financing Activities.    Changes in net cash flow from financing activities will result primarily from the issuance of equity or debt or the repayment of any obligations which may arise thereunder, the repurchase of Highbury's outstanding securities, the payment of distributions to Aston's noncontrolling interest holders or the payment of dividends. During the nine months ended September 30, 2009, Highbury distributed $3,070,143 to Aston's noncontrolling interest holders and paid dividends of $909,407. Highbury also repurchased 33,705 shares of Highbury common stock for $83,725 and 3,221,700 warrants for $1,548,225 during the period. In September 2009, holders of Highbury's warrants exercised 2,877,897 warrants generating proceeds to Highbury of $14,389,485. Cash flow provided by financing activities was $8,777,985 in the nine months ended September 30, 2009.

        Additionally, between October 1, 2009 and November 16, 2009, holders of Highbury's warrants exercised 3,054,162 warrants generating proceeds to Highbury of $15,270,810.

        Highbury distributed $2,723,439 to Aston's noncontrolling interest holders during the nine months ended September 30, 2008. Additionally, during the first quarter of 2008, Highbury repurchased 1,836,292 warrants for $1,823,083 and 400,372 shares of Highbury common stock for 1,735,611. Cash flow from financing activities used $6,282,133 in the nine months ended September 30, 2008.

        In 2008, Highbury used $1,751,467 and $1,823,083 to repurchase outstanding Highbury common stock and warrants, respectively. In 2007, Highbury entered into unit purchase option repurchase agreements with the underwriters of its IPO pursuant to which Highbury repurchased the underwriters' unit purchase option for aggregate cash payments of $1,300,000. The unit purchase option was cancelled upon its repurchase. Highbury also paid distributions of $3,614,543 and $4,276,077 to Aston's management members in 2008 and 2007, respectively, related to their noncontrolling interest in Aston.

Credit Facility

        On October 1, 2009, Highbury entered into a third amendment to its credit agreement with City National Bank. The credit agreement, as amended, expires on September 30, 2010 and provides for a revolving line of credit of up to $12.0 million. The credit agreement provides for a maximum total leverage ratio (including debt from all sources) of 5.0 times Adjusted EBITDA, although borrowings under the credit agreement are limited to 2.0 times Adjusted EBITDA, and incorporates a minimum fixed charge coverage ratio of 1.25x and a minimum net worth of $20 million. The credit facility may be used for working capital, general corporate purposes and repurchases of Highbury's outstanding securities, if appropriate.

        Borrowings under the credit facility will bear interest, at Highbury's option, at (i) for a LIBOR loan, the greater of (w) 3.50% and (x) the LIBOR interest rate plus 2.75% per year or (ii) for a prime rate loan, the greater of (y) 3.50% and (z) the fluctuating prime rate plus 0.50% per year. In addition, Highbury will be required to pay annually a fee of one quarter of one percent (0.25%) on the average daily balance of the unused portion of the credit facility. Highbury is required to make interest payments monthly for any prime rate borrowings. For any LIBOR borrowings, interest payments are required to be made at the end of any LIBOR contract or quarterly, whichever is sooner. Any outstanding principal is due at maturity on September 30, 2010. For so long as certain events of default continue, upon notice by City National Bank, the interest rate on any outstanding loans will increase by three percent (3%). As of September 30, 2009, Highbury had no borrowings outstanding.

        Highbury credit facility is secured by all of Highbury's assets. The credit facility contains customary negative covenants which, among other things, limit indebtedness, asset sales, loans, investments, liens, mergers and acquisitions, sale and leaseback transactions and purchases of equity, other than repurchases of Highbury's outstanding securities. The credit facility also contains affirmative covenants as to, among other things, financial statements, taxes, corporate existence and legal compliance. As of September 30, 2009, Highbury was in compliance with all of the covenant requirements under this credit facility.

Supplemental Non-GAAP Liquidity Measure

        As supplemental information, Highbury provides information regarding Adjusted EBITDA, a non-GAAP liquidity measure. This measure is provided in addition to, but not as a substitute for, cash flow from operations. As a measure of liquidity, Highbury believes that Adjusted EBITDA is useful as an indicator of Highbury's ability to service debt, make new investments and meet working capital requirements. Highbury provides this non-GAAP measure because its management uses this information when analyzing Highbury's financial position. Highbury further believes that many investors use this information when analyzing the financial position of companies in the investment management industry.

        The following table provides a reconciliation of net income to Adjusted EBITDA for the fiscal years ended 2008 and 2007 and the nine months ended September 30, 2009:

	Year Ended December 31,		Nine Months Ended September 30
	2008	2007	2008	2009
Net Income attributable to Highbury Financial Inc.	$486,007	852,892	$2,166,164	1,967,392
Provision for income taxes	410,925	498,792	1,318,133	833,642
Interest expense	—	—	—	—
Impairment of intangible	2,288,000	4,110,000	—	—
Depreciation and amortization	186,450	222,114	141,054	138,181
Other non-cash expenses	—	—	—	—
Adjusted EBITDA	$3,371,382	5,683,798	$3,625,351	2,939,215

Off-Balance Sheet Arrangements

        Warrants issued in conjunction with Highbury's IPO are equity linked derivatives and accordingly represent off-balance sheet arrangements. The warrants meet the scope exception in ASC 815-10-15-74 and are accordingly not accounted for as derivatives for purposes of ASC 815, but instead are accounted for as equity. See Note 8 to the audited consolidated financial statements included in this proxy statement/prospectus for a discussion of the warrants.

Impact of Inflation

        Highbury's revenue is directly linked to the total assets under management within the 24 mutual funds and the separate accounts managed by Aston. Aston's total assets under management increase or decrease on a daily basis as a result of fluctuations in the financial markets and net asset flows from investors. While long-term returns in the financial markets have historically exceeded the rate of inflation, this may not be the case going forward. Highbury's operating expenses are likely to be directly affected by inflation. Furthermore, while Highbury earn interest income on its cash balances, the current interest rates available to Highbury are less than the rate of inflation. As a result, the impact of inflation erodes Highbury's purchasing power. Consistent with Highbury's investment policy statement discussed above, Highbury has invested a portion of its working capital in a manner intended to protect the real purchasing power of its working capital in an inflationary environment. However, Highbury cannot be sure this strategy will be successful.

Market Price of and Dividends on Highbury's Common Equity and Related Stockholder Matters

Market Price and Dividend Data for Highbury Securities

        Highbury's units, common stock and warrants are traded on the OTC Bulletin Board under the symbols HBRFU, HBRF and HBRFW, respectively. Each of Highbury's units consists of one share of Highbury common stock and two warrants to purchase a share of common stock. The following table sets forth the range of high and low bid prices for the units, common stock and warrants for the periods indicated. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
Fiscal Year 2007
Quarter ended
March 31, 2007	$8.66	$7.72	$5.85	$5.46	$1.67	$1.11
June 30, 2007	$10.25	$8.05	$6.75	$5.70	$1.74	$1.13
September 30, 2007	$9.00	$5.08	$6.30	$4.15	$1.65	$0.51
December 31, 2007	$6.60	$5.16	$5.20	$4.15	$0.75	$0.45
Fiscal Year 2008
Quarter ended
March 31, 2008	$6.00	$2.85	$4.85	$2.70	$0.72	$0.15
June 30, 2008	$3.49	$2.50	$3.05	$2.30	$0.20	$0.07
September 30, 2008	$3.50	$2.60	$4.00	$2.57	$0.25	$0.08
December 31, 2008	$3.25	$1.50	$3.90	$1.60	$0.13	$0.002
Fiscal Year 2009
Quarter ended
March 31, 2009	$1.80	$1.60	$4.00	$1.40	$0.02	$0.001
June 30, 2009	$2.90	$2.00	$4.25	$2.26	$0.25	$0.00119
September 30, 2009	$9.00	$5.00	$6.50	$3.50	$0.40	$0.10
December 31, 2009	$3.00	$2.50	$5.93	$3.01	$0.61	$0.01731

        The bid prices for each share of Highbury common stock, units and warrants on December 11, 2009, the last trading day before announcement of the execution of the merger agreement, was $4.00, $3.00 and $0.03, respectively. As of December 31, 2009, the closing price for each share of Highbury common stock, units and warrants was $5.55, $3.00, and $0.53, respectively.

Holders of Common Equity

        On                        , 2010 (the record date), there were            holders of record of Highbury's units,            holders of record of Highbury's common stock and            holders of record of Highbury's warrants, which do not include beneficial owners of Highbury's securities.

Dividends

        On April 15, 2009, Highbury paid a dividend of $455,155 ($0.05 per share) to stockholders of record on April 1, 2009 and, on July 15, 2009, Highbury paid a dividend of $454,252 ($0.05 per share) to stockholders of record on July 1, 2009.

        On October 7, 2009 Highbury paid (i) a special dividend of $29,308,866 ($1.50 per share) and (ii) a dividend of $976,962 ($0.05 per share), in each case to stockholders of record on October 6, 2009. As of September 30, 2009, Highbury had 11,985,082 shares of Highbury common stock and 1,000 shares of Series B preferred stock outstanding. The Series B preferred stock is convertible into 4,500,000 shares of Highbury common stock and eligible to participate in any dividends paid to holders of Highbury common stock on an as-converted basis. As such, Highbury accrued dividends payable as of September 30, 2009 of $25,551,877. Between October 1, 2009 and October 6, 2009, holders of Highbury's warrants exercised an additional 3,054,162 warrants resulting in the issuance of 3,054,162 additional shares of Highbury common stock outstanding as of the record date for the dividend. Therefore the dividend payment on October 7, 2009 was based on the 15,039,244 shares of Highbury common stock and 4,500,000 shares of Highbury common stock underlying the Series B preferred stock outstanding as of October 6, 2009.

        The payment of dividends in the future will be contingent upon Highbury's revenues and earnings, if any, capital requirements, business strategy and general financial condition. Such capital requirements include seed capital investments in new investment funds, working capital reserves to ensure clients of Aston and potential future affiliates of Highbury's ability to support the stability of such affiliates during periods of increased market volatility. Pursuant to the terms of the merger agreement Highbury is permitted to make certain distributions to its stockholders prior to closing, including distributions in accordance with the management agreement, quarterly dividends up to $0.05 per share consistent with past practice, and to holders of Series B preferred stock at the applicable dividend rate set forth in the certificate of designation.

        As Highbury is a holding company, its ability to pay dividends, service its debt and meet its other obligations depends primarily on the ability of Aston to make distributions to Highbury. Pursuant to the management agreement of Aston, 28% of the total revenue of Aston is allocated to Highbury and 72% of the total revenue will be retained for use in paying operating expenses of Aston. In addition, Aston's payment of distributions to Highbury may be subject to claims by Aston's creditors and to limitations applicable to Aston under federal and state laws, including securities and bankruptcy laws. See "Risk Factors—Risks Related to the Structure of Highbury's Business" on page 30 for risks associated with the Aston revenue allocation. The future payment of any dividends will be within the discretion of Highbury's board of directors.

        In addition, immediately prior to the closing of the merger, subject to applicable law and the terms of the merger agreement, the Highbury board of directors is permitted to declare a special dividend, payable on the closing date of the merger, to all holders of record of shares of Highbury common stock immediately prior to the effective time of the merger in an aggregate amount equal to Highbury's working capital (including all Highbury liabilities, subject to certain exceptions, and merger related transaction expenses then outstanding) as of the end of the calendar month prior to the closing of the merger minus $5.0 million. Each holder of Highbury common stock issued in exchange for shares of Highbury Series B preferred stock will receive its pro rata portion of the special dividend.

 Security Ownership of Certain Beneficial Owners and Management of Highbury

        The following table sets forth information as of December 31, 2009 in respect of the beneficial ownership of Highbury's common stock and Series B preferred stock by each director, by each named executive officer and by all directors and executive officers of Highbury as a group, and each person known by Highbury, as a result of such person's public filings with the SEC and the information contained therein, to be the beneficial owner of more than 5% of Highbury's outstanding shares of common stock or Series B preferred stock. The percentages of common stock beneficially owned are based on 15,512,464 shares of common stock outstanding as of December 31, 2009, adjusted for each holders' exercisable warrants and/or shares of common stock issuable upon conversion of shares of Series B preferred stock, if any. The percentages of Series B preferred stock beneficially owned are based on 1,000 shares of Series B preferred stock outstanding as of December 31, 2009.

        Unless otherwise indicated, Highbury believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock and Series B preferred stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Common Stock	Approximate Percentage of Outstanding Common Stock	Amount and Nature of Beneficial Ownership of Series B Convertible Preferred Stock	Approximate Percentage of Outstanding Series B Convertible Preferred Stock
Affiliated Managers Group, Inc.(2)	5,607,813	31.6%	657.16	65.7%
Stuart D. Bilton(3)	1,671,480	9.7%	371.44	37.1%
John D. Weil(4)	1,376,500	8.9%	—	—
Kenneth C. Anderson(5)	1,285,740	7.7%	285.72	28.6%
R. Bruce Cameron(6)	1,223,751	7.9%	—	—
Broad Hollow LLC(7)	1,001,250	6.5%	—	—
Richard S. Foote(8)	667,500	4.3%	—	—
Gerald Dillenburg(9)	642,870	4.0%	142.86	14.3%
R. Bradley Forth	111,249	*	—	—
Aidan J. Riordan	3,450	*	—	—
Hoyt Ammidon Jr.	2,000	*	—	—
Theodore M. Leary, Jr.(10)	—	—	—	—
Peerless Systems Corporation(11)	3,070,355	19.8%	—	—
Nisswa Master Fund Ltd.(12)	1,727,659	10.5%	—	—
Woodbourne Partners, L.P.(13)	1,368,000	8.8%	—	—
Talon Asset Management, LLC(14)	1,287,837	8.3%	—	—
Second Curve Capital, LLC(15)	1,002,000	6.5%	—	—
Fairview Capital(16)	940,000	6.1%	—	—
Christine R. Dragon(17)	257,130	1.6%	57.14	5.7%
All executive officers and directors as a group (nine individuals)	6,341,670	34.3%	657.16	65.7%

*
Less than 1% of the outstanding shares.

(1)
Unless otherwise noted, the business address of each stockholder listed in this table is c/o Highbury Financial Inc., 999 18th Street, Suite 3000, Denver, Colorado 80202.

(2)
As reported in the Schedule 13D filed with the SEC on December 22, 2009 by AMG, AMG has shared voting power over shares beneficially owned by SDB Aston, Inc., an entity affiliated with Stuart D. Bilton, KCA Aston, Inc., an entity affiliated with Kenneth C. Anderson, R. Bruce Cameron, Richard S. Foote, Aidan J. Riordan, Hoyt Ammidon Jr., R. Bradley Forth, Broad

  Hollow LLC and Woodbourne Partners, L.P. with respect to the specific matters identified in those certain voting agreements, dated December 12, 2009, by and between AMG and each of the foregoing. Pursuant to the voting agreements, AMG is, or may be deemed to be, the beneficial owner of 5,607,813 shares of Highbury common stock and 657.16 shares of Series B preferred stock as of December 12, 2009. AMG's principal executive office is located at 600 Hale Street, Prides Crossing, Massachusetts 01965.

(3)
Mr. Bilton beneficially owns, and SDB Aston, Inc. is the record owner of, 371.44 shares of Series B preferred stock, which represents approximately 37.1% of the outstanding shares of Series B preferred stock. Mr. Bilton and SDB Aston, Inc. may be deemed to beneficially own in the aggregate 1,671,480 shares of common stock issuable upon conversion of the 371.44 shares of Series B preferred stock. SDB Aston, Inc., and Mr. Bilton by virtue of being the sole stockholder of SDB Aston, Inc., may be deemed to have shared voting and dispositive power with respect to 371.44 shares of Series B preferred stock convertible into 1,671,480 shares of common stock. The business address of SDB Aston, Inc. and Mr. Bilton is c/o Aston Asset Management LLC, 120 North La Salle Street, Suite 2500, Chicago, Illinois 60602.

(4)
As reported in the Schedule 13D filed with the SEC on December 15, 2009 by Woodbourne Partners L.P., Clayton Management Company and John D. Weil. Mr. Weil is the President of Clayton Management Company, which is the general partner of Woodbourne Partners, L.P. 1,368,000 shares of common stock are held of record by Woodbourne Partners, L.P. Woodbourne and Clayton Management Company share voting power with Mr. Weil, who has sole dispositive power over such shares. In addition, shares reported as beneficially owned by Mr. Weil also include 8,500 shares of common stock owned by Mr. Weil's spouse, Anabeth Weil, in an IRA account, over which Mr. Weil may be deemed to have indirect sole voting and dispositive power. The business address of Mr. Weil is 200 North Broadway, Suite 825, St. Louis, Missouri 63102.

(5)
Mr. Anderson beneficially owns, and KCA Aston, Inc. is the record owner of, 285.72 shares of Series B preferred stock, which represents approximately 28.6% of the outstanding shares of Series B preferred stock. Mr. Anderson and KCA Aston, Inc. may be deemed to beneficially own in the aggregate 1,285,740 shares of common stock issuable upon conversion of the 285.72 shares of Series B preferred stock. KCA Aston, Inc., and Mr. Anderson by virtue of being the sole stockholder of KCA Aston, Inc., may be deemed to have shared voting and dispositive power with respect to 285.72 shares of Series B preferred stock convertible into 1,285,740 shares of common stock. The business address of KCA Aston, Inc. and Mr. Anderson is c/o Aston Asset Management LLC, 120 North La Salle Street, Suite 2500, Chicago, Illinois 60602.

(6)
Includes 1,001,250 shares owned of record by Broad Hollow LLC that are attributed to Mr. Cameron, according to Section 13(d) of the Exchange Act, due to his position as the managing member of Broad Hollow LLC. The business address of Mr. Cameron is c/o Berkshire Capital Securities LLC, 535 Madison Avenue, 19th Floor, New York, New York 10022.

(7)
The business address of Broad Hollow LLC is c/o Berkshire Capital Securities LLC, 535 Madison Avenue, 19th Floor, New York, New York 10022.

(8)
The business address of Mr. Foote is c/o Berkshire Capital Securities LLC, 535 Madison Avenue, 19th Floor, New York, New York 10022.

(9)
Mr. Dillenburg beneficially owns, and GFD Aston, Inc. is the record owner of, 142.86 shares of Series B preferred stock, which represents approximately 14.3% of the outstanding shares of Series B preferred stock. Mr. Dillenburg and GFD Aston, Inc. may be deemed to beneficially own in the aggregate 642,870 shares of common stock issuable upon conversion of the 142.86 shares of Series B preferred stock. GFD Aston Inc., and Mr. Dillenburg by virtue of being the sole stockholder of GFD Aston, Inc., may be deemed to have shared voting and dispositive power with respect to 142.86 shares of Series B preferred stock convertible into 642,870 shares of common stock. The business address of GFD Aston, Inc. and Mr. Dillenburg is c/o Aston Asset Management LLC, 120 North La Salle Street, Suite 2500, Chicago, Illinois 60602.

(10)
The business address of Mr. Leary is 308 N. Sycamore Avenue, Apt. 406, Los Angeles, California 90036.

(11)
As reported in the Schedule 13D/A filed with the SEC on October 9, 2009 by Peerless. Peerless has sole voting and dispositive power over all of the shares of common stock. All securities are owned directly by Peerless, a company of which Timothy E. Brog is a director. Mr. Brog was nominated by Peerless for election as a director of Highbury. Mr. Brog may be deemed to beneficially own the Highbury securities directly owned by Peerless. Mr. Brog disclaims ownership of all such securities. Peerless and Mr. Brog, have entered into an agreement, dated December 18, 2009, with Highbury pursuant to which Peerless Systems Corporation has withdrawn (i) its nomination of Mr. Brog to Highbury's board of directors and (ii) its intent to propose two non-binding stockholder proposals. Under the agreement, if the merger is not completed on or before July 16, 2010, or the merger agreement is terminated, then Highbury's board of directors will take all necessary action to appoint Mr. Brog to serve on Highbury's board of directors for a term expiring at the 2012 annual meeting of stockholders. The business address of Peerless is 2381 Rosecrans Avenue, El Segundo, California 90245.

(12)
As reported in the Schedule 13G/A filed with the SEC on January 16, 2009 by Brian Taylor, Pine River Capital Management L.P., and Nisswa Acquisition Master Fund Ltd. Includes 1,013,900 shares issuable upon exercise of warrants that are now exercisable. Brian Taylor and Pine River Capital Management L.P. have shared voting power and shared dispositive power over 1,013,900 warrants; and Nisswa Master Fund Ltd. has shared voting power and shared dispositive power over 659,400 of these 1,013,900 warrants. Brian Taylor, Pine River Capital Management L.P. and Nisswa Acquisition Master Fund Ltd. have shared voting and dispositive power over 713,759 shares. The business address of each of these persons is c/o Pine River Capital Management L.P., 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305.

(13)
As reported in the Schedule 13D filed with the SEC on December 15, 2009 by Woodbourne Partners L.P., Clayton Management Company and John D. Weil. 1,368,000 shares of common stock are held of record by Woodbourne Partners, L.P. The controlling person of Woodbourne Partners, L.P. is Clayton Management Company, its General Partner, and Mr. Weil is the President and controlling person of Clayton Management Company. Woodbourne and Clayton Management Company share voting power with Mr. Weil, who has sole dispositive power over such shares. The business address of Woodbourne Partners, L.P. is 200 North Broadway, Suite 825, St. Louis, Missouri 63102.

(14)
As reported in the Schedule 13D/A filed with the SEC on September 11, 2009 by Talon Opportunity Partners, L.P., Talon Opportunity Managers, LLC and Talon Asset Management, LLC. Talon Opportunity Managers, LLC is the sole general partner of Talon Opportunity Partners, L.P. Talon Asset Management, LLC is the managing member of Talon Opportunity Managers, LLC. As a consequence, Talon Asset Management, LLC and Talon Opportunity Managers, LLC may be deemed to share beneficial ownership of all of the shares of common stock owned by Talon Opportunity Partners, L.P. Talon Asset Management, LLC has shared voting and dispositive power over 1,287,837 shares of common stock. Talon Opportunity Managers, LLC and Talon Opportunity Partners, L.P. each has shared voting and dispositive power over 1,273,837 shares of common stock. The business address of each of the reporting persons is One North Franklin Street, Suite 900, Chicago, Illinois 60606.

(15)
As reported in a Schedule 13G/A filed with the SEC on February 17, 2009 by Second Curve Capital, LLC, Thomas K. Brown and Second Curve Opportunity Fund, LP. Second Curve

  Capital, LLC and Thomas Brown have shared voting and dispositive power with respect to 1,002,000 shares. Second Curve Opportunity Fund, LP has shared voting and dispositive power with respect to 497,820 of the 1,002,000 shares. The business address of each of these persons is 237 Park Avenue, 9th Floor, New York, New York 10017.

(16)
As reported in the Schedule 13G/A filed with the SEC on February 11, 2009 by Fairview Capital, Fairview Capital Investment Management, LLC, Andrew F. Mathieson, Scott W. Clark and Darlington Partners, L.P. Fairview Capital Investment Management, LLC is an investment adviser. It is the general partner and investment adviser of Darlington Partners, L.P. Fairview Capital is the manager of Fairview Capital Investment Management, LLC. Mr. Mathieson is the controlling stockholder and President of Fairview Capital. Mr. Clark is a member and portfolio manager of Fairview Capital Investment Management, LLC. The reporting persons have shared voting and dispositive power over 940,000 shares and Mr. Clark has sole voting and dispositive power over an additional 3,000 shares. The business address of each of the reporting persons is 300 Drakes Landing Road, Suite 250, Greenbrae, California 94904.

(17)
Ms. Dragon beneficially owns, and CRD Aston, Inc. is the record owner of, 57.14 shares of Series B preferred stock, which represents approximately 5.7% of the outstanding shares of Series B preferred stock. Ms. Dragon and CRD Aston, Inc. may be deemed to beneficially own in the aggregate 257,130 shares of common stock issuable upon conversion of the 57.14 shares of Series B preferred stock. CRD Aston, Inc., and Ms. Dragon by virtue of being the sole stockholder of CRD Aston, Inc., may be deemed to have shared voting and dispositive power with respect to 57.14 shares of Series B preferred stock. The business address of CRD Aston, Inc. and Ms. Dragon is c/o Aston Asset Management LLC, 120 North La Salle Street, Suite 2500, Chicago, Illinois 60602.

Available Information

        Highbury makes available, free of charge on its website, its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Highbury electronically files such material with, or furnishes it to, the SEC. Reports may be viewed and obtained on Highbury's website, www.highburyfinancial.com.

        The public may read and copy any materials Highbury files with the SEC at the SEC's Public Reference Room at 100 F Street, NE., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxies and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

THE SPECIAL MEETING OF HIGHBURY STOCKHOLDERS

General

        Highbury is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting of Highbury stockholders to be held on                , 2010 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Highbury stockholders on or about                , 2010. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of Highbury stockholders.

Date, Time and Place

        The special meeting of Highbury stockholders will be held at 8:00 a.m., local time, on                , 2010, at the offices of Bingham McCutchen LLP, 399 Park Ave., New York, New York 10022, or such other date, time and place to which such meeting may be adjourned or postponed.

Purpose of Special Meeting of Highbury Stockholders

        At the special meeting of Highbury stockholders, Highbury is asking its stockholders to:

  •
  consider and vote upon the merger proposal; and

  •
  consider and vote upon the adjournment proposal if there are insufficient votes to approve the merger proposal at the time of the special meeting.

Recommendation of the Special Committee

        After careful consideration of each of the proposals for the special meeting of Highbury stockholders and the terms and conditions of the merger agreement, the special committee of Highbury's board of directors has determined that the merger proposal and the adjournment proposal, if presented at the special meeting of Highbury stockholders, are fair to, and in the best interests of Highbury's stockholders and unanimously recommends that Highbury's stockholders vote "FOR" the merger proposal and "FOR" the adjournment proposal.

Recommendation of the Highbury Board of Directors

        After careful consideration of each of the proposals for the special meeting of Highbury stockholders and the terms and conditions of the merger agreement, Highbury's board of directors has determined that the merger proposal and the adjournment proposal, if presented at the special meeting of Highbury stockholders, are fair to, and in the best interests of Highbury's stockholders and unanimously recommends that Highbury's stockholders vote "FOR" the merger proposal and "FOR" the adjournment proposal.

Record Date; Outstanding Shares; Who is Entitled to Vote

        Highbury has fixed the close of business on                        , 2010 as the record date for determining the Highbury stockholders entitled to notice of and to attend and vote at the special meeting of Highbury stockholders. Only stockholders holding shares of common stock or shares of Series B preferred stock as of the record date are entitled to vote at the special meeting. As of the close of business on the record date, there were                        shares of Highbury common stock and                        shares of Highbury Series B preferred stock (representing                  votes) outstanding and entitled to vote on the merger proposal. Each share of Series B preferred stock is entitled to the number of votes determined pursuant to the Series B preferred stock Certificate of Designation, which is the product of (i) 0.75471668 times (ii) 4,500, or 3,396.225 votes per share of Series B preferred stock. The holders of Highbury common stock and Series B preferred stock vote together, as a single class, for purposes of adopting the merger proposal.

Quorum

        A quorum of Highbury stockholders is necessary to hold a valid special meeting. The presence, in person or by proxy, of a majority of the voting power of the outstanding shares entitled to vote constitutes a quorum at the special meeting of Highbury stockholders. Abstentions and broker non-votes, as defined below, will count as present for purposes of establishing a quorum.

        On the record date, there were        shares of common stock and        shares of Series B preferred stock (representing        votes) outstanding and         holders of record of common stock and        holders of record of Series B preferred stock. A majority of the voting power of the outstanding shares of stock, or the power to vote        shares, will constitute a quorum.

Abstentions and Broker Non-Votes

        Under the rules of various national and regional securities exchanges, your broker, bank or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee. Proxies that are marked "abstain" and proxies relating to "street name" shares that are returned to Highbury, but marked by brokers as "not voted", will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. Highbury believes that all proposals presented to the stockholders at the special meeting of Highbury stockholders will be considered non-discretionary and therefore your broker, bank or other nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or other nominee is not voting your shares is referred to as a "broker non-vote." Broker non-votes will be counted for the purpose of determining the existence of a quorum at the special meeting of stockholders, but will count as a vote "AGAINST" the merger proposal, and will have no effect on the adjournment proposal, if presented. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares.

        Abstentions, while considered present for the purposes of establishing a quorum, will have the same effect as a vote "AGAINST" the merger proposal and the adjournment proposal, if presented. Because the required vote of Highbury stockholders to adopt the merger proposal is based upon the number of outstanding shares of Highbury common stock and Series B preferred stock entitled to vote rather than upon the shares actually voted, the failure by holders of any such shares to submit a proxy or vote in person at the special meeting, including abstentions, will have the same effect as a vote against the merger proposal. The failure by the holder of any shares of Highbury common stock to submit a proxy or vote in person at the special meeting will have no effect on the outcome on the adjournment proposal, if presented.

Vote of Highbury's Stockholders Required

        The approval of the merger proposal will require the affirmative vote of a majority of the voting power of the outstanding shares of Highbury common stock and Series B preferred stock as of the record date, voting together as a single class. Each share of Series B preferred stock is entitled to the number of votes determined pursuant to the Series B preferred stock Certificate of Designation, which is the product of (i) 0.75471668 times (ii) 4,500, or 3,396.225 votes per share of Series B preferred stock. Abstentions and broker non-votes will have the same effect as a vote "AGAINST" the merger proposal.

        The approval of the adjournment proposal, if presented, will require the affirmative vote of a majority of the issued and outstanding shares of Highbury common stock represented at the special meeting of Highbury stockholders in person or by proxy and entitled to vote thereon as of the record date. Abstentions will have the same effect as a vote "AGAINST" the adjournment proposal, but broker non-votes will have no effect on the adjournment proposal, if presented. The shares of Series B preferred stock are not entitled to vote on the adjournment proposal.

Stock Ownership of Highbury's Directors and Executive Officers; Voting Agreements

        As of the record date for the special meeting of Highbury stockholders, Highbury's directors and executive officers owned, in the aggregate,        shares of Highbury common stock and        shares of Highbury Series B preferred stock. Such shares represent    % of the voting power of all of the shares of stock entitled to vote on the merger proposal at the special meeting and, assuming the exchange of all shares of Highbury Series B preferred stock,    % of the outstanding shares of Highbury common stock as of the record date.

        In connection with the merger agreement, AMG entered into separate voting agreements with each of SBD Aston, Inc., an entity of which Stuart D. Bilton is President, KCA Aston, Inc., an entity of which Kenneth C. Anderson is President, R. Bruce Cameron, Richard S. Foote, Aidan J. Riordan, Hoyt Ammidon Jr., R. Bradley Forth, Broad Hollow LLC, an entity of which Mr. Cameron is the managing member, and Woodbourne Partners, L.P., an entity of which Clayton Management Company, of which Mr. Weil is President, is the general partner. Pursuant to these agreements, each of these stockholders has agreed, subject to the terms of the voting agreements, to vote all shares of Highbury common stock and Series B preferred stock owned for the merger. The shares of Highbury common stock and Series B preferred stock subject to these voting agreements represent, in the aggregate, the power to vote 5,607,813 shares, or, as of the record date, approximately    % of the voting power of the shares entitled to vote on the merger.

        In addition, on December 18, 2009, Highbury entered into an agreement with Peerless and Timothy E. Brog pursuant to which Peerless ended its proxy contest to elect Mr. Brog to Highbury's board of directors and ended its support of two non-binding stockholder resolutions. Pursuant to the agreement, Peerless and Mr. Brog agreed, among other things, to vote all of their shares in accordance with the recommendations of the Highbury board of directors with respect to the merger, waived their appraisal and dissenters' rights with respect to the merger and agreed not to take any action in opposition to the recommendations or proposals of the board of directors of Highbury or to effect a change of control of Highbury. Peerless together with certain of its affiliates, held, as of the record date, approximately        % of the voting power of the shares entitled to vote on the merger and has agreed to vote all of its shares in accordance with the recommendations of the Highbury board of directors on the proposed merger. For more information about the proxy contest, please see " Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview" beginning on page 46.

Voting Your Shares

        Each share of Highbury common stock that you own in your name entitles you to one vote on the applicable proposals. Each share of Highbury Series B preferred stock that you own in your name entitles you to 3,396.225 votes on the merger proposal. Your proxy card shows the number of shares of Highbury stock that you own. If your shares are held in "street name" or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted.

        There are three ways to vote your shares of Highbury stock:

  •
  You Can Vote By Signing and Returning the Enclosed Proxy Card.  If you vote by proxy card, your "proxy," whose name is listed on the proxy card, will vote your shares as you instruct on the applicable proxy card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted as recommended by Highbury's board of directors "FOR" the merger proposal and the adjournment proposal, if presented. Votes received after a matter has been voted upon at the special meeting of Highbury stockholders will not be counted.

  •
  You Can Attend the Special Meeting of Highbury Stockholders and Vote in Person. A stockholder may vote his or her shares in person at the special meeting and Highbury will give you a ballot when you arrive. However, if your shares are held in "street name", you must get a proxy from your broker, bank or other nominee. That is the only way Highbury can be sure that the broker, bank or other nominee has not already voted your shares.

  •
  You Can Instruct Your Broker How to Vote Your Shares.  If your shares are held in "street name" you must instruct your broker, bank or other nominee how to vote your shares. Your broker may send to you a separate voting instruction form asking you for your voting instructions. If you do not receive a request for voting instructions well in advance of the special meeting, Highbury recommends that you directly contact your broker, bank or other nominee to determine how to cause your shares to be voted as you wish. Your broker, bank or other nominee may permit you to instruct the voting of your shares electronically using the telephone or Internet.

Revoking Your Proxy

        If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

  •
  delivering a signed written notice of revocation bearing a later date to Richard S. Foote, President and Chief Executive Officer, at Highbury's address of record, which is 999 18th Street, Suite 3000, Denver, Colorado 80202;

  •
  signing and delivering a new, valid proxy bearing a later date;

  •
  attending the special meeting and voting in person, although your attendance alone will not revoke your proxy; or

  •
  if you hold your shares in "street name" and you have instructed your bank, broker or other nominee to vote your shares for you, by following instructions you receive from your bank, broker or other nominee on how to change or revoke your vote.

Stockholders should not send stock certificates with their proxies

        A letter of transmittal with instructions for the surrender of Highbury common stock certificates will be mailed to Highbury stockholders shortly after completion of the merger.

Who Can Answer Your Questions About Voting Your Shares

        If you have any questions about how to vote or direct a vote in respect of your shares, you may call R. Bradley Forth, Highbury's Corporate Secretary, at (303) 357-4802.

No Additional Matters May Be Presented at the Special Meeting

        The special meeting of Highbury stockholders has been called only to consider the merger proposal and the adjournment proposal, if presented. Under Highbury's by-laws, no other matters may be considered at the special meeting if they are not included in the notice of the special meeting.

Proxy Solicitation Costs

        The board of directors of Highbury is soliciting proxies for the special meeting of Highbury stockholders and Highbury will pay the cost of this proxy solicitation. This solicitation is being made by mail, but also may be made by telephone or in person. Highbury and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement and proxy card. In addition, brokerage firms, banks and other custodians, nominees and fiduciaries will send copies of these proxy materials to the beneficial owners of the stock held by them. Highbury will reimburse them for their reasonable expenses.

THE MERGER

        The following is a description of the material aspects of the merger, including the merger agreement. While AMG and Highbury believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. AMG and Highbury encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

Effects of the Merger; Merger Consideration; Special Dividend

Treasury Shares

        At the effective time of the merger, each share of Highbury common stock held as a treasury share shall, by virtue of the merger, cease to be outstanding and shall be canceled and no merger consideration or other consideration shall be delivered in exchange therefor.

Common Stock

        Pursuant to the merger agreement, the holders of Highbury common stock will receive 1,748,879 shares of AMG common stock in the aggregate as consideration in the merger, subject to potential reduction as described in this proxy statement/prospectus. At the effective time of the merger, each share of Highbury common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned or held directly by Highbury and dissenting shares) will be cancelled and automatically converted into the right to receive such fraction of a share of AMG common stock as is equal to the aggregate merger consideration divided by the number of shares of Highbury common stock issued and outstanding immediately prior to the effective time of the merger, which includes the 4,500,000 shares of common stock to be issued in exchange for Highbury Series B preferred stock, pursuant to the terms of an exchange agreement entered into by Highbury with each holder of Series B preferred stock. Assuming no reduction in aggregate merger consideration, as discussed below, each share of Highbury common stock would receive 0.07483 shares of AMG common stock.

        If the "revenue run rate" (which generally means annualized advisory fees on assets under management, excluding separate account referral fees, interest income, certain money market administration fees and certain excluded accounts) of Aston as of the end of the calendar month prior to the closing of the merger attributable to clients who consent to continuing their advisory agreements following the merger is less than 90% of the revenue run rate as of November 30, 2009 (without giving effect to market movement between those two dates) then the aggregate merger consideration payable to Highbury stockholders will be reduced by 1% for each 1% by which the revenue run rate as of such date is less than 90% of the revenue run rate as of November 30, 2009. If such revenue run rate is lower than 80% of the November 30, 2009 revenue run rate (without giving effect to market movement between those two dates), then neither party has the obligation to close the merger. In addition, if the revenue run rate as of the end of the month prior to the closing of the merger is not at least equal to 82.5% of the revenue run rate as of November 30, 2009 (giving effect to market movements between those two dates), then neither party has the obligation to close the merger. The revenue run rate as of November 30, 2009 was $44.2 million. The revenue run rate as of            , 2010 was $            and may further adjust prior to the final measurement date.

        For example, if the loss of clients resulted in a revenue run rate as of the end of the calendar month prior to the closing of the merger of 85% of the November 30, 2009 revenue run rate (without giving effect to market movement between those two dates), then the aggregate merger consideration payable to Highbury stockholders will be 1,661,435 shares of AMG common stock, or 0.071089 shares of AMG common stock for each outstanding share of Highbury common stock.

        In addition, immediately prior to the closing of the merger, subject to applicable law and the terms of the merger agreement, Highbury's board of directors intends to declare a special dividend, payable on the closing date of the merger, to all holders of record of shares of Highbury common stock immediately prior to the effective time of the merger in an aggregate amount equal to Highbury's working capital (including all Highbury liabilities, subject to certain exceptions, and merger related transaction expenses then outstanding) as of the end of the calendar month prior to the closing of the merger minus $5,000,000. Assuming the conditions to the merger contained in the merger agreement are either satisfied or waived by April 30, 2010, this special dividend is estimated to be in the range of $            per share to $            per share.

        As of            , 2010 Highbury's working capital was $            . The board of directors of Highbury intends to declare and pay the special dividend to the maximum extent permissible under the merger agreement, however, a number of factors could adversely affect the amount of working capital between            , 2010 and the end of the calendar month prior to the closing of the merger. In addition, pursuant to the terms of the merger agreement, Highbury is permitted to make certain distributions to its stockholders prior to closing, quarterly dividends up to $0.05 per share consistent with past practice, and to holders of Series B preferred stock at the applicable dividend rate set forth in the certificate of designation. As a result, Highbury is not able to predict with certainty what, if any, working capital will be available at the end of the calendar month prior to the closing of the merger for the special dividend.

Series B Preferred Stock

        Each holder of shares of Highbury's Series B preferred stock has agreed, immediately prior to the effective time of the merger, to exchange such holder's shares of Series B preferred stock, and any accrued and unpaid dividends thereon, for shares of Highbury common stock. Each outstanding share of Series B preferred stock is convertible into 4,500 shares of Highbury common stock, subject to customary anti-dilution provisions as set forth in the certificate of designation of the Series B preferred stock. As of the record date, there were            shares of Series B preferred stock outstanding. Assuming the aggregate merger consideration is not reduced, then of the 1,748,879 shares of AMG common stock that will be issued as consideration in the merger, 336,735 shares will be issued to the former holders of the Series B preferred stock.

Fractional Shares

        AMG will not issue fractional shares of AMG common stock in the merger. As a result, Highbury stockholders will receive cash for any fractional share of AMG common stock that they would otherwise be entitled to receive in the merger. For a full description of the treatment of fractional shares, see "The Merger Agreement—Fractional Shares" beginning on page 129 of this proxy statement/prospectus.

Background of the Merger

        Beginning in late May 2009 and continuing through early July 2009, members of the senior management of Highbury had several meetings with certain significant Highbury stockholders who expressed concerns relating to Highbury's strategic direction. During this period, the board of directors of Highbury, together with Highbury's counsel, Bingham McCutchen LLP, which is referred to as Bingham in this proxy statement/prospectus, discussed the possibility of exploring strategic alternatives and the formation of a committee of the independent directors for that purpose.

        On June 9, 2009, with the approval of Richard Foote, President and Chief Executive Officer of Highbury, Stuart Bilton, Chairman and Chief Executive Officer of Aston, had dinner with members of AMG's management team, including Sean Healey, AMG's President and Chief Executive Officer, and

Jay Horgen, AMG's Executive Vice President. AMG's management team was in Chicago, Illinois, where Aston is headquartered, to participate in an investor conference. Over dinner, the parties had a general discussion about the mutual fund business, AMG's general relationship with its affiliates, and how Aston might fit into AMG's portfolio of companies. At the end of dinner, AMG indicated an interest in learning more about Aston.

        As a follow-up to the dinner meeting described above, representatives of AMG called Mr. Bilton on June 22, 2009 to communicate AMG's interest in discussing the possibility of a transaction whereby Aston would become an affiliate of AMG.

        In early July 2009, at the direction of Highbury's board of directors, the independent members of Highbury's board of directors, Hoyt Ammidon Jr., Theodore M. Leary Jr., and Aidan J. Riordan, initiated a process to explore strategic alternatives available to Highbury. Concurrently with the independent directors' exploration of strategic alternatives and at the direction of the independent directors, Highbury's management team initiated discussions with potential strategic partners of Highbury to gauge each party's interest in, and to explore the potential terms of, a transaction. This exploration arose from, among other things, the contacts with AMG and conversations between members of Highbury management and representatives of significant stockholders of Highbury discussed above, and concerns that uncertainty as to the ownership and control of Highbury could adversely affect the valuation of the Aston business.

        On July 8, 2009, in furtherance of the independent directors' exploration of strategic alternatives, the independent directors of Highbury engaged Debevoise & Plimpton LLP, which is referred to as Debevoise in this proxy statement/prospectus, to serve as legal counsel to the independent directors. The independent directors selected Debevoise on the basis of its qualifications and expertise in advising independent directors of companies engaged in exploration of strategic alternatives as well as its experience in representing clients in merger and acquisition transactions in the investment management industry.

        On July 13, 2009, Mr. Ammidon interviewed three nationally recognized investment banking firms under consideration for the role of financial advisor to the independent directors. Each firm discussed its experience advising independent directors and handling investment management merger and acquisition transactions, and responded to questions.

        On July 15, 2009, the independent directors of Highbury and their legal advisors met telephonically to discuss, among other things, Mr. Ammidon's recommendation that Sandler O'Neill be engaged to serve as financial advisor to the independent directors in connection with the exploration by the independent directors of strategic alternatives for Highbury. After a discussion of the qualifications of the three investment banking firms, the independent directors resolved to engage Sandler O'Neill on the basis of its significant expertise in merger and acquisition transactions in the investment management industry and in advising independent directors of companies engaged in the exploration of strategic alternatives.

        On July 23, 2009, Highbury's board of directors formally established a special committee comprised of the three independent directors, Messrs. Ammidon, Leary and Riordan, to explore and evaluate strategic alternatives aimed at enhancing stockholder value. The board of directors authorized and empowered the special committee to (i) explore and evaluate strategic alternatives that may be available to Highbury, including changes in Highbury's operating strategy, a business combination or other strategic transaction involving Highbury, a reorganization of Highbury or other transaction aimed at enhancing stockholder value, (ii) review proposals for business combinations or other strategic transactions involving Highbury and evaluate potential counterparties, (iii) hold meetings and discussions with representatives of stockholders of Highbury or potential counterparties regarding proposals for business combinations or other strategic transactions, (iv) make recommendations to the board of directors regarding the foregoing and (v) perform such other acts as the special committee may deem necessary or appropriate in order to carry out the foregoing responsibilities. The board of directors also authorized the special committee to retain, at Highbury's expense, its own financial, legal and other advisers and to determine their compensation.

        Also on July 23, 2009, following its formation, the special committee held its initial meeting, at which Mr. Ammidon was elected as chairman of the special committee. The special committee also ratified the engagement of Debevoise as its legal counsel and Sandler O'Neill as its financial advisor.

        On July 28, 2009, the special committee and its financial and legal advisors met telephonically to discuss the proposed engagement of Berkshire Capital Securities LLC, which is referred to as Berkshire Capital in this proxy statement/prospectus, to act as financial advisor to Highbury in connection with its ongoing review of strategic alternatives. At the meeting, representatives of Debevoise reviewed with the special committee the principal terms of the proposed engagement letter to be entered into by Highbury with Berkshire Capital. After discussion, the special committee determined that further discussion and negotiation with Berkshire Capital was required and that Mr. Ammidon should discuss with Berkshire Capital certain changes to the proposed engagement letter. The special committee determined to defer engaging a financial advisor at that time.

        On August 18, 2009, Mr. Bilton traveled to AMG's headquarters in Prides Crossing, Massachusetts to meet with members of AMG's management team. At the meeting, AMG's management team expressed its interest in Aston becoming an AMG affiliate. AMG also discussed with Mr. Bilton a possible ownership and operating structure for Aston following the completion of the proposed merger such that AMG would maintain the economic and business relationship between Aston management and AMG in substantially the same form as between Aston and Highbury (72% of revenues to Aston, 28% of revenues to AMG), except that 5% of revenues within the existing Aston allocation would be converted into an equity interest in a limited partnership format with put and call rights. Mr. Bilton advised AMG that it was premature for him to discuss any potential arrangements regarding Aston management at that time.

        Subsequently, Mr. Ammidon received a letter, dated August 24, 2009, from Mr. Horgen setting forth a proposal by AMG for a stock-for-stock merger involving all outstanding equity interests of Highbury at a price of $6.25 per share on a fully diluted basis, which reflected an enterprise valuation of approximately 7.2x Highbury's share of the owners' allocation of Aston's revenues on an annualized run-rate basis. The letter also indicated that AMG would continue a relationship with Aston on substantially the same economic terms as the existing arrangement and would require employment agreements from Aston management. AMG's August 24, 2009 letter did not address working capital or other issues related to any possible special dividend to be paid to Highbury stockholders.

        On August 27, 2009, the special committee and its financial and legal advisors met telephonically to discuss AMG's proposal. At the meeting, the special committee considered whether to continue to explore other strategic alternatives available to Highbury and, if the special committee decided to continue to explore strategic alternatives, the steps that could be taken to promote competitive bidding while keeping AMG interested in the proposed merger. Representatives of Sandler O'Neill identified, based on their industry knowledge, the parties likely to have the interest and capacity to acquire Highbury, noting that the group of likely interested buyers was not large. Representatives of Debevoise advised the special committee members of their legal duties in connection with a potential sale of Highbury, noting that selling Highbury was just one of the available strategic alternatives. Following the discussion, the members of the special committee agreed that AMG's proposal (although lacking details) was worth pursuing, but that it was in the best interests of Highbury's stockholders for the special committee to continue to explore other alternatives in order to potentially achieve a higher value. The special committee agreed that Highbury's management should compile a list of potential buyers, to be reviewed with Sandler O'Neill, whom Highbury could contact to explore their interest in a transaction with Highbury. The special committee also continued its discussion of whether Highbury should engage a separate financial advisor and the possibility of engaging Berkshire Capital to act as financial advisor to Highbury. The special committee agreed that, if Berkshire Capital were selected as financial advisor to Highbury, the executive officers of Highbury associated with Berkshire Capital should not receive any compensation from Berkshire Capital directly from any fees paid to it by Highbury.

        At the meeting on August 27, 2009, the special committee authorized Mr. Foote to conduct meetings with two potential strategic partners, which had been scheduled for the week of September 1, 2009, and to report to the special committee on the results of those discussions.

        On this same date and immediately following the meeting of the special committee, Highbury's board of directors, together with representatives of Bingham, Sandler O'Neill and Debevoise, met telephonically to discuss AMG's proposal and the process to advance it, as well as the special committee's exploration of strategic alternatives for Highbury. The board of directors discussed the AMG proposal, which was not specific other than with regard to price. The board of directors determined that in order to advance the AMG proposal, certain terms would need to be improved and additional proposed transaction terms would need to be provided. The board of directors also expressed the desire to consider other alternatives. While pursuing the AMG proposal, the board of directors, upon the recommendation of the special committee, determined to develop a list of additional potential purchasers of Highbury and to initiate or continue simultaneous discussions with such potential purchasers. Representatives of Highbury's management and Sandler O'Neill agreed to create a list of potential purchasers of Highbury which the board of directors would review and discuss at its next meeting. The board of directors also continued to discuss whether Highbury should engage a separate financial advisor in connection with a potential sale of Highbury.

        Also on August 27, 2009, Mr. Ammidon received from Mr. Horgen of AMG a draft operating agreement for Aston which would be entered into by AMG and members of Aston management at the completion of the proposed acquisition of Highbury by AMG. In his cover e-mail to Mr. Ammidon, Mr. Horgen indicated that the draft reflected AMG's proposal regarding the ongoing economic and governance relationship between Aston management and AMG following the completion of the proposed merger in substantially the same form as the existing arrangement between Aston management and Highbury, except that 5% of revenues within the existing Aston allocation would be converted into an equity interest in a limited partnership format with put and call rights. The final terms of the arrangement are more fully discussed under the heading entitled "The Merger—Interests of Highbury Executive Officers and Directors of the Merger—LP Agreement of Aston" beginning on page 120. Mr. Horgen also stated that AMG expected to be in a position to deliver to Highbury a draft merger agreement shortly after the completion of its due diligence of Highbury. Mr. Ammidon subsequently sent an e-mail to Mr. Horgen indicating that the board of directors was interested in AMG's proposal, would address it seriously and would respond in approximately two weeks.

        Following the meetings of Highbury's board of directors and the special committee on August 27, 2009, and at the direction of the board of directors, Bingham contacted the three nationally recognized investment banking firms, including Berkshire Capital, under consideration for the role of financial advisor to Highbury. Each firm discussed its experience advising on investment management merger and acquisition transactions, responded to questions and provided an indication of their proposed fees. Bingham subsequently relayed the substance of its discussions to Mr. Ammidon.

        On August 28, 2009, Mr. Horgen called Mr. Ammidon to discuss Highbury's response to AMG's proposal. Mr. Horgen stated that AMG would like to proceed with the proposed acquisition of Highbury as rapidly as possible. Mr. Horgen indicated that AMG appreciated the seriousness with which Highbury's board of directors reviewed AMG's indication of interest. Mr. Horgen also stated that AMG expected to obtain through its due diligence review of Highbury sufficient information about Highbury and its business to enable AMG to deliver the highest price to the stockholders of Highbury.

        On September 3, 2009, Highbury's board of directors and its legal advisors met telephonically to discuss a list of potential purchasers of Highbury which was prepared by representatives of Highbury management, together with input from Sandler O'Neill and Berkshire Capital. The board of directors of Highbury discussed the list of potential purchasers which included seven potential strategic partners which might be interested in acquiring Highbury and eight potential financial partners which might be interested in participating in a going-private transaction. The board of directors agreed that the proper course of action was to pursue both strategic and financial partners in order to keep the universe of options as broad as possible and to obtain the highest price available. The board of directors of Highbury also discussed potential strategic alternatives other than a sale of Highbury and agreed to continue the discussion at future meetings.

        On September 8, 2009, Highbury's board of directors and its legal advisors met telephonically to discuss the next steps necessary to pursue strategic alternatives for Highbury. The special committee asked Mr. Foote to provide it, on or before September 11, 2009, with proposed letters to potential purchasers of Highbury inviting each of them to provide a definitive indication of interest in a strategic transaction with Highbury, including the principal terms of any such transaction.

        On September 11, 2009, Mr. Ammidon, with the assistance of Debevoise, interviewed two nationally recognized investment banks regarding the role of providing financial advice on a potential sale of Highbury. Mr. Ammidon negotiated with both of the investment banks and with Berkshire Capital, and rejected each of the three initial fee proposals. The investment banks then submitted revised fee proposals, the lowest of which was submitted by Berkshire Capital.

        On September 11, 2009, Highbury management sent a letter and a proposed confidentiality agreement to representatives of AMG. To assist Highbury's board of directors and the special committee in their evaluation of AMG's proposal, the letter requested additional information from AMG regarding the proposed terms of a business combination between AMG and Highbury. The letter requested a formal response by September 25, 2009.

        Also on September 11, 2009, Highbury management sent letters and proposed confidentiality agreements to representatives of several other companies requesting additional information to assist Highbury's board of directors in its exploration and evaluation of strategic alternatives. The letters each requested formal responses by September 25, 2009. The outcome of these interactions is summarized as follows:

  •
  Company A:  On September 13, 2009, a representative of Company A, with whom a representative of Highbury had preliminary conversations in July and August 2009, told Highbury management that Company A was interested in a potential opportunity with Highbury but that it would be unable to respond before September 25, 2009. On September 18, 2009, a representative of Company A proposed changes to the draft confidentiality agreement. Thereafter, representatives of Company A and Highbury had several telephone calls and email exchanges during which Company A shared a very preliminary view on valuation of Highbury, and in late September said that it had other opportunities it was pursuing and that it would take several weeks for it to move forward with Highbury. These discussions did not advance beyond this stage.

  •
  Company B:  Highbury management had spoken in July 2009 to Company B, a privately-held corporation, and the parties and Aston management had a preliminary meeting in Chicago, Illinois on September 2, 2009. Company B responded to Highbury's September 11, 2009 letter on September 30, 2009 indicating an interest in pursuing a stock-for-stock transaction with Highbury but without an indication of value for either Highbury or Company B. Company B also indicated an unwillingness to engage in serious discussions with Highbury until after the expiration of Highbury's outstanding warrants in January 2010. On October 22, 2009, Highbury management spoke with a representative of Company B and discussed changes to Company B's proposal that would be required for it to be competitive with other opportunities available to Highbury. These discussions did not proceed beyond this stage.

  •
  Company C:  Highbury management and representatives of Company C had preliminary discussions in August 2009. Company C had also contacted Berkshire Capital in July 2009 expressing interest in a potential acquisition of Highbury. On September 2, 2009, Highbury and Aston management had a preliminary meeting with representatives of Company C in Chicago, Illinois. Company C responded to Highbury's September 11, 2009 letter on September 25, 2009 proposing to acquire Highbury for approximately $80 million and generally outlining a structure to combine the companies. On October 22, 2009, Highbury management spoke with a representative of Company C and discussed changes to Company C's September 25, 2009 proposal that would be required for Company C's proposal to be competitive with other opportunities available to Highbury. These discussions did not advance beyond this stage.

  •
  Company D:  Highbury management and representatives of Company D had preliminary conversations in August 2009 followed by a meeting in Chicago, Illinois on August 31, 2009, which included representatives of Aston. In response to Highbury's September 11, 2009 letter, on September 24, 2009, representatives of Company D told Highbury management that Company D was not currently prepared to move forward with discussions regarding a potential transaction.

        Highbury also investigated potential strategic opportunities with the following additional third parties:

  •
  Company E:  On September 9, 2009, Mr. Bilton initiated discussions with Company E about a potential transaction in which Company E would provide capital to Highbury for a recapitalization or going private transaction. On September 22, 2009, Highbury management sent Company E certain historical information about Aston. These discussions did not advance beyond this stage.

  •
  Company F:  On September 18, 2009, a representative of Company F contacted Mr. Bilton to inquire about the possibility of Company F merging with or acquiring Highbury. After this initial discussion, the representative of Company F contacted Highbury management and Berkshire Capital during the following week to discuss a potential business combination in more detail. On September 28, 2009, Highbury management sent a letter and a proposed confidentiality agreement to representatives of Company F requesting additional information from Company F regarding a potential business combination between Company F and Highbury and requesting a formal response by October 9, 2009. On October 8, 2009, representatives of Company F met with Highbury management in New York, New York to discuss the potential business combination. These discussions did not advance beyond this stage.

  •
  Company G:  On September 25, 2009, Highbury management spoke with representatives of Company G regarding Company G's interest in a potential acquisition of Highbury. On October 1, 2009, Messrs. Bilton and Foote met with representatives of Company G to learn more about Company G's growth strategy and discuss a potential acquisition of Highbury by Company G. Following this initial meeting, on October 5, 2009, Highbury management sent a letter and a proposed confidentiality agreement to representatives of Company G requesting additional information from Company G regarding a potential business combination between Company G and Highbury and requesting a formal response by October 16, 2009. On October 15, 2009, Highbury received a letter from Company G indicating an interest in acquiring 100% of Highbury and containing a preliminary valuation of approximately 8.5x Aston's EBITDA with some amount held in escrow post-closing to address any potential legal liabilities. On October 19, 2009, representatives of Company G met with Highbury and Aston management in Chicago, Illinois. On October 22, 2009, Highbury management spoke with a representative of Company G and discussed the changes to and improvements upon Company G's proposal, as set forth in its October 5, 2009 letter, that would be required for Company G's proposal to be competitive with other opportunities available to Highbury. These discussions did not advance beyond this stage.

  •
  Company H:  On October 8, 2009, Berkshire Capital called Company H, on a no-names basis, to inquire about Company H's potential interest in acquiring a sub-advised mutual fund platform. On October 13, 2009, Highbury management spoke with a representative of Company H about a potential acquisition of Highbury by Company H. These discussions did not advance beyond this stage.

  •
  Company I:  On October 21, 2009, Berkshire Capital called Company I, on a no-names basis, to inquire about Company I's potential interest in acquiring a sub-advised mutual fund platform. Company I did not indicate interest in this opportunity.

  •
  Company J:  On October 21, 2009, Berkshire Capital called Company J, on a no-names basis, to inquire about Company J's potential interest in acquiring a sub-advised mutual fund platform. Company J did not indicate interest in this opportunity.

  •
  Company K:  On October 23, 2009, Berkshire Capital called Company K, on a no-names basis, to inquire about Company K's potential interest in acquiring a sub-advised mutual fund platform. Representatives of Company K indicated that, since Company K did not have any sub-advised mutual funds, Company K would only be interested in a transaction if all of the sub-advisory contracts were terminated and the mutual funds were merged into Company K's existing mutual funds. On October 28, 2009, Berkshire Capital informed Company K that Aston believed that its fund trustees would not approve and recommend a transaction that terminated the sub-advisory contracts as such termination would disrupt the continuity of the investment process, and Aston and the fund trustees believed such continuity to be in the best interest of fund shareholders.

  •
  Company L:  On November 5, 2009, Berkshire Capital contacted a representative of Company L who recently had expressed an interest in a potential business combination with Aston. Berkshire Capital and the representative discussed Company L's specific interest, response time, approval process and other business activities in the investment management industry. Following this discussion, Company L requested a meeting with Aston management. Following conversations on November 6, 2009 and November 7, 2009 regarding possible transaction structure and pricing, representatives of Company L had a conference call with the Aston management team and Berkshire Capital to further explore a potential transaction. On November 16, 2009, Company L met with the Aston management team and Berkshire Capital in Chicago, Illinois to continue discussions. On November 19, 2009, a representative from Company L called Berkshire Capital and declined to pursue further discussions regarding a potential transaction. The representative indicated Company L's view that Aston's business model was sufficiently different from its business model to make the two firms incompatible.

  •
  Company M:  On November 13, 2009, Berkshire Capital contacted a representative of Company M who previously had expressed an interest in a potential business combination with Aston. Berkshire Capital and the representative discussed Company M's specific interest in a consolidation transaction which would entail merging Aston's mutual funds into Company M's existing mutual funds, terminating the sub-advisory agreements with Aston's sub-advisors and eliminating most, if not all, of Aston's employees. Berkshire Capital informed Company M that Aston believed that its fund trustees would not approve and recommend a transaction that terminated the sub-advisory contracts as such termination would disrupt the continuity of the investment process, and Aston and the fund trustees believed such continuity to be in the best interest of fund shareholders.

        On September 14, 2009, Mr. Horgen of AMG responded in writing to Highbury's September 11, 2009 letter. Mr. Horgen's letter provided further details regarding AMG's proposal, including detailed terms and conditions relating to the proposed purchase price, structure, closing conditions, approach to cash and working capital, the absence of any escrow or earnout and certain other key terms. The letter also contained a proposal for an economic arrangement between AMG and Aston management after the closing, which was similar to the existing arrangement between Aston management and Highbury, except that 5% of revenues within the existing Aston allocation would be converted into an equity interest in a limited partnership format with put and call rights and referenced the draft operating agreement that AMG had provided on August 27, 2009. In the letter, AMG requested that Highbury provide responses to AMG's due diligence requests and indicated that it was prepared to quickly negotiate and complete a mutually satisfactory transaction.

        On September 16, 2009, Highbury's board of directors and representatives of Bingham and Debevoise met telephonically to discuss the selection of a financial advisor for Highbury in connection with a potential sale. The special committee reported to the board of directors on the results of its negotiations with the three investment banks, noting that Berkshire Capital had presented the lowest bid. The special committee also noted its position that if Berkshire Capital were selected as financial advisor to Highbury, the executive officers of Highbury affiliated with Berkshire Capital would not receive any compensation from Berkshire Capital directly from any fees paid to it by Highbury. The board of directors discussed the candidates, their respective bids and the terms of engagement proposed by each of the potential financial advisors. Following the discussion, Highbury's board of directors agreed to engage Berkshire Capital on the basis of its significant experience in merger and acquisition transactions in the investment management industry, its knowledge of and financial models for Highbury based on prior engagements, and the competitiveness of its bid. Highbury entered into an engagement letter with Berkshire Capital on September 18, 2009. Berkshire Capital agreed to take such measures as were necessary to ensure that Messrs. Cameron, Foote and Forth received no compensation from Berkshire Capital directly from the fee payable by Highbury to Berkshire Capital in connection with the merger.

        On September 17, 2009, Mr. Horgen called Mr. Foote to discuss the announcement of the payment by Highbury of a special dividend. Mr. Horgen suggested that AMG and Highbury suspend discussions until after the record date of the special dividend because of the probability of substantial changes in Highbury's valuation and capital structure. Mr. Foote indicated that the special committee would continue to review and analyze strategic alternatives and told Mr. Horgen that Highbury would welcome the opportunity to re-open negotiations with AMG.

        On October 16, 2009, Mr. Ammidon received a letter from Mr. Horgen of AMG setting forth the terms of a revised proposal for AMG's acquisition of Highbury. Among other things, AMG's October 16, 2009 proposal valued Highbury at 9.25x Highbury's share of the owner's allocation of Aston's revenues on an annualized run-rate basis, payable in shares of AMG common stock. AMG also proposed that Highbury would be permitted to pay a special dividend to its stockholders in excess of an agreed upon working capital threshold at closing. AMG noted that it would require Aston to convert into a limited partnership, with Aston management and employees receiving profits interests in the limited partnership. AMG's letter also proposed that members of the Highbury management team would enter into certain transition services agreements with AMG.

        Following receipt of AMG's October 16, 2009 letter, Highbury management and representatives of Bingham discussed converting AMG's proposal into a term sheet to facilitate further review by Highbury's board of directors and negotiation with AMG. Bingham also began drafting an exclusivity agreement and non-disclosure agreement to be entered into between Highbury and AMG. Highbury management circulated to the Highbury board of directors drafts of a term sheet, reflecting the material terms of AMG's revised proposal, together with a proposed exclusivity agreement, and non-disclosure agreement and called a meeting of the Highbury board for October 28, 2009. Highbury management also proposed certain changes to the terms reflected in AMG's revised proposal, including an increase in the valuation of Highbury to 9.5x Highbury's share of the owners' allocation of Aston's revenues.

        On October 28, 2009, Highbury's board of directors and representatives of Bingham, Berkshire Capital, Debevoise and Sandler O'Neill met telephonically to discuss (i) an analysis prepared by Berkshire Capital which included a valuation of Highbury, a summary and analysis of several bids and indications of interest submitted by potential purchasers of Highbury and a profile of actual and potential bidders and (ii) AMG's proposal to acquire Highbury and whether to enter into a period of exclusivity with AMG. The board of directors asked representatives of Highbury management to present their views of the Berkshire Capital analysis and the AMG proposal. Mr. Foote stated that it was the opinion of Highbury management that Highbury should enter into a period of exclusive negotiations with AMG. Representatives of Berkshire Capital made a presentation to the board of directors in which they described the financial and other terms of the bids and indications of interest received, the status of each of these bids and indications of interest, their relative advantages and disadvantages to Highbury and its shareholders, Berkshire Capital's valuation analysis of Highbury and its preliminary valuation analysis of AMG. Berkshire Capital indicated its view that, according to its analysis, AMG should be able to increase its bid for Highbury. The board of directors engaged in a discussion with Berkshire Capital regarding the likelihood that each bid or indication of interest could reasonably be expected to be reduced to a definitive proposal and be consummated. The board of directors concluded that several of these indications of interest were too speculative to be pursued at the time, given the AMG proposal and its proposed time frame. The board of directors also reviewed drafts of the proposed term sheet and confidentiality and exclusivity agreements between Highbury and AMG. Following the presentation by Berkshire Capital and discussion by the board of directors of the presentation, the meeting was temporarily adjourned so that the special committee could meet to discuss the AMG proposal.

        At the meeting of the special committee on the same date, representatives of Sandler O'Neill made a presentation to the special committee in which they reviewed the key financial terms of the proposed acquisition of Highbury by AMG, described the valuation analysis of Highbury and the preliminary valuation analysis of AMG performed by Sandler O'Neill and compared the financial terms of AMG's proposal with the financial terms of the other transaction proposals received by Highbury. The special committee also discussed the financial presentation made by Berkshire Capital at the meeting of the board of directors held immediately prior to the special committee meeting and reviewed drafts of the proposed term sheet and confidentiality and exclusivity agreements between Highbury and AMG. Following discussion, the special committee resolved that Highbury should proceed with negotiating the proposed merger with AMG.

        Following the meeting of the special committee, a meeting of the board of directors of Highbury reconvened. The special committee informed the board of directors that it had met and discussed the Berkshire Capital analysis as well as the analysis provided to the special committee by Sandler O'Neill. The special committee stated that it was in agreement with Highbury management and believed that Highbury should proceed with negotiations with AMG. Following discussion, the board of directors, upon the recommendation of the special committee, authorized management of Highbury to pursue negotiations with AMG. Highbury's board of directors decided to pursue the proposed transaction with AMG as a result of, among other things, (i) the competitive financial terms of the AMG proposal,

(ii) the tax-deferred structure of the proposal, (iii) AMG's experience in negotiating and closing merger and acquisition transactions in the investment management industry, (iv) AMG's experience as a stable owner and operator of investment management firms and (v) AMG's desire and ability to negotiate and close a transaction efficiently. Highbury's management subsequently sent to Mr. Horgen Highbury's draft term sheet for the proposed merger as well as a draft of a non-disclosure agreement and a draft of an exclusivity agreement.

        On October 30, 2009, Mr. Horgen called Mr. Ammidon to advise him that AMG had reviewed Highbury's draft term sheet for the proposed merger and intended to propose limited changes. Mr. Horgen informed Mr. Ammidon that AMG viewed it as important that critical members of Highbury's management team remain available through the closing of the merger, and that AMG recognized that the board of directors would have to structure appropriate financial incentives to help ensure that this occurred.

        Later on October 30, 2009, the special committee and its legal advisors met telephonically to discuss the conversation that Mr. Ammidon had with Mr. Horgen. The members of the special committee discussed the issues raised by Mr. Horgen in the telephone conversation with Mr. Ammidon. Mr. Ammidon requested that representatives of Debevoise contact representatives of Ropes & Gray, LLP, which is referred to as Ropes & Gray in this proxy statement/prospectus, counsel for AMG, to learn additional details as to AMG's views on these issues.

        Later that day, Highbury received from representatives of AMG comments on the drafts of the term sheet and non-disclosure agreement relating to the proposed merger. Among other proposed changes to the term sheet, AMG renewed its prior proposal for Highbury's valuation at the 9.25x multiple. AMG's comments also included a proposal that AMG enter into voting and release agreements with certain stockholders of Highbury, all of the directors of Highbury and certain key employees of Highbury and Aston in connection with the proposed merger.

        On October 31, 2009, Highbury and AMG entered into a non-disclosure agreement and representatives of AMG commenced a due diligence review of Highbury. On November 1 and 2, 2009, representatives of AMG met in Chicago, Illinois with representatives of Highbury and Aston to conduct on-site due diligence and discuss other due diligence requests. Highbury representatives indicated to AMG that Highbury preferred to defer entering into an exclusivity agreement until the principal terms of a proposed transaction, including valuation of Highbury, were agreed.

        On November 3, 2009, the special committee and its legal advisors and compensation consultant, F.W. Cook, met telephonically to discuss the history of the compensation arrangements for the executive officers of Highbury, recommendations from Highbury's executive officers regarding compensation matters, and alternative ways to structure incentives for the executive officers to stay with Highbury through the closing of the proposed merger.

        On November 4, 2009, the special committee met telephonically with representatives of Bingham, Berkshire Capital, Debevoise and Sandler O'Neill to discuss AMG's changes to the term sheet for the proposed merger. The special committee discussed, among other things, the changes to the financial terms, including proposals to change the valuation multiple and to defer payment of the special cash dividend to the stockholders of Highbury until after the closing in order to secure a post-closing working capital adjustment. The special committee determined to ask AMG to increase the proposed multiple and reiterated its desire for the special dividend to be paid before closing. The special committee also discussed certain additional proposed terms of the merger.

        During the meeting, the special committee instructed its financial and legal advisors and representatives of Highbury to meet with representatives of AMG to further negotiate the terms of the proposed merger. The special committee authorized Mr. Caleb W. Burchenal of Berkshire Capital to act as Highbury's lead negotiator in connection with the proposed merger and instructed Mr. Burchenal to report directly to Mr. Ammidon on the progress of the negotiation.

        On November 6, 2009, representatives of Bingham, Berkshire Capital, Debevoise and Sandler O'Neill, on behalf of Highbury and the special committee, met with representatives of AMG and Ropes & Gray at the offices of Ropes & Gray in Boston, Massachusetts. The parties discussed the open issues reflected in the draft term sheet, including the valuation of AMG, the timing of measuring and paying the special dividend and the proposed transition services agreements with Highbury's executive officers. AMG informed the Highbury representatives that AMG would no longer request certain agreements with Highbury management, but that AMG was unwilling to further increase its valuation of Highbury at such time.

        During the meeting with AMG on November 6, 2009, representatives of Sandler O'Neill and Debevoise met separately with representatives of AMG and its advisors, outside the presence of Highbury's advisors, to describe for AMG the work of the special committee.

        On the same day, Ropes & Gray distributed to Bingham and Debevoise a draft merger agreement for the proposed acquisition of Highbury by AMG.

        On November 7, 2009, the special committee met telephonically with representatives of Debevoise and Sandler O'Neill to receive a report on the November 6, 2009 meeting with AMG and its legal advisors, including the session held outside the presence of Highbury's advisors, and to discuss the special committee's position on the key open issues. Later that day, Highbury's board of directors and representatives of Bingham, Berkshire Capital, Debevoise and Sandler O'Neill met telephonically to review the outcome of the discussions and negotiations with AMG in the meeting held on November 6, 2009. The Highbury representatives provided the board of directors with a summary of the substance of the negotiations with AMG and the current terms of the proposed merger. The Highbury board of directors instructed Berkshire Capital to relay to AMG that (i) it was, in the board's view, inappropriate to enter into an exclusivity arrangement with AMG until the parties were in agreement on the principal commercial terms of a possible transaction, including terms relating to the valuation of Highbury and (ii) the parties should continue to work towards finalizing the terms of a transaction. The Highbury board also instructed Berkshire Capital to contact remaining parties who had indicated potential interest in a strategic transaction with Highbury to indicate to such parties that they should submit any proposal soon. The Highbury board also instructed Bingham and Debevoise to revise the draft merger agreement to reflect Highbury's positions on the open points in the transaction.

        On November 9 and November 11, 2009, the special committee met with representatives of Debevoise and F.W. Cook to discuss additional information from its advisors and Highbury's executive officers regarding compensation matters. The special committee instructed its advisors to communicate a proposed compensation arrangement to Highbury's executive officers.

        On November 16, 2009, the special committee met telephonically with representatives of Bingham, Berkshire Capital, Debevoise and Sandler O'Neill to review a revised draft merger agreement prepared by Bingham and Debevoise. With respect to pricing, the special committee discussed (i) whether the merger consideration should be determined as a fixed exchange ratio, a fixed dollar value or a combination thereof, (ii) the appropriate period for measuring Highbury's revenue run-rate and (iii) issues relating to the proposed working capital adjustment and the special dividend payable to the stockholders of Highbury. The members of the special committee agreed that the special committee should reserve its position on the pricing issues until the special committee discussed these issues with the management of Highbury and Aston. The special committee also discussed the proposed grounds for terminating the merger agreement and certain related provisions, including a proposed termination fee of $3.8 million that would be payable by Highbury to AMG in certain circumstances if the proposed merger was not completed, and the proposed obligation of Highbury to reimburse AMG for its transaction expenses if the merger was not approved by the stockholders of Highbury. Following discussion, the special committee instructed its financial and legal advisors and representatives of Highbury to communicate to AMG that it was not prepared to accept the proposed expense reimbursement provision and its interest in decreasing the proposed termination fee. On the same date, the special committee also continued its discussion of compensation matters for Highbury's executive officers.

        On November 17, 2009, Bingham distributed to Ropes & Gray a revised draft of the merger agreement reflecting the special committee's proposals on the outstanding business and legal issues.

        On November 20, 2009, representatives of AMG met with members of Aston's management team and their legal advisors and representatives of Sandler O'Neill in Chicago, Illinois to finalize due diligence and discuss the operating agreement of Aston with Aston management and Aston's counsel Sonnenschein Nath & Rosenthal LLP. In addition, AMG met with members of the Aston mutual fund board to provide an overview of AMG.

        On the same date, representatives of the special committee and representatives of Bingham, Berkshire Capital, Debevoise and Sandler O'Neill participated in a conference call with representatives of AMG and Ropes & Gray to negotiate the terms of the merger agreement.

        On November 23, 2009, representatives of Debevoise had a telephone conversation with representatives of Ropes & Gray in which Ropes & Gray informed Debevoise that AMG's due diligence review of Highbury was substantially complete and that AMG intended to make a final proposal to Highbury within the next few days.

        On November 24, 2009, the special committee and its legal, financial and compensation advisors, together with director Mr. Anderson, by invitation of the special committee, and Highbury's executive officers, met telephonically to discuss compensation matters.

        On November 25, 2009, Ropes & Gray distributed to Bingham and Debevoise a revised draft of the merger agreement, together with a draft of the proposed voting agreement among AMG and certain significant stockholders of Highbury, Highbury's directors and members of senior management of Highbury and Aston, to be entered into concurrently with the execution of the merger agreement.

        On November 29, 2009, Mr. Horgen sent Mr. Ammidon a written proposal addressing valuation. AMG's valuation of Highbury was increased to 9.31x of Highbury's share of the owners' allocation of Aston's revenues, which valued Highbury at $115 million, based on Aston's October 31, 2009 revenue run-rate (excluding certain assets with respect to which notice of withdrawal had been received). This letter also proposed a working capital target of $6.5 million and included a proposal to determine the applicable AMG stock reference price based on the average stock price during the 20 trading days immediately prior to signing.

        On November 30, 2009, representatives of the special committee, Bingham, Berkshire Capital, Debevoise and Sandler O'Neil participated in a conference call with Ropes & Gray to negotiate the remaining open terms of the merger agreement and AMG's November 29, 2009 proposal. During the conference call, representatives of Ropes & Gray delivered AMG's further revised proposal on the outstanding economic and legal issues in respect of the proposed merger.

        Later that same day, the special committee met telephonically with its financial and legal advisors to review the terms of the revised draft of the merger agreement and to discuss the terms of AMG's revised proposal delivered by Ropes & Gray. The special committee discussed certain changes to the financial terms of the merger proposed by AMG, including AMG's proposals increasing the valuation multiple to 9.31x, providing for a downward adjustment of the merger consideration based on a reduction of Highbury's revenue run-rate by more than 5% between the signing and closing of the merger agreement, and setting Highbury's working capital target at $6.5 million. The special committee instructed its advisors and representatives of Highbury to communicate that the proposed increase in the valuation multiple and the proposed revenue run-rate adjustment were not acceptable to Highbury and to request from AMG further explanation for the proposed working capital target. The special committee also instructed its advisors and representatives of Highbury to propose to AMG a change in the base date for calculating Highbury's revenue run-rate from October 31, 2009 to November 30, 2009.

        On December 2, 2009, Bingham distributed to Ropes & Gray a revised draft of the merger agreement prepared by Bingham and Debevoise and reflecting the special committee's proposals on the outstanding business and legal issues.

        On December 4, 2009, representatives of the special committee, Bingham, Berkshire Capital, Debevoise and Sandler O'Neill participated in conference calls with representatives of AMG and Ropes & Gray to further negotiate the terms of the proposed merger. During the conference calls, representatives of AMG delivered AMG's revised proposal on the outstanding economic and legal issues relating to the merger. In particular, representatives of AMG indicated that, based on AMG's calculations of Highbury's revenue run-rate as of November 30, 2009, AMG was prepared to pay aggregate merger consideration of $117 million, which represented a valuation multiple of approximately 9.47x (after excluding certain assets under management subject to a substantial risk of withdrawal). AMG also agreed (i) to reduce the proposed revenue run-rate adjustment threshold from 95% of Highbury's revenue run-rate as of November 30, 2009, as previously proposed by AMG, to 90% of such revenue run-rate and (ii) to lower the working capital target from $6.5 million to $5.0 million. The parties also discussed the terms of the proposed voting agreements and certain other transaction documents.

        On December 5, 2009, Ropes & Gray distributed to Bingham and Debevoise a revised draft of the merger agreement reflecting the financial terms discussed by the parties during the December 4, 2009 conference call.

        On December 5 and 6, 2009, Debevoise, Bingham and Ropes & Gray continued to negotiate the remaining open issues in the proposed transaction documents, including the merger agreement, the voting agreements and certain other agreements and documents relating to the proposed merger.

        On December 6, 2009, the special committee held a telephonic meeting, in which representatives of Sandler O'Neill and Debevoise participated, to review the terms of the proposed merger with AMG. At the meeting, representatives of Debevoise informed the members of the special committee that the terms of the merger agreement and other transaction documents relating to the merger, including certain changes reflecting recent negotiations between the special committee's and Highbury's advisors and representatives of AMG, would be reviewed at a meeting of the full board, which was scheduled to take place immediately after the conclusion the special committee meeting. Representatives of Debevoise also described the remaining open issues in the merger agreement, noting that the parties were close to reaching a definitive agreement. Representatives of Sandler O'Neill made a presentation to the special committee, in which they reviewed the key financial terms of the proposed acquisition of Highbury by AMG, including the proposed transaction structure, the form and amount of merger consideration to be received by the stockholders of Highbury in the merger, the special dividend that Highbury would be permitted to pay to its stockholders prior to the closing, and certain other financial terms of the proposed transaction. The presentation also described the transaction multiples represented by the proposed merger, reviewed the valuation analyses of Highbury and AMG performed by Sandler O'Neill, summarized Sandler O'Neill's pro forma earnings model for the combined company that would result from the proposed merger and reviewed a number of precedent transactions involving companies in the investment management industry, including the premiums paid in a selected number of such transactions. In the conclusion of their presentation, representatives of Sandler O'Neill informed the special committee that Sandler O'Neill expected to be in a position to deliver, when requested by the special committee, an opinion to the effect that the merger consideration to be paid to the holders of Highbury's common stock in the proposed merger was fair, from a financial point of view, to such holders.

        Also at its December 6, 2009 meeting, the special committee discussed certain severance and indemnification agreements proposed to be entered into by Highbury with its executive officers in connection with the proposed merger. Representatives of Debevoise informed the members of the special committee that the executive officers of Highbury, R. Bruce Cameron, Richard S. Foote and R.

Bradley Forth, had requested that Highbury enter into indemnification agreements with them on terms similar to the terms of the indemnification agreements currently in place with Highbury's directors and members of Aston's senior management. The special committee instructed Debevoise to review the terms of the proposed indemnification agreements. Representatives of Debevoise also reviewed with the special committee the principal terms of severance agreements proposed to be entered into between Highbury and Messrs. Foote and Forth in order to ensure Highbury of access to their continued services until consummation of the merger. The special committee instructed Debevoise to continue to negotiate the terms of the proposed severance agreements with Messrs. Foote's and Forth's legal counsel.

        Following the meeting of the special committee, Highbury's board of directors, together with representatives of Bingham, Debevoise, Berkshire Capital and Sandler O'Neill met telephonically to discuss the terms of the proposed merger with AMG and the remaining steps that needed to be taken in order to reach a definitive agreement. The special committee briefed the board of directors on the results of its earlier meeting. The special committee informed the board of directors that because several issues remained outstanding in the merger agreement and the related transaction documents, the special committee was not prepared to make a recommendation to the board of directors on the proposed merger at that time and had not asked Sandler O'Neill to deliver a fairness opinion with respect to the merger. Representatives of Bingham provided an update on the negotiation and drafting of the merger agreement and related transaction documents and summarized the material terms of the merger agreement. The board of directors engaged in a discussion of material terms of the merger agreement, including the remaining open issues. Following the discussion of the merger agreement, Bingham also summarized, and the board of directors discussed, the other related transaction documents. Representatives of Bingham suggested that, despite the requests of AMG, the board of directors should take additional time to review the merger agreement and related transaction documents and should not approve the proposed merger until all material issues were resolved. The board of directors agreed to postpone the receipt of Berkshire Capital's fairness opinion. The board of directors also agreed that Mr. Ammidon should relay to AMG the board of directors' belief that it required additional time to review and consider the merger agreement.

        During the period from December 6, 2009 to December 12, 2009, Debevoise, Bingham and Ropes & Gray continued to negotiate the remaining open issues in the merger agreement and certain other transaction documents. In particular, the parties negotiated an increase in the aggregate number of shares of AMG common stock to be received by the stockholders of Highbury in the merger, which increase was calculated based on the AMG stock price on December 11, 2009 and reflected the parties' agreement to move the final day of the applicable stock price measurement period from December 4 to December 11, 2009 and to extend it from 20 trading days to 25 trading days immediately prior to the date of signing.

        On December 12, 2009, the special committee held a telephonic meeting, in which representatives of Debevoise and Sandler O'Neill also participated, to consider the proposed merger with AMG. At the meeting, representatives of Debevoise reviewed with the special committee its mandate from the board of directors and the legal standards applicable to the special committee's consideration of the proposed merger. Representatives of Sandler O'Neill reviewed certain changes to the financial terms of the proposed merger reflecting recent negotiations between the special committee's and Highbury's advisors and representatives of AMG, including the increase in the aggregate number of shares of AMG common stock to be received by the stockholders of Highbury in the merger. At the request of the special committee, representatives of Sandler O'Neill rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 12, 2009, to the effect that the merger consideration to be paid to the holders of Highbury's common stock in the proposed merger was fair, from a financial point of view, to such holders. After considering, among other things, the terms of the proposed merger and the factors described under "The Merger—Recommendation of the Special Committee; Reasons for the Merger," pursuant to the authority delegated to the special committee by the board of directors, the special committee unanimously adopted resolutions in which the special committee (i) determined that it was advisable and in the best interests of Highbury's stockholders for Highbury to enter into the merger agreement, (ii) approved the form, terms and provisions of the merger agreement and (iii) recommended that the board of directors approve and adopt the merger agreement, submit the merger agreement to the stockholders of Highbury for approval and adoption and recommend that the stockholders of Highbury approve and adopt the merger agreement.

        Also at the December 12, 2009 meeting of the special committee, representatives of Debevoise summarized for the special committee the principal terms of the proposed severance agreements between Highbury and Messrs. Foote and Forth and the principal terms of the proposed indemnification agreements between Highbury and Messrs. Cameron, Foote and Forth. After considering, among other things, the terms of the proposed severance agreements and the terms of the proposed indemnification agreements, the special committee unanimously adopted resolutions approving the form, terms and provisions of the proposed severance agreements and the proposed indemnification agreements (in the case of the severance agreements, with such changes as may be approved by the Chairman of the special committee) and recommending that the board of directors approve each of the proposed severance agreements and each of the proposed indemnification agreements.

        On December 12, 2009, immediately following the meeting of the special committee, Highbury's board of directors held a telephonic meeting, in which representatives of Bingham, Berkshire Capital, Debevoise and Sandler O'Neill also participated, to consider the proposed merger with AMG. On behalf of the special committee, a representative of Debevoise informed the board of directors that the special committee had received a fairness opinion relating to the merger agreement from Sandler O'Neill, and that the special committee had approved the merger agreement and recommended its approval to the board of directors and to the stockholders of Highbury. At the meeting, representatives of Berkshire Capital reviewed certain changes to the financial terms of the proposal as described above. At the request of the board of directors, representatives of Berkshire Capital provided a presentation on the fairness of the proposed merger, which was subsequently confirmed by delivery of a written opinion dated December 12, 2009, to the effect that the merger consideration to be received by the holders of Highbury's common stock in the proposed merger was fair, from a financial point of view, to such holders. After considering, among other things, the terms of the proposed merger and the factors described under "The Merger—Recommendation of the Board of Directors; Reasons for the Merger," the board of directors unanimously adopted resolutions in which the board of directors (i) determined that it was advisable and in the best interests of Highbury's stockholders for Highbury to enter into the merger agreement, (ii) approved the form, terms and provisions of the merger agreement, (iii) resolved to submit the merger agreement to Highbury's stockholders for approval and adoption, and to recommend that the stockholders approve and adopt the merger agreement and (iv) approved other transactions and agreements incidental to the merger agreement.

        Following the December 12, 2009 meetings of the special committee and the board, Bingham, Debevoise and Ropes & Gray finalized the merger agreement and resolved the remaining open issues.

        On December 12, 2009, Highbury and AMG executed the merger agreement, and certain significant stockholders of Highbury, the directors of Highbury (other than Mr. Leary who is not a stockholder) and certain members of Aston management executed voting agreements with AMG.

        On December 14, 2009, Highbury issued a press release and filed a Form 8-K announcing its entry into the merger agreement with AMG and the execution of voting agreements between AMG and certain significant stockholders of Highbury, the directors of Highbury (other than Mr. Leary who is not a stockholder) and certain members of Aston management.

        Following announcement of the merger, Mr. Timothy Brog, Chairman of the Board of Peerless, contacted Mr. Ammidon to discuss the possibility of terminating the proxy solicitation conducted by Peerless to elect Mr. Brog to the board of directors at Highbury's 2009 annual meeting and in support of two non-binding stockholder proposals. On December 17, 2009, the special committee and its legal advisors met telephonically to discuss Mr. Brog's proposal to terminate the proxy contest. Representatives of Debevoise summarized the principal terms of a proposed settlement agreement among Highbury, Mr. Brog and Peerless. Following the discussion, the special committee unanimously recommended that the board of directors of Highbury approve the settlement agreement. Immediately following the special committee meeting on December 17, 2009, the board of directors and its legal advisors met telephonically to discuss Mr. Brog's proposal to terminate the proxy contest. Representatives of Debevoise summarized for the board of directors the proposed settlement agreement. Following the discussion, the board of directors unanimously resolved to approve the settlement agreement and the transactions contemplated thereby. On December 18, 2009, the parties executed the settlement agreement, the terms of which are further described in Highbury's Form 8-K filed on December 18, 2009. Among other things, the settlement agreement provides that Peerless and Mr. Brog will vote their shares of Highbury common stock with respect to the merger in accordance with the recommendation of the Highbury board of directors, and that if the merger is not completed on or before July 16, 2010, or the merger agreement is terminated, then the board of directors of Highbury will take all necessary action to appoint Mr. Brog to serve on the Highbury board of directors for a term expiring at the 2012 annual meeting of stockholders.

Recommendation of the Special Committee; Reasons for the Merger

        The board of directors established a special committee comprised of Hoyt Ammidon Jr., Theodore M. Leary Jr. and Aidan J. Riordan, each an independent director of Highbury, to explore and evaluate strategic alternatives that may be available to Highbury and aimed at enhancing shareholder value, to review proposals for business combinations or other strategic transactions involving Highbury and evaluate potential counterparties, and to make recommendations to the board of directors regarding such business combinations or other strategic transactions. The special committee retained Sandler O'Neill as its financial advisor and Debevoise as its independent legal counsel.

        For a period of approximately five months, the special committee explored and evaluated various strategic alternatives available to Highbury, held meetings and engaged in discussions with representatives of large stockholders of Highbury regarding their views as to the future direction of Highbury's business, reviewed proposals for a business combination involving Highbury, engaged in extensive discussions and deliberations with respect to the proposed merger with AMG and alternative transaction proposals, and oversaw negotiations with representatives of AMG with respect to the merger agreement.

        The special committee, after careful consideration and by unanimous vote of its members at a meeting held on December 12, 2009, (i) determined that it was advisable and in the best interests of Highbury's stockholders for Highbury to enter into the merger agreement, (ii) approved the form, terms and provisions of the merger agreement and (iii) recommended that the board of directors approve and adopt the merger agreement, submit the merger agreement to the stockholders of Highbury for approval and adoption and recommend that the stockholders of Highbury approve and adopt the merger agreement.

        In reaching its determination, the special committee consulted with its financial and legal advisors as well as with Highbury's senior management and carefully considered the following material factors:

  •
  the fact that the merger consideration to be paid by AMG to the holders of Highbury common stock (not including the special dividend that Highbury is permitted to pay to its stockholders prior to the closing in accordance with the merger agreement) was estimated to deliver to the stockholders of Highbury value in the range from $4.86 per share to $5.81 per share (depending on the number of outstanding warrants exercised prior to the closing and based on an AMG stock price of $66.90 per share, which was determined using the average closing sales price of the AMG shares over the 25 trading days ending December 11, 2009), although the actual value will depend on the AMG stock price at the time of the closing;

  •
  the fact that the merger agreement allows Highbury to pay to its stockholders immediately prior to the closing a special cash dividend (to the extent Highbury's working capital exceeds $5.0 million), the aggregate amount of which was estimated to be between $8.0 million and $26.8 million depending on cash received from the exercise of outstanding warrants, which will result in additional value delivered to Highbury's stockholders;

  •
  the historical market prices and trading information with respect to the Highbury common stock and the AMG common stock and the fact that the merger consideration to be paid by AMG to the holders of Highbury common stock (based on the closing price of the AMG common stock on the date immediately prior to the announcement of the merger and without taking account of any potential reduction of the merger consideration pursuant to the terms of the merger agreement), together with the special dividend that Highbury is permitted to pay to its stockholders prior to the closing in accordance with the merger agreement, represent a substantial premium to the closing price of Highbury common stock on the date immediately prior to announcement of the merger;

  •
  the increased liquidity provided by the merger to Highbury's stockholders through continued ownership of the publicly-traded stock of a significantly larger and more actively traded company;

  •
  the expectation that the merger would generally be a tax-free transaction for Highbury's stockholders for U.S. federal income tax purposes;

  •
  the opportunity for Highbury's stockholders to participate in the future results and upside potential of a large, diversified investment management holding company;

  •
  the financial condition, results of operations and business of AMG, current and historical, including its sound business reputation and strong operating results in recent years;

  •
  the expectation that the merger would be slightly accretive to earnings per share (from 0.07% in 2010 to 0.38% in 2014) for AMG following the merger, on a pro forma basis, based on median analyst estimates of the combined company's projected pro forma net cash income;

  •
  the limited growth opportunities available to Highbury as an independent company, including its limited ability to grow through acquisitions, as compared to the growth opportunities available to a larger, diversified enterprise with significant financial resources;

  •
  the presence of a number of dissident stockholders, which has been a distraction to Highbury's management and a destabilizing factor for Aston's business;

  •
  the special committee's assessment that AMG is an experienced acquirer and operator of investment management boutiques, capable of providing a stable operating platform for Aston's business;

  •
  the special committee's process for exploring strategic alternatives for Highbury and its negotiations with AMG and other potential buyers concerning the potential sale of Highbury, which led the special committee to conclude that AMG's proposal was the highest price AMG was willing to pay for Highbury's equity and was the best alternative available to Highbury and its stockholders;

  •
  the terms and conditions of the merger agreement and related agreements, including:

  •
  the fact that the stockholders of Highbury will have the opportunity to approve or disapprove of the merger at a stockholders meeting to be held for that purpose;

  •
  the right of Highbury to terminate the merger agreement prior to its approval by the stockholders of Highbury if the board of directors (acting upon the recommendation of the special committee) determines that failure to do so would be inconsistent with its fiduciary duties, subject to the conditions set forth in the merger agreement, including the payment of a termination fee to AMG; and

  •
  the special committee's belief (based on the advice of its legal and financial advisors) that the termination fee of $3.6 million that may become payable by Highbury to AMG in certain circumstances if the merger is not completed is within the range of termination fees payable in comparable transactions and would not in and of itself preclude alternative transaction proposals;

  •
  the financial presentation of Sandler O'Neill to the special committee and its opinion that the merger consideration to be paid by AMG to the holders of Highbury's common stock is fair, from a financial point of view, to such holders;

  •
  the likelihood of consummation of the merger, including the limited number and nature of the conditions to AMG's obligation to consummate the merger; and

  •
  the current industry, economic and market conditions.

        The special committee also considered certain potentially negative factors in its deliberations concerning the merger, including the following factors:

  •
  the risks and costs to Highbury if the merger is not completed, including the significant transaction costs and expenses, the diversion of management and employee attention, the potential loss of clients and employees and the resulting decline in revenues, and the potential negative impact on the price of Highbury's common stock;

  •
  the fact that Highbury's stockholders will participate to only a limited extent in any future earnings or growth of Aston's business as part of AMG's business;

  •
  the risks associated with a decline in the price of the AMG common stock prior to the completion of the merger, which would cause the value of the merger consideration to be received by Highbury's stockholders to decline;

  •
  the possibility that the amount of the merger consideration could be adjusted downwards in accordance with the terms of the merger agreement if the revenue run-rate of Highbury attributable to consenting clients as of the end of the calendar month prior to the closing of the merger declines during the period between the signing of the merger agreement and the closing of the merger to less than 90% of Highbury's revenue run-rate as of November 30, 2009 (without giving effect to market movement between the two dates), as well as the possibility that the merger may not be completed if the revenue run-rate declines to less than 80% of the November 30, 2009 revenue run-rate during such period;

  •
  the fact that certain of Highbury's directors and executive officers have interests in the merger that are in addition to or different from those of Highbury's public stockholders;

  •
  the fact that under the terms of the merger agreement, Highbury is restricted in its ability to solicit alternative acquisition proposals;

  •
  the restrictions on the conduct of Highbury's and Aston's business prior to the completion of the merger, which may delay or prevent Highbury or Aston from pursuing business opportunities that may arise pending completion of the merger; and

  •
  the termination fee and reimbursement of AMG's transaction expenses that Highbury would be required to pay to AMG under specified circumstances.

After considering the foregoing factors, the special committee concluded that the positive factors outweighed the potential negative factors.

        The foregoing discussion summarizes the material factors considered by the special committee in its consideration of the merger and is not intended to be exhaustive. In view of the wide variety and complexity of factors considered by the special committee in its consideration of the merger, the special committee did not find it practical and did not attempt to quantify, rank or otherwise assign relative weights to any of the foregoing factors. In addition, individual members of the special committee may have given different weights to different factors. The special committee approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of Highbury's Board of Directors and Its Reasons for the Merger

        Highbury's board of directors, after careful consideration and by unanimous vote of its members at a meeting held on December 12, 2009, (i) determined that it was advisable and in the best interests of Highbury's stockholders for Highbury to enter into the merger agreement, (ii) approved the form, terms and provisions of the merger agreement and (iii) recommended that the board of directors approve and adopt the merger agreement, submit the merger agreement to the stockholders of Highbury for approval and adoption and recommended that the stockholders of Highbury approve and adopt the merger agreement. In reaching its determination, Highbury's board of directors followed the recommendation of the special committee and consulted with Highbury's management and legal and financial advisors, and carefully considered the following material factors:

  •
  the fact that the merger consideration to be paid by AMG (without taking into account any potential reduction and based on the closing price of the AMG common stock on the date immediately prior to announcement of the merger), together with the special dividend that Highbury is permitted to pay to its stockholders prior to the closing, represents a substantial premium to the closing price of Highbury's common stock on the trading day immediately prior to announcement of the merger;

  •
  the ability of the board of directors to return cash to the Highbury stockholders in the form of the special cash dividend (to the extent Highbury's working capital exceeds $5.0 million), the aggregate amount of which was estimated to be between $8.0 million and $26.8 million, which will result in additional value being delivered to Highbury's stockholders;

  •
  the limited growth opportunities available to Highbury as an independent company, including its limited ability to grow through acquisitions, as compared to the financial and growth prospects for Highbury and its stockholders through a business combination with AMG;

  •
  the opportunity for Highbury's stockholders to participate in the future results and upside potential of a large, diversified investment management holding company;

  •
  the increased liquidity provided by the merger to Highbury's stockholders through ownership of the freely tradable stock of a significantly larger and more actively traded company listed on the NYSE;

  •
  the expectation that the merger would generally be a tax-free transaction for Highbury's stockholders for U.S. federal income tax purposes;

  •
  the assessment of the board of directors of Highbury of the financial condition of AMG, and of AMG's business, operations, capital level, asset quality, financial condition and reputation in the investment management industry and that AMG will provide a stable operating platform for the Aston business;

  •
  the assessment of the board of directors of Highbury that AMG is an experienced acquirer and operator of investment management boutiques;

  •
  the opinion of Berkshire Capital and Sandler O'Neill that, as of the date of that opinion, the merger consideration to be received from AMG is fair from a financial point of view to the Highbury stockholders;

  •
  the current and prospective economic and competitive environment facing the investment management industry and Highbury in particular and the risks of continuing to operate the business on a stand-alone basis;

  •
  the special committee's process for investigating strategic alternatives for Highbury and its negotiations with AMG and with other potential acquirors concerning the potential sale of Highbury and its subsequent recommendation of the merger to the board of directors, which assisted the board of directors in concluding that AMG's offer was the highest price AMG was willing to pay, and was the best alternative available to Highbury and its stockholders;

  •
  the fact that the merger must be approved by holders of at least a majority of the voting power of the Highbury common stock and Series B preferred stock, voting together as a single class;

  •
  the fact that AMG has agreed to employ certain key members of Aston management who are expected to provide a degree of continuity and involvement by Aston constituencies following the merger;

  •
  the lack of any required approvals by AMG stockholders to complete the merger, and the determination that AMG has the available resources, ability and desire to complete the merger in a timely manner;

  •
  the financial and other terms and conditions of the merger agreement, including, but not limited to, the fact that the terms of the merger agreement (i) do not act to preclude third parties from making proposals after execution of the merger agreement, (ii) will not prevent the board of directors from determining, in the exercise of its fiduciary duties under applicable law and subject to the terms of the merger agreement, to provide information to and engage in negotiations with any such third parties, and (iii) will not prevent Highbury, if Highbury stockholders defeat the merger proposal, and subject to payment of a fee to AMG, from completing a transaction with another third party that makes a superior proposal to Highbury stockholders;

  •
  the likelihood of closing the merger, including the limited number and nature of the conditions to AMG's obligations to consummate the merger; and

  •
  current industry, economic and market conditions.

        In the course of its deliberations regarding the merger, Highbury's board of directors also considered the following potentially negative factors that Highbury's board of directors determined did not outweigh the benefits to Highbury and its stockholders expected to be generated by the merger:

  •
  that certain directors and executive officers of Highbury have interests in the merger in addition to their interests generally as stockholders, including severance arrangements, employment agreements, interests in Aston revenue, the engagement with Berkshire Capital, and other interests;

  •
  the risk to Highbury that the merger is not consummated, including the significant expenses and the diversion of management attention, the potential loss of clients and employees and the potentially negative impact on the trading price of Highbury's common stock;

  •
  the risks associated with a decline in the trading price of AMG's common stock prior to completion of the merger, which would cause the value of the merger consideration to be received by Highbury's stockholders to decline;

  •
  the possibility that the amount of the merger consideration could be adjusted downwards in accordance with the terms of the merger agreement if the revenue run-rate of Aston attributable to consenting clients as of the end of the calendar month prior to the closing of the merger declines during the period between signing the merger agreement and closing the merger to less than 90% of the revenue run rate as of November 30, 2009, and the possibility that AMG may determine not to complete the merger if the revenue run-rate declines to less than 80% of the November 30, 2009 revenue run-rate during that period; and

  •
  the termination fee and reimbursement of AMG's transaction expenses that Highbury could be required to pay AMG under certain specified circumstances.

        In view of the variety of factors considered, Highbury's board of directors did not deem it practicable and did not assign any relative or specific weights to the individual factors considered in reaching their determination, and individual directors may have given different weights to different factors.

        After careful consideration of the matters described above, particularly AMG's experience and competitive positioning and the special committee's process in pursuing strategic alternatives for Highbury, Highbury's board of directors determined unanimously that the merger proposal is fair to and in the best interests of Highbury and its stockholders. Highbury's board of directors has approved and declared advisable and unanimously recommends that Highbury stockholders vote or give instructions to vote "FOR" the merger proposal.

Opinion of Highbury's Financial Advisor

        Pursuant to an engagement letter dated September 18, 2009, Highbury engaged Berkshire Capital to act as a non-exclusive financial advisor in connection with a review of strategic alternatives including a potential business combination involving Highbury. Berkshire Capital was retained to work closely with designated Highbury personnel in evaluating the critical strategic and internal governance factors affecting Highbury and to provide management and the board of directors with an analysis of the implications for valuation and growth of the business, particularly as it relates to the current owners. At the conclusion of this initial step, Berkshire Capital provided a written summary of its findings and recommendations with respect to several strategic alternatives Highbury could choose to pursue, including a business combination.

        Once Highbury elected to pursue a business combination, Berkshire Capital assisted Highbury in analyzing values that might be obtained in a business combination and various forms a business combination could take, developed a list of prospective purchasers and evaluated proposals received from prospective purchasers. Berkshire Capital then advised Highbury as to strategies for negotiating with prospective purchasers, worked with Highbury in approaching and initiating discussions with prospective purchasers and participated in negotiations. Once an agreement in principle was reached with AMG, Berkshire Capital assisted Highbury in negotiating a definitive merger agreement and rendered a written opinion as to the fairness, from a financial point of view, of the consideration to be received by stockholders in the merger.

        Berkshire Capital, as part of its investment banking business, is regularly engaged in the business of providing financial advisory services in connection with mergers and acquisitions in the investment management industry. Highbury's board of directors decided to use the services of Berkshire Capital because it is an investment banking firm that has substantial experience in such matters. Berkshire Capital acted as financial adviser to Highbury in the merger, and will receive a fee for its services, the principal portion of which is contingent upon consummation of the merger. In addition, Highbury has agreed to reimburse Berkshire Capital for its reasonable expenses, and to indemnify Berkshire Capital against certain liabilities that may arise out of the engagement, including the rendering of the fairness opinion. Berkshire Capital has in the past provided, and continues to provide, office space, as well as certain office and secretarial services, financial reporting and administrative support, information technology equipment and support and access to numerous subscription-based periodicals and databases, to Highbury pursuant to an administrative services agreement, for which Highbury pays Berkshire Capital a monthly fee of $10,000. Certain employees of Berkshire Capital own shares of Highbury common stock. Furthermore, R. Bruce Cameron, Highbury's Chairman of the Board, Richard S. Foote, Highbury's President, Chief Executive Officer and Director, and R. Bradley Forth, Highbury's Executive Vice President, Chief Financial Officer and Secretary, are employees and equity owners of Berkshire Capital.

        Berkshire Capital delivered its written opinion to Highbury's board of directors on December 12, 2009, which stated that, as of such date, and based upon and subject to the assumptions made, matters considered, procedures followed and limitations on its review as set forth in the opinion, the merger consideration to be received in the merger by the holders of Highbury common stock is fair from a financial point of view to such stockholders.

        Approval by the Highbury stockholders is a condition to the consummation of the merger. The full text of Berkshire Capital's written opinion is attached hereto as Annex C. You are urged to read the Berkshire Capital opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Berkshire Capital in rendering its opinion. The summary of the Berkshire Capital opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

        Berkshire Capital expressed no opinion or recommendation as to how Highbury stockholders should vote with respect to the merger. Berkshire Capital was not requested to opine as to, and the opinion does not address, the relative merits of the merger as compared to other business strategies that might be available to Highbury or Highbury's underlying business decision to proceed with the merger. Berkshire Capital has consented to the use of its opinion in this proxy statement/prospectus.

        In arriving at its opinion, Berkshire Capital, among other things:

  •
  reviewed the draft merger agreement dated December 11, 2009;

  •
  reviewed certain publicly available business and financial information relating to Highbury and AMG that Berkshire Capital deemed relevant;

  •
  reviewed certain information relating to the business, earnings, cash flow and prospects of Highbury and AMG;

  •
  conducted discussions with certain members of senior management of Highbury and AMG to discuss Highbury's and AMG's respective past and current business operations, financial condition and future prospects, and the effects of the merger on the financial condition and future operations and prospects of Highbury and AMG;

  •
  reviewed certain historical and forward-looking business, financial and other information relating to Highbury provided to or discussed with Berkshire Capital by the management of Highbury;

  •
  reviewed certain financial and stock market data and other information for Highbury and AMG and compared that data and information with corresponding data and information for companies with publicly traded securities that Berkshire Capital deemed relevant;

  •
  compared the financial terms of the merger with the financial terms of certain other transactions that Berkshire Capital deemed to be relevant;

  •
  reviewed certain pro forma financial effects of the merger;

  •
  participated in certain discussions and negotiations among representatives of Highbury and AMG and their financial and legal advisors; and

  •
  performed such other financial studies, analyses and investigations, and considered such other factors, as Berkshire Capital deemed appropriate.

        In preparing its opinion, with Highbury's consent, Berkshire Capital assumed and relied upon the accuracy and completeness, in all material respects, of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by it and did not assume any responsibility for independent verification of any of the foregoing information. Berkshire Capital was not requested to make, and did not make, an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Highbury or any of its affiliates, nor was Berkshire Capital furnished with any such evaluation or appraisal. Further, Berkshire Capital assumed with Highbury's consent that all of the information prepared by the management of Highbury provided to it for purposes of its opinion, including the projections for Highbury, was prepared on a reasonable basis reflecting the best currently available estimates and judgments of Highbury's management as to the expected future financial performance of Highbury. Berkshire Capital further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

        Berkshire Capital did not undertake any independent legal analysis of the merger, any related transactions, the merger agreement or any legal or regulatory proceedings pending or threatened related to Highbury. Berkshire Capital was not asked to, and did not, express any opinion as to the after-tax consequences of the merger to the stockholders of Highbury. Furthermore, Berkshire Capital did not express any opinion as to the price at which the common stock of AMG or the common stock of Highbury may trade at any future time.

        Berkshire Capital's opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to it as of, December 12, 2009. Berkshire Capital also assumed that the executed merger agreement would conform in all material respects to the draft merger agreement reviewed by it, and that the merger will be consummated on the terms described in the draft merger agreement without any waiver of any material terms or conditions by the stockholders of Highbury.

        The following is a summary of the material financial analyses presented by Berkshire Capital to Highbury's board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the analyses performed by Berkshire Capital, nor does the order of analyses described represent the relative importance or the weight given to those analyses by Berkshire Capital. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of Berkshire Capital's financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 12, 2009, and is not necessarily indicative of current market conditions.

        Analysis of Selected Precedent Mergers and Acquisition Transactions.    An analysis of precedent mergers and acquisition transactions is based on a review of mergers and acquisition transactions involving target companies that operate in the same industry, or a substantially similar industry, as Highbury. Information is typically not disclosed publicly for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be material to the acquirer. As a result, the precedent transaction analysis is generally limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

        Berkshire Capital reviewed certain data obtained from SNL Financial LC for 14 transactions announced since January 2003 involving domestic sellers for which pricing information was publicly available and in which transaction value exceeded $10 million and two or more transaction pricing multiples were available. Although none of the target companies in the selected transactions used for purposes of this analysis, or the selected transactions used for purposes of the transaction premium analysis described below, are directly comparable to Highbury, the target companies in the transactions selected for both analyses were companies with operations that, for purposes of the respective analyses, may be considered similar in certain respects to certain of Highbury's operations. For each of the precedent transactions, Berkshire Capital calculated and compared, among other things, the ratio of the estimated transaction value to the target company's last twelve months, which is referred to as LTM in this proxy statement/prospectus, net income, LTM revenues and assets under management. The following table sets forth certain information regarding the precedent mergers and acquisition transactions.

					Price /
Date	Seller (Entity Sold)	Buyer	Transaction Price	Seller AUM	LTM Net Income	LTM Revenues	AUM
			Dollars in millions
8/18/09	Lincoln National Corporation (Delaware Management Holdings, Inc.)	Macquarie Group Ltd.	$428.0	$126,681	35.7x	1.24x	0.34%
12/1/08	American International Group, Inc. (AIG Private Bank Ltd.)	Aabar Investments PJSC	254.0	7,000	9.1x	NA	3.63%
4/16/08	AMR Corp. (American Beacon Advisors, Inc.)	Investor group	480.0	65,000	NA	5.28x	0.82%
2/28/08	NIS Holdings Inc. (National Investment Services, Inc.)	Titanium Asset Management Corp.	37.2	3,181	14.6x	3.43x	1.17%
9/5/07	Sovereign Holdings, LLC	Titanium Asset Management Corp.	10.5	1,657	12.7x	NA	0.63%
9/5/07	Wood Asset Management, Inc.	Titanium Asset Management Corp.	36.5	1,491	38.6x	NA	2.45%
6/19/07	Nuveen Investments, Inc.	Madison Dearborn Partners LLC	5,759.7	166,095	29.5x	7.83x	3.47%
1/31/07	Marsh & McLennan Companies, Inc. (Putnam LLC)	Power Corp. of Canada	3,900.0	192,075	NA	2.82x	2.03%
2/15/06	Merrill Lynch & Co., Inc. (Merrill Lynch Investment Managers, LP)	BlackRock, Inc.	9,487.4	539,000	24.0x	5.47x	1.76%
6/23/05	Citigroup, Inc. (Asset management business)	Legg Mason Inc.	3,700.0	437,000	15.4x	NA	0.85%
5/10/05	Edelman Financial Center Inc.	Sanders Morris Harris Group	25.0	2,600	NA	2.77x	1.89%
8/26/04	MetLife, Inc. (SSRM Holdings, Inc.)	BlackRock, Inc.	460.0	52,000	11.9x	1.56x	0.88%
7/21/03	Neuberger Berman Inc.	Lehman Brothers Holdings Inc.	2,947.1	56,271	27.4x	5.08x	5.24%
6/25/03	State Street Corporation (Private asset management business)	Charles Schwab Corp.	365.0	11,500	NA	4.56x	3.17%

        Berkshire Capital compared the transaction pricing proposed in the merger agreement, including where appropriate estimates of the special dividend to be paid to stockholders immediately prior to the merger closing date, to the summary transaction pricing metrics derived from the precedent transactions on three different bases, based on the possibility, but not the certainty, that holders of Highbury warrants will elect to exercise their warrants prior to the warrant expiration date of January 25, 2010:

  1.
  the value of the AMG common stock to be received in the merger based on an assumed transaction value of $113.6 million, reflecting the proposed issuance of 1,748,879 shares of AMG common stock and the closing price of AMG's common stock on December 11, 2009 of $64.93;

  2.
  a combined value of $121.6 million, comprised of the value of AMG common stock to be received in the merger and an estimated special dividend of $8.0 million, assuming no Highbury warrants are exercised; and

  3.
  a combined value of $140.4 million, comprised of the value of AMG common stock to be received in the merger and an estimated special dividend of $26.8 million, assuming all of Highbury's warrants are exercised.

        The special dividends estimated for purposes of this analysis and the transaction premium analysis described below were based on an assumed merger closing date of June 30, 2010. The multiples of Highbury net income were based on LTM cash net income before one-time expenses incurred in the third quarter of 2009 related to the operation of the special committee and the Series B preferred stock exchange. The following table sets forth the results of this analysis.

	Precedent Transactions			Highbury / AMG Merger
Ratio	Range	Mean	Median	Merger Consideration	Merger Consideration Plus Estimated Special Dividend, Assuming No Warrants Exercised	Merger Consideration Plus Estimated Special Dividend, Assuming All Warrants Exercised
Transaction Value / LTM Net Income	9.1x - 38.6x	21.9x	19.7x	31.8x	34.0x	39.3x
Transaction Value / LTM Revenues	1.24x - 7.83x	4.00x	4.00x	3.28x	3.51x	4.06x
Transaction Value / Assets Under Management	0.34% - 5.24%	2.02%	1.83%	1.91%	2.05%	2.36%

        Transaction Premium Analysis.    A transaction premium analysis is based on a review of acquisition transactions involving publicly traded target companies that operate in the same industry, or a substantially similar industry, as the target company. The transaction premium analysis involves a comparison of the transaction price, on a per share basis, to the trading price of the target company's common stock one day and 30 days prior to the announcement of the transaction. Berkshire Capital reviewed data obtained from SNL Financial LC for nine acquisitions of publicly traded investment management firms since January 1999. The following table sets forth certain information regarding the precedent public company transactions.

Date	Seller	Buyer	Transaction Price	1-Day Premium	30-Day Premium
			Millions
6/19/07	Nuveen Investments, Inc.	Madison Dearborn Partners LLC	$5,760	19.8%	20.3%
7/21/03	Neuberger Berman Inc.	Lehman Brothers Holdings Inc.	2,947	0.2%	19.3%
7/10/01	Tremont Advisers Inc.	OppenheimerFunds Inc.	145	-3.8%	5.6%
10/25/00	Fiduciary Trust Co. International	Franklin Resources, Inc.	825	74.4%	99.8%
6/19/00	United Asset Management Corp.	Old Mutual Plc	1,439	21.6%	39.4%
6/16/00	Nvest L.P., Nvest Companies L.P.	Caisse des Depots et Consignations	1,870	100.0%	109.2%
5/15/00	Pioneer Group, Inc.	Unicredito Italiano SpA	1,270	40.3%	97.7%
1/13/00	U.S. Trust Corporation	Charles Schwab Corp.	2,619	63.5%	67.9%
10/31/99	Pimco Advisors Holdings LP	Allianz AG	3,216	11.7%	17.7%

        Berkshire Capital computed the transaction value per share indicated by the merger consideration and where appropriate estimates of the special dividend to be paid to stockholders immediately prior to the merger closing date on four different bases, based on the possibility, but not the certainty, that holders of Highbury warrants will elect to exercise the warrants prior to the warrant expiration date of January 25, 2010:

  1.
  the value of the AMG common stock to be received in the merger based on an assumed transaction value of $113.6 million, assuming no Highbury warrants are exercised;

  2.
  the value of the AMG common stock to be received in the merger, assuming all Highbury warrants are exercised;

  3.
  a combined value of $121.6 million, comprised of the value of AMG common stock to be received in the merger and an estimated special dividend of $8.0 million, assuming no Highbury warrants are exercised; and

  4.
  a combined value of $140.4 million, comprised of the value of AMG common stock to be received in the merger and an estimated special dividend of $26.8 million, assuming all Highbury warrants are exercised.

        The following table sets forth the four per share values described above.

	Highbury / AMG Merger
	Merger Consideration Assuming No Warrants Exercised	Merger Consideration Assuming All Warrants Exercised	Merger Consideration Plus Estimated Special Dividend, Assuming No Warrants Exercised	Merger Consideration Plus Estimated Special Dividend, Assuming All Warrants Exercised
	Dollars and shares in millions, except per share amounts
Merger Consideration	$113.6	$113.6	$113.6	$113.6
Estimated Special Dividend	0.0	0.0	8.0	26.8

Total Value	$113.6	$113.6	$121.6	$140.4

Shares Outstanding	19.539	23.371	19.539	23.371
Total Value Per Share	$5.81	$4.86	$6.22	$6.01

        Berkshire Capital compared the transaction premiums indicated by the merger consideration and where appropriate the estimated special dividend on the four bases described above to the summary transaction premiums derived from the precedent public company transactions. The following table sets forth the results of this analysis, based on Highbury's closing price on December 11, 2009 of $4.00 and the closing price 30 days prior thereto of $3.93:

	Precedent Transactions			Highbury / AMG Merger
Premium	Range	Mean	Median	Merger Consideration Assuming No Warrants Exercised	Merger Consideration Assuming All Warrants Exercised	Merger Consideration Plus Estimated Special Dividend, Assuming No Warrants Exercised	Merger Consideration Plus Estimated Special Dividend, Assuming All Warrants Exercised
1-Day Premium	-3.8% - 100.0%	36.4%	21.6%	45.3%	21.5%	55.6%	50.2%
30-Day Premium	5.6% - 109.2%	53.0%	39.4%	47.9%	23.6%	58.4%	52.9%

        Comparative Analysis of Highbury Trading Multiples.    Berkshire Capital calculated and compared various financial ratios and public market multiples for Highbury to the corresponding financial ratios and public market multiples for selected investment management firms, including BlackRock, Franklin Resources, T. Rowe Price, Invesco, Legg Mason, Eaton Vance, AMG, Federated Investors, Waddell & Reed, Janus, GAMCO Investors, Calamos Asset Management, Cohen & Steers, Pzena Investment Management, Westwood Holdings, U.S. Global Investors and Diamond Hill Investment Group. Although none of the selected companies is directly comparable to Highbury, the companies included were chosen because they are publicly traded companies with operations that for purposes of the Berkshire Capital analysis may be considered similar to certain of Highbury's operations. The public market multiples and financial ratios for Highbury and each of the selected companies were based on the latest publicly available financial data obtained from SEC filings, data from SNL Financial LC, research estimates compiled by Thomson First Call, and closing stock prices as of December 11, 2009. For purposes of this analysis (i) Berkshire Capital calculated Highbury's public market multiples and earnings per share, which is referred to as EPS in this proxy statement/prospectus, growth rate on the basis of the corresponding cash EPS amounts; (ii) Berkshire Capital utilized 2009 and 2010 cash EPS projections for Highbury of $0.40 and $0.43, respectively, as provided by management; (iii) Highbury shares outstanding were deemed to include the shares into which the Series B preferred stock is convertible on an as-converted basis; (iv) Highbury's LTM and estimated 2009 cash EPS and LTM earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA in this proxy statement/prospectus, were adjusted to exclude one-time legal expenses incurred in the third quarter of 2009 related to the operation of the special committee and the Series B preferred stock exchange; and (v) Highbury management's estimate of its 2010 cash EPS assumed that the warrants are exercised and the proceeds used to repurchase shares. The following table sets forth certain financial ratios and public market multiples for Highbury and the selected public companies.

		Selected Publicly Traded Investment Managers
	Highbury	Range	Mean	Median
	Dollars in thousands
Market Value	$78,157	$166,641 - 30,715,265	$5,908,370	$2,504,601
Price / LTM EPS	11.8x	10.6x - 220.5x	41.5x	27.9x
Price / 2009E EPS	10.0x	12.9x - 33.4x	23.3x	24.0x
Price / 2010E EPS	9.4x	12.1x - 25.0x	17.7x	16.8x
Enterprise Value / LTM EBITDA	18.6x	5.9x - 25.2x	17.5x	17.5x
Price / LTM Revenues	2.3x	2.1x - 9.1x	5.4x	5.1x
Price / AUM	1.32%	0.6% - 8.0%	3.09%	3.04%
Projected 5-Year EPS Growth Rate	16.7%	-13.5% - 19.0%	9.4%	9.6%
Indicated Dividend Yield	5.00%	0.00% - 3.79%	1.41%	1.38%

        Discounted Cash Flow Analysis.    A discounted cash flow analysis estimates the value of a company based upon the company's projected future free cash flows over the forecast period and the company's terminal value at the end of the forecast period, discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for debt service and dividend payments after providing for cash operating expenses, income taxes, changes in working capital and capital expenditures. For purposes of its analysis, Berkshire Capital utilized forecasts provided by Highbury management. These forecasts did not include management fees on certain assets under management pursuant to investment management contracts which management of Highbury and AMG have determined may be at risk of termination. The following table sets forth the financial projections Berkshire Capital incorporated into its analysis.

	At or For Year Ended Dec. 31, 2008	Year Ending Dec. 31
		2009	2010	2011	2012	2013	2014
	Dollars in thousands, except AUM, which are in millions, and per share amounts
Assets Under Management(a)	$3,524.5	$5,940.4	$6,992.7	$8,162.0	$9,447.0	$10,839.3	$12,327.9
Subsidiary Revenues	33,775	36,237	46,532	54,671	63,729	73,765	84,675
Highbury Revenue Share	6,147	8,297	13,029	15,308	17,844	20,654	23,709
Cash Net Income	2,923	4,997	8,335	9,409	10,728	12,192	13,762
Average Diluted Shares	9,119	12,437	19,548	18,152	17,905	17,669	17,436
Cash EPS	0.32	0.40	0.43	0.52	0.60	0.69	0.79
Dividends Per Share		1.65	0.30	0.34	0.39	0.45	0.51

(a)
Includes separate accounts. 11/30/09 long-term assets under management totaled $5,941 million, after adjustment for risk of termination of certain pension accounts ($460MM).

        Management's projections were based on the following assumptions regarding net new business flows and total return by mutual fund asset class.

	Large Cap Stocks	Mid Cap Stocks	Small Cap Stocks	International Stocks	Balanced	Fixed Income	Total
Average Annual New Business, 2010 - 2014	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
Average Annual Total Return, 2010 - 2014	6.00%	8.00%	10.00%	10.00%	4.80%	4.70%	7.46%

        Management's projections also assumed (i) holding company operating expenses of 4.8% of consolidated revenue, (ii) no change to average management fees, administrative fees and sub-administrative fees for existing mutual funds, (iii) phase-out of fee waivers for smaller mutual funds as assets under management grow over time above certain thresholds, (iv) continuity of the existing mutual fund line-up, (v) no follow-on acquisitions of investment management companies; (vi) exercise of outstanding warrants; (vii) use of excess working capital to repurchase shares; (viii) inclusion of the shares into which the Series B preferred stock is convertible on an as-converted basis in diluted shares outstanding; (ix) no debt as a component of Highbury's capital structure; and (x) a 65% dividend payout ratio.

        Berkshire Capital estimated a range of terminal values at the end of the forecast period by applying a range of terminal price/earnings multiples to cash net income in the final year of the forecast period. Terminal value refers to an estimated valuation of the cash flows expected to be received subsequent to the last year in the forecast period. Berkshire Capital utilized terminal price/earnings multiples of 10x to 15x, based on certain valuation metrics for Highbury and selected companies that exhibited similar business characteristics to certain of Highbury's operations. Berkshire Capital utilized discount rates ranging from 16.0% to 18.0%, which range included Berkshire Capital's estimate of Highbury's cost of equity capital of 17.0% derived by utilizing a cost of equity capital analysis based on the Capital Asset Pricing Model and certain financial and valuation metrics for Highbury and selected companies that exhibited similar business characteristics to certain of Highbury's operations.

        This analysis resulted in a range of implied values for Highbury of $89.6 million to $128.9 million based on management's projections, as compared to (i) the current value of the merger consideration of $113.6 million; (ii) a total value of $121.6 million including a special dividend assuming no warrants are exercised; and (iii) a total value of $140.4 million including a special dividend assuming all warrants are exercised. The following table sets forth the results of this analysis.

	Discount Rate
Terminal Price/Earnings Multiple	16.0%	17.0%	18.0%
	Dollars in thousands
Discounted Cash Flow Value @ 12/11/09:
10.00x	$96,401	$92,937	$89,638
11.00x	102,896	99,156	95,594
12.00x	109,391	105,375	101,551
13.00x	115,887	111,594	107,508
14.00x	122,382	117,813	113,464
15.00x	128,877	124,032	119,421

        Berkshire Capital also calculated a range of implied values for Highbury on a per share basis, assuming, on the one hand, that none of the Highbury warrants are exercised, and on the other hand, that all Highbury warrants are exercised. In both cases, Berkshire Capital calculated a range of implied values for Highbury common stock of $4.60 to $6.84, based on management's projections. This range compares to (i) the merger consideration of $5.81 per share assuming no warrants are exercised; (ii) the merger consideration of $4.86 per share assuming all warrants are exercised; (iii) a total value of $6.22 per share including a special dividend assuming no warrants are exercised; and (iv) a total value of $6.01 per share including a special dividend assuming all warrants are exercised.

	Discount Rate
Terminal Price/Earnings Multiple	16.0%	17.0%	18.0%
Discounted Cash Flow Value Per Share @ 12/11/09,
Assuming Exercise of Warrants:
10.00x	$4.97	$4.78	$4.60
11.00x	5.35	5.14	4.94
12.00x	5.72	5.50	5.29
13.00x	6.09	5.85	5.63
14.00x	6.46	6.21	5.97
15.00x	6.84	6.57	6.31
Discounted Cash Flow Value Per Share @ 12/11/09,
Assuming Warrants Not Exercised:
10.00x	$4.98	$4.79	$4.60
11.00x	5.35	5.14	4.95
12.00x	5.72	5.50	5.29
13.00x	6.09	5.86	5.63
14.00x	6.47	6.21	5.97
15.00x	6.84	6.57	6.31

        Berkshire Capital performed a sensitivity analysis incorporating two additional sets of net new business and total return scenarios, as set forth in the following table.

	Large Cap Stocks	Mid Cap Stocks	Small Cap Stocks	International Stocks	Balanced	Fixed Income	Total
Average Annual New Business, 2010 - 2014	10.00%	10.00%	10.00%	10.00%	10.00%	10.00%	10.00%
	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%
Average Annual Total Return, 2010 - 2014	8.00%	10.00%	12.00%	12.00%	5.85%	3.76%	9.43%
	4.00%	6.00%	8.00%	8.00%	3.75%	5.63%	5.50%

        The sensitivity analysis, utilizing a 17.0% discount rate and terminal price/earnings multiples of 10x, 12.5x and 15x, resulted in a range of implied values for Highbury of $78.7 million to $143.9 million, as set forth below.

Discounted Cash Flow Value @ 12/11/09, 17.0% Discount Rate
	10.0x Terminal Price/Earnings Multiple			12.5x Terminal Price/Earnings Multiple			15.0x Terminal Price/Earnings Multiple
	2010-14 Average Annual Net New Business (% of Beginning AUM)			2010-14 Average Annual Net New Business (% of Beginning AUM)			2010-14 Average Annual Net New Business (% of Beginning AUM)
Weighted Average Annual Total Return
	10.00%	8.00%	5.00%	10.00%	8.00%	5.00%	10.00%	8.00%	5.00%
	Dollars in thousands
9.43%	$107,048	$99,625	$90,095	$125,489	$116,540	$105,052	$143,929	$133,456	$120,009
7.46%	99,749	92,937	84,193	116,690	108,484	97,953	133,630	124,032	111,712
5.50%	92,992	86,744	78,731	108,550	101,032	91,387	124,108	115,319	104,043

        Comparative Analysis of AMG Trading Multiples.    Berkshire Capital calculated and compared various financial ratios and public market multiples for AMG to the corresponding financial ratios and public market multiples for selected investment management firms, including BlackRock, Franklin Resources, T. Rowe Price, Invesco, Legg Mason, Eaton Vance, Federated Investors, Waddell & Reed and Janus. Although none of the selected companies is directly comparable to AMG, the companies included were chosen because they are publicly traded companies with operations that for purposes of the Berkshire Capital analysis may be considered similar to certain of AMG's operations. The public market multiples and financial ratios for AMG and each of the selected companies were based on the latest publicly available financial data obtained from SEC filings, data from SNL Financial LC, research estimates compiled by Thomson First Call, and closing stock prices as of December 11, 2009. For purposes of this analysis, Berkshire Capital calculated public market multiples for AMG on the basis of the corresponding cash EPS amounts. The following table sets forth certain financial ratios and public market multiples for AMG and the selected public companies.

		Selected Publicly Traded Investment Managers
	AMG	Range	Mean	Median
	Dollars in thousands
Market Value	$2,825,948	$2,297,566 - 30,715,265	$10,375,229	$4,221,321
Price / LTM EPS	15.4x	12.7x - 42.4x	30.5x	27.9x
Price / 2009E EPS	15.0x	12.9x - 33.4x	24.0x	24.1x
Price / 2010E EPS	12.1x	12.4x - 21.9x	17.0x	16.6x
Enterprise Value / LTM EBITDA	15.5x	7.5x - 25.2x	18.4x	19.5x
Price / LTM Revenues	4.1x	2.1x - 8.1x	4.7x	4.1x
Price / Assets Under Management	1.42%	0.60% - 4.77%	2.41%	2.25%
Projected 5-Year EPS Growth Rate	12.8%	7.7% - 19.0%	10.6%	9.5%
Indicated Dividend Yield	0.00%	0.31% - 3.79%	1.71%	1.91%

        Dividend Discount Model—AMG.    Berkshire Capital performed a dividend discount model in order to derive a range of implied values for AMG common stock. The analysis incorporated (i) an estimated cost of equity capital for AMG of 12.7%, which was derived by utilizing a cost of equity capital analysis based on the Capital Asset Pricing Model and certain financial and valuation metrics for AMG and selected companies that exhibited similar business characteristics to AMG; (ii) consensus estimated 2010 cash earnings per share of $5.35 published by Wall Street research analysts as compiled by Thomson First Call; (iii) a consensus five-year cash earnings per share growth rate of 12.8% published by Wall Street research analysts as compiled by Thomson First Call; (iv) a dividend payout ratio of 0.0%; and (v) a range of terminal multiples of 11.1x to 13.1x, where the midpoint of 12.1x corresponded to AMG's price/earnings multiple on consensus estimated 2010 cash earnings per share as of December 11, 2009. This analysis resulted in a range of implied values of AMG common stock of $59.38 to $70.05, as compared to the closing AMG share price of $64.93 on December 11, 2009.

        Pro Forma Merger Analysis.    Berkshire Capital prepared an illustrative merger analysis in order to estimate the pro forma effect of the merger on AMG's 2010 and 2011 estimated cash EPS, incorporating (i) Highbury management's projections of cash net income; (ii) elimination of Highbury holding company expenses; (iii) AMG's consensus 2010 cash EPS of $5.35; and (iv) AMG's consensus five-year cash EPS growth rate of 12.8%. This analysis indicated that the transaction would be accretive to AMG cash EPS by $0.01 per share, or 0.14%, in 2010 and $0.01 per share, or 0.20%, in 2011.

        The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses are necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above without considering the analyses as a whole could create an incomplete view of the processes underlying the Berkshire Capital opinion. In arriving at its fairness determination, Berkshire Capital considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Berkshire Capital made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

        Berkshire Capital prepared these analyses for purposes of providing its opinion to Highbury's board of directors as to the fairness, from a financial point of view, of the merger consideration to be received in the merger by the holders of Highbury common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are illustrative and not necessarily indicative of actual future results or values, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Highbury, Berkshire Capital or any other person assumes responsibility if future results are materially different from those forecast.

        As described above, the opinion of Berkshire Capital was just one of the many factors taken into account by Highbury's board of directors in making its determination to approve the acquisition, including those described elsewhere in this proxy statement/prospectus.

Opinion of the Special Committee's Financial Advisor

        By letter dated July 17, 2009, the independent directors of Highbury retained Sandler O'Neill to act as their financial advisor in connection with their consideration of strategic alternatives and certain transactions, including the proposed acquisition of the Series B LLC interests in Aston held by members of Aston management in exchange for shares of Highbury Series B preferred stock which is referred to as the Series B Exchange in this proxy statement/prospectus. The letter contemplated that if the board of directors of Highbury appointed the independent directors to a special committee of the board of directors of Highbury (as it did on July 23, 2009), then Sandler O'Neill would act as financial advisor to the special committee. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to the special committee of the board of directors of Highbury in connection with the proposed business combination with AMG. At the December 12, 2009 meeting of the special committee of Highbury, at which the special committee of Highbury considered and approved the merger agreement, Sandler O'Neill delivered to the special committee its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration payable to the holders of Highbury's common stock was fair to such holders from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Annex D to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Highbury's stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the special committee of the board of directors of Highbury and is directed only to the fairness to the holders of Highbury common stock from a financial point of view of the merger consideration. It does not address the underlying business decision of Highbury to engage in the merger or the other transactions contemplated by the merger agreement or any other aspect of such transactions, and is not a recommendation to any Highbury stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

        In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

  (1)
  the merger agreement;

  (2)
  certain publicly available financial statements and other historical financial information of Highbury and its subsidiaries that it deemed relevant;

  (3)
  certain publicly available financial statements and other historical financial information of AMG that it deemed relevant;

  (4)
  internal earnings estimates for Highbury for the years ending December 31, 2009 through December 31, 2014 as provided to Sandler O'Neill by the management of Highbury;

  (5)
  publicly available consensus earnings projections for AMG for the years ending December 31, 2009 through December 31, 2011;

  (6)
  to the extent publicly available, the financial terms of certain recent business combinations in the investment management industry;

  (7)
  the publicly reported historical price and trading activity for Highbury's and AMG's common stock, including a comparison of certain financial and stock market information for Highbury and AMG with similar publicly available information for certain other companies the securities of which are publicly traded;

  (8)
  current market environment generally and the investment management environment in particular; and

  (9)
  other information, financial studies, analyses and investigations, along with financial, economic and market criteria, that Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with members of senior management of Highbury the business, financial condition, results of operations and prospects of Highbury and held similar discussions with members of senior management of AMG regarding the business, financial condition, results of operations and prospects of AMG.

        In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of members of the senior management of Highbury and AMG that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and it did not assume any responsibility or liability for the accuracy or completeness of the information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Highbury or AMG or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals.

        Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Events occurring after the date the opinion was delivered to Highbury could materially affect Sandler O'Neill's opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date the opinion was delivered. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions to closing of the transactions in the merger agreement are not waived. Sandler O'Neill also assumed that there had been no material change in Highbury's or AMG's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O'Neill, and that Highbury and AMG will remain as going concerns for all periods relevant to its analyses. With the special committee's consent, Sandler O'Neill relied upon the advice Highbury received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered, without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Highbury and AMG and no transaction is identical to the business combination of Highbury and AMG. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Highbury or AMG and the companies to which they are being compared. Sandler O'Neill's opinion has been approved by Sandler O'Neill's fairness opinion committee.

        With respect to the publicly available consensus earnings for AMG provided by senior management of AMG and the internal earnings estimates for Highbury provided by senior management of Highbury and in both instances used by Sandler O'Neill in its analyses, members of Highbury's and AMG's senior managements confirmed to Sandler O'Neill that those projections reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Highbury and AMG, respectively, and Sandler O'Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O'Neill expressed no opinion as to such estimates and financial projections or the assumptions on which they were based.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Highbury, AMG and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the special committee of the board of directors of Highbury at its December 12, 2009 meeting. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill expresses no opinion herein as to what the value of AMG's common stock will be when issued pursuant to the merger agreement or the prices at which Highbury's or AMG's common stock may trade at any time.

        Summary of Proposal.    Sandler O'Neill reviewed the financial terms of the proposed transactions. The merger agreement provides that 1,748,879 shares of AMG's common stock will be issued in the aggregate, which is referred to as the aggregate consideration in this proxy statement/prospectus, to the holders of Highbury's common stock, subject to certain adjustments as described in the merger agreement. Each share of Highbury common stock outstanding immediately prior to the effective time of the merger will receive such number of shares of AMG common stock, which is referred to as the merger consideration in this proxy statement/prospectus, as is equal to the aggregate consideration divided by the total number of shares of Highbury common stock outstanding immediately prior to the effective time of the merger. Based upon 19,539,244 Highbury common shares outstanding (which includes outstanding shares of Highbury's Series B preferred stock on an as converted basis) and the closing price of AMG's common stock on December 11, 2009, the merger consideration to be received by Highbury's common stockholders would be $5.81 per share, assuming no outstanding warrants to purchase shares of Highbury common stock are exercised. Assuming the exercise of all of Highbury's 3,832,056 outstanding warrants, each with an exercise price of $5.00 per share, the merger consideration to be received by Highbury's common stockholders would be $4.86 per share.

        Sandler O'Neill also considered the special cash dividend that Highbury is permitted and intends to pay to its stockholders prior to the closing under the terms and subject to the conditions of the merger agreement. As of December 11, 2009, the aggregate amount of the special dividend was estimated to be between $8.0 million and $26.8 million, depending on the extent to which the outstanding Highbury warrants are exercised. Without the exercise of outstanding Highbury warrants, the per share amount to be received by Highbury stockholders in the transactions, pro forma for the special dividend payment, was $6.22 as of December 11, 2009 (assuming that the aggregate special dividend amount is $8.0 million). Assuming the exercise of all outstanding Highbury warrants, the per share amount to be received by Highbury stockholders in the transactions, pro forma for the special dividend payment, was $6.01 as of December 11, 2009 (assuming that the aggregate special dividend amount is $26.8 million).

        Based on unaudited September 30, 2009 financial information, Sandler O'Neil calculated and analyzed the adjusted deal value and per share consideration based on specified scenarios. The first table below shows the deal value and per share consideration, in scenarios that assume the payment of a special dividend and no special dividend and the exercise and non-exercise of the warrants. The second table analyzes those values as a multiple of certain financial metrics, percentage of assets under management and premia to market prices.

	Assumes No Special Dividend Adjustment		Assumes Special Dividend Payment
Unadjusted Deal Value ($mm)	$113.6	$113.6	$113.6	$113.6
Special Dividend ($mm)	$0.0	$0.0	$8.0	$26.8

Adjusted Deal Value ($mm)	$113.6	$113.6	$121.6	$140.4

Shares Outstanding (with and without Exercise of Warrants)	19,539,244	23,371,300	19,539,244	23,371,300
Per Share Consideration	$5.81	$4.86	$6.22	$6.01

	Basis	Transaction Multiples	Transaction Multiples	Transaction Multiples	Transaction Multiples
Highbury Basis
Deal Value / LTM Cash Net Income ($mm)(1)	$3.57	31.8x	31.8x	34.0x	39.3x
Deal Value / LTM Revenue ($mm)(2)	$34.61	3.28x	3.28x	3.51x	4.05x
Deal Value / Assets Under Management ($bn)(3)	$5.94	1.91%	1.91%	2.05%	2.36%
1 Day Market Premium	$4.00	45.3%	21.5%	55.6%	50.1%
30 Day Market Premium	$3.93	47.9%	23.6%	58.4%	52.8%
Aston Basis
Deal Value / LTM EBITDA ($mm)(4)	$9.64	11.8x	11.8x	12.6x	14.6x

(1)
Pro forma through September 30, 2009 to exclude expenses related to Series B preferred stock exchange ($822,000) and expenses related to the special committee ($686,000), tax effected at 39%

(2)
Through September 30, 2009

(3)
As of November 30, 2009 after adjustments for certain excluded accounts

(4)
Through September 30, 2009

        Sandler O'Neill compared the transaction multiples highlighted above with the median value of comparable investment management firm transactions that occurred since January 1, 2002 and had an announced transaction value greater than $10 million. The median multiples for those transactions are highlighted below:

Median Transaction Multiple
Deal Value / LTM Net Income	19.3x
Deal Value / LTM Revenue	3.50x
Deal Value / Assets Under Management	2.11%
1 Day Market Premium	21.6%
30 Day Market Premium	39.4%
Deal Value / LTM EBITDA	10.4x

        1.    Highbury Net Present Value Analysis.    Sandler O'Neill performed an analysis that estimated the present value of future cash flow streams to Highbury's stockholders if the transactions were not undertaken. As part of its analysis, Sandler O'Neill performed the following analyses:

          A.    Comparable Company Analysis.    Sandler O'Neill used publicly available information to compare selected financial and market trading information of a group of asset managers selected by Sandler O'Neill as being comparable to Highbury with respect to valuations and operating statistics. The group, which is referred to as the Highbury Peer Group in this proxy statement/prospectus, consisted of the following publicly traded asset managers:

Affiliated Managers Group, Inc.	BlackRock, Inc.
Calamos Asset Management, Inc.	Cohen & Steers, Inc.
Diamond Hill Investment Group, Inc.	Eaton Vance Corp.
Federated Investors, Inc.	Franklin Resources, Inc.
GAMCO Investors, Inc.	Invesco Ltd.
Janus Capital Group Inc.	Legg Mason, Inc.
Pzena Investment Management, Inc.	T. Rowe Price Group, Inc.
US Global Investors, Inc.	Waddell & Reed Financial, Inc.
Westwood Holdings Group, Inc.

        The analysis compared publicly available historical and current stock price data, current market value and assets under management information, estimated financial information and the median data for the Highbury Peer Group as of and for the 12-month period ended September 30, 2009. The table below sets forth the comparative data as of and for the 12-month period ended September 30, 2009, with pricing data as of December 11, 2009.

	Highbury	Highbury Peer Group
Current Price	$4.00	—
Current Market Capitalization (in millions)	$78	$2,492
Market Cap / Assets Under Management	1.32%	2.83%
Market Cap / LTM Revenue	2.26x	5.67x
Price / LTM Earnings Per Share	11.9x	27.0x
Price / Est. 2009 Earnings Per Share	10.0x	27.3x
Price / Est. 2010 Earnings Per Share	9.3x	18.2x
Enterprise Value / LTM EBITDA	16.2x	16.2x

          B.    Discounted Cash Flow Analysis and Terminal Value Analysis.    Sandler O'Neill performed an analysis that estimated the present value of future cash flow streams to Highbury's stockholders. The discounted cash flow analysis applied discount rates ranging from 15.8% to 19.8%, selected by Sandler O'Neill based on the assumed discount rate of 17.84%.(5) Sandler O'Neill employed a perpetuity growth model, applying a 9.5% long term growth rate to the projected 2014 cash net income, as provided by senior management of Highbury. The 9.5% long term growth rate is equal to the median long term growth rate of select publicly traded peers of AMG, which are discussed below. Sandler O'Neill varied this long term growth rate in its sensitivity analysis from 7.5% to 11.5%. Sandler O'Neill also applied a percentage change in annual cash net income from -10.0% to 10.0% in its sensitivity analysis. As illustrated in the following tables for discount rates between 15.8% and 19.8%, this analysis indicated an imputed range of values of Highbury's cash flows of $83.8 million to $183.2 million when applying a long term growth rate of 7.5% to 11.5% and $85.3 million to $147.4 million when applying a percentage change in annual cash net income of -10.0% to 10.0%.

  (5)
  The discounted cash flow analysis assumed a discount rate of 17.84%, calculated as the Risk Free Rate (10-Year Treasury Yield as of 12/11/09 of 3.55%, Source: Bloomberg) plus Ibbotson Industry Premium (Investment Advice Industry Premium of 4.25%) plus Ibbotson Size Premium (size premium for market capitalization between $1.6 million and $453.3 million of 3.74%) plus Ibbotson 60-Year Equity Risk Premium (6.30%).

(1) Highbury Net Present Value (in thousands of dollars) Based on Assumed Long Term Growth Rate Multiple(6)

  (6)
  Long term growth rates represent 2% actual range around comparable median growth rates as the midpoint.

Discount Rate	7.5%	8.5%	9.5%	10.5%	11.5%
15.8%	$108,307	$119,390	$133,971	$154,011	$183,287
16.8%	$100,224	$109,009	$120,188	$134,894	$155,108
17.8%	$93,704	$100,851	$109,711	$120,986	$135,818
18.8%	$88,334	$94,270	$101,478	$110,414	$121,784
19.8%	$83,835	$88,851	$94,837	$102,105	$111,116

(2) Highbury Net Present Value (in thousands of dollars) Based on Annual Change in Cash Net Income(7)

  (7)
  Highbury's senior management provided the projected cash net income values for the years ended December 31, 2009 through December 31, 2014, which projected values are reflected in the table on page 107 above; Sandler O'Neill varied those values each year by the percentages set forth in the sensitivity table above.

Discount Rate	(10.0%)	(5.0%)	0.0%	5.0%	10.0%
15.8%	$120,573	$127,272	$133,971	$140,669	$147,368
16.8%	$108,170	$114,179	$120,188	$126,198	$132,207
17.8%	$98,740	$104,226	$109,711	$115,197	$120,683
18.8%	$91,330	$96,404	$101,478	$106,552	$111,626
19.8%	$85,353	$90,095	$94,837	$99,579	$104,321

        Sandler O'Neill noted that the discounted cash flow and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        2.    AMG Net Present Value Analysis.    Sandler O'Neill performed the following analyses that estimated the present value per share of future cash flow streams to AMG's investors:

          A.    Comparable Company Analysis.    Sandler O'Neill used publicly available information to compare selected financial and market trading information of a group of asset managers selected by Sandler O'Neill as comparable to AMG with respect to valuations and operating statistics. The group, which is referred to as the AMG Peer Group in this proxy statement/prospectus, consisted of the following publicly traded asset managers:

BlackRock, Inc.	Eaton Vance Corp.
Federated Investors, Inc.	Franklin Resources, Inc.
Invesco Ltd.	Janus Capital Group Inc.
Legg Mason, Inc.	T. Rowe Price Group, Inc.
Waddell & Reed Financial, Inc.

        The analysis compared publicly available historical and current stock price data, current market value and assets under management information, estimated financial information and the median data for the AMG Peer Group as of and for the 12-month period ended September 30, 2009. The table below sets forth the comparative data as of and for the 12-month period ended September 30, 2009, with pricing data as of December 11, 2009.

	AMG	AMG Peer Group
Current Price	$64.93	$29.13
Current Market Capitalization (in millions)	$2,731	$4,445
Market Cap / Assets Under Management	1.37%	2.20%
Market Cap / LTM Revenue	4.11x	4.02x
Price / LTM Earnings Per Share	15.9x	27.9x
Price / Est. 2009 Earnings Per Share	14.9x	28.4x
Price / Est. 2010 Earnings Per Share	12.1x	18.0x
Enterprise Value / LTM EBITDA	15.0x	17.4x

          B.    Discounted Cash Flow Analysis and Terminal Value Analysis.    Sandler O'Neill performed an analysis that estimated the present value per share of future cash flow streams to AMG's investors. The discounted cash flow analysis applied discount rates ranging from 12.4% to 16.4%, based on the assumed discount rate of 14.37%.(8) To approximate the per share terminal value of AMG at December 31, 2014, Sandler O'Neill employed an exit multiple approach, applying estimated forward earnings-per-share multiples ranging from 10.1x to 14.1x, based on an assumed exit multiple of 12.1x, the current Price / Est. 2010 EPS multiple for AMG. Sandler O'Neill also applied a range of percentage changes in cash net income to each of the years' cash flows from -10.0% to 10.0%. As illustrated in the following tables for discount rates between 12.4% and 16.4%, this analysis indicated an imputed range of values of AMG's cash flows of $64.91 per share to $96.63 per share when applying an 10.1x to 14.1x forward earnings-per-share multiples and $66.12 per share to $94.97 per share when applying a percentage change in annual cash net income of -10.0% to 10.0%.

(3) AMG Per Share Value Based on Price / Estimated Forward EPS Multiple(8)

  (8)
  The discounted cash flow analysis assumed a discount rate of 14.37%, calculated as the Two Year Stock Beta (172%, Source: Bloomberg) multiplied by Ibbotson 60-Year Equity Risk Premium (6.30%) plus the Risk Free Rate (10-Year Treasury Yield as of 12/11/09 of 3.55%, Source: Bloomberg).

Discount Rate	10.1x	11.1x	12.1	13.1x	14.1x
12.4%	$76.05	$81.20	$86.34	$91.48	$96.63
13.4%	$73.05	$77.96	$82.86	$87.77	$92.68
14.4%	$70.19	$74.88	$79.57	$84.26	$88.94
15.0%	$67.48	$71.96	$76.44	$80.92	$85.40
16.4%	$64.91	$69.19	$73.47	$77.75	$82.03

(4) AMG Per Share Value Based on Annual Change in Cash Net Income(9)

  (9)
  Sandler O'Neill relied on the median of publicly disclosed guidance for AMG's fourth quarter 2009 cash earnings per share, the median analyst estimate for AMG's 2010 and 2011 cash earnings per share, and applied the median analyst estimated long term growth rate for 2012 through 2014 cash earnings per share; Sandler O'Neill varied theses projections each year by the amounts highlighted in the above sensitivity table.

Discount Rate	(10.0%)	(5.0%)	0.0%	5.0%	10.0%
12.4%	$77.71	$82.02	$86.34	$90.66	$94.97
13.4%	$74.58	$78.72	$82.86	$87.01	$91.15
14.4%	$71.61	$75.59	$79.57	$83.55	$87.53
15.0%	$68.80	$72.62	$76.44	$80.26	$84.08
16.4%	$66.12	$69.80	$73.47	$77.14	$80.82

        Sandler O'Neill noted that the discounted cash flow and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        3.    Pro Forma Transaction Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the transactions on AMG's projected earnings per share, using the following assumptions:

  •
  the transactions close on June 30, 2010;

  •
  100% of the assets and liabilities of Highbury are exchanged for 1,748,879 shares of AMG common stock; and

  •
  earnings projections for Highbury and publicly available earnings estimates for AMG are consistent with the earnings projections and estimates for 2009 through 2014 as discussed with management of both companies.

The analysis indicated that the merger would be approximately 0.07% accretive to AMG's projected earnings per share for the year ending December 31, 2010 and 0.27% accretive to AMG's projected 2011 earnings per share for the year ending December 31, 2011.

(5) Pro Forma Merger Analysis

	AMG
	Stand-alone	Pro Forma(10)	Accretion (Dilution)%
2010 Earnings per share	$5.36	$5.36	0.07%
2011 Earnings per share	$5.87	$5.89	0.27%

  (10)
  Pro Forma earnings per share include 2010 third and fourth quarter earnings of Highbury estimated as 50% of projected full year earnings for 2010.

        In connection with its analyses, Sandler O'Neill considered and discussed with the special committee of the board of directors of Highbury how the pro forma analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of earnings per share of each of Highbury and AMG. Sandler O'Neill noted that the actual results achieved by AMG following the completion of the transactions may vary from projected results and the variations may be material.

        Highbury agreed to pay Sandler O'Neill a fairness opinion fee of $300,000 in connection with the transactions, payable in cash at the time that the fairness opinion was rendered. Highbury also agreed to reimburse Sandler O'Neill's expenses (including reasonable counsel fees and expenses) incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates, and their respective partners, directors, officers, employees, agents and controlling persons, against all losses and liabilities (except those resulting from Sandler O'Neill's bad faith or gross negligence) incurred in connection with its engagement.

        Sandler O'Neill also received an advisory fee of $150,000 upon execution of its engagement letter and a fee of $150,000 for providing a fairness opinion in connection with the Series B exchange. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Highbury or its respective affiliates and may actively trade the debt and/or equity securities of Highbury and its respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

AMG's Reasons for the Merger

        AMG is an asset management company that seeks to make equity investments in a diverse group of boutique investment management firms. Consistent with AMG's overall strategy to make investments in investment management firms with strong growth prospects, AMG's management identified and selected Highbury and its wholly-owned subsidiary Aston as an attractive acquisition target based on the following factors:

  •
  Aston's stable business and strong growth prospects;

  •
  Aston's strong management team and culture of commitment to building a firm for its longer-term success;

  •
  Aston's long-term investment track record of success;

  •
  the diverse products and client base of Aston; and

  •
  the opportunity for AMG to leverage economies of scale in Aston's distribution, operations, compliance and technology.

        AMG's board of directors, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, considered favorably the factors listed above together with the favorable terms and conditions of the merger agreement and the agreements contemplated by the merger agreement, including the form and amount of the consideration and the representations, warranties, covenants, conditions to closing and termination rights contained in those agreements.

        In view of the number and wide variety of factors considered in connection with its evaluation of the merger, AMG's board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination.

Interests of Highbury Executive Officers and Directors in the Merger

        When you consider the recommendation of the Highbury board of directors to vote in favor of approval of the merger proposal, you should be aware that certain members of the Highbury board and certain Highbury executive officers have agreements or arrangements that provide them with interests in the merger that may be different from or in addition to your interests as a Highbury stockholder.

Employment and Noncompetition Agreements with Stuart Bilton and Kenneth Anderson

        As a condition to AMG entering into the merger agreement, each of Stuart Bilton and Kenneth Anderson, who are Highbury directors, entered into employment agreements with Highbury, Aston and Merger Sub. These employment agreements have a term of four years and become effective upon the closing of the merger. Pursuant to the employment agreements, Messrs. Bilton's and Anderson's compensation (including salary and bonus) will be determined by a management committee of Aston and they may each be terminated from employment only in limited circumstances. Each employment agreement includes restrictions on competition and solicitation of clients and employees for a term expiring two years after termination of the employment agreement.

        In addition, Messrs. Bilton and Anderson entered into partner non-competition agreements with Highbury, Aston and Merger Sub which become effective at the closing of the merger and provide that for six years (or, in certain cases with respect to Mr. Anderson, two years) following the closing, Messrs. Bilton and Anderson will not compete with Aston or solicit clients or employees of Aston or Merger Sub.

LP Agreement of Aston

        In addition, in connection with entering into the merger agreement, Aston, Merger Sub and certain employee members of the Aston management team, including Messrs. Bilton and Anderson, who are Highbury directors, entered into the Aston LP Agreement to be effective immediately prior to the closing of the merger. Pursuant to the terms of the LP Agreement, immediately prior to the closing of the merger, Aston will be converted into a limited partnership under the Delaware Revised Uniform Partnership Act and the Delaware Limited Liability Company Act and will operate under the LP Agreement with Merger Sub as the general partner and the Aston management employees as limited partners. Under the L.P. Agreement, 67% of the revenues of Aston are allocated for use by Aston management to pay the operating expenses of Aston, including salaries and bonuses. The remaining 33% of the revenues of Aston are allocated to the owners of Aston as the Owners' Allocation. Of the 33% Owners' Allocation, 28% of Aston revenues is first allocated to AMG through Merger Sub and, to the extent available, up to 5% of Aston revenues is allocated among the management limited partners as a group, including 1.7% of Aston revenue to Mr. Bilton and 1.3% of Aston revenue to Mr. Anderson. Pursuant to the Aston LP Agreement, Messrs. Bilton and Anderson and Merger Sub, as general partner under the Aston LP Agreement, have certain put and call rights, respectively, which could result in Messrs. Bilton's and/or Anderson's allocation being repurchased upon the occurrence of certain events at a multiple of up to five times revenues multiplied by such person's percentage allocation, as further calculated under the Aston LP Agreement.

Severance Agreements with Richard S. Foote and R. Bradley Forth

        Also in connection with entering into the merger agreement, Richard S. Foote, Highbury's President and Chief Executive Officer and a director, and R. Bradley Forth, Highbury's Executive Vice President, Chief Financial Officer and Secretary, entered into Severance Agreements with Highbury.

        These agreements provide that if either of Messrs. Foote or Forth (i) is terminated for cause (as defined in the severance agreements) or (ii) voluntarily terminates his employment with Highbury, other than a voluntary termination for good reason (as defined in the severance agreements), then Highbury will pay to him his base salary earned but unpaid through the date of termination (his "earned salary") and any vested amounts of benefits owing to him under Highbury's applicable employee benefit plans and programs, including any compensation previously deferred by him (together with any accrued earnings thereon) and not yet paid (his "accrued obligations").

        If the employment of either of Messrs. Foote or Forth is terminated (i) by Highbury without cause, (ii) due to death, or (iii) voluntarily for good reason, then Highbury will pay him the following: (a) his earned salary, (b) his accrued obligations and (c) a separation payment equal to $584,000, in the case of Mr. Foote, and $292,000 in the case of Mr. Forth. During the period following satisfaction of the closing conditions to the merger, Messrs. Foote and Forth may resign for "good reason". Accordingly, if the merger closes, it is anticipated that they will receive the separation payments.

Berkshire Capital Engagement

        Messrs. Foote and Forth and Bruce Cameron, Highbury's Chairman of the Board, each are employees and equity owners of Berkshire Capital. Highbury previously engaged Berkshire Capital to act as its non-exclusive financial adviser in connection with a possible sale of Highbury and a review of strategic alternatives. Pursuant to that engagement, at the closing of the merger, Highbury will be required to pay Berkshire Capital a success fee equal to the greater of (i) 1% of the aggregate consideration in the merger and (ii) $1.0 million. Upon signing of the merger agreement, Highbury paid Berkshire Capital $150,000, which was credited against the success fee. Highbury also agreed to reimburse Berkshire Capital for its reasonable expenses for performing its services, and to indemnify Berkshire Capital for liabilities it incurs in performing such services, unless the liabilities are attributable to Berkshire Capital's gross negligence or willful misconduct. Berkshire Capital has provided Highbury a fairness opinion in connection with the merger which is attached to this proxy and registration statement and which is further described in "The Merger—Opinion of Highbury's Financial Advisor" beginning on page 100 of this proxy statement/prospectus. As a result of these affiliations, Messrs. Foote, Forth and Cameron will each benefit from the merger to the extent of their respective interests in Berkshire Capital. Berkshire Capital has agreed to take such measures as are necessary to ensure that Messrs. Cameron, Foote and Forth do not receive compensation from Berkshire Capital directly from the fee paid to Berkshire Capital in connection with the merger. Berkshire Capital's engagement as a financial advisor to Highbury will terminate upon closing of the merger.

Exchange Agreement

        In connection with signing the merger agreement, Highbury and each of the holders of Highbury's Series B preferred stock entered into an exchange agreement pursuant to which the holders of Series B preferred stock agreed that immediately prior to the merger, their shares of Series B preferred stock, including all accrued but unpaid dividends, would be exchanged for such number of shares of Highbury common stock into which such shares of Series B preferred stock, including all accrued but unpaid dividends thereon, are convertible under the terms of the certificate of designation of the Series B preferred stock. Mr. Bilton, SDB Aston, Inc., an entity of which Mr. Bilton is the sole stockholder, Mr. Anderson and KCA Aston, Inc., an entity of which Mr. Anderson is the sole stockholder, are each holders of Series B preferred stock and parties to this agreement. Upon receipt of the common stock to be issued in exchange for the Series B preferred stock held by the holders of Series B preferred stock, Messrs. Bilton and Anderson and their respective entities will receive their pro rata share of the merger consideration and of the special dividend anticipated to be paid to the holders of shares of Highbury common stock. Each outstanding share of Series B preferred stock is convertible into 4,500 shares of Highbury common stock, subject to customary anti-dilution provisions as set forth in the certificate of designation of the Series B preferred stock. As of the record date, there were            shares of Series B preferred stock outstanding.

Ownership of Highbury Common Stock and Series B Convertible Preferred Stock

        As of the record date for the special meeting of Highbury stockholders, Highbury's directors and executive officers owned, in the aggregate,            shares of Highbury common stock and            shares of Highbury Series B preferred stock. Such shares represent the right to vote            % of the voting power of all of the shares of stock entitled to vote on the merger proposal at the special meeting.

        These directors and officers will receive their pro rata portion of the merger consideration with respect to their shares of Highbury common stock (including common stock issued either upon exchange for shares of Highbury Series B preferred stock or upon exercise of Highbury warrants) and will receive a pro rata portion of the special dividend anticipated to be declared by the Highbury board of directors and payable upon closing of the merger.

Material U.S. Federal Income Tax Consequences of the Merger and the Special Dividend

        The following summary describes the anticipated material U.S. federal income tax consequences of the merger and the special dividend to U.S. holders (as defined below) of Highbury common stock, who hold their Highbury common stock as a "capital asset" within the meaning of Section 1221 of Internal Revenue Code of 1986, as amended, which is referred to as the Code in this proxy statement/prospectus. The summary is based upon the Code, its legislative history, Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service which is referred to as the IRS in this proxy statement/prospectus, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, and to differing interpretation. No ruling from the IRS has been or will be sought.

        The summary does not discuss the U.S. federal income tax consequences to a Highbury stockholder who dissents and exercises appraisal rights, who is not a U.S. person (as defined in Section 7701(a)(30) of the Code), or who acquired shares of Highbury common stock pursuant to the exercise of an employee stock option or otherwise as compensation, and it does not address any applicable U.S. federal non-income, state, local or non-U.S. tax laws. In addition, this summary does not address all of the U.S. federal income tax consequences that may be relevant to a particular U.S. holder's particular circumstances or to certain U.S. holders that are subject to special treatment under the Code such as banks and other financial institutions; tax-exempt organizations; insurance companies; dealers in securities or currency; traders in securities that elect to use the mark-to-market method of accounting; regulated investment companies; U.S. holders subject to the alternative minimum tax; U.S. holders who have a functional currency other than the U.S. dollar; U.S. holders that hold their Highbury common stock in a tax-deferred account; and U.S. holders that hold their Highbury common stock as part of a hedge, straddle, conversion, constructive sale or similar transaction involving more than one position.

        You are urged to consult with your tax advisor as to the tax consequences of the merger and the special dividend to you in light of your particular circumstances, including the applicability and effect of any U.S. federal, state, local or non-U.S. tax laws.

        For purposes of this summary, a "U.S. holder" is any beneficial owner of Highbury common stock that is for U.S. federal income tax purposes:

  •
  a citizen or individual resident of the U.S.;

  •
  a corporation, or an entity classified as a corporation for U.S. federal income tax purposes, which is created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

  •
  a trust if (i) a court within the U.S. is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons, as defined in Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (ii) the trust has properly elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, holds Highbury common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Highbury stockholders that are partnerships and partners in those partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the merger.

        Tax Consequences of the Special Dividend Generally.    Highbury intends to take the position that the special dividend is a distribution properly characterized as a dividend for U.S. federal income tax purposes to the extent of such U.S. holder's ratable share of Highbury's current and accumulated earnings and profits. The portion of the special dividend in excess of the amount described in the prior sentence, if any, would reduce each applicable U.S. holder's adjusted tax basis in its shares of Highbury common stock, and thereafter would result in capital gain, long-term or short-term depending on the U.S. holder's holding period in its shares of Highbury common stock. However, the tax treatment of the special dividend is complex, and Highbury stockholders should consult their own tax advisors regarding the appropriate treatment of the special dividend.

        Tax Consequences of the Merger Generally.    Assuming that the merger is completed according to the terms of the merger agreement and based upon facts (including the fact that Merger Sub is a disregarded entity for U.S. federal income tax purposes), factual representations and assumptions contained in the tax representation letters provided by AMG and Highbury for this summary, and assuming that all of the information in these tax representation letters continues to be true and accurate in all material respects as of the effective time of the merger (which is not a condition to closing the merger) AMG and Highbury believe that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. If any of the information in the representation letters is inaccurate or incorrect, the U.S. federal income tax consequences of the merger could differ significantly from those discussed below. See "Consequences if the Merger is a Taxable Transaction" on page 125 for more information. Officers of AMG and Highbury have represented that they are not aware of any facts or circumstances that would cause any representations made by them for this summary to be inaccurate or incorrect in any material respect. The statements below will not be binding on the IRS or the courts, and there can be no assurance that the IRS or the courts will not take a contrary view of the tax treatment of the merger or the tax consequences discussed below.

        Based upon and subject to the foregoing, the material U.S. federal income tax consequences of the merger will be as follows:

  •
  No gain or loss will be recognized by AMG, Merger Sub, or Highbury as a result of the merger;

  •
  A U.S. holder will not recognize any gain or loss on the exchange of such holder's Highbury shares for AMG shares in the merger. However, a U.S. holder generally will recognize gain (but not loss) as a result of receiving property other than AMG shares excluding cash received in lieu of receiving a fractional AMG share (which is discussed more fully below) in exchange for such U.S. holder's Highbury shares equal to the lesser of:

  •
  the excess, if any, of the sum of the cash received and the fair market value of AMG shares and other property received, over the U.S. holder's adjusted tax basis in the shares of Highbury common stock surrendered therefor, and

  •
  the sum of the cash received and the fair market value of other property received (other than AMG shares received) by such U.S. holder;
  •
  A U.S. holder that receives cash in lieu of a fractional share of AMG common stock will generally recognize capital gain or loss equal to the difference between the cash received in lieu of such fractional share and the portion of the U.S. holder's adjusted tax basis in Highbury common stock surrendered that is allocable to such fractional share.

  •
  The aggregate adjusted tax basis of the AMG common stock received by a U.S. holder pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Highbury surrendered therefor, decreased by the sum of the cash received and the fair market value of any other property received (other than AMG shares received), and increased by any recognized gain (whether capital gain or ordinary income); and

  •
  The holding period of the AMG common stock received by a U.S. holder pursuant to the merger will generally include the holding period of the shares of Highbury common stock surrendered therefor.

        Gain or loss must be calculated separately for each identifiable block of Highbury common stock surrendered in the exchange. If a U.S. holder has differing bases or holding periods for their shares of Highbury common stock, the U.S. holder should consult their tax advisor prior to the merger to identify the particular shares of Highbury common stock to be surrendered in the merger and the particular bases or holding periods of the particular shares of AMG common stock that it receives in the merger.

        Any recognized gain that is not treated as a dividend (see "Possible Treatment of Cash as a Dividend" below) or loss, generally will be a long-term capital gain or loss if the U.S. holder has held (or is treated as having held) their Highbury common stock for more than one year as of the date of the merger. Otherwise, the recognized gain or loss generally will be a short-term capital gain or loss. The deductibility of capital losses may be subject to limitations, so U.S. holders are urged to consult with your own tax advisors about the their particular tax consequences, including the potential deductibility of their capital losses, if any.

        Possible Treatment of Cash as a Dividend.    If the cash (excluding cash received in lieu of receiving a fractional share of AMG common stock) and other property (other than AMG shares) received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the U.S. holder's ratable share of Highbury's accumulated earnings and profits. All or a part of the gain that a particular U.S. holder recognizes (excluding a gain that is recognized upon the receipt of cash in lieu of a fractional share of AMG common stock) could be treated as dividend income rather than capital gain if: (i) such U.S. holder is a significant stockholder of AMG or (ii) such U.S. holder's percentage ownership, taking into account constructive ownership rules, in AMG after the merger is not meaningfully reduced from what their percentage ownership would have been if it had received solely shares of AMG common stock rather than a combination of cash, shares of AMG common stock, and other property, if any, in the merger. The rules that are applicable in the determination of whether a U.S. holder's interest is meaningfully reduced are complex, so each U.S. holder that may be subject to these rules should consult their tax advisor.

        Backup Withholding.    Unless a U.S. holder complies with certain reporting and/or certification procedures or is an "exempt recipient" (i.e., in general, corporations and certain other entities) under the backup withholding and information reporting provisions of the Code and treasury regulations, the U.S. holder may be subject to a withholding tax on any cash received pursuant to the merger. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. holder's federal income tax liability, provided the requisite information is furnished to the IRS. A Highbury stockholder who does not qualify as a U.S. holder should consult their tax advisor with respect to the application of withholding rules to cash payments received by it pursuant to the merger.

        Consequences if the Merger is a Taxable Transaction.    If the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, then the merger generally will be a taxable transaction. In general, a U.S. holder will recognize capital gain or loss on the exchange in an amount equal to the difference, if any, between (i) the sum of the cash received and the fair market value of AMG shares and other property received and (ii) the U.S. holder's adjusted tax basis in the Highbury common stock exchanged in the merger. Gain or loss, as well as the holding period, will be determined separately for each block of shares exchanged pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that the U.S. holder has held (or is treated as having held) their Highbury common stock for more than one year as of the date of the merger. Otherwise, the recognized gain or loss generally will be a short-term capital gain or loss. The deductibility of capital losses may be subject to limitations, so U.S. holders are urged to consult with your own tax advisors about the their particular tax consequences, including the potential deductibility of their capital losses, if any. The U.S. holder will have an adjusted tax basis in the AMG common stock and the other property received equal to their respective fair market value and the holding period of the AMG common stock received by a U.S. holder pursuant to the merger will generally start anew. Additionally, if the merger is a taxable transaction, then the backup withholding rules would apply as well (See "Backup Withholding" above).

        The summary above is only general and is not a complete analysis or description of every potential U.S. federal income tax consequence or any other consequence of the merger and the special dividend. In addition, the summary does not address U.S. federal income tax consequences that may vary with, or are contingent on, individual circumstances, nor does it address any U.S. non-income, state, local or non-U.S. tax consequences. Accordingly, each Highbury stockholder is urged to consult with their own tax advisor to determine the particular U.S. federal, state, local and non-U.S. tax consequences to it of the merger and the special dividend.

Expected Timing of the Merger

        The closing of the merger is expected to take place on the tenth business day of the month after the month in which the conditions to the merger contained in the merger agreement are either satisfied or waived. AMG and Highbury are working toward satisfying these conditions and completing the merger as quickly as possible. AMG and Highbury currently expect to complete the merger during the first half of 2010. However, because the merger is subject to a number of conditions, some of which are beyond the control of AMG and Highbury, exact timing for completion of the merger cannot be predicted with certainty.

Accounting Treatment

        In accordance with accounting principles generally accepted in the U.S., AMG will account for the merger using the acquisition method of accounting for business combinations. Under this method of accounting, AMG will record the acquisition based principally on the fair value of Highbury, which will be based in part on the market value of the AMG common stock issued in connection with the merger.

Regulatory Matters

        This transaction is not reportable under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, pursuant to one or more exemptions, including 16 CFR §802.4.

Listing of AMG Common Stock

        Application will be made to have the shares of AMG common stock issued in the merger approved for listing on the NYSE, where AMG common stock currently is traded under the symbol "AMG."

Deregistration of Highbury Common Stock after the Merger

        If the merger is completed, Highbury common stock will no longer be quoted on the OTC Bulletin Board and will be deregistered under the Exchange Act. Highbury will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of AMG Common Stock Received in the Merger

        The shares of AMG common stock to be issued in connection with the merger will be freely transferable under the Securities Act and the Exchange Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of AMG for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or under the common control with AMG and may include the executive officers, directors and significant stockholders of AMG.

THE MERGER AGREEMENT

        This section of the proxy statement/prospectus describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus. AMG and Highbury urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about AMG or Highbury. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) were made by and to the parties thereto as of specific dates and are qualified by information in disclosure schedules provided by Highbury to AMG in connection with the signing of the merger agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between AMG and Highbury rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. Information concerning the subject matter of these representation or warranties may have changed since the date of the merger agreement. Accordingly, you should not rely on the representations and warranties in the merger agreement (or the summaries contained herein) as characterizations of the actual state of facts about AMG or Highbury. The representations and warranties in the merger agreement and the description of them in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of AMG and Highbury files with the SEC. Please see the section entitled "Where You Can Find More Information" beginning on page 167 of this proxy statement/prospectus.

 The Merger

        The merger agreement provides for the merger of Highbury with and into Merger Sub, with Merger Sub continuing as the surviving limited liability company and a wholly-owned subsidiary of AMG. Following the merger, the separate corporate existence of Highbury will cease.

Completion and Effectiveness of the Merger

        AMG and Highbury expect to complete the merger on the tenth business day after the end of the first calendar month in which each of the conditions to the merger contained in the merger agreement, which are described in the section entitled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 140 of this proxy statement/prospectus, are either satisfied or waived, including adoption of the merger agreement by Highbury stockholders. AMG and Highbury are working toward satisfying these conditions and completing the merger as quickly as possible. AMG and Highbury currently expect to complete the merger during the first half of 2010. However, because the merger is subject to a number of conditions, some of which are beyond the control of AMG and Highbury, exact timing for completion of the merger cannot be predicted with any amount of certainty. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Merger Consideration

        Pursuant to the merger agreement, the holders of Highbury common stock will receive 1,748,879 shares of AMG common stock in the aggregate as consideration in the merger, subject to potential reduction as described in this proxy statement/prospectus. At the effective time of the merger, each share of Highbury common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned or held directly by Highbury and dissenting shares) will be cancelled and automatically converted into the right to receive such fraction of a share of AMG common stock as is equal to the aggregate merger consideration divided by the number of shares of Highbury common stock issued and outstanding immediately prior to the effective time of the merger, which includes the shares of common stock to be issued in exchange for Highbury Series B preferred stock, pursuant to the terms of an exchange agreement entered into by Highbury with each holder of Series B preferred stock. Assuming no reduction in aggregate merger consideration, as discussed below, each share of Highbury common stock would receive 0.07483 shares of AMG common stock.

        If the "revenue run rate" (which generally means annualized advisory fees on assets under management, excluding separate account referral fees, interest income, certain money market administration fees and certain excluded accounts) of Aston as of the end of the calendar month prior to the closing of the merger attributable to clients who consent to continuing their advisory agreements following the merger is less than 90% of the revenue run rate as of November 30, 2009 (without giving effect to market movement between those two dates), then the aggregate merger consideration payable to Highbury stockholders will be reduced by 1% for each 1% by which the revenue run rate as of such date is less than 90% of the revenue run rate as of November 30, 2009. If such revenue run rate is lower than 80% of the November 30, 2009 revenue run rate (without giving effect to market movement between those two dates), then neither party has the obligation to close the merger. In addition, if the revenue run rate as of the end of the month prior to the closing of the merger is not at least equal to 82.5% of the revenue run rate as of November 30, 2009 (giving effect to market movements between those two dates), then neither party has the obligation to close the merger. The revenue run rate as of November 30, 2009 was $44.2 million. The revenue run rate as of                        , 2010 was $            and may further adjust prior to the final measurement date.

        For example, if the loss of clients resulted in a revenue run rate as of the end of the calendar month prior to the closing of the merger of 85% of the November 30, 2009 revenue run rate (without giving effect to market movement between those two dates), then the aggregate merger consideration payable to Highbury stockholders will be 1,661,435 shares of AMG common stock, or 0.071089 shares of AMG common stock for each outstanding share of Highbury common stock.

        In addition, immediately prior to the closing of the merger, subject to applicable law and the terms of the merger agreement, Highbury's board of directors intends to declare a special dividend, payable on the closing date of the merger, to all holders of record of shares of Highbury common stock immediately prior to the effective time of the merger in an aggregate amount equal to Highbury's working capital (including all Highbury liabilities, subject to certain exceptions, and merger related transaction expenses then outstanding) as of the end of the calendar month prior to the closing of the merger minus $5.0 million. Assuming the conditions to the merger contained in the merger agreement are either satisfied or waived by April 30, 2010, this special dividend is estimated to be in the range of $            to $            per share.

        As of                        , 2010 Highbury's working capital was $            . The board of directors of Highbury intends to declare and pay the special dividend to the maximum extent permissible under the merger agreement, however, a number of factors could adversely affect the amount of working capital between                        , 2010 and the end of the calendar month prior to the closing of the merger. In addition, pursuant to the terms of the merger agreement, Highbury is permitted to make certain distributions to its stockholders prior to closing, quarterly dividends up to $0.05 per share consistent with past practice, and to holders of Series B preferred stock at the applicable dividend rate set forth in the certificate of designation. As a result, Highbury is not able to predict with certainty what, if any, working capital will be available at the end of the calendar month prior to the closing of the merger for the special dividend.

Treatment of Highbury Warrants and Series B preferred stock

Warrants

        As of December 31, 2009, Highbury had outstanding warrants to purchase 3,358,836 shares of Highbury common stock with an exercise price of $5.00 per share. As of January 25, 2010, the date of the expiration of the warrants,            shares of common stock had been issued upon exercise of such warrants and Highbury had received proceeds of $            . The remaining warrants expired unexercised. Each holder of shares of Highbury common stock issued upon exercise of outstanding warrants will receive its pro rata portion of the merger consideration and the special dividend, if any.

Series B preferred stock

        Each holder of shares of Highbury's Series B preferred stock has agreed, immediately prior to the effective time of the merger, to exchange such holder's shares of Series B preferred stock, and any accrued and unpaid dividends thereon, for such number of shares of Highbury common stock into which such shares of Series B preferred stock, including all accrued but unpaid dividends thereon, are convertible under the terms of the certificate of designation of the Series B preferred stock. See "The Merger—Interests of Highbury Executive Officers and Directors in the Merger—Exchange Agreement" on page 121 for more information. Each outstanding share of Series B preferred stock is convertible into 4,500 shares of Highbury common stock, subject to customary anti-dilution provisions as set forth in the certificate of designation of the Series B preferred stock. As of the record date, there were            shares of Series B preferred stock outstanding.

Fractional Shares

        AMG will not issue fractional shares of AMG common stock in the merger. Instead, each holder of Highbury common stock who would otherwise be entitled to receive a fraction of a share of AMG common stock (after taking into account all shares of Highbury common stock delivered by such holder at the effective time of the merger) will receive cash, without interest, in an amount equal to the fractional share to which such holder would otherwise be entitled multiplied by $66.90, as appropriately adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations or other similar transactions.

Exchange Procedures

        At or prior to the effective time of the merger, AMG will deposit with Continental Stock Transfer & Trust Company or such other bank or trust company as it shall determine, which is referred to in this proxy statement/prospectus as the exchange agent, such number of certificates representing shares of AMG common stock as shall be necessary to pay the aggregate merger consideration to Highbury stockholders in connection with the merger, plus an amount of cash sufficient to pay Highbury stockholders in lieu of issuing any fractional shares of AMG common stock. AMG will also make available to the exchange agent from time to time as needed, cash sufficient to pay any dividends and other distributions with a record date occurring after the effective time of the merger if required pursuant to the merger agreement. Any portion of this cash that remains undistributed for one year after the effective time of the merger shall be delivered to AMG.

        Promptly after the effective time of the merger, the exchange agent will mail to each record holder of Highbury common stock a letter of transmittal and instructions for surrendering the record holder's stock certificates in exchange for shares of AMG common stock issuable to each such holder and the cash amount to be paid to such holder in lieu of any fractional shares. Upon proper surrender of a Highbury stock certificate, together with a properly completed letter of transmittal, in accordance with the exchange agent's instructions, the holder of such Highbury stock certificate will be entitled to receive (i) the number of shares of AMG common stock issuable to such holder pursuant to the merger, and (ii) dividends or other distributions, if any, and cash payable in lieu of fractional shares, to which such holder is entitled under the terms of the merger agreement less such amounts required to be deducted or withheld as required by the Code and Treasury regulations. The surrendered certificates representing Highbury common stock will be canceled. From and after the effective time of the merger, each certificate representing shares of Highbury common stock that has not been surrendered will represent only the right to receive shares of AMG common stock issuable pursuant to the merger and cash in lieu of any fractional share of AMG common stock to which the holder of any such certificate is entitled. From and after the effective time of the merger, Highbury's stock transfer books will be closed and Highbury will not register any transfers of Highbury common stock. From and after the effective time of the merger, holders of Highbury certificates shall cease to have any rights with respect to such shares of Highbury common stock.

        Holders of Highbury common stock should not send in their Highbury stock certificates until they receive a letter of transmittal from the exchange agent with instructions for the surrender of Highbury stock certificates.

 Distributions with Respect to Unexchanged Shares

        Holders of Highbury stock are entitled to receive dividends or other distributions on AMG common stock with a record date after the effective time of the merger, but only after such holder has surrendered its Highbury stock certificates. Any dividend or other distribution on AMG common stock with a record date after the effective time of the merger will be paid, without interest, promptly after the time of surrender of the Highbury stock certificate, if the payment date is on or prior to the date of surrender and not previously paid.

Lost, Stolen and Destroyed Certificates

        If a Highbury stock certificate is lost, stolen or destroyed, the holder of such certificate must deliver an affidavit of that fact prior to receiving any merger consideration and, if required by AMG, may also be required to provide an indemnity bond (in such reasonable amount as may be directed by AMG) prior to receiving any merger consideration (including cash in lieu of fractional shares and any dividends or distributions to which such holder is entitled).

Dissenting Shares

        Record holders of Highbury common stock have appraisal rights under the DGCL. Holders of Highbury common stock and Series B preferred stock who do not vote in favor of adopting the merger and who otherwise comply with the applicable provisions of Section 262 of the DGCL will be entitled to exercise appraisal rights under Section 262. Any shares of Highbury common stock or Series B preferred stock held by a Highbury stockholder as of the record date who has not voted in favor of the merger and who has demanded appraisal for such shares in accordance with the DGCL will not be converted into a right to receive the merger consideration, unless such Highbury stockholder fails to perfect, withdraws or otherwise loses such stockholder's appraisal rights under the DGCL. If, after the consummation of the merger, such holder of Highbury common stock or Series B preferred stock fails to perfect, withdraws or otherwise loses such stockholders appraisal rights, each such share will be treated as if it had been converted as of the consummation of the merger into a right to receive the merger consideration. The relevant provisions of the DGCL are included as Annex E to this proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising your appraisal rights, Highbury stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of appraisal rights. See the section entitled "Appraisal Rights" on page 144 for additional information.

 Representations and Warranties

        The merger agreement contains general representations and warranties made by each of AMG and Merger Sub on the one hand, and Highbury on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the merger. The representations and warranties of each of AMG and Highbury have been made solely for the benefit of the other party. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the disclosure schedules attached to the merger agreement, are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you, and were made only as of the date of the merger agreement and the closing date of the merger or another date as is specified in the merger agreement. Information concerning the subject matter of these representations or warranties may have changed since the date of the merger agreement.

        Highbury made a number of representations and warranties to AMG and Merger Sub in the merger agreement, including representations and warranties relating to the following matters:

  •
  the organization, power, qualifications to do business and standing of Highbury;

  •
  the power and authority of Highbury to execute and deliver the merger agreement and consummate the transactions contemplated thereby;

  •
  the capital structure and the absence of restrictions with respect to the capital stock of Highbury;

  •
  the organization, power, qualifications to do business and standing of Aston, the absence of restrictions or encumbrances with respect to the capital stock of Aston, and Highbury's unencumbered, direct ownership of all of the issued and outstanding ownership interests or securities of Aston;

  •
  the absence of any ownership interests or investments of Highbury and Aston other than Highbury's ownership interest in Aston;

  •
  the absence of any breach or any conflict or violation of the organizational documents of Highbury, any applicable legal requirements or any contract, instrument or other agreement or commitment of Highbury or its subsidiaries, or any order, judgment or decree to which Highbury or its subsidiaries are a party or by which its or their respective assets or properties are bound or encumbered as a result of entering into and carrying out the obligations contained in the merger agreement, except as would not reasonably by expected to have a material adverse effect on Highbury;

  •
  the governmental and regulatory approvals required to complete the merger;

  •
  compliance with applicable laws by Highbury, its subsidiaries and its officers;

  •
  Highbury's internal accounting controls and disclosure controls and procedures;

  •
  Highbury's SEC filings and the financial statements contained in those filings;

  •
  the absence of undisclosed liabilities, material SEC inquiries or investigations, material litigation, collective bargaining arrangements and labor controversies, undisclosed related party transactions, certain changes or events from December 31, 2008, except for the transactions contemplated by the merger agreement, and any agreement, other than the merger agreement, to sell more than 5% of the assets or capital stock of Highbury;

  •
  taxes and tax returns of Highbury and its subsidiary;

  •
  Highbury's benefit plans and employment matters;

  •
  the validity and enforceability of each contract of Highbury and each material contract of its subsidiary;

  •
  the advisory contracts of Highbury and Aston, including validity and effectiveness after the effective time of the merger provided consent is obtained;

  •
  the intellectual property of Highbury and its subsidiary;

  •
  the accuracy of the information supplied for this proxy statement/prospectus and the registration statement of which it is a part;

  •
  the receipt of a fairness opinion of Sandler O'Neill by the special committee of the board of directors of Highbury and of Berkshire Capital by Highbury's board of directors;

  •
  entitlements to any broker's, finder's, financial advisor's or similar fee or commission in connection with the transactions contemplated by the merger agreement;

  •
  the approval of Highbury's board of directors of Highbury (acting upon the recommendation of the special committee) of the merger agreement, the voting agreements and the transactions contemplated thereby, including the merger and the vote of the stockholders required to complete the merger;

  •
  the inapplicability of the amended rights plan and state takeover statutes to the merger;

  •
  the filing of all regulatory reports required to be filed by Highbury and each of its subsidiaries since December 31, 2005 and the absence of any unresolved violation, criticism, or exception by any regulatory agency with respect to such reports;

  •
  representations and warranties relating to the investment companies for which Highbury and Aston provide advisory services and/or serve as a general partner, managing member or in a similar capacity, which are referred to as the proprietary funds in this proxy statement/prospectus, including representations and warranties relating to the following matters:

  •
  the presentation of the proprietary funds' financial statements;

  •
  the permits, licenses, certificates of authority, orders and approvals of, and the filings, applications and registrations with, the required regulatory agencies necessary to carry on their respective businesses as presently conducted and the absence of any pending or threatened proceedings reasonably likely to result in the revocation, cancellation or suspension of any such permits, licenses, certificates of authority, orders or approvals and that no transactions contemplated by the merger agreement would result in such revocation, cancellation or suspension;

  •
  the registration of each of Highbury and its subsidiaries and their officers and employees that are required to be registered as investment advisers, broker-dealers, registered representatives, sales persons or in any commodities-related capacity with the SEC, the securities commission, the National Futures Association, FINRA or any state or any self-regulatory organization;

  •
  the absence of any "out of balance" condition, pricing error or similar condition with respect to any customer account maintained by Highbury or any subsidiary, or any proprietary fund since December 31, 2005;

  •
  the accuracy and compliance with law of each proprietary fund's current prospectus and all current supplemental advertising and marketing material relating to each proprietary fund;

  •
  the amount of assets under management of Aston;

  •
  the names of clients with more than $25 million invested in any proprietary fund;

  •
  the advisory contracts pursuant to which Aston provides investment services to its clients, including without limitation, due authorization, execution and delivery of such agreements, the amount of assets under management, the fee schedule, the consent required for assignment, approval required for execution and delivery of a new advisory contract, the revenue run rate of such advisory contract, absence of breach or default, compliance with ERISA, and compliance with investment policies, guidelines and restrictions;

  •
  regulatory compliance of each proprietary fund;

  •
  the absence of any cease and desist order issued by, or any written agreement, consent agreement or memorandum of understanding with, any regulatory agency or other governmental authority;

  •
  the books and records of Highbury and its subsidiaries;

  •
  the Bank Holding Company Act and the Federal Deposit Insurance Act; and

  •
  the accuracy of performance records of Highbury clients provided to AMG.

        AMG and Merger Sub each made a number of representations and warranties to Highbury in the merger agreement, including representations and warranties relating to the following subject matters:

  •
  the organization, power, qualifications to do business and standing of AMG;

  •
  power and authority to execute and deliver the merger agreement and consummate the transactions contemplated thereby;

  •
  the capital structure and the absence of restrictions with respect to the capital stock of AMG;

  •
  the absence of any breach or any conflict or violation of the organizational documents of AMG and Merger Sub, any applicable legal requirements or any contract, instrument or other agreement or commitment of AMG or Merger Sub or any order, judgment or decree to which AMG or Merger Sub is a party or by which their respective assets or properties is bound or encumbered as a result of entering into and carrying out the obligations contained in the merger agreement, except as would not reasonably by expected to have a material adverse effect on AMG;

  •
  the governmental and regulatory approvals required to complete the merger;

  •
  compliance with applicable laws by AMG, its subsidiaries and its officers;

  •
  AMG's internal accounting controls and disclosure controls and procedures;

  •
  AMG's SEC filings and the financial statements contained in those filings;

  •
  the accuracy of the information supplied for this proxy statement/prospectus and the registration statement of which it is a part;

  •
  entitlements to any broker's, finder's, financial advisor's or similar fee or commission in connection with the transactions contemplated by the merger agreement;

  •
  the absence of certain changes or events from December 31, 2008, material litigation, ownership of securities in, and contractual relationships with, Highbury, and prior business activity of Merger Sub;

  •
  absence of AMG stockholder vote required to effect the merger or issue the shares in connection with the merger; and

  •
  validity of the shares to be issued as merger consideration.

Highbury's Conduct of Business Before Completion of the Merger

        Under the merger agreement, Highbury has agreed, until the earlier of termination of the merger agreement and the effective time of the merger, except as required or contemplated by the merger agreement (including the disclosure schedules thereto), required by applicable law or as consented to in writing by AMG, to:

  •
  conduct its business and Aston's business, in all material respects, in the ordinary course consistent with past practice, including (i) operating Aston's business in accordance with its management agreement and (ii) using Aston's operating allocation to pay for expenses, liabilities and other costs of Aston' business in a manner consistent with past practice; and

  •
  use reasonable best efforts to preserve substantially intact its and Aston's business organization, to keep available the services of its key officers and key employees, and to preserve its present relationships with third parties.

        In addition, Highbury has agreed that, until the effective time of the merger, except as required or contemplated by the merger agreement or as consented to in writing by AMG, it will not (and will not permit Aston to):

  •
  cause or permit Aston to take any action requiring the consent or approval of, or notice to, Highbury, pursuant to the terms of Aston's management agreement;

  •
  make or commit to make any capital expenditure, other than expenditures permitted without the consent or approval of, or notice to, Highbury, pursuant to the terms of Aston's management agreement;

  •
  incur any indebtedness for borrowed money or guarantee such indebtedness of another person or enter into any "keep well" or other agreement to maintain the financial condition of another person or make or modify any loans or advances of borrowed money or capital contributions to, or equity investments in, any other person or issue or sell any debt securities;

  •
  amend its charter or by-laws or similar organizational or governance documents;

  •
  reclassify stock or other ownership interests or pay or declare dividends, except that Aston may make distributions to Highbury in accordance with its management agreement, Highbury may pay regular dividends to the holders of its common stock in an amount up to $0.05 per share per quarter if declared by the board of directors in accordance with past practice and to holders of Series B preferred stock as the applicable dividend rate set forth in the certificate of designation, and Highbury may pay the special dividend pursuant to the merger agreement;

  •
  redeem, purchase or otherwise acquire its stock or other ownership interests;

  •
  sell or pledge its or Aston's stock or ownership interests;

  •
  issue or sell, or agree to or offer to issue or sell, or accelerate the vesting of or right to receive, or grant any options, warrants, convertible securities or rights of any kind to acquire any shares of, its capital stock of any class;

  •
  sell, license, lease or dispose of any assets (including any intellectual property or indebtedness owed to them or any claims held by them), except for obsolete assets;

  •
  acquire any corporation, partnership, limited liability company or other business organization or division thereof or any assets (other than in the ordinary course of business consistent with past practice), or make any investment in any other person;

  •
  make any changes in compensation or benefits to directors, offices, management partners, stockholders, employees, agents or independent contractors (except that Aston may make changes not material in the aggregate) and enter into or modify any collective bargaining agreement, bonus, equity, option, profit sharing, compensation, welfare, retirement, or other similar arrangement, or any employment contract.

  •
  enter into or amend any contract or agreement with the Aston management owners, members of their immediate family or their respective affiliates; except, in each case, (i) for actions necessary to satisfy existing contractual obligations under company plans or any disclosed agreement existing as of the date of the merger agreement, or (ii) as required by applicable law;

  •
  make or change any material tax election, waive or extend the statute of limitations in respect of material taxes, amend any material tax return, enter into any closing agreement with respect to any material tax, settle any material tax claim or assessment or surrender any right to a claim for a material tax refund;

  •
  change any method or principle of tax accounting or change any annual tax accounting period;

  •
  voluntarily change regular independent accountants;

  •
  cause Aston to cease to be a partnership or a disregarded entity for U.S. federal income tax purposes (and for applicable state and local income tax purposes);

  •
  pay, discharge or satisfy any claims, liabilities or obligations, except in the ordinary course of business consistent with past practice or, in the case of Aston, to the extent the amounts due in connection with such payment, discharge of satisfaction are payable solely out of its operating allocation, or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing contract or agreement;

  •
  settle or compromise any action, except by Aston for an action which would not require the consent or approval of, or notice to, Highbury pursuant to any provision of Aston's management agreement;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Highbury or Aston or otherwise alter the corporate structure and ownership of Highbury or Aston;

  •
  amend or terminate, or consent to any noncompliance under, or fail to diligently enforce Highbury's or Aston's rights under (i) any non-compete agreement, non-solicitation and/or non-acceptance agreement or other similar agreement with respect to any current or former employee or independent contractor, as of the signing of the merger agreement, or (ii) any of the employment agreements executed in connection with the merger;

  •
  amend or modify an existing confidentiality or non-disclosure agreement or enter into a new confidentiality or non-disclosure agreement, subject to certain limited exceptions; or

  •
  take, or offer or propose to take, or agree to do any of the foregoing or any action that would be reasonably expected to result in any closing condition not being satisfied.

        Highbury also agreed that, until the effective time of the merger, it will notify AMG in the event any stockholder litigation is brought, or to the knowledge of Highbury, threatened against Highbury and/or the members of its board of directors and will not settle any such litigation without the written consent of AMG.

AMG's Conduct of Business Before Completion of the Merger

        Under the merger agreement, AMG has agreed, until the effective time of the merger, except as required or contemplated by the merger agreement or as consented to in writing by Highbury, to: (i) use reasonable best efforts to preserve substantially intact its business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its present relationships with persons with which it has significant business relations.

        In addition, AMG agreed that, until the effective time of the merger, except as required or contemplated by the merger agreement or as consented to in writing by Highbury, it will not:

  •
  amend its certificate of incorporation or by-laws in such a manner as would cause Highbury stockholders receiving shares of AMG common stock as merger consideration to be treated differently from other holders of AMG common stock;

  •
  declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to AMG common stock, or engage in any spin-off or split-off;

  •
  effect any stock split, combination or other reclassification of its capital stock, unless a corresponding proportionate adjustment is made to the merger consideration;

  •
  adopt a plan of complete or partial liquidation; or

  •
  take, or offer or propose to take, or agree to do any of the foregoing or any action that would be reasonably expected to result in any closing condition not being satisfied.

Highbury Special Dividend

        Under the terms of the merger agreement and subject to applicable law, immediately prior to the effective time of the merger, the board of directors of Highbury is permitted and intends to declare the special dividend, payable on the closing date, to each holder of record of Highbury common stock (including the shares received upon in exchange for the Series B preferred stock) immediately prior to the effective time of the merger in an aggregate amount equal to Highbury's working capital (including all Highbury liabilities, subject to certain exceptions, and merger related transaction expenses then outstanding) as of the end of the calendar month prior to the closing of the merger minus $5.0 million. Assuming the conditions to the merger contained in the merger agreement are either satisfied or waived by April 30, 2010, this special dividend is estimated to be in the range of $        to $        per share.

        As of            , 2010 Highbury's working capital was            . The board of directors of Highbury intends to declare and pay the special dividend to the maximum extent permissible under the merger agreement, however, a number of factors could adversely affect the amount of working capital between            , 2010 and the end of the calendar month prior to the closing of the merger. In addition, pursuant to the terms of the merger agreement Highbury is permitted to make certain distributions to its stockholders prior to closing, Aston and certain members of Aston management, quarterly dividends up to $0.05 per share consistent with past practice, and to holders of Series B preferred stock at the applicable dividend rate set forth in the certificate of designation. As a result, Highbury is not able to predict with certainty what, if any, working capital will be available at the end of the calendar month prior to the closing of the merger for the special dividend.

Access to Information

        Under the merger agreement and upon reasonable notice, Highbury agrees to, and will cause its subsidiaries to, afford AMG and its representatives reasonable access during normal business hours to its officers, employees, properties and offices and to all books and records of Highbury and its subsidiaries and all other information concerning its business, properties and personnel as AMG may reasonably request.

        Under the merger agreement, Highbury also agrees to provide copies of monthly financial statements certified by its chief financial officer and prepared in accordance with GAAP, complete and correct monthly information regarding the aggregate assets under management by Highbury and its subsidiaries and investment performance and client flows for each month.

Reasonable Best Efforts to Complete the Merger

        Under the terms of the merger agreement, each of AMG and Highbury has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including:

  •
  preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and obtaining all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement; and

  •
  causing the merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

        Highbury further agreed to use its reasonable best efforts to:

  •
  obtain consents of all third parties necessary, proper or advisable for the consummation of the transactions contemplated by merger agreement without modifying or amending the terms of such contracts in a manner adverse to Highbury;

  •
  inform its clients of the merger and request written consent to the assignment or deemed assignment of such client's advisory contract, and to cause Aston to do the same, in form and substance reasonably acceptable to AMG;

  •
  obtain, at Highbury's expense, the due consideration and approval by the board of trustees and stockholders of each client registered as an investment company under the Investment Company Act of each of the following:

  •
  a new advisory contract with Aston to be in effect as of, and subject to, the closing of the merger, on terms substantially identical (and identical with respect to fee rates) to the terms of Aston's existing advisory contract with such client;

  •
  the election of certain nominees to serve as trustees of each such registered investment company subject to and immediately following the closing of the merger; and

    •
    the continuation of each existing sub-advisory contract, to be in effect as of, and subject to, the closing of the merger, on terms identical to the terms of such sub-advisory contract in place at the time the merger agreement was signed;

  •
  obtain in accordance with the constituent documents of any investment company client not registered under the Investment Company Act, the consent and approval (as applicable) of any governing body of such investment company and of its investors required by such constituent documents and applicable law of either the continuation of each advisory contract between Aston and such investment company or a new advisory contract between Aston and such investment company to the extent the existing advisory agreement will terminate as a result of the merger on terms substantially identical (and identical with respect to fee rates) to the terms of Aston's existing advisory contract with such investment company;

  •
  send a separate written notice, where the relationship between Aston and the ultimate underlying client is through a financial intermediary, informing such financial intermediary of the merger and requesting written consent to the assignment or deemed assignment of such financial intermediary's master agreement with Aston or requesting such financial intermediary enter into a new master agreement with Aston on terms substantially identical (and identical with respect to fee rates) to the terms of Aston's existing master agreement with such intermediary; and

  •
  notify all other clients of the transactions contemplated by the merger agreement.

Highbury is Prohibited From Soliciting Other Offers; Acquisition Proposal

        Under the terms of the merger agreement, subject to certain exceptions described below, Highbury and its subsidiaries have agreed that they will not (whether directly or indirectly through affiliates, directors, officers, employees, advisors, representatives, agents or other intermediaries), and will not authorize or permit its or their affiliates directors, officers, employees, advisors, representatives, agents or other intermediaries to:

  •
  solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of inquiries, proposals or offers from any third party relating to any Acquisition Proposal (as defined below), or agree to or endorse any Acquisition Proposal;

  •
  enter into any agreement to approve, endorse, consummate or facilitate any Acquisition Proposal or facilitate any inquiry with respect to an Acquisition Proposal;

  •
  enter into, participate or continue in any discussions or negotiations in connection with any Acquisition Proposal or inquiry with respect to an Acquisition Proposal, or furnish to any person any information with respect to its business, properties or assets in connection with any Acquisition Proposal or inquiry with respect to an Acquisition Proposal; or

  •
  agree to take any of the above actions.

        An Acquisition Proposal means:

  •
  a transaction pursuant to which any person or group, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of Highbury common stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the merger;

  •
  any transaction pursuant to which a person acquires or would acquire control of assets of Highbury or its subsidiaries representing 20% of the fair market value of all of the assets, net revenue, or net income of Highbury and its subsidiaries taken as a whole; and

  •
  a merger, share exchange, consolidation or other business combination involving Highbury other than the merger described in this proxy statement/prospectus, or any other consolidation,

    business combination, recapitalization or similar transaction as a result of which the holders of shares of Highbury common stock immediately prior to such transaction no longer own at least 80% of the outstanding shares of the surviving entity in substantially the same proportion as was held prior to the transaction.

        Notwithstanding the foregoing, the board of directors of Highbury may comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal and, in response to an unsolicited bona fide written Acquisition Proposal which the Highbury board of directors, acting upon the recommendation of the special committee, determines (after consultation with its outside legal counsel and a financial advisor) to be, or to be reasonably likely to result in, a Superior Proposal, Highbury may (i) provide any information with respect to Highbury and its subsidiaries to the person making such Acquisition Proposal pursuant to a confidentiality agreement with terms no less favorable to Highbury than those contained in the confidentiality agreement between Highbury and AMG, and (ii) engage in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal, provided that the Highbury board of directors, acting upon the recommendation of the special committee, determines (after consultation with its outside legal counsel and a financial advisor) that failure to take such action would be inconsistent with its fiduciary duties.

        A Superior Proposal means any unsolicited bona fide written Acquisition Proposal to acquire, directly or indirectly a majority of the voting power of the outstanding shares of Highbury capital stock or all or substantially all of the assets of the Highbury and its subsidiaries, on terms that the board of directors of Highbury, acting upon the recommendation of the special committee, determines in its good faith judgment, after consultation with its financial advisor, would, if consummated, result in a transaction that is more favorable to the Highbury's stockholders, from a financial point of view, than the merger agreement and the merger, and that is reasonably capable of being consummated.

        Additionally, Highbury is required to provide prompt notice (but in any event within 24 hours) to AMG of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, and the identity of the person making the proposal, and to keep AMG reasonably informed of the status and material details of any such Acquisition Proposal and shall provide AMG with any non-public information concerning Highbury provided to any other person in connection with any Acquisition Proposal that was not previously provided to AMG.

        At any time prior to the adoption of the merger agreement by the Highbury stockholders, if the board of directors of Highbury, acting upon the recommendation of the special committee, determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law (whether or not it has received an Acquisition Proposal), it may (i) withdraw or modify or change in any manner its approval or recommendation of the merger agreement or the merger and/or (ii) terminate the merger agreement, provided that, if Highbury has received an Acquisition Proposal, the board of directors shall not take any such action until after two business days after AMG receives written notice advising AMG of the actions the board of directors intends to take and negotiating in good faith with AMG during such two day period to make such adjustments to the terms and conditions of the merger agreement as would be necessary to make the intended actions no longer necessary.

Employee Benefits

        Under the terms of the merger agreement, Highbury has agreed to maintain only those employee benefit plans in place at the time the merger agreement was signed and not to amend or terminate any such plans, except as required by applicable law. Any salary, bonus, or other compensation or benefits payable to any employee of Highbury or its subsidiaries in respect of periods prior to the closing of the merger that has not been paid in full by Highbury or its subsidiaries shall be fully accrued as current liabilities on the balance sheet of Highbury for purposes of calculating the special dividend described above under "The Merger Agreement—Highbury Special Dividend" on page 136.

Director and Officer Indemnification and Insurance

        Under the terms of the merger agreement, AMG agrees it will cause Merger Sub to indemnify and hold harmless each present and former director and officer of Highbury and other persons entitled to indemnification under the charter and by-laws of Highbury as in effect on the date of the merger agreement, as well as any indemnification agreements to which Highbury was a party with such directors and officers to the fullest extent Highbury would have been required to do so under its charter and by-laws as in effect on the date of the merger agreement or under such indemnification agreements, including the advancement of any expenses as incurred, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is finally determined by a court of competent jurisdiction that such person is not entitled to indemnification. AMG is required to cause the surviving company to include and maintain in effect in its limited liability company agreement or other governing documents for a period of at least six years from the closing, the same provisions relating to elimination of liability of directors and indemnification of directors, officers, employees and other persons contained in the limited liability company agreement of Merger Sub as in effect on the date of signing of the merger agreement.

        In addition, prior to the effective time of the merger, Highbury is required to purchase a "tail policy" to extend, for a period of at least six years from the closing of the merger, coverage under the current policies, in such amounts not less than the existing coverage and retention amounts, of directors' and officers' liability insurance and fiduciary liability insurance maintained by Highbury with respect to claims arising from facts or events that occurred on or before the effective time of the merger, including in respect of the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

        Conditions to Each Party's Obligations.    Each party's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the adoption of the merger agreement by the holders of at least a majority of the outstanding shares of Highbury common stock and Series B preferred stock voting together as a single class;

  •
  the absence of any law, order or injunction in effect having the effect of making the merger illegal or otherwise prohibiting its consummation;

  •
  the expiration or termination of the waiting period under the HSR Act and the receipt of all required governmental approvals;

  •
  approval for listing on the NYSE of all shares to be issued in the merger;

  •
  the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and there being no pending or threatened stop order relating thereto;

  •
  the expiration or exercise in full of all outstanding Highbury warrants and the absence of any other class of capital stock of Highbury outstanding, other than common stock;

  •
  the revenue run rate of Aston as of the end of the month prior to the closing of the merger being at least equal to 82.5% of the revenue run rate as of November 30, 2009 (giving effect to market movements);

  •
  the revenue run rate of Aston as of the end of the month prior to the closing of the merger, attributable to clients who consent to continuing their agreements with Aston following the merger, being at least equal to 80% of the revenue run rate as of November 30, 2009 (without giving effect to market movements);

  •
  the accuracy of the other party's representations and warranties contained in the merger agreement;

  •
  performance by the other party in all material respects of their respective obligations under the merger agreement; and

  •
  the absence of a material adverse effect (as defined below) on the other party.

        Conditions to AMG's and Merger Sub's Obligations.    The obligations of AMG and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the receipt by each registered investment company advised by Aston of board and stockholder approval of a new advisory contract with Aston, and the election of not less than nine AMG nominees to the board of trustees of each such registered investment company;

  •
  the receipt by each registered investment company advised by Aston of board approval of certain sub-advisory agreements with Aston and the continued effectiveness of certain specified sub-advisory agreements and related agreements with Aston; and

  •
  the continued effectiveness of certain ancillary agreements described in this proxy statement/prospectus and the continued employment by Aston of certain individuals.

Definition of Material Adverse Effect

        Under the terms of the merger agreement, a material adverse effect on either AMG or Highbury means any change, circumstance, event, development or effect that is or would be reasonably likely to be materially adverse to the assets, liabilities, business, financial condition or results of operations of AMG and its subsidiaries, taken as a whole, or Highbury and its subsidiaries, taken as a whole, as the case may be, or that would reasonably be expected to materially impair or materially delay the ability of either to consummate the transactions contemplated by the merger agreement, other than any change, circumstance, event, development or effect relating to:

  •
  changes in general economic conditions or securities markets in general (unless there is a disproportionate effect on either AMG or Highbury);

  •
  the industries in which AMG and Highbury operate (unless there is a disproportionate effect on one or the other);

  •
  a reduction in the level of assets under management or revenue run-rate of Highbury in and of itself (for the avoidance of doubt, any underlying cause for such reduction shall not be excluded by this clause);

  •
  the execution, delivery or announcement of the merger agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by the merger agreement and the merger;

  •
  any changes (after the date of the merger agreement) in GAAP or applicable law or principles or interpretations thereof;

  •
  failure to meet any published analyst estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, or any failure in and of itself to meet internal or published projections, budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations provided in each case that the underlying reason for any such failure may be considered; or

  •
  any failure by Highbury to take any action referred to in Section 4.1 of the merger agreement and summarized above under the heading "The Merger Agreement—Highbury's Conduct of Business Before Completion of the Merger", provided that such action in and of itself is not material and adverse to Highbury, due to AMG's withholding of consent following notice from Highbury that the withholding of such consent would reasonably be expected to have a material adverse effect on Highbury.

Termination; Termination Fee; Expenses

Termination

        The merger agreement may be terminated in accordance with its terms at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by Highbury stockholders:

  •
  by mutual written consent of AMG and Highbury;

  •
  by AMG if the board of directors of Highbury fails to recommend, or withdraws or modifies its recommendation of the merger agreement to its stockholders or approves or recommends a Superior Proposal, fails to call or hold the stockholders meeting or breaches any of its material obligations relating to entering into transactions with other parties;

  •
  by Highbury prior to the approval of the merger and merger agreement by the required votes, if the board of directors of Highbury determines in good faith and after consultation with its advisors that failure to terminate the merger agreement would be inconsistent with its fiduciary duties; or

  •
  by either Highbury or AMG if:

  •
  the merger is not consummated on or before August 13, 2010;

  •
  a governmental authority enters a final and non-appealable order that prohibits the merger;

  •
  the holders of Highbury common stock (including the holders of the Series B preferred stock who will vote together with the holders of Highbury common stock in accordance with the certificate of designation for the Series B preferred stock) fail to approve the merger;

  •
  the other party is in breach of the merger agreement in a manner which prevents satisfaction of the closing conditions, which breach either is not capable of being cured or is not cured within 10 business days following notice of such breach, provided that the terminating party is not in material breach of the merger agreement; or

  •
  if a material adverse effect (as defined above) has occurred with respect to the other party.

Termination Fee

        Under the terms of the merger agreement, Highbury has agreed to pay AMG $3.6 million (less any previously paid expenses) as a termination fee if:

  •
  the merger agreement is terminated by AMG because:

  •
  the board of directors of Highbury fails to recommend, or changes in a manner adverse to AMG, its recommendation of the merger agreement or the Merger, or approves a Superior

      Proposal (as defined in the section entitled "The Merger Agreement—Highbury Is Prohibited From Soliciting Other Offers; Acquisition Proposal" beginning on page 138 of this proxy statement/prospectus);

    •
    Highbury fails to call or hold the stockholders meeting to adopt the merger agreement and approve the merger;

    •
    Highbury breaches any of its material obligations with respect to the solicitation of any Acquisition Proposal or the consideration of any Superior Proposal;

    •
    if there is a breach of any representation, warranty, covenant or agreement on the part of Highbury contained in the merger agreement such that it cannot satisfy the condition to closing that all such representations and warranties are true and correct and all such covenants and agreements have been performed and such breach is not reasonably capable of being cured or, in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of 10 business days following notice of such breach and the termination date; or

  •
  the merger agreement is terminated by Highbury because:

  •
  its board of directors determines that failure to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law; or

  •
  the merger agreement is terminated by either party because:

  •
  Highbury stockholders fail to adopt the merger agreement,

provided, however, that a termination fee is only payable by Highbury (i) in the event the merger agreement is terminated because Highbury stockholders fail to adopt the merger agreement or (ii) Highbury is in breach of the merger agreement in a manner which prevents satisfaction of the closing conditions described under "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 140 of this proxy statement/prospectus) if, at the time of the event giving rise to such termination, there shall exist an Acquisition Proposal that has been publicly disclosed or announced or otherwise disclosed to the board of directors of Highbury and within 12 months of such termination, Highbury enters into an agreement with any third party with respect to an Acquisition Proposal, and such Acquisition Proposal is subsequently consummated, or consummates any Acquisition Proposal (for purposes of this clause, "Acquisition Proposal" has the meaning given in the section entitled "The Merger Agreement—Highbury Is Prohibited From Soliciting Other Offers; Acquisition Proposal" beginning on page 138 of this proxy statement/prospectus, except that the references to "more than 20%" and "at least 80%" in the definition of "Acquisition Proposal" shall be deemed to be references to "more than 50%" and "at least 50.1%", respectively).

        In addition, if the merger agreement is terminated by either party if the stockholders of Highbury fail to approve the merger, Highbury will pay AMG's reasonably documented transaction expenses, up to $1.0 million.

Expenses

        Except as described above, each party will bear its own expenses in connection with the merger, except that AMG and Highbury each will bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus and the accompanying registration statement.

APPRAISAL RIGHTS

        In connection with the merger, holders of record of Highbury common stock and Series B preferred stock who do not vote in favor of the merger are entitled to appraisal rights under Section 262 provided that they comply with the conditions established by Section 262. Except as set forth herein, stockholders of Highbury will not be entitled to any other appraisal rights in connection with the merger.

Appraisal Rights under the DGCL

        The discussion below is not a complete summary regarding appraisal rights under the DGCL and is qualified in its entirety by reference to the text of the relevant provisions of the DGCL, which are attached to this proxy statement/prospectus as Annex E. Stockholders intending to exercise appraisal rights should carefully review Annex E. Failure to follow precisely any of the statutory procedures set forth in Annex E may result in a termination or waiver of these rights. All references in this summary of appraisal rights to a "stockholder" are to the record holder or holders of shares of Highbury common stock and Series B preferred stock.

        A record holder of shares of Highbury common stock or Series B preferred stock who has made the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 of the DGCL and who neither voted in favor of the merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery, which is referred to as the Delaware Court in this proxy statement/prospectus of the fair value of his, her or its shares of Highbury common stock or Series B preferred stock in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

        Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262.

        Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

  •
  Stockholders electing to exercise appraisal rights must not have voted for the adoption of the merger agreement. Voting for the adoption of the merger agreement will result in the waiver of appraisal rights.

  •
  A written demand for appraisal of shares must have been filed with Highbury before the taking of the vote on the merger agreement. The written demand for appraisal should have specified the stockholder's name and mailing address, and that the stockholder was thereby demanding appraisal of his, her or its Highbury common stock or Series B preferred stock. The written demand for appraisal of shares is in addition to and separate from a vote against the merger agreement or an abstention from such vote.

  •
  A demand for appraisal must have been executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must have been executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must have been executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must have identified the record owner and expressly disclosed the fact that, in exercising the demand, he was acting as agent for the record owner. A person having a beneficial interest in Highbury common stock or Series B preferred stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

        Within ten days after the effective time of the merger, Highbury must provide notice of the effective time of the merger to all Highbury stockholders who have complied with Section 262 and have not voted in favor of the adoption of the merger agreement.

        Within 120 days after the effective time of the merger, either Highbury or any stockholder who has complied with the required conditions of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on Highbury in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Highbury to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Highbury will file such a petition or that Highbury will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Highbury common stock or Series B preferred stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

        Within 120 days after the effective time of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from Highbury a statement setting forth the aggregate number of shares of Highbury common stock or Series B preferred stock not voting in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by Highbury and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the stockholder's request has been received by Highbury or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Highbury common stock or Series B preferred stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the surviving corporation the statement described in this paragraph.

        If a petition for an appraisal is timely filed and a copy thereof is served upon Highbury, Highbury will then be obligated, within 20 days after service, to file with the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to stockholders, as required by the Delaware Court, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Highbury common stock or Series B preferred stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

        Although Highbury's board of directors and the special committee of Highbury's board of directors believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, Highbury does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Highbury common stock or Series B preferred stock is less than the merger consideration. In determining "fair value," the Delaware Court is required to take into account all relevant factors. The cost of the appraisal proceeding, which does not include attorneys' or experts' fees, may be determined by the Delaware Court and taxed against the dissenting stockholder and/or Highbury as the Delaware Court deems equitable in the circumstances. Each dissenting stockholder is responsible for his, her or its attorneys' and experts' expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

        Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

        At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of Highbury. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders' rights to appraisal, if available, will cease. Inasmuch as Highbury has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to Highbury a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration, except:

  •
  that any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Highbury; and

  •
  that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger.

        Failure by any Highbury stockholder to comply fully with the procedures described above and set forth in Section 262 on Annex E to this proxy statement/prospectus may result in termination of such stockholder's appraisal rights. In view of the complexity of exercising appraisal rights under the DGCL, any Highbury stockholder considering exercising these rights should consult with legal counsel.

 THE VOTING AGREEMENTS

        In connection with the signing of the merger agreement, AMG entered into separate voting agreements with each of SDB Aston, Inc., an entity of which Stuart D. Bilton is President, KCA Aston, Inc., an entity of which Kenneth C. Anderson is President, R. Bruce Cameron, Richard S. Foote, Aidan J. Riordan, Hoyt Ammidon Jr., R. Bradley Forth, Broad Hollow LLC, an entity of which Mr. Cameron is the managing member, and Woodbourne Partners, L.P., an entity of which Clayton Management Company, of which Mr. Weil is President, is the general partner. Stockholders who entered into voting agreements are either officers or directors of Highbury, or entities affiliated with officers or directors. Pursuant to these agreements, each of these stockholders has agreed, subject to the terms of the voting agreements, to vote all shares of Highbury common stock and Series B preferred stock owned in favor of the merger. The shares of Highbury common stock and Series B preferred stock subject to these voting agreements represent, in the aggregate, the power to vote 5,607,813 shares, or, as of the record date, approximately    % of the voting power of the shares of Highbury stock entitled to vote on the merger.

        The following is a summary description of the voting agreements, which is qualified by reference to the complete text of the form of voting agreement, which is attached as Annex B to this proxy statement/prospectus.

Irrevocable Proxy and Agreement to Vote

        Each stockholder that is party to a voting agreement has irrevocably appointed AMG its proxy to vote its shares at any meeting of Highbury stockholders or any adjournment thereof or pursuant to any consent of the stockholders, in lieu of a meeting, for the merger proposal. Notwithstanding the irrevocable appointment of AMG as its proxy, if AMG chooses not to exercise its right to vote the shares, each stockholder has also agreed to vote in favor of the merger proposal.

Transfer Restrictions

        In addition, each stockholder has agreed to certain restrictions on the transfer of its shares. A stockholder may not: (i) sell, transfer, encumber or otherwise dispose of, or limit its right to vote in any manner any of the shares or agree to do any of the foregoing or (ii) knowingly take any action that would have the effect of preventing the stockholder from performing its obligations under its respective voting agreement.

        The transfer restrictions will not prohibit the a stockholder from transferring its shares (i) to a subsidiary, partner or member stockholder if the stockholder is an entity, (ii) to an immediate family member or a trust for the stockholders benefit or to a charitable trust if the stockholder is an individual, or (iii) to a person who is a party to an agreement substantially similar to the voting agreements.

Non-Solicitation

        Additionally, each of stockholder subject to a voting agreement has agreed that neither the stockholder nor any of its representatives may solicit or endorse an alternative acquisition proposal, enter into an agreement in connection with an alternative acquisition proposal, enter into discussions regarding an alternative acquisition proposal or agree to perform such an action. Each stockholder must immediately notify AMG if any party contacts the stockholder concerning any alternative acquisition proposal.

Termination

        The voting agreements terminate upon the earliest of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms or (iii) any amendment to the merger agreement that adversely impacts a stockholder subject to a voting agreement in any material respect, without the prior written consent of such stockholder.

Agreement with Peerless

        In addition to the voting agreements, on December 18, 2009, Highbury entered into an agreement with Peerless and Mr. Brog pursuant to which Peerless ended its proxy contest to elect Mr. Brog to Highbury's board of directors and ended its support of two non-binding stockholder resolutions. Pursuant to the agreement, Peerless and Mr. Brog agreed, among other things, to vote all of their shares in accordance with the recommendations of the Highbury board of directors on the proposed merger, waived their appraisal and dissenters' rights with respect to the merger and agreed not to take any action in opposition to the recommendations or proposals of the board of directors of Highbury or to effect a change of control of Highbury. As of the record date, the shares of Highbury common stock subject to this voting agreement held by Peerless, together with certain of its affiliates, represent, in the aggregate, the power to vote 3,070,355 shares, or approximately    % of the voting power of the shares of Highbury stock entitled to vote on the merger.

COMPARISON OF STOCKHOLDER RIGHTS

General

        The following is a summary of material differences between the current rights of AMG stockholders and the current rights of Highbury stockholders. While AMG and Highbury believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of AMG stockholders and Highbury stockholders, and it is qualified in its entirety by reference to the DGCL and the various documents of AMG and Highbury referred to in this summary. Highbury's charter is included as Exhibit 3.1 to Highbury's Current Report on Form 8-K filed on December 6, 2006. Highbury's certificate of designation of Series A junior participating preferred stock is included as Exhibit 3.1 to Highbury's Current Report on Form 8-K, filed on August 11, 2009. Highbury's certificate of designation of Series B convertible preferred stock is included as Exhibit 3.1 to Highbury's Current Report on Form 8-K, filed on August 11, 2009. Highbury's amended and restated by-laws are included as Exhibit 3.2 to Highbury's Current Report on Form 8-K filed on June 26, 2009. Highbury's amendment No. 1 to by-laws is included as Exhibit 3.2 to Highbury's Current Report on Form 8-K filed on August 11, 2009. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. AMG and Highbury urge you to read carefully this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other documents to which AMG and Highbury refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of an AMG stockholder and the rights of a Highbury stockholder. AMG and Highbury have filed with the SEC their respective documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See "Where You Can Find More Information" beginning on page 167 of this proxy statement/prospectus for more information.

Certain Differences Between the Rights of Stockholders of AMG and Stockholders of Highbury

Authorized Capital Stock
AMG	Highbury
The authorized capital stock of AMG consists of:	The authorized capital stock of Highbury consists of:
• 150,000,000 shares of common stock, par value $.01 per share;	• 50,000,000 shares of common stock, par value $0.0001 per share;
• 3,000,000 shares of Class B common stock, par value $.01 per share; and	• 50,000 shares of Series A junior participating preferred stock, par value $0.0001 per share;
• 5,000,000 shares of undesignated preferred stock, par value $.01 per share. No shares of the Class B common stock or the preferred stock are outstanding.

•       1,000 shares of Series B preferred stock, par value $0.0001 per share; and

•       949,000 shares of undesignated preferred stock, par value $0.0001 per share. No shares of the Series A junior participating preferred stock or the undesignated preferred stock are outstanding.

Number of Directors
AMG	Highbury
AMG's charter provides that the number of directors of AMG is to be fixed by resolution duly adopted from time to time by the board of directors of AMG. Currently the number of directors is fixed at 7.	Highbury's by-laws provide that the number of directors of Highbury is to be fixed from time to time by a majority vote of the board of directors of Highbury and must consist of at least 4, but no more than 16 directors. Currently the number of directors is fixed at 8.

Election of Directors and Term
AMG	Highbury
At each annual meeting of stockholders, AMG directors are elected by a plurality of the votes cast at such meeting and hold office for a term expiring at the next annual meeting of stockholders held.	At each annual meeting of stockholders, Highbury directors are elected by a plurality of the votes cast at such meeting and hold office for a term expiring at the third succeeding annual meeting of stockholders after their election.

Stock Listing
AMG	Highbury
The common stock of AMG is listed on the NYSE under the symbol "AMG."	Highbury's units, common stock and warrants are traded on the OTC Bulletin Board under the symbols "HBRFU", "HBRF" and "HBRFW", respectively. Each of Highbury's units consists of one share of common stock and two warrants to purchase a share of common stock.

Voting Rights
AMG	Highbury
Holders of AMG common stock have the exclusive power to vote on all matters presented to AMG stockholders, including the election of directors, except as otherwise required by the DGCL or as provided with respect to any other class or series of stock. Holders of common stock are entitled to one vote per share.	Holders of Highbury common stock have exclusive voting power except as otherwise required by the DGCL or as provided with respect to any other class or series of stock. Holders of common stock are entitled to one vote per share.

Voting Rights
AMG	Highbury
The holders of Class B common stock do not have the right to vote under the charter, except as required under applicable law, and vote together as a single class with the holders of common stock, except as required by law.	The holders of Series A junior participating preferred stock (none of which currently is outstanding) are entitled to votes equal to the adjustment number, which is initially 1,000, but will be adjusted depending upon whether dividends are declared on the common stock or whether the common stock is subdivided or combined. Except as required by law, the holders of Series A junior participating preferred stock do not have special voting rights and their consent is not required, except to the extent they are entitled to vote with the holders of common stock, for taking any corporate action. The holders of Series A junior participating preferred stock are entitled to vote together with the holders of the common stock for the election of directors. If, at the time of an annual meeting of stockholders the equivalent of six quarterly dividends payable on any shares of Series A junior participating preferred stock is in default, the number of directors constituting the board of directors will be increased by two and the holders of the Series A junior participating preferred stock will be entitled to elect these directors, who will not be members of Class A, Class B or Class C of the board of directors, but will serve until the next annual meeting of stockholders, voting separately as a class, unless all dividends in arrears are paid or declared and set aside for payment.

Holders of Series B preferred stock are entitled to vote together with holders of common stock to approve a sale event, dissolution or amendment of the charter and, on such matters, each share of Series B preferred stock entitles the holder to a number of votes equal to 0.75471668 multiplied by the conversion number, which currently is 4,500, as adjusted for stock splits and dividends. Except as required by law, holders of Series B preferred stock have no special voting rights and their consent is not required, except to the extent they are entitled to vote with the holders of common stock, for taking any corporate action.

Voting Rights
AMG	Highbury
Until an aggregate of at least 700 shares of Series B preferred stock have been converted into common stock or redeemed, the holders of such stock, voting separately as a class, are entitled to vote for the election of a number of directors equal to 25% of the total number of Highbury's directors and Highbury will not, without the approval of the holders of at least a majority of the shares of Series B preferred stock, increase or decrease the number of directors constituting the board of directors to a total number that is not evenly divisible by four. Those directors elected by the holders of the Series B preferred stock will not be members of Class A, Class B or Class C of the board of directors, but will serve until the next annual meeting of stockholders. When more than 500, but less than 700 shares of Series B preferred stock are converted into common stock or redeemed, the number of Series B directors will be reduced to one director.

If, at an annual meeting of stockholders, Highbury has failed to pay quarterly dividend payments payable on any shares of Series B preferred stock for four consecutive quarters, the number of directors will automatically be increased so that the newly created directorships together with the directors elected by the holders of Series B preferred stock and any other director who is a management stockholder, represent 40% of the board of directors. These directors, which will serve until the next annual meeting of the stockholders, will be elected by the holders of Series B preferred stock voting separately as a class, unless all dividends in arrears have been paid or declared and set aside for payment.

Cumulative Voting
AMG	Highbury
There is no cumulative voting in the election of AMG directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a plurality of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.	There is no cumulative voting in the election of Highbury directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a plurality of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.

Classification of Board of Directors
AMG	Highbury
AMG does not have a classified board of directors.	The board of directors of Highbury is classified with staggered terms, with such board consisting of a maximum of three classes of directors, Class A, Class B and Class C. Upon an increase or decrease in the number of directors on the board, the number of directors in each class must be apportioned as nearly equal as possible.

Removal of Directors
AMG	Highbury
AMG directors may only be removed with cause and only by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such directors.	Highbury directors may only be removed for cause by the affirmative vote of the holders of a majority of all the shares of the stock outstanding and entitled to vote for the election of directors.

Directors elected by the holders of Series A junior participating preferred stock and Series B preferred stock when dividends are in arrears, as described above, may be removed without cause by the affirmative vote of the holders of the shares of Series A junior participating preferred stock or Series B preferred stock entitled to cast a majority of the votes entitled to be cast for the election of any such director.

Vacancies on the Board of Directors
AMG	Highbury
Vacancies on the AMG board of directors may only be filled by the affirmative vote of a majority of the remaining directors then in office, even if the number of directors then in office is less than a quorum of the board of directors.	New directorships and vacancies on the Highbury board of directors will be filled solely by vote of the board of directors, even if the number of directors then in office is less than a quorum of the board of directors.
Any director elected to fill a vacancy will hold office until the next annual election of directors unless sooner displaced.	Any director elected to fill a vacancy will hold office until the next election of the class for which such director shall have been chosen unless sooner displaced.

Stockholder Action by Written Consent
AMG	Highbury
AMG's charter provides that any action required or permitted to be taken by AMG's stockholders must be taken at a duly called annual or special meeting and may not be effected by a written consent of stockholders.	Highbury's by-laws provide for stockholders to consent to corporate action in writing and without a meeting.

Amendment to Certificate of Incorporation
AMG	Highbury
AMG's charter provides that AMG reserves the right to amend or repeal its charter in the manner prescribed by statute. Under Section 242 of the DGCL, an amendment to AMG's charter generally requires approval of a majority of the AMG board of directors and the holders of a majority of the AMG common stock entitled to vote.	Highbury's charter is silent regarding amendment, therefore Section 242 of the DGCL applies. Under Section 242 of the DGCL, an amendment to Highbury's charter generally requires approval of a majority of the Highbury board of directors and the holders of a majority of the Highbury common stock entitled to vote.
However, to amend or repeal any of the provisions of the charter relating to the following, the affirmative vote of not less than 80% of the total votes eligible to be cast is required:
• stockholder action by written consent; • director election, term, removal or vacancies; • limitations of liability; or • amendments of the charter.

If Series A junior participations preferred stock is outstanding, the Highbury's charter may not be amended in a manner that would materially alter or change the powers, preferences or special rights of the Series A junior participating preferred stock without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A junior participating preferred stock, voting as a separate class. Holders of Series B preferred stock are entitled to vote together with the common stock on an amendment to the charter.

Amendment to By-laws
AMG	Highbury
Except as otherwise provided by law, AMG's by-laws may be amended or repealed by a majority vote of AMG's board of directors.

AMG stockholders may amend or repeal the by-laws at any annual or special meeting called for such purpose upon the affirmative vote of at least two-thirds of the total votes eligible to be cast; provided, however, that if the board of directors recommended such amendment or repeal, the affirmative vote of a majority of total votes eligible to be cast is sufficient.	Highbury's by-laws may be amended or repealed by a majority vote of Highbury's board of directors. Except as otherwise required by law, any by-law may be amended or repealed at a stockholders' meeting by the affirmative vote of the holders of a majority of the stock issued and outstanding and entitled to vote on any such amendment or repeal at such meeting in accordance with the provisions of the Highbury charter and the DGCL.

Special Meeting of Stockholders
AMG	Highbury
AMG's by-laws provide that except as required by law and subject to the rights, if any, of the holders of any series of preferred stock, a special meeting of stockholders may only be called by the board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.	Highbury's by-laws provide that a special meeting of stockholders, for any purpose, can be called by a majority of the board of directors, the chairman of the board, the chief executive officer or the president, such persons also being able to postpone an annual or special meeting of stockholders at his or her discretion, even after notice has been mailed. The business conducted at a special meeting must be limited to the purposes stated in the notice of meeting.

Notice of Stockholder Meetings
AMG	Highbury
AMG's by-laws require that written notice of an annual meeting or special meeting of stockholders, stating the hour, date and place of the meeting, and in the case of special meetings, the purpose for which the meeting was called, be given to each AMG stockholder entitled to vote at the meeting and to each stockholder who, by law or under AMG's charter or by-laws, is entitled to such notice. Such notice must be delivered not less than 10 nor more than 60 days before the date of the meeting.	Highbury's by-laws provide that, except as required by law, when stockholders are required or permitted to take action at a meeting, written notice must be given to each stockholder of record entitled to vote at such meeting, stating the place, date and time of the meeting, and in the case of special meetings, the purpose for which the meeting was called. Such notice must be delivered or mailed not less than 10 nor more than 60 days before the date of the meeting.

Delivery and Notice Requirements of Stockholder Nominations and Proposals
AMG		Highbury
AMG's by-laws provide that, to be properly brought before an annual meeting, business must be either:		Highbury's by-laws provide that nominations of persons for election to the board of directors and the proposal of other business to be considered by the stockholders can be made at an annual meeting of stockholders only:
•	specified in the notice of the meeting;	•	pursuant to notice of the meeting;
•	otherwise properly brought before the meeting by, or at the direction of, the board of directors of AMG; or	•	by or at the direction of the board of directors or any committee thereof; or
•	otherwise properly brought before the meeting by an AMG stockholder present at the meeting after providing timely notice.	•
by any Highbury stockholder who was a stockholder of record at the time the notice was delivered to Highbury, who is entitled to vote at the meeting and who complies with the meeting notice procedures.

Delivery and Notice Requirements of Stockholder Nominations and Proposals
AMG		Highbury
To be timely, an AMG stockholder's notice of business to be conducted at an annual meeting must be delivered to, or mailed to and received by, AMG at its principal executive offices:		In order for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice in writing to Highbury and any such proposed business must be a proper matter for stockholder action. To be timely, a Highbury stockholder's notice must be delivered to Highbury:
•	not less than 75 days, nor more than 120 days, prior to the anniversary of the prior year's annual meeting; or	•	not later than 90 days and not earlier than 120 days prior to the first anniversary of the preceding year's annual meeting; or
•
	if the date of the annual meeting is more than 30 days before or 60 days after the anniversary date of the prior year's annual meeting, the later of the 75th day prior to the scheduled date of such annual meeting or the 15th day following the public announcement of the date of such annual meeting.	•
in the event that the date of the preceding year's annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than 120 days and not later than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Highbury.
An AMG stockholder's notice for a proposal must set forth:		Such a stockholder's notice must set forth:
•	a brief description of the business the stockholder desires to bring before the meeting and the reasons for conducting such business at such meeting;	•
for those the stockholder nominations for director, the information required to be provided pursuant to Section 14(a) of the Exchange Act, and such person's consent to being named in the proxy statement; and
•	the name and address of the stockholder proposing such business and the class and number of shares of AMG capital stock beneficially owned by such stockholder;	•
for any other business that the stockholder proposes to bring, a brief description of the business desired to be brought, the text of the proposal of business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made.
•
the names and addresses of the beneficial owners, if any, of any capital stock of AMG registered in such stockholder's name and the class and number of shares of capital stock of AMG beneficially owned by such beneficial owners;

Delivery and Notice Requirements of Stockholder Nominations and Proposals
AMG		Highbury
•	the names and addresses of other stockholders known by the stockholder proposing such business to support such proposal and the class and number of shares of capital stock of AMG beneficially owned by such other stockholder; and
•	any material interest of the stockholder proposing to bring such business before such meeting in such proposal.

Notwithstanding the foregoing, the by-laws also require a stockholder to comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder and nothing in the by-laws affects any rights of stockholders to request inclusion of proposals in AMG's proxy statement pursuant to Rule 14a-8 under the Exchange Act.		The notice must also set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
A stockholder's notice to AMG must set forth as to each person whom the stockholder proposes to nominate for election or re-election as a director:
•	the name, age, business address and residence address of such person;	•	the name and address of such stockholder and of such beneficial owner;
•	the principal occupation or employment of such person;	•	the class or series and number of shares of stock owned;
•	the class and number of shares of AMG's capital stock which are beneficially owned by such person on the date of such stockholder notice; and	•
a description of any agreement or understanding with respect to the nomination or proposal between or among such stockholders and or such beneficial owner, any affiliate and any others acting in concert with them;
•	the consent of each nominee to serve as a director if elected.	•
a description of any agreement or understanding that has been entered into as of the date of the stockholder's notice by or on behalf of such stockholder and such beneficial owners, whether or not such agreement or understanding may be subject to settlement in underlying shares of Highbury stock;
		•	a representation that the stockholder is a holder of record of Highbury stock entitled to vote at such meeting and intends to appear in person;

Delivery and Notice Requirements of Stockholder Nominations and Proposals
AMG		Highbury
		•	a representation whether the stockholder or the beneficial owners intends or is part of a group which intends to deliver a proxy statement to holders of at least the percentage of Highbury's stock required to approve or adopt the proposal or elect the nominee and or otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination; and
•
any other information relating to such stockholder and beneficial owner required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the proposal and/or the election of directors pursuant to Section 14(a) of the Exchange act.
Such stockholder's notice shall further set forth as to the stockholder giving such notice:
•
the name and address of such stockholder and of the beneficial owners (if any) of AMG's capital stock registered in such stockholder's name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s);
•
the class and number of shares of AMG's capital stock which are held of record, beneficially owned or represented by proxy by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee(s) on the record date for such annual meeting and on the date of such stockholder's notice; and
•
a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.

Delivery and Notice Requirements of Stockholder Nominations and Proposals
AMG	Highbury
Notwithstanding anything to the contrary contained in the foregoing, in the event the number of directors to be elected to the AMG board of directors is increased and there is no public announcement naming all of the nominees or specifying the size of the increased board at least 75 days prior to the anniversary date of the prior year's meeting, a stockholder's notice will be considered timely given, but only with respect to nominees for any new positions created by such increase, if such notice is delivered to, or mailed to and received by, AMG at its principal executive office no later than the 15th day after the public announcement.	The notice requirement will be satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified Highbury of his, her or its intention to present a proposal at any annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by Highbury to solicit proxies for such annual meeting. Highbury can require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of Highbury.

In the event that the number of directors to be elected to the board of directors is increased effective at the annual meeting and there is no public announcement by Highbury naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to Highbury not later than 10 business days following the day on which such public announcement is first made by Highbury.

Delivery and Notice Requirements of Stockholder Nominations and Proposals
AMG	Highbury
Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to Highbury's notice of meeting by or at the direction of the board of directors or any committee thereof or provided that the board of directors has determined that directors will be elected at such meeting, by any stockholder of Highbury who is a stockholder of record at the time the notice is delivered to the secretary of the corporation who is entitled to vote at the meeting. If Highbury calls a special meeting of stockholders for the purpose of electing one or more directors, any such stockholder entitled to vote in such election may nominate a person or persons for election to such positions as specified in Highbury's notice of meeting, if the stockholder's notice is delivered to the secretary of Highbury not earlier than 120 days prior to such special meeting and not later than 90 days prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees.

Proxy
AMG	Highbury
AMG's by-laws provide that any AMG stockholder entitled to vote may do so in person or by written proxy; provided, however, that no proxy will be voted or acted upon after 3 years from its date, unless the proxy provides for a longer period.	Highbury's by-laws provide that every stockholder entitled to vote at a meeting or by consent without a meeting may authorize another person or persons to act for him by written proxy, provided, however, that no proxy will be voted or acted upon after 3 years from its date, unless the proxy provides for a longer period. Every proxy is revocable, except in those cases where an irrevocable proxy permitted by statute is given.

Dividends
AMG	Highbury
Subject to preferential rights of any other class or series of stock, holders of common stock and Class B common stock may receive dividends out of assets that AMG can legally use to pay dividends, when, as and if they are declared by the AMG board of directors, with each share of common stock and each share of Class B common stock sharing equally in such dividends with each share of Class B common stock being equal to the number of shares of common stock into which it would then be convertible. If dividends are declared which are payable in shares of common stock or shares of Class B common stock, such dividends will be declared payable at the same rate in both classes of stock and the dividends payable in shares of common stock will be payable to the holders of shares of common stock, and the dividends payable in shares of Class B common stock will be payable to the holders of shares of Class B common stock.	Highbury's by-laws provide that dividends on outstanding shares of stock may be declared by the board of directors at any regular or special meeting and may be paid in cash, property or stock of Highbury. The board of directors has full power and discretion subject to the charter and other corporate documents to determine and declare dividends.
Under Section 170 of the DGCL, AMG directors may, subject to any restrictions contained in its certificate of incorporation, declare and pay dividends upon the shares of its capital stock either:
Holders of Series A junior participating preferred stock (of which none is currently outstanding) are entitled to receive, when, as and if declared by the board of directors, quarterly dividends payable in cash on the first day of January, April, July and October, in each year beginning on the first payment date after the first issuance of a share or fraction of a share of Series A junior participating preferred stock, in an amount per share equal to the greater of $10 and the adjustment number, which is initially 1,000, but will be adjusted depending upon whether dividends are declared on the common stock or whether the common stock is subdivided or combined, multiplied by the aggregate per share amount of all non-cash dividends payable in shares of common stock, or a subdivision of the outstanding shares of common stock declared on the common stock since the immediately preceding payment date or since the first issuance of any share of Series A junior participating preferred stock. Highbury will declare a dividend on the Series A junior participating preferred stock immediately after it declares a dividend on the common stock. Accrued put unpaid dividends will not bear interest.

Dividends
AMG	Highbury

•       out of its surplus, as defined in and computed in accordance with Sections 154 and 244 of the DGCL; or

•       in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The holders of the Series B preferred stock are entitled to receive, when, as and if declared by the board of directors, cumulative dividends, whereby each outstanding share of Series B preferred stock will accrue dividends beginning on the date such share was first issued at a rate which is initially 4% but if Highbury fails to pay for two consecutive quarters, the rate will increase by 4% and will be increased by 2% for each consecutive fiscal quarter thereafter, subject to a maximum of 16%, returning to 4% when the dividends are paid in full. Highbury may not declare dividends of any other class of stock unless the holders of the Series B preferred stock first receive any quarterly dividend payments that have not previously been paid and, in the case of a dividend on common stock, that dividend per share of Series B preferred stock as would equal the product of the dividend payable on each share of common multiplied by a conversion number, which initially is 4,500, as adjusted for stock splits and dividends. If Highbury fails to pay quarterly dividend payments on Series B preferred stock for four consecutive quarters, each holder of Series B preferred stock has the right to convert all or a portion of his, her or its Series B preferred stock into such number of shares of common stock as is equal to the conversion number multiplied by the number of shares of Series B preferred stock so converted.

Under Section 170 of the DGCL, Highbury directors may, subject to any restrictions contained in Highbury's charter, declare and pay dividends upon the shares of its capital stock either:

•       out of its surplus, as defined in and computed in accordance with Sections 154 and 244 of the DGCL; or

•       in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Indemnification of Officers and Directors
AMG	Highbury
Article V of AMG's amended and restated by-laws provides for indemnification, to the fullest extent authorized by the DGCL (as the same exists or may hereafter be amended; provided that no such amendment shall reduce the level of indemnity provided prior to such amendment), by AMG of its directors, officers and certain non-officer employees under certain circumstances against expenses (including, among other things, attorneys' fees, judgments, fines, taxes, penalties and amounts reasonably paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding (or any claim, issue or matter therein) in which any such person is involved by reason of the fact that such person is or was a director, officer or employee of AMG if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of AMG, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.	Article Eighth A of Highbury's charter provides that, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, Highbury will indemnify all persons whom it may indemnify pursuant thereto.

Advancement of Expenses/Insurance
AMG	Highbury
AMG's by-laws require AMG to advance expenses incurred by or on behalf of any current or former director or officer in connection with any proceeding in which such director or officer is involved by reason of the fact that such person is or was a director or officer of AMG. Such expenses must be advanced within 10 days after the receipt by AMG of a written statement from such director or officer requesting such advance, provided that such director or officer undertakes to repay such expenses if it is ultimately determined that such director or officer is not entitled to be indemnified against such expenses.	Article Eighth A of Highbury's charter provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to thereunder will be paid by Highbury in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Highbury.

Limitation of Liability of Directors
AMG		Highbury
In accordance with the DGCL, Article VII of AMG's charter provides that no director of AMG shall be personally liable to AMG or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:		Highbury's charter provides that its directors will not be personally liable to Highbury or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:
•	for any breach of the director's duty of loyalty to AMG or its stockholders;	•	for any breach of the director's duty of loyalty to Highbury or its stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;	•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	in respect of certain unlawful dividend payments or stock redemptions or repurchases; or	•	under Section 174 of the DGCL; or
•
	for any transaction from which the director derived an improper personal benefit. In addition, the charter provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.	•	for any transaction from which the director derived an improper personal benefit.

In addition, the charter provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Highbury will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Certain Business Combination Restrictions
AMG	Highbury
Subject to any limitations prescribed by law, the AMG charter provides that the board of directors of AMG, or any committee thereof, is authorized to issue, without further stockholder approval, preferred stock in one or more series with rights and privileges which could be senior to AMG common stock.	Pursuant to the certificate of designation of Series B preferred stock, so long as shares of Series B preferred stock are outstanding, Highbury may not take any action that would limit or adversely affect the conversion rights of the holders of the Series B preferred stock or become bound by a restriction on the ability of Highbury to pay the quarterly dividend payments, subject to certain exceptions.

Certain Business Combination Restrictions
AMG	Highbury
AMG is also subject to Section 203 of the DGCL which, subject to a few exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.	Subject to any limitations prescribed by law, the Highbury charter provides that the board of directors of Highbury without further stockholder approval, can issue shares of preferred stock in one or more series with rights and privileges which could be senior to Highbury common stock.

Highbury is also subject to Section 203 of the DGCL which, subject to a few exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

Commission Position on Indemnification for Securities Act Liabilities

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling AMG or Highbury pursuant to the foregoing provisions, AMG and Highbury have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

FUTURE HIGHBURY STOCKHOLDER PROPOSALS

        A stockholder who wants to present a proposal at the 2010 annual meeting and have it included in Highbury's proxy statement for that meeting must submit the proposal in writing at Highbury's offices at 999 18th Street, Suite 3000, Denver, Colorado 80202, Attention: Corporate Secretary, on or before July 28, 2010. Applicable SEC rules and regulations govern the submission of stockholder proposals and Highbury's consideration of them for inclusion in next year's proxy statement.

        A stockholder who wants to present a proposal at the 2010 annual meeting (but not to include the proposal in Highbury's proxy statement) or to nominate a person for election as a director must comply with the requirements set forth in Highbury's by-laws. Highbury's by-laws require, among other things, that the Corporate Secretary receive written notice from the record holder of intent to present such proposal or nomination no less than 90 days and no more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, if the annual meeting with respect to which such notice is to be tendered is held more than 30 days before or more than 70 days after such anniversary date, to be timely, notice by the stockholder must be delivered no less than 90 days and no more than 120 days before such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Highbury. Therefore, if the 2010 annual meeting is held within 30 days before or 70 days after the anniversary date of the 2009 annual meeting, Highbury must receive notice of a proposal no earlier than August 31, 2010, and no later than September 30, 2010. The notice must contain the information required by Highbury's by-laws. You may obtain a copy of Highbury's by-laws upon request from its Corporate Secretary at Highbury Financial Inc., 999 18th Street, Suite 3000, Denver, Colorado 80202. In addition, any person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

 VALIDITY OF SECURITIES

        The validity of the AMG common stock offered hereby will be passed upon for AMG by Ropes & Gray LLP, Boston, Massachusetts, counsel to AMG.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to AMG's Current Report on Form 8-K dated December 7, 2009, and the financial statement schedule incorporated in this proxy statement/prospectus by reference to AMG'S Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Highbury as of December 31, 2008 and 2007 and for the years then ended included in this proxy statement/prospectus have been so included in the reliance on a report of J.H. Cohn LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        AMG and Highbury file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either AMG or Highbury at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of AMG and Highbury are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. AMG's SEC filings are also available at the NYSE because AMG's common stock is listed on the NYSE.

        AMG has filed a registration statement on Form S-4 to register with the SEC the AMG common stock to be issued to Highbury stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of AMG, in addition to being a proxy statement of Highbury for the special meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about AMG, AMG common stock and Highbury. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        The SEC allows AMG to "incorporate by reference" information into this proxy statement/prospectus. This means that AMG can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus. The information found on AMG's website is not incorporated by reference into this proxy statement/prospectus. The SEC does not permit Highbury to incorporate by reference information into this proxy statement/prospectus because it does not meet the requirements for use of Form S-3.

        AMG incorporates by reference into this proxy statement/prospectus the documents listed below and any future filings made by AMG with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 (other than, in each case, any document or portion of that document that is deemed not to be filed) between the date of this proxy statement/prospectus and the date of the special meeting:

  •
  AMG's Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

  •
  AMG's Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008;

  •
  AMG's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

  •
  AMG's Current Reports on Form 8-K filed on January 5, 2009, January 28, 2009, April 29, 2009, July 29, 2009, October 22, 2009, October 28, 2009 and December 7, 2009; and

  •
  The description of AMG's common stock contained in its Registration Statement on Form 8-A filed with the SEC on October 7, 1997, and any amendment or report filed for the purpose of updating such description.

        AMG and Highbury also incorporate by reference the merger agreement attached to this proxy statement/prospectus as Annex A, the voting agreement attached to this proxy statement/prospectus as Annex B and the Opinion of Berkshire Capital attached to this proxy statement/prospectus as Annex C, the Opinion of Sandler O'Neil attached to this proxy statement/prospectus as Annex D and certain provisions of the DGCL which are attached to this proxy statement/prospectus as Annex E.

        You can obtain any of the documents incorporated by reference into this proxy statement/prospectus through AMG or from the SEC through the SEC's website at www.sec.gov. Documents incorporated by reference are available from AMG without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. AMG stockholders and Highbury stockholders may request a copy of such documents by contacting:

Darrell W. Crate—Executive Vice President, Chief Financial Officer and Treasurer
Affiliated Managers Group, Inc.
600 Hale Street
Prides Crossing, MA 01965
(617) 747-3300

        In addition, if you have questions about the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact

Highbury Financial Inc.
999 18th Street, Suite 3000
Denver, CO 80202
Attention: Corporate Secretary
Tel: (303) 357-4802

        IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE HIGHBURY SPECIAL MEETING, YOU MUST REQUEST THE INFORMATION NO LATER THAN                       , 2010.

        AMG and Highbury have not authorized anyone to give any information or make any representation about the merger or AMG and Highbury that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that AMG has incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of AMG common stock in the merger should create any implication to the contrary.

DIRECTIONS TO THE SPECIAL MEETING OF HIGHBURY STOCKHOLDERS

        The special meeting of Highbury stockholders will be held on                       , 2010 at 8:00 a.m., local time, at the offices of Bingham McCutchen LLP, 399 Park Ave., New York, New York 10022.

        To attend the special meeting of Highbury stockholders, please follow the directions below:

From Kennedy Airport

        Take the Van Wyck Expressway to the Long Island Expressway. Look for the Midtown Tunnel, which will let you off at 34th/38th Street. Travel west towards Park Avenue, make a right at Park Avenue, make a left at 55th Street. Parking is directly on your right at 55th Street between Park Avenue and Madison.

From LaGuardia Airport

        Take the Grand Central to the BQE. Look for the Midtown Tunnel, which will let you off at 34th/38th Street. Travel west towards Park Avenue, make a right at Park Avenue, make a left at 55th Street. Parking is directly on your right at 55th Street between Park Avenue and Madison.

From Newark Airport

        Take the New Jersey Turnpike to the Lincoln Tunnel. The Lincoln Tunnel will take you into midtown Manhattan. Travel east towards Park Avenue, make left at Park, travel north to 55th Street, turn left and parking is directly on your right at 55th Street between Park Avenue and Madison Avenue.

INDEX TO FINANCIAL STATEMENTS

Highbury Financial Inc.

Audited
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at December 31, 2008 and December 31, 2007	F-3
Consolidated Statements of Income for the years ended December 31, 2008 and 2007	F-4
Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 2008 and 2007	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited
Condensed Consolidated Balance Sheets—At December 31, 2008 and September 30, 2009	F-24
Condensed Consolidated Statements of Income—For the three months ended September 30, 2009 and September 30, 2008 and for the nine months ended September 30, 2009 and September 30, 2008	F-25
Condensed Consolidated Statements of Stockholders' Equity—At December 31, 2008 and September 30, 2009	F-26
Condensed Consolidated Statements of Cash Flows—For the three months ended September 30, 2009 and September 30, 2008 and for the nine months ended September 30, 2009 and September 30, 2008	F-27
Notes to Unaudited Condensed Consolidated Financial Statements	F-28

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Highbury Financial Inc.

        We have audited the accompanying consolidated balance sheets of Highbury Financial Inc. and Subsidiary as of December 31, 2008 and 2007 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Highbury Financial Inc. and Subsidiary as of December 31, 2008 and 2007, and their results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. Cohn LLP

J. H. COHN LLP
New York, New York
March 4, 2009 (January 15, 2010 as to the effects of the accounting for noncontrolling interests in consolidated financial statements, and related disclosure in Note 1)

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$10,244,469	$7,276,545
Investments	4,186,552	4,635,507
Accounts receivable	2,448,572	3,502,142
Prepaid expenses	239,434	270,086
Prepaid taxes	278,444	—

Total current assets	17,397,471	15,684,280

Other Assets
Fixed assets, net	806,637	991,260
Identifiable intangibles	22,982,000	25,270,000
Goodwill	3,305,616	7,046,412
Deferred tax assets	1,097,620	952,209
Other long-term assets	157,092	169,464

Total other assets	28,348,965	34,429,345

Total assets	$45,746,436	$50,113,625

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,407,601	$4,549,216
Income taxes payable	—	97,758

Total current liabilities	3,407,601	4,646,974
Deferred rent	805,707	844,980

Total liabilities	4,213,308	5,491,954

Commitments and contingencies
Equity
Highbury Financial Inc. stockholders' equity
Preferred stock, $0.0001 par value, authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value, authorized 50,000,000 shares; 9,118,740 and 9,527,000 shares issued and outstanding as of December 31, 2008 and 2007, respectively	912	953
Additional paid-in capital	51,818,975	55,393,484
Accumulated deficit	(11,126,759)	(11,612,766)

Total Highbury Financial Inc. stockholders' equity	40,693,128	43,781,671
Noncontrolling interest	840,000	840,000

Total equity	41,533,128	44,621,671

Total liabilities and equity	$45,746,436	$50,113,625

See Notes to Consolidated Financial Statements

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Consolidated Statements of Income

	Year Ended December 31,
	2008	2007
Revenue	$35,712,112	$42,063,995

Operating expenses
Distribution and sub-advisory costs	16,514,898	19,857,033
Compensation and related expenses	6,037,770	6,643,587
Depreciation and amortization	186,450	222,114
Impairment of intangibles	2,288,000	4,110,000
Other operating expenses	5,970,130	5,727,206

Total operating expenses	30,997,248	36,559,940

Operating income	4,714,864	5,504,055

Other (loss) income
Interest income	155,172	458,105
Investment losses	(663,175)	(121,300)

Total other (loss) income	(508,003)	336,805

Income before provision for income taxes	4,206,861	5,840,860
Provision for income taxes	410,925	498,792

Net income	3,795,936	5,342,068
Net income attributable to noncontrolling interest	3,309,929	4,489,176

Net income attributable to Highbury Financial Inc.	$486,007	$852,892

Weighted average shares outstanding, basic	9,158,692	9,527,000
Net income per share, basic	$0.05	$0.09
Weighted average shares outstanding, diluted	9,158,692	10,752,904
Net income per share, diluted	$0.05	$0.08

See Notes to Consolidated Financial Statements

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders' Equity

	Highbury Financial Inc. Stockholders
	Common Stock
			Additional Paid-In Capital	Accumulated Deficit	Noncontrolling Interest
	Shares	Amount				Total
Balance at December 31, 2006	9,527,000	$953	$56,693,484	$(12,465,658)	$626,901	$44,855,680
Repurchase of underwriters' purchase option	—	—	(1,300,000)	—	—	(1,300,000)
Net income	—	—	—	852,892	4,489,176	5,342,068
Income distributable to noncontrolling interest	—	—	—	—	(4,276,077)	(4,276,077)

Balance at December 31, 2007	9,527,000	953	55,393,484	(11,612,766)	840,000	44,621,671
Repurchase of common stock	(408,260)	(41)	(1,751,426)	—	—	(1,751,467)
Repurchase of warrants	—	—	(1,823,083)	—	—	(1,823,083)
Net income	—	—	—	486,007	3,309,929	3,795,936
Income distributable to noncontrolling interest	—	—	—	—	(3,309,929)	(3,309,929)

Balance at December 31, 2008	9,118,740	$912	$51,818,975	$(11,126,759)	$840,000	$41,533,128

See Notes to Consolidated Financial Statements

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income attributable to Highbury Financial Inc.	$486,007	$852,892
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	186,450	222,114
Deferred income taxes	(145,411)	(864,933)
Interest income accrued	—	(120,848)
Investment losses	663,175	121,300
Net income attributable to noncontrolling interest	3,309,929	4,489,176
Deferred rent	(39,273)	322,620
Impairment charge	2,288,000	4,110,000
Changes in operating assets and liabilities:
(Increase) decrease in :
Accounts receivable	1,053,570	144,280
Prepaid expenses	30,652	(48,866)
Prepaid taxes	(278,444)	—
Other current assets	—	13,670
Increase (decrease) in :
Accounts payable and accrued expenses	(837,001)	2,279,746
Income taxes payable	(97,758)	(144,331)

Net cash provided by operating activities	6,619,896	11,376,820

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments	(5,319,735)	(9,932,233)
Proceeds from sales of investments	5,105,515	5,296,274
Payment of costs of the acquisition	—	(19,464)
Proceeds from contingent payment	3,740,796	—
Decrease in other long term assets	12,372	—
Purchase of fixed assets	(1,827)	(117,480)

Net cash provided by (used in) investing activities	3,537,121	(4,772,903)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of underwriters' purchase option	—	(1,300,000)
Repurchase of common stock	(1,751,467)	—
Repurchase of warrants	(1,823,083)	—
Distributions paid to noncontrolling interest holders	(3,614,543)	(4,276,077)

Net cash used in financing activities	(7,189,093)	(5,576,077)

Net increase in cash and cash equivalents	2,967,924	1,027,840
Cash and cash equivalents—beginning of year	7,276,545	6,248,705

Cash and cash equivalents—end of year	$10,244,469	$7,276,545

Supplemental schedule of non-cash financing and investing activities:
Leasehold improvements paid by landlord	$—	$522,360
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$932,538	$1,508,055

See Notes to Consolidated Financial Statements

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

1. Business and Summary of Significant Accounting Policies

Organization and Nature of Operations

        Highbury Financial Inc. ("Highbury", "we" or the "Company") is an investment management holding company providing permanent capital solutions to mid-sized investment management firms. We pursue acquisition opportunities and seek to establish accretive partnerships with high quality investment management firms. Highbury's strategy is to provide permanent equity capital to fund buyouts from corporate parents, buyouts of founding or departing partners, growth initiatives, or exit strategies for private equity funds. This strategy includes leaving material equity interests with management teams to align the interests of management and our shareholders and, in general, does not include integrating future acquisitions, although we may execute add-on acquisitions for our current or future affiliates. We seek to augment and diversify our sources of revenue by asset class, investment style, distribution channel, client type and management team.

        The consolidated financial statements include the accounts of Highbury and its majority-owned subsidiary, Aston Asset Management LLC ("Aston"). We were incorporated in Delaware on July 13, 2005. On November 30, 2006, Highbury and Aston completed the acquisition of the U.S. mutual fund business of ABN AMRO Asset Management Holdings, Inc. ("AAAMHI") from AAAMHI and certain of its affiliates. See Note 2 for additional information. Subsequent to the completion of the acquisition, AAAMHI was acquired by Fortis Investment Management USA, Inc. ("Fortis").

        Aston's total assets under management were $3.5 billion and $5.1 billion as of December 31, 2008 and 2007, respectively. Aston provides investment advisory services to the Aston Funds, a Delaware business trust which includes a family of 26 and 27 no-load, open-end mutual funds with approximately $3.4 billion and $5.0 billion in client assets as of December 31, 2008 and 2007, respectively. Aston provides advisory, sales, marketing, compliance and operating resources to mutual funds using sub-advisers that produce institutional quality investment products. Aston also has a separate account management platform with approximately $115 million and $145 million of assets under management as of December 31, 2008 and 2007, respectively.

        The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP").

Principles of Consolidation

        The consolidated financial statements include the accounts of Highbury and Aston, in which the Company has a controlling financial interest. Generally, an entity is considered to have a controlling financial interest when it owns a majority of the voting interest in another entity. Highbury owns 65% of Aston and is its manager member. Highbury has a contractual arrangement with Aston whereby a percentage of revenue is allocable to fund Aston's operating expenses, including compensation, while the remaining portion of revenue is allocable to the Company and the other members, with a priority to Highbury. The portion of the income of Aston allocated to owners other than Highbury (eight individuals collectively referred to herein as the "Management Members") is included in net income attributable to noncontrolling interest in the consolidated statements of income. Noncontrolling interest in the consolidated balance sheets includes capital and undistributed income owned by the Management Members of Aston. All material intercompany balances and transactions have been eliminated in consolidation.

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

1. Business and Summary of Significant Accounting Policies (Continued)

Use of Estimates

        The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make assumptions and estimates that affect the amounts reported in the financial statements and accompanying notes, including identifiable intangible assets and goodwill, liabilities for losses and contingencies and income taxes. Management believes that the estimates used are reasonable, although actual amounts could differ from the estimates and the differences could have a material impact on the consolidated financial statements.

Cash and Cash Equivalents

        The Company considers all highly liquid investments, including money market mutual funds and U.S. Treasury securities with original maturities of three months or less, to be cash equivalents. Certain cash accounts are maintained at large financial institutions and, at times, may exceed federally insured limits.

Investments

        In 2007, the Company elected the early adoption provisions of Statement of Financial Accounting Standards ("SFAS") No. 157 "Fair Value Measurements" ("SFAS 157") and SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). The Company carries its investments at fair value based on quoted market prices, a Level 1 input, which is defined by SFAS 157 as quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs. The Company reflected interest paid and accrued on money market mutual funds and U.S. Treasury bills in interest income and changes in fair value of marketable securities, including certain mutual funds managed by Aston, in investment income.

        Investments consist of the following:

	As of December 31,
	2008	2007
U. S. Treasury bills	$—	$3,064,071
Aston mutual funds	725,752	1,571,436
Other marketable securities	3,460,800	—

	$4,186,552	$4,635,507

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

1. Business and Summary of Significant Accounting Policies (Continued)

        Changes in fair value of investments are included in investment losses and are as follows:

	Year Ended December 31,
	2008	2007
Aston mutual funds
Realized gains (losses)	$(146,492)	$7,264
Unrealized gains (losses)	(657,748)	(128,564)
Other marketable securities
Realized gains (losses)	—	—
Unrealized gains (losses)	141,065	—

	$(663,175)	$(121,300)

Restricted Cash

        Under the terms of the letter of credit provided to the lessor in connection with Aston's lease agreement, the Company is required to maintain $150,000 on deposit with the bank, which is included in other long-term assets.

Fixed Assets

        Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. The estimated useful lives of office equipment and furniture and fixtures generally range from three to eleven years. Computer software developed or obtained for internal use is amortized using the straight-line method over the estimated useful life of the software, generally three years or less. The costs of improvements that extend the life of a fixed asset are capitalized, while the cost of repairs and maintenance are expensed as incurred. Leasehold improvements are amortized over the shorter of their expected useful lives or the remaining term of the lease for which they are incurred.

        Under the terms of Highbury's credit facility (Note 6), these fixed assets are pledged as collateral for borrowings under the credit facility.

Acquired Client Relationships, Goodwill and Impairment Charges

        The purchase price and the capitalized transaction costs incurred in connection with the acquisition were allocated based on the fair value of the assets acquired, which was primarily the acquired mutual fund advisory contract. In determining the allocation of the purchase price to the acquired mutual fund advisory contract, Highbury has analyzed the present value of the acquired business' mutual fund advisory contract based on a number of factors including: the acquired business' historical and potential future operating performance; the historical and potential future rates of new business from new and existing clients and attrition among existing clients; the stability and longevity of existing advisory and sub-advisory relationships; the acquired business' recent, as well as long-term, investment performance; the characteristics of the acquired business' products and investment styles; the stability and depth of the management team; and the acquired business' history and perceived franchise or brand value.

        The Company has determined that the acquired mutual fund advisory contract meets the indefinite life criteria outlined in SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), because

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

1. Business and Summary of Significant Accounting Policies (Continued)

the Company expects both the contract and the cash flows generated by the contract to continue indefinitely due to the likelihood of continued renewal at little or no cost. However, the mutual funds' trustees or directors may terminate the mutual fund advisory contract at any time upon written notice for any reason. The Company does not amortize this intangible asset, but instead assesses, each reporting period, whether events or circumstances have occurred which indicate that the indefinite life criteria are no longer met. If the Company determines the indefinite life criteria are no longer met, the Company will amortize the asset over its remaining useful life. The Company reviews this asset for impairment at least annually, or more frequently whenever events or circumstances occur indicating that the recorded intangible asset may be impaired. If Highbury concludes that the carrying value of the asset exceeds its fair value, an impairment loss is recorded in an amount equal to any such excess.

        The excess of purchase price for the acquisition over the fair value of net assets acquired, including the acquired mutual fund advisory contract, is reported as goodwill. Goodwill is not amortized, but is instead reviewed for impairment. The Company assesses goodwill for impairment at least annually, or more frequently whenever events or circumstances occur indicating that the recorded goodwill may be impaired. If the carrying amount of goodwill exceeds the fair value, an impairment loss would be recorded in an amount equal to that excess.

        The Company recorded impairment charges to the identifiable intangible related to Aston's advisory contract with the Aston Funds of $2,288,000 and $4,110,000 in the fourth quarters of 2008 and 2007, respectively, as a result of negative market performance and net asset outflows from the Aston Funds.

Income Taxes

        Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109 "Accounting for Income Taxes" ("SFAS 109"). Deferred income taxes reflect the expected future tax consequences of temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance may be established when necessary to reduce deferred tax assets to the amount expected to be realized.

        As required by FASB interpretation No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109" ("FIN 48"), the Company recognizes the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a "more-likely-than-not" threshold, the amount recognized in the financial statements is the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. Since the adoption of FIN 48 at January 1, 2007, the Company has had no uncertain tax positions. The Company recognizes interest and penalties, if any, related to uncertain tax positions in income tax expense.

Noncontrolling Interest

        Highbury owns 65% of Aston and is its manager member. Highbury has a contractual arrangement with Aston whereby a percentage of revenue is allocable to fund Aston's operating expenses, including compensation (the "Operating Allocation"), while the remaining portion of revenue (the "Owners' Allocation") is allocable to the Company and the other members, with a priority to Highbury. The portion of the income or loss of Aston allocated to owners other than Highbury is included in net

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

1. Business and Summary of Significant Accounting Policies (Continued)

income attributable to noncontrolling interest in the Consolidated Statements of Income. Noncontrolling interest in the Consolidated Balance Sheets includes capital and undistributed income owned by the Management Members.

Revenue Recognition

        The Company, through Aston, earns investment advisory and administrative fees for services provided to the Aston Funds, five money market funds advised by Fortis and a limited number of separately managed accounts. These fees are primarily based on predetermined percentages of the market value of the assets under management and are billed in arrears of the period in which they are earned. These fees are recognized over the period in which services are performed unless facts and circumstances would indicate that collectibility of the fees is not reasonably assured. Expense reimbursements to certain of the Aston Funds in accordance with the advisory agreements are reported as an offset to investment advisory fees and accounts receivable. Substantially all of Aston's revenues are derived from the Aston Funds for which Aston is the investment advisor. Management has determined that no allowance for doubtful accounts is necessary due to all fees being collected within one month from the date of invoice.

Deferred Rent

        The Company recognizes rent on a straight line basis over the life of the lease and records the difference between the amount expensed and the rent paid as deferred rent.

Fair Value of Financial Instruments

        The carrying amounts of cash and equivalents, accounts receivable and accounts payable approximates fair value because of the short-term nature of these instruments.

Share-Based Compensation

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123(R), "Share-Based Payment", ("SFAS 123(R)"). This Statement is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and its related implementation guidance. On January 1, 2006, the Company adopted the provisions of SFAS 123(R) using the modified prospective method. SFAS 123(R) requires entities to recognize compensation expense for awards of stock options and other share-based payments. SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation expense to be reported as financing cash flows.

Segment Information

        SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes disclosure requirements relating to operating segments in annual and interim financial statements. Management has determined that the Company operates in one business segment, namely as an investment adviser managing mutual funds and separate accounts.

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

1. Business and Summary of Significant Accounting Policies (Continued)

Advertising

        Advertising costs are expensed as incurred and amounted to $969,876 and $519,535 for the years ended December 31, 2008 and 2007, respectively.

Recent Accounting Pronouncements

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141(R)"), which replaces SFAS 141. SFAS 141(R) retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase method of accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies and requires the expensing of acquisition-related costs as incurred. SFAS 141(R) is effective for us beginning January 1, 2009 and will apply prospectively to business combinations completed on or after that date.

        In April 2008, the FASB issued FASB Staff Position ("FSP") No. FAS 142-3, "Determination of the Useful Life of Intangible Assets" ("FSP 142-3"), which amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS No. 142, "Goodwill and Other Intangible Assets." The new guidance applies to (1) intangible assets that are acquired individually or with a group of other assets and (2) intangible assets acquired in both business combinations and asset acquisitions. Under FSP 142-3, entities estimating the useful life of a recognized intangible asset must consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. For Highbury, this pronouncement will require certain additional disclosures beginning January 1, 2009 and application to useful life estimates prospectively for intangible assets acquired after December 31, 2008. The Company does not expect this standard to have a material impact on its consolidated results of operations or financial condition.

        In May 2008, the FASB issued Statement No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the U.S. SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of 'Present Fairly in Conformity with Generally Accepted Accounting Principles."' SFAS 162 is not expected to have a material impact on the Company's consolidated financial statements.

        Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

Adjustment for Retrospective Application of Accounting Standards Codification ("ASC") 810-10-55

        Highbury Financial Inc. and Subsidiary has reclassified the presentation of minority interest contained in the Annual Report on Form 10-K for the year ended December 31, 2008 and 2007 to satisfy the U.S. Securities and Exchange Commission, or SEC, requirements as they relate to the adoption by Highbury Financial Inc. and Subsidiary in 2009 for noncontrolling interests in consolidated

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

1. Business and Summary of Significant Accounting Policies (Continued)

financial statements, or ASC 810 under the FASB codification. ASC 810 addresses the accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. ASC 810 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of noncontrolling owners.

        The principal effect on the prior years' consolidated statements of income related to the adoption of ASC 810 is summarized as follows:

	For the Years Ended December 31,
Consolidated Statements of Income	2008	2007
Net income, as previously reported	$486,007	$852,892
ASC 810 reclassification of noncontrolling interest	3,309,929	4,489,176

Net income before noncontrolling interest	$3,795,936	$5,342,068
Net income attributable to noncontrolling interest	3,309,929	4,489,176

Net income attributable to Highbury Financial Inc., as adjusted	$486,007	$852,892

        The principal effect on the prior years' consolidated balance sheets related to the adoption of ASC 810 is summarized as follows:

	December 31,
Consolidated Balance Sheets	2008	2007
Total stockholders' equity, as previously reported	$40,693,128	$43,781,671
Increase for ASC 810 reclass of noncontrolling interest	840,000	840,000

Total equity, as adjusted	$41,533,128	$44,621,671

2. Acquisition

Summary of the Acquisition

        On April 20, 2006, Highbury and Aston Asset Management LLC (the "Highbury Entities"), entered into an Asset Purchase Agreement ("Asset Purchase Agreement") with AAAMHI, ABN AMRO Investment Fund Services, Inc. ("AAIFS"), ABN AMRO Asset Management, Inc., ("AAAMI"), Montag & Caldwell, Inc., ("Montag"), Tamro Capital Partners LLC, ("TAMRO"), Veredus Asset Management LLC, ("Veredus"), and River Road Asset Management, LLC, ("River Road" and together with AAAMHI, AAIFS, AAAMI, Montag, TAMRO and Veredus individually referred to as a "Seller" and collectively as "Sellers") to acquire substantially all of the Sellers' business of providing investment advisory, administration, distribution and related services to the U.S. mutual funds (the "Target Funds") specified in the Asset Purchase Agreement.

        Upon the consummation of the acquisition on November 30, 2006, the Highbury Entities acquired 100% of the assets necessary to operate the acquired business and such assets were transferred to

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

2. Acquisition (Continued)

Aston Asset Management LLC ("Aston"). Highbury owns a 65% interest in Aston, and eight employees of Aston own the balance of the membership interests. The Highbury Entities did not acquire any research and development assets in the acquisition.

        Following the consummation of the acquisition, substantially all of the management and staff of the acquired business were hired by Aston. A senior officer of AAAMHI and three other individuals also joined Aston in connection with the acquisition. In connection with the consummation of the acquisition, Aston entered into agreements with each of the Sellers that previously managed the Target Funds pursuant to which each such Seller now acts as a sub-advisor to the applicable Target Fund. In connection with the consummation of the acquisition, Aston re-branded the Target Funds as the Aston Funds. Pursuant to the Asset Purchase Agreement, the Sellers have agreed not to terminate these agreements prior to November 30, 2011.

Limited Liability Company Agreement

        Pursuant to the limited liability company agreement of Aston, 72% of the revenue (the "Operating Allocation") of Aston is used to pay operating expenses of Aston. The remaining 28% of the revenues (the "Owners' Allocation") of Aston are allocated to the owners of Aston. The Owners' Allocation is allocated among the members of Aston according to their relative ownership interests. Currently, 18.2% of total revenue is allocated to Highbury and 9.8% of total revenue is allocated to the Management Members. In the event that Aston's operating expenses are less than 72% of Aston's revenue, the additional income is allocated to the Management Members. From time to time, certain non-cash expenses may be allocated in a different manner by mutual agreement of Highbury and the Management Members.

        Highbury's contractual share of revenues has priority over the distributions to the Management Members in the event Aston's actual operating expenses exceed the Operating Allocation. As a result, excess expenses first reduce the portion of the Owners' Allocation allocated to the Management Members until the Management Members' allocation is eliminated, and then Highbury's allocation is reduced. Any reduction in the distribution of revenues to be paid to Highbury is required to be repaid to Highbury, with interest, out of any future excess Operating Allocation and the portion of future Owners' Allocation allocated to the Management Members.

Purchase Price Allocation

        The Highbury Entities purchased the acquired business from the Sellers for a cash payment of $38,600,000 at the closing. Highbury did not issue any equity interests to the Sellers in connection with the transaction. The purchase price and the other costs of the acquisition of the acquired business are allocated based on the fair value of net assets acquired. In addition to the purchase price, Highbury incurred $1,859,312 of costs directly attributable to the transaction. As such, the total cost of the acquisition was as follows:

Costs of the acquisition:
Original purchase price	$38,600,000
Transaction costs	1,859,312

Total costs	$40,459,312

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

2. Acquisition (Continued)

        The Company prepared an allocation of the costs of the acquisition in 2006. During 2007, the Company determined that $2,627,000 more should be allocated to the indefinite-lived identifiable intangibles, and $2,627,000 less should be allocated to goodwill. The original and revised allocations of the fair values of the assets acquired in the acquisition are as follows:

	Original Allocation	Revised Allocation
Allocation of assets received in the acquisition:
Identifiable intangibles (mutual fund advisory contract)	$26,753,000	$29,380,000
Goodwill	9,673,412	7,046,412
Working capital (cash)	3,500,000	3,500,000
Receivable from Sellers	301,989	301,989
Fixed assets	230,911	230,911

Total costs	$40,459,312	$40,459,312

        The purchase price (i) excluded up to $3.8 million that would have been be payable if the annualized investment advisory fee revenue generated under investment advisory contracts for the six months ending November 30, 2008 exceeded $41.8 million and (ii) included up to $3.8 million that was refundable if the annualized investment advisory fee revenue generated under investment advisory contracts for the six months ending November 30, 2008 was less than $34.2 million. In December 2008, Highbury received a contingent payment from Fortis in the amount of $3,740,796 and recorded this receipt as a decrease in the allocation to goodwill. As a result, goodwill is reflected on the December 31, 2008 balance sheet at its adjusted cost of $3,305,616.

Acquired Assets

        The assets acquired in the acquisition were accounted for under the purchase method of accounting and recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as identifiable intangibles and goodwill. The results of operations of the acquired business have been included in the consolidated financial statements beginning as of December 1, 2006.

        The Company has determined that the acquired mutual fund advisory contract meets the indefinite life criteria outlined in SFAS No. 142 because the Company expects both the contract and the cash flows generated by the contract to continue indefinitely due to the likelihood of continued renewal at little or no cost. Accordingly, the Company does not amortize this intangible asset, but instead assesses, each reporting period, whether events or circumstances have occurred which indicate that the indefinite life criteria are no longer met. If the Company determines the indefinite life criteria are no longer met, the Company will amortize the asset over its remaining useful life. The Company reviews this asset for impairment at least annually, or more frequently whenever events or circumstances occur indicating that the recorded intangible asset may be impaired. If Highbury concludes that the carrying value of the asset exceeds its fair value, an impairment loss will be recorded in an amount equal to any such excess.

        The excess of purchase price for the acquisition over the fair value of net assets acquired, including the acquired mutual fund advisory contract, is reported as goodwill. Goodwill is not

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

2. Acquisition (Continued)

amortized, but is instead reviewed for impairment. The Company assesses goodwill for impairment at least annually, or more frequently whenever events or circumstances occur indicating that the recorded goodwill may be impaired. If the carrying amount of goodwill exceeds the fair value, an impairment loss would be recorded in an amount equal to that excess.

        The balance of the fixed assets acquired are depreciated on a straight-line basis over their useful lives.

        For income tax purposes, Highbury has $27,828,761 (after reduction for the receipt of the contingent payment and accumulated amortization to date) of goodwill and identifiable intangibles to be amortized over the remaining portion of the original 15 year period (13 years remaining) as of December 31, 2008.

3. Fixed Assets and Lease Commitments

        Fixed assets consisted of the following:

	At December 31,
	2008	2007
Leasehold improvements	$601,666	$601,666
Furniture and fixtures	373,164	373,164
Computer equipment	142,426	140,599
Office equipment	97,945	97,945

	1,215,201	1,213,374
Accumulated depreciation and amortization	(408,564)	(222,114)

Net fixed assets	$806,637	$991,260

        Depreciation and amortization expense was $186,450 and $222,114 in 2008 and 2007, respectively. Rent expense in 2008 and 2007, which totaled $404,192 and $369,973, respectively, was solely related to Aston's operations. Aston currently leases office space for its primary office in Chicago and for two satellite offices in New Jersey and California under various leasing arrangements. The lease for the office in New Jersey expires in May 2009. The lease for the office in California is on a month-to-month basis. At December 31, 2008, the Company's aggregate future minimum payments for the Chicago lease, which carries a ten year term ending January 2017, are payable as follows:

	Required Minimum Payments	Annual Lease Expense
Year ending December 31,
2009	$222,003	$219,174
2010	228,533	219,174
2011	235,062	219,174
2012	241,592	219,174
2013	248,121	219,174
Thereafter	783,539	670,129

Totals	$1,958,850	$1,765,999

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

3. Fixed Assets and Lease Commitments (Continued)

        In addition to the base rent, Aston is required to pay its pro rata share of the real estate taxes and operating expenses of its building. The figures in the table above reflect the base annual rent payments and the base annual rent expense on a straight-line basis in accordance with SFAS 13. Under the terms of Aston's lease, Aston was entitled to an abatement of the base rent and real estate taxes and operating expenses for a period of 11 months at the beginning of the lease term. This abatement period ended in December 2007. Management has estimated that the abatement relating to real estate taxes and operating expenses was approximately $190,000. In addition, the lessor contributed $522,360 to the construction costs in connection with the build-out of the office space. This construction allowance and the aforementioned abatement of the real estate taxes and operating expenses has been recorded as deferred rent and amortized as a reduction to rent expense over the term of the lease in accordance with SFAS 13. The amortization of these deferred rent amounts are not included in the annual rent expense schedule above. Also, Aston has an option to extend the lease under the same terms and conditions for a single additional five year period.

4. Benefit Plans

        In 2006, Aston established a qualified defined contribution retirement plan covering substantially all of its full-time employees. Under the plan, Aston is able to make discretionary contributions for the benefit of qualified plan participants up to IRS limits. The expense related to Aston's plan for the years ended 2008 and 2007 was $87,520 and $104,172, respectively.

        The Company has adopted the 2008 Equity Incentive Plan effective October 21, 2008 and expiring on October 21, 2018 (the tenth anniversary) unless amended or terminated earlier by the board of directors. This plan is intended to encourage ownership of stock by employees, consultants and directors of the Company and to provide incentives for them to promote the success of the Company's business through the grant of awards of or pertaining to shares of the Company's common stock.

        The Company has adopted the 2008 Executive Long Term Incentive Plan effective October 21, 2008 expiring on December 31, 2029 unless amended or terminated earlier by the board of directors. The purpose of this plan is to provide certain executives of the Company with incentive compensation based upon the achievement of financial, business and other performance criteria.

        These non-qualified plans have been approved by the board of directors. No awards have been granted under either of these plans.

5. Accounts Payable and Accrued Expenses

        Accounts payable and accrued expenses consisted of the following:

	At December 31,
	2008	2007
Payable to sub-advisors	$802,583	$1,173,769
Payable to brokers	321,261	455,987
Payable to noncontrolling interest	660,887	965,500
Accrued compensation payable	436,239	1,072,280
Accrued professional fees	552,647	473,507
Other payables	633,984	408,173

Totals	$3,407,601	$4,549,216

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

6. Credit Facility

        Highbury has available a credit agreement with City National Bank expiring on October 31, 2009. The credit facility provides for a revolving line of credit of up to $12,000,000 which will be used for working capital, general corporate purposes and repurchases of the Company's outstanding securities, if appropriate.

        The Company's borrowing under the credit facility bears interest, at Highbury's option, at either the fluctuating prime rate plus 0.50% or LIBOR plus 2.75%. In addition, Highbury will pay annually a fee of 0.25% on the average daily balance of the unused portion of the credit facility. The Company will have to make interest payments monthly for any prime rate borrowings. For any LIBOR borrowings, interest payments will be made at the end of any LIBOR contract or quarterly, whichever is sooner.

        The credit facility is secured by all of the Company's assets and contains customary and appropriate affirmative and negative covenants for financings of its type (subject to customary exceptions). The financial covenants include a maximum total leverage ratio (including debt from all sources) of 5.0x Adjusted EBITDA, although borrowings under the credit agreement are limited to 2.0x Adjusted EBITDA, and incorporate a minimum fixed charge coverage ratio of 1.25x and a minimum net worth of $20 million. Other covenants will, among other things, limit our ability to incur liens or other encumbrances, make certain investments, dispose of assets, enter into mergers or acquisitions and incur indebtedness.

        There were no borrowings outstanding under this facility at any point in 2008 or 2007, including at December 31, 2008 or 2007. Highbury has maintained compliance with the applicable covenants of this facility.

7. Commitments and Contingencies

        a.     The Company presently occupies office space provided by Berkshire Capital Securities LLC, an affiliate of our executive officers. Such affiliate has agreed that it will make such office space, as well as certain office and secretarial services, information technology equipment and access to numerous subscription-based periodicals and databases, available to the Company as may be required by the Company from time to time. The Company had agreed to pay such affiliate $7,500 per month for such services commencing on January 26, 2006. The Company agreed to increase this payment to $10,000 per month effective November 1, 2007. The consolidated statements of income for the years ended December 31, 2008 and 2007 include $120,000 and $95,000 related to this agreement. The agreement is terminable by either party upon six months' prior notice.

        b.     The Company's stockholders prior to its initial public offering (the "Initial Stockholders") are entitled to registration rights with respect to the shares of common stock, warrants and units of the Company owned by them. The holders of the majority of the shares purchased prior to the initial public offering, or the founding shares, and the holders of the majority of the units purchased in a private placement completed simultaneously with our initial public offering are each entitled to make up to two demands that the Company register these securities and any other securities of the Company owned by them. In addition, the Initial Stockholders have certain "piggy-back" registration rights with respect to such securities on registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any of the foregoing registration statements. These securities are also eligible for resale pursuant to Rule 144 under the Securities Act of 1933, as amended.

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

7. Commitments and Contingencies (Continued)

        The founding shares were placed in escrow until the earliest of: (1) January 31, 2009; (2) the Company's liquidation; and (3) the consummation of a liquidation, merger or stock exchange, stock purchase or other similar transaction which resulted in all of the Company's stockholders having the right to exchange their shares of common stock for cash, securities or other property. Subsequent to the expiration of the escrow period on January 31, 2009, the Initial Stockholders are no longer prohibited from selling or transferring their founding shares.

        c.     Highbury and Aston are subject to claims, legal proceedings and other contingencies in the ordinary course of their business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved in a manner unfavorable to the Company or Aston. Highbury and Aston establish accruals for matters for which the outcome is probable and can be reasonably estimated. Management is not aware of any claims, legal proceedings and other contingencies that could result in a loss to Highbury or Aston. As such, no contingencies have been accrued.

8. Stockholders' Equity

Preferred Stock

        The Company is authorized to issue up to 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of December 31, 2008, no shares of preferred stock have been issued.

Common Stock

        The Company is authorized to issue up to 50,000,000 shares of common stock, par value $0.0001 per share. As of December 31, 2008 and 2007, 9,118,740 and 9,527,000 shares of common stock, par value $0.0001 per share, were issued and outstanding. In the first quarter of 2008, the Company repurchased 400,372 shares for $1,735,611. In the fourth quarter of 2008, the Company repurchased 7,888 shares for $15,856.

Common Stock Commitments

        At December 31, 2008 and 2007, 13,983,708 and 15,820,000 shares of common stock were reserved for issuance upon exercise of redeemable warrants. All of the warrants have an exercise price of $5.00 and will expire on January 25, 2010. The warrants will be redeemable, at the Company's option, at a price of $0.01 per warrant upon 30 days' notice, only in the event that the last sale price of the Company's common stock is at least $8.50 per share for any 20 trading days within a 30 trading-day period ending on the third day prior to the date on which notice of redemption is given. In the first quarter of 2008, the Company repurchased 1,836,292 warrants for $1,823,083.

        The Company has adopted the 2008 Equity Incentive Plan effective October 21, 2008 and expiring on October 21, 2018 (the tenth anniversary) unless amended or terminated earlier by the board of directors. There are up to 14,017,334 shares of the Company's common stock authorized for issuance under this plan based upon the achievement of certain long term financial, business and other performance criteria. No awards have been granted under this plan.

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

9. Economic Dependency

        Relationships with a limited number of clients account for a significant majority of Highbury's revenue. Aston's client, the Aston Funds, a Delaware business trust, which accounts for approximately 97% of our assets under management, is comprised of 26 mutual funds that are currently managed by Aston. Because all these funds have the same trustees, it is possible that the contracts with them could be terminated simultaneously. Of these 26 funds, the Aston/Montag & Caldwell Growth Fund, the Aston/Optimum Mid Cap Fund and the Aston/TAMRO Small Cap Fund contributed approximately 35%, 16% and 11% of the revenues of Aston, respectively, in the month of December 2008. Additionally, as of December 31, 2008, approximately 11% of our assets under management and approximately 10% of our revenues are generated by customers sourced through a firm which was previously affiliated with the sellers but was subsequently sold to an unaffiliated third party. In the month of December 2007, the Aston/Montag & Caldwell Growth Fund and the Aston/Optimum Mid Cap Fund contributed approximately 36% and 18% of the revenues of Aston, respectively. As of December 31, 2007, approximately 20% of our assets under management and 23% of our revenues were generated by customers sourced through a firm which was previously affiliated with the sellers but was subsequently sold to an unaffiliated third party. These various client concentrations leave Highbury vulnerable to any adverse change in the financial condition of any of its major clients. The loss of any of these relationships may have a material adverse impact on the Company's revenue.

10. Income Taxes

        The provisions for income taxes consist of the following:

	Year ended December 31,
	2008	2007
Current:
Federal	$408,058	$1,161,142
State	148,278	202,583
Deferred:
Federal	(107,459)	(766,248)
State	(37,952)	(98,685)

Totals	$410,925	$498,792

        The total provision for income taxes differs from that amount which would be computed by applying the U.S. Federal income tax rate to income before provision for income taxes as follows:

	Year Ended December 31,
	2008	2007
Statutory federal income tax rate	34%	34%
State tax net of federal benefit	6%	4%
Permanent differences	3%	(1)%
Other	3%	—

Effective income tax rate	46%	37%

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

10. Income Taxes (Continued)

        The sources of the net deferred tax assets are as follows:

	At December 31,
	2008	2007
Expenses and net unrealized investment losses deferred for income tax purposes	$492,258	$383,869
(Amortization) impairment of intangibles	605,362	568,340

Net deferred tax assets	$1,097,620	$952,209

11. Earnings Per Share

        The calculation of basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period. The following is a reconciliation of the numerator and denominator used in the calculation of earnings per share available to common stockholders:

	Year Ended December 31,
	2008	2007
Numerator:
Net income	$486,007	$852,892

Denominator:
Average shares outstanding—basic	9,158,692	9,527,000
Effect of dilutive instruments:
Warrants	—	1,225,904

Average shares outstanding—diluted	9,158,692	10,752,904

        As of December 31, 2008 and 2007, the Company's dilutive instruments outstanding include 13,983,708 and 15,820,000 warrants, respectively.

        There are no effects of dilutive instruments included in the 2008 calculation because the Company's weighted average share price during the period was less than the warrants' exercise price. The dilutive effect of the warrants is calculated using the treasury stock method and the average share price during the period.

12. Related Person Transactions

        Highbury's Board of Directors has adopted certain policies and procedures for the review, approval and ratification of related person transactions, which the Company refers to as the Related Person Policy. Among other things, the Related Person Policy provides that any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Highbury (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest, must be reported to the Company's Board of Directors prior to the consummation or

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

12. Related Person Transactions (Continued)

amendment of the transaction. A related person, as defined in the Related Person Policy, means any person who is, or at any time since the beginning of the Company's last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of any class of Highbury's voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. The Company's Board of Directors reviews these related person transactions and considers all of the relevant facts and circumstances available to the Board, including (if applicable) but not limited to: the benefits to Highbury; the availability of other sources of comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Board of Directors may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Board determines in good faith. At the beginning of each fiscal year, the Board will review all previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months. The Board will consider all of the relevant facts and circumstances and will determine if it is in the best interests of Highbury and its stockholders to continue, modify or terminate these related person transactions.

        As of December 31, 2006, Highbury had extended $840,000 through four promissory notes to Aston to fund Aston's initial formation and operating expenses. Pursuant to Aston's mutual fund advisory contracts with the Aston Funds, Aston receives its revenue at the beginning of each month for the services provided in the prior month. As such, Aston incurred operating expenses for the month of December 2006 before it received its first revenue from the Aston Funds. The promissory notes accrue interest per annum at a rate equal to the prime lending rate then in effect as reported by JPMorgan Chase on the unpaid principal amount outstanding from time to time. As of December 31, 2006, there was approximately $5,366 in accrued interest on the promissory notes. The principal, and accrued interest thereon, of the notes is subject to mandatory prepayment from all monies allocated as Owners' Allocation that is payable to the Management Members and all monies allocated as Operating Allocation prior to any distributions by Aston to the Management Members. These notes and the interest income related to the notes have been eliminated in the consolidation of Highbury's financial results. These notes were repaid in 2007 and no subsequent loans were made.

        Aston is the investment advisor to the Aston Funds, a Delaware business trust. Aston's Chief Executive Officer, is the Chairman of the Board of Trustees of the Aston Funds. Aston's President, is the President and Chief Executive Officer of the Aston Funds. Aston's Chief Financial Officer and Chief Compliance Officer, is the Senior Vice President, Secretary, Treasurer, Chief Financial Officer, Chief Operating Officer and Chief Compliance Officer of the Aston Funds. As a result of these relationships, the Aston Funds may be considered related parties as such are defined in SFAS No. 57, "Related Party Disclosures" ("SFAS 157"). In 2008 and 2007, Aston earned advisory fees of $30,222,986 and $35,977,121 and administrative fees of $3,953,815 and $4,389,988 from the Aston Funds. These fees, in total, accounted for approximately 96% and 96% of Aston's total revenue in 2008 and 2007. As of December 31, 2008 and 2007, the Company's balance sheet includes accounts

HIGHBURY FINANCIAL INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

12. Related Person Transactions (Continued)

receivable of $2,039,687 and $3,093,885, respectively, associated with these fees, as Aston is generally paid in the first week of the month following the month in which fees were earned.

        Highbury has engaged Berkshire Capital Securities LLC ("Berkshire Capital") to act as a non-exclusive financial advisor in connection with possible future acquisitions. In such capacity, Berkshire Capital will assist the Company in structuring, negotiating and completing acquisitions of targets identified by Highbury and acknowledged by both Highbury and Berkshire Capital as being subject to Berkshire Capital's engagement. If the Company enters into an agreement to acquire such a target company during the term of Berkshire Capital's engagement or within two years thereafter, and such acquisition is completed, then the Company will pay Berkshire Capital a success fee at closing equal to the greater of (a) the sum of 3.0% of the first $15 million of the aggregate consideration in such transaction and 1.0% of the aggregate consideration in such transaction in excess of $15 million, and (b) $600,000. Upon the execution of a definitive agreement with respect to an acquisition, Highbury will pay Berkshire Capital $200,000 which will be credited against the success fee. Highbury will also reimburse Berkshire Capital for its reasonable expenses in performing its services under the engagement letter and will indemnify Berkshire Capital for liabilities it incurs in performing such services, unless such liabilities are attributable to Berkshire Capital's gross negligence or willful misconduct. The Company engaged Berkshire Capital in the first quarter of 2007.

        The Company presently occupies office space provided by Berkshire Capital. Berkshire Capital has agreed that it will make such office space, as well as certain office and secretarial services, information technology equipment and access to numerous subscription-based periodicals and databases available to the Company, as may be required by the Company from time to time. The Company had agreed to pay Berkshire Capital $7,500 per month for such facilities and services commencing on January 26, 2006. The Company agreed to increase this payment to $10,000 per month effective November 1, 2007. The consolidated statements of income for the years ended December 31, 2008 and 2007 include $120,000 and $95,000 related to this agreement, respectively. The agreement is terminable by either party upon six months' prior notice.

13. Subsequent Events

        On January 21, 2009, the Company's Board of Directors approved a Securities Repurchase Program authorizing the use of up to $1,000,000 to acquire shares of Highbury common stock, Highbury warrants or a combination thereof in the open market or in any private transaction, from time to time and in accordance with applicable laws, rules and regulations. Unless amended, this Securities Repurchase Program will expire on December 31, 2009.

Highbury Financial Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	December 31, 2008	September 30, 2009
	(audited)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$10,244,469	$23,871,418
Investments	4,186,552	3,957,200
Accounts receivable	2,448,572	3,932,153
Prepaid expenses	239,434	89,696
Prepaid taxes	278,444	—

Total current assets	17,397,471	31,850,467

Other assets
Fixed assets, net	806,637	683,032
Identifiable intangibles	22,982,000	22,982,000
Goodwill	3,305,616	3,305,616
Deferred tax assets	1,097,620	341,814
Other long-term assets	157,092	100,000

Total other assets	28,348,965	27,412,462

Total assets	$45,746,436	$59,262,929

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,407,601	$3,966,391
Dividends payable	—	25,551,877
Income taxes payable	—	15,936

Total current liabilities	3,407,601	29,534,204
Deferred rent	805,707	771,954

Total liabilities	4,213,308	30,306,158

Commitments and contingencies
Equity
Highbury Financial Inc. stockholders' equity
Preferred stock, $0.0001 par value, authorized 1,000,000 shares; 0 and 1,000 shares issued and outstanding as of December 31, 2008 and September 30, 2009, respectively:
• Series A Junior Participating Preferred Stock (0 shares issued)
• Series B Convertible Preferred Stock (1,000 shares issued; liquidation value of $22,500,000 as of September 30, 2009)	—	—
Common stock, $0.0001 par value, authorized 50,000,000 shares; 9,118,740 and 11,985,082 shares issued and outstanding as of December 31, 2008 and September 30, 2009, respectively	912	1,199
Additional paid-in capital	51,818,975	38,114,939
Accumulated deficit	(11,126,759)	(9,159,367)

Total Highbury Financial Inc. stockholders' equity	40,693,128	28,956,771
Noncontrolling interest	840,000	—

Total equity	41,533,128	28,956,771

Total liabilities and equity	$45,746,436	$59,262,929

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

Highbury Financial Inc. and Subsidiary

Condensed Consolidated Statements of Income

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Revenue	$9,595,927	$11,196,682	$28,555,443	$27,456,743

Operating expenses
Distribution and sub-advisory costs	(4,395,372)	(5,363,929)	(13,182,141)	(12,975,323)
Compensation and related expenses	(1,699,827)	(1,716,422)	(4,846,431)	(5,000,412)
Depreciation and amortization	(45,998)	(46,339)	(141,054)	(138,181)
Other operating expenses	(1,183,440)	(2,578,351)	(3,845,466)	(5,110,205)

Total operating expenses	(7,324,637)	(9,705,041)	(22,015,092)	(23,224,121)

Operating income	2,271,290	1,491,641	6,540,351	4,232,622

Other income
Interest income	43,114	5,007	117,249	24,255
Investment income (loss)	(369,556)	303,059	(524,261)	443,382

Total other income (loss)	(326,442)	308,066	(407,012)	467,637

Income before provision for income taxes	1,944,848	1,799,707	6,133,339	4,700,259
Provision for income taxes	(412,740)	(207,420)	(1,318,133)	(833,642)

Net income	1,532,108	1,592,287	4,815,206	3,866,617
Net income attributable to noncontrolling interest	(891,104)	(740,707)	(2,649,042)	(1,899,225)

Net income attributable to Highbury Financial Inc.	641,004	851,580	2,166,164	1,967,392
Preferred stock dividends	—	(127,174)	—	(127,174)

Net income attributable to common stockholders	$641,004	$724,406	$2,166,164	$1,840,218

Weighted average common shares outstanding, basic	9,126,628	9,378,117	9,170,068	9,196,216
Net income per common share, basic	$0.07	$0.08	$0.24	$0.20
Weighted average common shares outstanding, diluted	9,126,628	12,074,791	9,170,068	10,114,232
Net income per common share, diluted	$0.07	$0.07	$0.24	$0.19
Cash dividend per share of common stock—declared	$0.00	$1.55	$0.00	$1.65
Cash dividend per share of common stock—paid	$0.00	$0.05	$0.00	$0.10

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

Highbury Financial Inc. and Subsidiary

Condensed Consolidated Statements of Equity

(unaudited)

	Highbury Financial Inc. Stockholders
	Preferred Stock		Common Stock
					Additional Paid-In Capital	Accumulated Deficit	Noncontrolling Interest
	Shares	Amount	Shares	Amount				Total
Balance at December 31, 2008	—	—	9,118,740	$912	$51,818,975	$(11,126,759)	$840,000	$41,533,128
Repurchase of common stock	—	—	(33,705)	(3)	(83,722)	—	—	(83,725)
Repurchase of warrants	—	—	—	—	(1,548,225)	—	—	(1,548,225)
Issuance of Series B Convertible Preferred Stock upon acquisition of remaining 35% interest in Aston Asset Management LLC	1,000	—	—	—	—	—	—	—
Issuance of common stock upon exchange of warrants	—	—	22,150	2	(2)	—	—	—
Issuance of common stock upon exercise of warrants	—	—	2,877,897	288	14,389,197	—	—	14,389,485
Distribution to noncontrolling interest holders	—	—	—	—	—	—	(840,000)	(840,000)
Dividends paid	—	—	—	—	(909,407)	—	—	(909,407)
Dividends declared and unpaid	—	—	—	—	(25,551,877)	—	—	(25,551,877)
Net income attributable to Highbury Financial Inc. for the period	—	—	—	—	—	1,967,392	1,899,225	3,866,617
Income distributable to noncontrolling interest	—	—	—	—	—	—	(1,899,225)	(1,899,225)

Balance at September 30, 2009	1,000	—	11,985,082	$1,199	$38,114,939	$(9,159,367)	$—	$28,956,771

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

Highbury Financial Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income attributable to Highbury Financial Inc.	$641,004	$851,580	$2,166,164	$1,967,392
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,998	46,339	141,054	138,181
Deferred taxes	99,997	171,952	533,540	755,806
Investment (gain) loss	369,556	(303,059)	524,261	(443,382)
Net income attributable to noncontrolling interest	891,104	740,707	2,649,042	1,899,225
Deferred rent	(10,017)	(11,269)	(29,255)	(33,753)
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	166,407	(480,884)	218,546	(1,483,581)
Prepaid expenses	(59,867)	38,038	86,839	149,738
Prepaid taxes	(81,027)	—	(81,027)	278,444
Other long-term assets	—	23,936	—	57,092
Increase (decrease) in:
Accounts payable and accrued expenses	657,366	887,468	49,186	889,707
Income taxes payable	(62,061)	3,220	(66,919)	15,936

Net cash provided by operating activities	2,658,460	1,968,028	6,191,431	4,190,805

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments	—	(3,888,759)	(2,000,000)	(3,888,759)
Proceeds from sales of investments	603,960	3,881,819	4,568,031	4,561,494
Increase in other long-term assets	(501,369)	—	(500,021)	—
Purchase of fixed assets	—	(13,732)	(2,756)	(14,576)

Net cash provided by (used in) investing activities	102,591	(20,672)	2,065,254	658,159

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	—	(454,252)	—	(909,407)
Distributions paid to noncontrolling interest holders	(914,637)	(2,312,885)	(2,723,439)	(3,070,143)
Issuance of common stock upon exercise of warrants	—	14,389,485	—	14,389,485
Repurchase of common stock	—	2	(1,735,611)	(83,725)
Repurchase of warrants	—	(1,402,100)	(1,823,083)	(1,548,225)

Net cash provided by (used in) financing activities	(914,637)	10,220,250	(6,282,133)	8,777,985

Net increase in cash and cash equivalents	1,846,414	12,167,606	1,974,552	13,626,949
Cash and cash equivalents—beginning of period	7,404,683	11,703,812	7,276,545	10,244,469

Cash and cash equivalents—end of period	$9,251,097	$23,871,418	$9,251,097	$23,871,418

Supplemental schedule of non-cash investing and financing activities:
Issuance of Series B Convertible Preferred Stock	$—	$22,500,000	$—	$22,500,000
Issuance of 22,150 shares of common stock upon exchange of 443,000 warrants	$—	$—	$—	$—
Dividends declared and not yet paid	$—	$25,551,877	$—	$25,551,877
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$460,000	$32,258	$936,708	$32,258

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

Highbury Financial Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

1. Basis of Presentation and Significant Accounting Policies

        The accompanying unaudited condensed consolidated financial statements as of September 30, 2009 and for the three months and nine months ended September 30, 2009 and 2008 of Highbury Financial, Inc. and its subsidiary ("Company" or "Highbury") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America ("GAAP") for complete financial statements. The December 31, 2008 condensed consolidated balance sheet data was derived from audited financial statements, but does not include all of the disclosures required by accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments, consisting of normal, recurring adjustments, considered necessary for a fair statement of the results have been included. All material intercompany balances and transactions have been eliminated. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission on March 4, 2009, includes additional information about Highbury, its operations and its financial position and should be read in conjunction with this Quarterly Report on Form 10-Q.

        The Company has evaluated the period beginning October 1, 2009 through November 16, 2009, the date its condensed consolidated financial statements were issued, and concluded there were no events or transactions occurring during this period that required recognition or disclosure in its condensed consolidated financial statements, except as disclosed in notes 9 and 10.

Investments

        The Company carries its investments at fair value based on quoted market prices, a Level 1 input, which is defined by Accounting Standards Codification (ASC) "Fair Value Measurements and Disclosures" as quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs. The Company reflected interest paid and accrued on money market mutual funds and U.S. Treasury bills in interest income and changes in fair value of marketable securities, including certain mutual funds managed by its sole subsidiary, Aston Asset Management LLC ("Aston"), in investment income (loss).

        Investments consist of the following:

	December 31, 2008	September 30, 2009
Aston mutual funds	$725,752	$—
Other marketable securities	3,460,800	3,957,200

	$4,186,552	$3,957,200

Highbury Financial Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

1. Basis of Presentation and Significant Accounting Policies (Continued)

        Changes in fair value of investments are included in investment income (loss) and are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Aston mutual funds
Realized gains (losses)	$—	$—	$—	$(46,077)
Unrealized gains (losses)	(369,556)	—	(524,261)	—
Other marketable securities
Realized gains (losses)	—	421,019	—	421,019
Unrealized gains (losses)	—	(117,960)	—	68,440

	$(369,556)	$303,059	$(524,261)	$443,382

Recent Accounting Pronouncements

        As of September 30, 2009, we implemented the Financial Accounting Standards Board ("FASB") Accounting Standards Codification (the "Codification" or "ASC"). All of the content included in the Codification is considered authoritative. The Codification is not intended to amend GAAP, but codifies previous accounting literature. We changed the referencing of authoritative accounting literature to conform to the Codification.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" or ASC 810. ASC 810 addresses the accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. ASC 810 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. ASC 810 is effective for fiscal years beginning after December 15, 2008. The Company adopted the provisions of ASC 810 in the first quarter of 2009. As a result of the adoption, the Company has reported noncontrolling interests as a component of equity in the unaudited Condensed Consolidated Balance Sheets and the net income or loss attributable to noncontrolling interests has been separately identified in the unaudited Condensed Consolidated Statements of Income. The prior periods presented have also been retrospectively restated to conform to the current classification required by ASC 810. Other than the change in presentation of noncontrolling interests, the adoption of ASC 810 had no impact on the condensed consolidated financial statements.

        In May 2009, the FASB issued SFAS No. 165, "Subsequent Events" or ASC 855. ASC 855 sets forth: (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of ASC 855 did not have a material impact on the Company's financial condition or results of operations.

Highbury Financial Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

1. Basis of Presentation and Significant Accounting Policies (Continued)

        Management does not believe that any recently issued, but not yet effective, accounting standard if currently adopted would have a material effect on the accompanying condensed consolidated financial statements.

2. Accounts Payable and Accrued Expenses

        Accounts payable and accrued expenses consisted of the following:

	December 31, 2008	September 30, 2009
Payable to sub-advisors	$802,583	$1,533,625
Payable to brokers	321,261	430,567
Payable to noncontrolling interest	660,887	329,969
Accrued compensation payable	436,239	740,183
Accrued professional fees	552,647	242,521
Other payables	633,984	689,526

	$3,407,601	$3,966,391

3. Commitments and Contingencies

        a.     The Company presently occupies office space provided by Berkshire Capital Securities LLC ("Berkshire Capital"), an affiliate of our executive officers. Berkshire Capital has agreed that it will make such office space, as well as certain office and secretarial services, financial reporting and administrative support, information technology equipment and support and access to numerous subscription-based periodicals and databases, available to the Company as may be required by the Company from time to time in exchange for a monthly payment of $10,000. The condensed consolidated statements of income for the three months and nine months ended September 30, 2008 and 2009 each included $30,000 and $90,000, respectively, related to this agreement. The agreement is terminable by either party upon six months' prior notice.

        b.     The Company's stockholders prior to its initial public offering (the "Initial Stockholders") have registration rights with respect to the shares of common stock, par value $0.0001 per share, of the Company ("Common Stock"), warrants and units of the Company owned by them. The holders of the majority of the shares purchased prior to the initial public offering and the holders of the majority of the units purchased in a private placement completed simultaneously with our initial public offering are each entitled to make up to two demands that the Company register these securities and any other securities of the Company owned by them. In addition, the Initial Stockholders have certain "piggy-back" registration rights with respect to such securities on registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any of the foregoing registration statements. These securities are also eligible for resale pursuant to Rule 144 under the Securities Act of 1933, as amended.

        c.     The holders of the Company's Series B Convertible Preferred Stock, par value $0.0001 per share ("Series B Preferred Stock"), have registration rights with respect to the shares of Common Stock issuable upon conversion of the Series B Preferred Stock. The holders of a majority of the shares issuable upon conversion of the Series B Preferred Stock are entitled to make up to three demands

Highbury Financial Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3. Commitments and Contingencies (Continued)

that we register the resale of the shares of Common Stock issuable upon the conversion of shares of Series B Preferred Stock but only after the shares of Series B Preferred Stock have been converted into Common Stock. Each outstanding share of Series B Preferred Stock is convertible into 4,500 shares of our Common Stock, or 4,500,000 shares of Common Stock in the aggregate for the 1,000 shares of outstanding Series B Preferred Stock, subject to customary anti-dilution adjustments. In addition, the holders of our Series B Preferred Stock have certain "piggy-back" registration rights with respect to the shares of Common Stock issuable upon conversion of our Series B Preferred Stock. The Company will bear the expenses incurred in connection with the filing of any of the foregoing registration statements.

        d.     Highbury and Aston are subject to claims, legal proceedings and other contingencies in the ordinary course of their business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved in a manner unfavorable to Highbury or Aston. Highbury and Aston establish accruals for matters for which the outcome is probable and can be reasonably estimated. Management is not aware of any claims, legal proceedings or other contingencies that could result in a loss to Highbury or Aston. As such, no contingencies have been accrued.

4. Economic Dependency

        Relationships with a limited number of clients account for a significant majority of Highbury's revenue. Aston's client, the Aston Funds, a Delaware business trust, which accounted for approximately 97% of our assets under management as of September 30, 2009, is comprised of 24 mutual funds that are currently managed by Aston. Because all these funds have the same trustees, it is possible that the contracts with them could be terminated simultaneously. Of these 24 funds, the Aston/Montag & Caldwell Growth Fund, the Aston/Optimum Mid Cap Fund, Aston/TAMRO Small Cap Fund and the Aston/River Road Small Cap Value Fund contributed approximately 37%, 16%, 15% and 10% of the revenues of Aston, respectively, for the month of September 2009. In the month of September 2008, the Aston/Montag & Caldwell Growth Fund, the Aston/Optimum Mid Cap Fund and Aston/TAMRO Small Cap Fund contributed approximately 33%, 18% and 13% of the revenues of Aston, respectively. These client concentrations leave the Company vulnerable to any adverse change in the financial condition of any of its major clients. The loss of any of these relationships may have a material adverse impact on the Company's revenue, profitability and cash flow.

Highbury Financial Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

5. Income Taxes

        The provisions for income taxes for the three and nine month periods ended September 30, 2008 and 2009 consist of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Current
Federal	$251,739	$773	$609,770	$57,851
State	60,460	34,695	174,823	19,985
Deferred
Federal	88,970	148,838	472,135	654,210
State	11,571	23,114	61,405	101,596

	$412,740	$207,420	$1,318,133	$833,642

        The sources of the net deferred tax assets are as follows:

	December 31, 2008	September 30, 2009
Expenses and net unrealized investment losses deferred for income tax purposes	$492,258	$437,166
(Tax amortization of) / GAAP impairment of intangibles	605,362	(95,352)

Net deferred tax assets	$1,097,620	$341,814

6. Earnings Per Share

        The calculation of basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of shares of Common Stock outstanding during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding

Highbury Financial Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

6. Earnings Per Share (Continued)

during the period. The following is a reconciliation of the numerator and denominator used in the calculation of earnings per share available to common stockholders:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Earnings Per Common Share—Basic
Numerator:
Net income attributable to common stockholders	$641,004	$724,406	$2,166,164	$1,840,218

Denominator:
Average common shares outstanding—basic	9,126,628	9,378,117	9,170,068	9,196,216

Earnings Per Common Share—Diluted
Numerator:
Net income attributable to Highbury Financial Inc.	$641,004	$851,580	$2,166,164	$1,967,392

Denominator:
Average common shares outstanding—basic	9,126,628	9,378,117	9,170,068	9,196,216
Effect of dilutive instruments:
Series B Preferred Stock	—	2,601,563	—	885,638
Warrants	—	95,111	—	32,378

Average common shares outstanding—diluted	9,126,628	12,074,791	9,170,068	10,114,232

        The dilutive effect of the warrants is calculated using the treasury stock method and the average share price during the period. There are no effects of dilutive instruments included in the calculations for 2008 periods because the Company's weighted average share price during the 2008 periods was less than the warrants' exercise price. As of September 30, 2008 and 2009, the Company had 13,983,708 and 7,441,111 warrants outstanding, respectively.

7. Related Person Transactions

        Aston is the investment advisor to the Aston Funds, a Delaware business trust. Aston's Chief Executive Officer is the Chairman of the Board of Trustees of the Aston Funds. Aston's President is the President and Chief Executive Officer of the Aston Funds. Aston's Chief Financial Officer and Chief Compliance Officer is the Senior Vice President, Secretary, Treasurer, Chief Financial Officer, Chief Operating Officer and Chief Compliance Officer of the Aston Funds. As a result of these relationships, the Aston Funds may be considered related parties. In the three and nine months ended September 30, 2009, Aston earned advisory fees of $10,114,500 and $24,217,918, respectively, and administrative fees of $761,297 and $2,318,171, respectively, from the Aston Funds. These fees, in total, accounted for approximately 97% of Aston's total revenue during both periods. In the three and nine months ended September 30, 2008, Aston earned advisory fees of $8,164,734 and $24,263,297, respectively, and administrative fees of $1,029,219 and $3,126,564, respectively, from the Aston Funds. These fees, in total, accounted for approximately 96% of Aston's total revenue during both periods. As of December 31, 2008 and September 30, 2009, the Company's balance sheets included accounts receivable of $2,039,687 and $3,622,904, respectively, associated with these fees, as Aston is generally paid in the first week of the month following the month in which fees are earned.

Highbury Financial Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

7. Related Person Transactions (Continued)

        The Company presently occupies office space provided by Berkshire Capital. Berkshire Capital has agreed that it will make such office space, as well as certain office and secretarial services, financial reporting and administrative support, information technology equipment and support and access to numerous subscription-based periodicals and databases, available to the Company, as may be required by the Company from time to time in exchange for a payment of $10,000 per month. The condensed consolidated statements of income for the three and nine months ended September 30, 2008 and 2009 each included $30,000 and $90,000, respectively, related to this agreement. The agreement is terminable by either party upon six months' prior notice.

8. Credit Facility

        On October 1, 2009, the Company and City National Bank executed an amendment to the credit agreement, dated as of November 9, 2006, as amended by a First Amendment to Credit Agreement dated October 31, 2007 and a Second Amendment to Credit Agreement dated October 1, 2008 (the "Amended Credit Agreement"), which provides for an extension of the Amended Credit Agreement through September 30, 2010 and modifies certain provisions of the Amended Credit Agreement (the "Third Amendment to Credit Agreement"). The Third Amendment to Credit Agreement increases the rate at which borrowings will bear interest to, at the Company's option, (i) for a LIBOR loan, the greater of (w) 3.50% and (x) the LIBOR interest rate plus 2.75% per year or (ii) for a prime rate loan, the greater of (y) 3.50% and (z) the fluctuating prime rate plus 0.50% per year.

9. Securities Repurchases Program

        During the three months ended September 30, 2009, the Company repurchased 2,804,200 warrants for $1,402,100. This repurchase of warrants was approved by the Company's Board of Directors as a transaction separate from the Company's securities repurchase program. During the nine months ended September 30, 2009, the Company repurchased 33,705 shares for $83,725 and 3,221,700 warrants for $1,548,225.

        Between October 1, 2009 and November 16, 2009, the Company repurchased an additional 554,893 warrants for $148,014. As of November 16, 2009, there is $622,136 available for additional securities repurchases under the Company's securities repurchase program through December 31, 2009.

        The Company did not repurchase any securities during the three months ended September 30, 2008. During the nine months ended September 30, 2008, the Company repurchased 1,836,292 warrants for $1,823,083 and redeemed 400,372 shares for $1,735,611.

10. Stockholders' Equity

Issuance of Preferred Stock

        As further explained in Note 12 below, on August 10, 2009 the Company issued 1,000 shares of Series B Preferred Stock with a face value of $22.5 million. This Series B Preferred Stock carries a 4% annual dividend, payable quarterly, and participates in any dividends paid to holders of Common Stock on an as-converted basis. Each share of Series B Preferred Stock is initially convertible into 4,500 shares of Common Stock, reflecting an initial conversion price of $5.00 per share.

Highbury Financial Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

10. Stockholders' Equity (Continued)

Exercise of Warrants

        In September 2009, holders of the Company's warrants exercised 2,877,897 warrants generating proceeds to the Company of $14,389,485.

        Between October 1, 2009 and November 16, 2009, holders of the Company's warrants exercised 3,054,162 warrants generating proceeds to the Company of $15,270,810.

Exchange of Warrants

        On September 28, 2009, Highbury entered into an exchange agreement (the "Exchange Agreement") with an investor. Pursuant to the Exchange Agreement, the investor exchanged 443,000 of the Company's warrants for 22,150 shares of Common Stock. The issuance of Common Stock under the Exchange Agreement was made pursuant to a transaction exempt from registration under Rule 506 of the Securities Act.

Dividends

        On September 16, 2009, the Board of Directors authorized a dividend on the outstanding Common Stock of the Company to be paid in cash. As of September 30, 2009, the Company had 11,985,082 shares of Common Stock and 1,000 shares of Series B Preferred Stock outstanding. The Series B Preferred Stock is convertible into 4,500,000 shares of Common Stock and eligible to participate in any dividends paid to holders of Common Stock on an as-converted basis. As such, the Company accrued dividends payable as of September 30, 2009 of $25,551,877. Between October 1, 2009 and October 6, 2009, holders of the Company's warrants exercised an additional 3,054,162 warrants resulting in the issuance of 3,054,162 additional shares of Common Stock outstanding as of the record date for the dividend. On October 7, 2009, the Company paid a dividend of $30,285,828 ($1.55 per share), based on the 15,039,244 shares of Common Stock and 4,500,000 shares of Common Stock underlying the Series B Preferred Stock then outstanding, to stockholders of record as of October 6, 2009.

        On June 15, 2009, the Board of Directors authorized a dividend on the outstanding Common Stock of the Company to be paid in cash. On July 15, 2009, the Company paid a dividend of $454,252 ($0.05 per share) to stockholders of record as of July 1, 2009.

        On March 18, 2009, the Board of Directors authorized a dividend on the outstanding Common Stock of the Company to be paid in cash. On April 15, 2009, the Company paid a dividend of $455,155 ($0.05 per share) to stockholders of record as of April 1, 2009.

Equity Incentive Plan

        No awards have been granted under the Company's 2008 Equity Incentive Plan.

11. Aston Operating Allocation

        For periods ending prior to August 10, 2009, Highbury owned 65% of the membership interests of Aston, and eight employees of Aston (the "Management Stockholders") owned 35% of the membership interests of Aston. As of August 10, 2009, Aston became 100% owned by Highbury. See Note 12(b) for additional information.

Highbury Financial Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

11. Aston Operating Allocation (Continued)

        Pursuant to the Aston limited liability company agreement, 28% of the total revenues of Aston net of sub-administrative fees, which we refer to as the owners' allocation, is allocated to the owners of Aston. The owners' allocation is allocated among the members of Aston according to their relative ownership interests. Prior to August 10, 2009, Highbury owned 65% of Aston, and the Management Stockholders owned 35% of Aston, so 18.2% and 9.8% of total revenues net of sub-administrative fees were allocated to Highbury and the Management Stockholders, respectively, during this period. Subsequent to August 10, 2009, Highbury owned 100% of Aston, so 28.0% of total revenues net of sub-administrative fees have been allocated to Highbury during this period. In all periods, the remaining revenues of Aston, which we refer to as the operating allocation, were used to pay Aston's operating expenses, including salaries and bonuses of all employees of Aston (including the Management Stockholders).

        Both before and after August 10, 2009, Highbury's contractual share of revenues has had priority over the distributions to the Management Stockholders in the event Aston's actual operating expenses exceeded the operating allocation. As a result, prior to August 10, 2009, excess expenses first reduced the portion of the owners' allocation allocated to the Management Stockholders until the Management Stockholders' allocation was eliminated, then Highbury's allocation was reduced. Any reduction in the distribution of revenues to be paid to Highbury was required to be paid to Highbury out of any future excess operating allocation and the portion of future owners' allocation allocated to the Management Stockholders, with interest. During the three months ended March 31, 2009, Aston's operating expenses exceeded the operating allocation by $604,432. These excess expenses were funded by a reduction in the Management Stockholders' share of the owners' allocation. During the period from April 1, 2009 through August 10, 2009, Aston's operating expenses were $546,818 less than the operating allocation. This excess operating allocation for the period from April 1, 2009 through August 10, 2009 was allocated to the Management Stockholders' share of the owners' allocation to partially offset the shortfall from the first quarter of 2009 and is reflected as an increase in net income attributable to noncontrolling interest. Aston's operating expenses in the nine months ended September 30, 2009 exceeded the operating allocation by $57,614. These excess expenses were funded by a reduction in the Management Stockholders' share of the owners' allocation and were reflected as a reduction in net income attributable to noncontrolling interest. In no other prior period, including the three and nine months ended September 30, 2008, did Aston's operating expenses exceed the operating allocation.

12. Significant Events

        a.     In July 2009, three of Highbury's stockholders sent letters to the Company's Board of Directors requesting, among other things, changes to management and the composition of the Board of Directors. In response to the initiatives of these stockholders, the Board of Directors formed a Special Committee consisting entirely of independent directors, Hoyt Ammidon Jr., who chairs the Special Committee, Theodore M. Leary Jr. and Aidan J. Riordan, to explore and evaluate strategic alternatives aimed at enhancing value for all stockholders. The Special Committee hired the investment banking firm of Sandler O'Neill & Partners, L.P. and the law firm of Debevoise & Plimpton LLP to provide financial advisory and legal services, respectively, to the Special Committee. The Company has incurred and may continue to incur significant fees and expenses associated with the Special Committee and the consideration of appropriate responses to these stockholders. These fees include an annual fee of $40,000 to be paid to the chairman of the Special Committee, an annual fee of $20,000 to be paid to other members of the Special Committee, a fee of $1,000 to be paid to each member of the Special

Highbury Financial Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

12. Significant Events (Continued)

Committee for each meeting of the Special Committee attended, whether in person or by telephonic conference, and financial advisory fees and legal fees paid to the advisers to the Special Committee. In the quarter ended September 30, 2009, Highbury incurred approximately $685,583 of expenses related to these matters. These expenses are included in operating expenses and include approximately $662,910 of professional fees (including but not limited to legal, accounting and financial advisory fees), $15,142 of travel expenses and $7,531 of other expenses. Such expenses may continue to be incurred beyond the quarter ended September 30, 2009 in amounts which cannot presently be estimated, but which may continue to be substantial. These additional expenses may have a negative impact on the Company's results of operations for the quarter ending December 31, 2009 and beyond.

        In addition, one of Highbury's stockholders has filed a preliminary proxy statement in connection with the Company's 2009 annual meeting which includes two nonbinding stockholder proposals and nominates a candidate for election to the Board of Directors. As a result, we will incur fees and expenses in excess of the fees and expenses associated with an uncontested proxy solicitation.

        b.     On August 10, 2009, the Company entered into an Exchange Agreement with the holders of the noncontrolling interest in Aston. Each holder of the noncontrolling interest exchanged all of its Series B LLC units in Aston for newly authorized Series B Preferred Stock of the Company, resulting in an aggregate issuance of 1,000 shares of Series B Preferred Stock with a face value of $22.5 million. This Series B Preferred Stock carries a 4% dividend and participates in any dividends paid to holders of Common Stock on an as-converted basis. Each share of Series B Preferred Stock is initially convertible into 4,500 shares of Common Stock, reflecting an initial conversion price of $5.00 per share. In the quarter ended September 30, 2009, Highbury incurred approximately $822,499 of one-time, non-recurring transaction expenses related to these matters. These expenses are included in operating expenses and include approximately $803,551 of professional fees (including but not limited to legal, accounting and financial advisory fees), $14,898 of travel expenses and $4,050 of other expenses.

        The Company has the right to redeem the Series B Preferred Stock, in whole but not in part, in the event that the last sale price for the Common Stock of the Company exceeds $8.50 per share for any 20 trading days in a 30-trading day period at a redemption price equal to the face value plus any accrued but unpaid dividends. The Company may also redeem shares of Series B Preferred Stock from a holder for a period of 120 days following the termination of such holder's employment with Aston at a redemption price ranging from $1.00 to fair value, as defined, depending on the time and reason for such termination of employment. The Company also has the option to cause each holder of Series B Preferred Stock to convert his shares into Common Stock immediately prior to a merger by the Company with or into another entity or a sale of all or substantially all of the assets of the Company and cause such holders to participate in the sale event on the same terms and conditions as holders of Common Stock.

        The holders of Series B Preferred Stock may elect to convert the Series B Preferred Stock into Common Stock under certain circumstances. Holders of Series B Preferred Stock may also require the Company to redeem their shares of Series B Preferred Stock upon a change of control of the Company at a redemption price per share equal to the greater of the face value of such preferred stock (plus accrued and unpaid dividends) or fair value, as defined. Since such a change of control is not an event certain to occur, the Series B Preferred Stock has an equity classification on our balance sheet. Since this is an equity transaction, the Company will not recognize any gain or loss in its condensed consolidated financial statements related to this transaction.

Highbury Financial Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

12. Significant Events (Continued)

        c.     On August 10, 2009, the Company's Board declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on August 25, 2009 to the stockholders of record on August 11, 2009 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.0001 per share, of the Company (the "Preferred Stock") at a price of $20.00 (the "Purchase Price"), subject to adjustment. The Rights will have no financial impact on the Company unless they are exercised, exchanged or redeemed.

        Until the earlier to occur of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate.

        With respect to any person or entity who beneficially owns (for purposes of the Rights Agreement) 15% or more of the outstanding shares of Common Stock as of the date of the Rights Agreement or first public announcement of the adoption of the Rights Agreement, such person's or entity's share ownership will not cause the Rights to be exercisable unless such person or entity becomes the beneficial owner of additional shares of Common Stock subject to certain exceptions and provided that following such person or entity becoming the beneficial owner of additional shares of Common Stock, such person or entity will beneficially own at least 15% of the outstanding Common Stock.

        The Rights are not exercisable until the Distribution Date. The Rights will expire on the earlier of (i) December 31, 2010 if the Rights Agreement is not approved by the stockholders of the Company at the 2010 annual meeting of stockholders, or (ii) August 10, 2019 (the "Final Expiration Date"), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

        The purchase price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

        The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

Highbury Financial Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

12. Significant Events (Continued)

        Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $10.00 per share, and (b) an amount equal to 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $10.00 per share (plus any accrued but unpaid dividends), and (b) an amount equal to 1,000 times the payment made per share of Common Stock. Each share of Preferred Stock will have 1,000 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

        Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

        In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of Common Stock having a market value of two times the exercise price of the Right.

        In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of Common Stock of the person with whom the Company has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the Right.

        At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding shares of Common Stock, the Board may exchange the Rights (other than Rights owned by such Acquiring Person which will have become void), in whole or in part, for shares of Common Stock or Preferred Stock (or a series of the Company's preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of Common Stock, or a fractional share of Preferred Stock (or other preferred stock) equivalent in value thereto, per Right.

        At any time prior to the time an Acquiring Person becomes such, the Board may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price") payable, at the option of the Company, in cash, shares of Common Stock or such other form of consideration as the Board shall determine.

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 12, 2009

AMONG

AFFILIATED MANAGERS GROUP, INC.,

MANOR LLC

AND

HIGHBURY FINANCIAL INC.

i

ii

Page
8.5	Entire Agreement; No Third Party Beneficiaries	A-48
8.6	Governing Law	A-48
8.7	Severability	A-48
8.8	Assignment	A-49
8.9	Enforcement	A-49
8.10	Definitions. As used in this Agreement:	A-49

iii

        AGREEMENT AND PLAN OF MERGER, dated as of December 12, 2009 (this "Agreement"), by and among AFFILIATED MANAGERS GROUP, INC., a Delaware corporation ("Parent"), MANOR LLC, a Delaware limited liability company and a direct or indirect wholly owned Subsidiary of Parent ("Merger Sub"), and HIGHBURY FINANCIAL INC., a Delaware corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, the Board of Directors of the Company, acting upon the recommendation of the Special Committee, and the Boards of Directors of each of Parent and Merger Sub, have each approved and declared advisable the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.0001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than shares owned or held directly by the Company ("Treasury Shares") and other than Dissenting Shares, will be converted into the right to receive a fraction of a fully paid and nonassessable share of Parent Common Stock;

        WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement:

  (i)
  Parent is entering into a Voting Agreement with certain significant shareholders of the Company, the directors of the Company and certain key employees of the Company and its subsidiaries (the "Voting Agreement") pursuant to which, among other things, each of those shareholders has agreed, subject to the terms thereof, to vote all shares of Company Common Stock or Company Series B Preferred Stock (as applicable) owned by each of them in accordance with the terms of the Voting Agreement;

  (ii)
  each of Stuart Bilton, Kenneth Anderson, Gerald Dillenburg, Christine Dragon, Joseph Hays, Michael Mayhew, Robert Leahy, Joseph Reid and David Robinow (the "Aston Management Owners") and the Company and Merger Sub, has entered into the Amended and Restated Limited Partnership Agreement (the "Restated LP Agreement") dated as of the date hereof and which agreement will be effective immediately prior to the Closing and will provide for (among other things) (a) the conversion immediately prior to the Closing of Aston Asset Management, LLC, a Delaware limited liability company ("Aston"), into a Delaware limited partnership, (b) renaming of Aston as "Aston Asset Management, LP," and (c) the ownership by the Aston Management Owners of their Initial Points (as defined in the Restated LP Agreement) in Aston immediately prior to the Closing;

  (iii)
  each of the Aston Management Owners has entered into an Employment Agreement (collectively, the "Employment Agreements") with the Company, Aston and Merger Sub, dated as of the date hereof and which agreements will be effective as of the Closing; and

  (iv)
  each of Stuart D. Bilton and Kenneth C. Anderson has entered into a Partner Non-Competition Agreement (collectively, the "Partner Non-Competition Agreements") with the Company, Aston and Merger Sub, dated as of the date hereof and which agreements will be effective as of the Closing;

        WHEREAS, for U.S. federal income tax purposes, Parent, Merger Sub and the Company intend that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder ("Treasury Regulations"), and, by approving resolutions authorizing this Agreement, to adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g); and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

        1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the Delaware Limited Liability Company Act (the "DLLCA"), the Company shall be merged with and into Merger Sub at the Effective Time. Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving limited liability company (the "Surviving Company") under the name "Manor LLC."

        1.2    Closing.    Unless this Agreement shall have been terminated pursuant to the provisions of Section 7.1, the closing of the Merger (the "Closing") will take place on the tenth Business Day after the end of the first calendar month in which each of the conditions set forth in Section 6.1 and Section 6.2(c) is satisfied or waived (subject to Applicable Law), subject to the satisfaction or, where permitted, waiver of each of the conditions set forth in Article VI as of the Closing and the parties having finalized the Special Dividend Amount in accordance with Section 5.2 or, unless another time or date is agreed to in writing by the parties hereto (the date of the Closing, the "Closing Date"). The Closing shall be held at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto.

        1.3    Effective Time.    Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and the DLLCA, and make all other filings or recordings required under the DGCL and the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

        1.4    Effects of the Merger.    At and after the Effective Time, the Merger will have the effects set forth in the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

        1.5    Certificate of Formation.    The certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein or by Applicable Law.

        1.6    Limited Liability Company Agreement.    The limited liability company agreement of Merger Sub as in effect at the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or by Applicable Law.

        1.7    Management of Surviving Company.    The officers and directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time.

From and after the Effective Time, the business and affairs of the Surviving Company shall be managed as provided in the limited liability company agreement of Merger Sub.

        1.8    Effect on Capital Stock.    At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

          (a)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares and Dissenting Shares but including Converted Shares) shall be converted into the right to receive such number of shares of Parent Common Stock as is equal to the Exchange Ratio (the "Merger Consideration"), subject to Section 2.5 with respect to fractional shares.

          (b)   As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (other than shares referred to in Sections 1.8(c) and (e)) shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of a certificate (a "Certificate") or book-entry credit (a "Book-Entry Share") which immediately prior to the Effective Time represented any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled all in accordance with Article II upon the surrender of such Certificate.

          (c)   Each Treasury Share at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and no Merger Consideration or other consideration shall be delivered in exchange therefor.

          (d)   The limited liability company membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into and become validly issued, fully paid and nonassessable limited liability company membership interests of the Surviving Company, and such limited liability company membership interests shall constitute the only outstanding membership interests of the Surviving Company.

          (e)   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that are entitled to demand and have properly demanded rights of appraisal in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or have effectively withdrawn or lost such right of appraisal under Applicable Law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall fail to perfect or shall effectively withdraw or lose such right of appraisal, the shares of Company Common Stock held by such stockholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be deemed to have been converted into the right to receive the Merger Consideration in accordance with Section 1.8(a), without interest. The Company shall give Parent (A) prompt notice of any written demands for appraisal filed pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (B) the opportunity to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

          (f)    If prior to the Effective Time, Parent or the Company, as the case may be, should (after obtaining the consent required by Section 4.1 or Section 4.2, as the case may be) split, combine or otherwise reclassify the Parent Common Stock or the Company Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock or Company Common Stock, as applicable, or otherwise change the Parent Common Stock or Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Parent or the Company in respect of the Parent Common Stock or the Company Common Stock, respectively (in each case other than pursuant to Section 1.9), then any number or amount contained herein which is based upon the price of the Parent Common Stock or the number of shares of Company Common Stock or Parent Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend, reclassification or other distribution or change.

        1.9    Treatment of Company Series B Preferred Stock.    As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or a committee thereof) shall adopt such resolutions or take such other actions as may be required in accordance with the terms of the Certificate of Designation of Series B Convertible Preferred Stock of the Company to provide that, immediately prior to the Effective Time but conditioned upon the occurrence of the Closing, each share of Company Series B Preferred Stock outstanding as of immediately prior to the Effective Time, including any then accrued and unpaid dividends thereon, shall be converted into such number of shares of Company Common Stock (the "Converted Shares") as set forth in the Certificate of Designation of Series B Convertible Preferred Stock of the Company, including by delivering notice to all holders of shares of Company Series B Preferred Stock at least ten days prior to the anticipated closing date of the Merger. Each Converted Share shall, at the Effective Time, be cancelled and converted into the right to receive the applicable Merger Consideration in accordance with Section 1.8 hereof.

ARTICLE II.

EXCHANGE OF CERTIFICATES

        2.1    Exchange Fund.    At or prior to the Effective Time, Parent shall deposit with Continental Stock Transfer & Trust Company or such other bank or trust company as Parent shall determine prior to the mailing of the Proxy Statement and who shall be reasonably satisfactory to the Company (the "Exchange Agent"), in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.8, all the certificates representing the Aggregate Merger Consideration to be issued pursuant to this Agreement in exchange for outstanding Company Common Stock and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

        2.2    Exchange Procedures.    As promptly as practicable after the Effective Time (but in any event within two Business Days thereafter), the Exchange Agent will send to each record holder of a Certificate or Book Entry Shares (other than Certificates or Book Entry Shares, to be canceled pursuant to Section 1.8(c) and Certificates or Book-Entry Shares in respect of Dissenting Shares), (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and shall be in customary form and have such other provisions as Parent and the Company shall mutually agree, and (b) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of a Certificate or Book-Entry Shares, upon surrender of a Certificate or Book Entry

Shares to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates or book-entry credit representing the number of full shares of Parent Common Stock and the amount of cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.5 and in respect of any dividends or other distributions to which holders are entitled pursuant to Section 2.3, if any, into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Certificates and Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on any cash payable pursuant to Section 1.8, Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, shall be issued with respect to such Company Common Stock to such a transferee only if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, or otherwise delivered in the case of Book-Entry Shares, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

        2.3    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Shares with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate or Book Entry Shares in accordance with Section 2.2. Subject to the effect, if any, of Applicable Laws, following surrender of any such Certificate or Book Entry Shares, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such shares of Parent Common Stock were issued and outstanding as of the Effective Time.

        2.4    No Further Ownership Rights in Company Common Stock.    All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or Section 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

        2.5    No Fractional Shares of Parent Common Stock.    (a) No certificates or scrip or shares of Parent Common Stock or book-entry credit therefor representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

          (b)   Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all

  Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Reference Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

        2.6    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book Entry Shares for one year after the Effective Time shall be delivered to the Surviving Company or otherwise on the instruction of the Surviving Company, and any holders of Certificates or Book Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company or Parent (subject to abandoned property, escheat or other similar laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3.

        2.7    No Liability.    None of Parent, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        2.8    Investment of the Exchange Fund.    Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively. Any interest and other income resulting from such investments shall promptly be paid to Parent.

        2.9    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) requested by Parent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

        2.10    Withholding Rights.    Each of the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, in respect of which such deduction and withholding was made by the Surviving Company or Parent, as the case may be.

        2.11    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

        2.12    Stock Transfer Books.    At the close of business, Boston time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

        3.1    Representations and Warranties of the Company.    Except as disclosed in (i) the Company SEC Reports filed prior to the date hereof (other than in the "Risk Factors" or "Forward Looking Statements" sections thereof), or (ii) the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") (which Company Disclosure Schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Section 3.1, or to one or more of the Company's covenants contained herein; provided, however, that disclosure in any Section of the Company Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another Section of this Agreement, and provided, further, that, notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on the Company), the Company hereby represents and warrants to Parent and Merger Sub that:

          (a)    Organization and Qualification.    The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate or similar power and authority to own and operate its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures of the Company and any of its Subsidiaries to be so qualified as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has previously made available to Parent true and complete copies of its certificate of incorporation and by-laws and the charter documents and by-laws or other organizational documents of each of its Subsidiaries, as currently in effect, and neither the Company nor any of its Subsidiaries is in violation of its respective charter documents and by-laws or other organizational documents in any material respects.

          (b)    Authorization; Validity and Effect of Agreement.    The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to obtaining the Required Company Votes, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (acting upon the recommendation of the Special Committee), and all other necessary corporate action on the part of the Company, other than the adoption of this Agreement by the shareholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          (c)    Capitalization.    The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which (i) 50,000 shares are designated Series A Junior Participating Preferred Stock (the "Company Series A Preferred Stock") and (ii) 1,000 shares are designated Series B Convertible Preferred Stock (the "Company Series B Preferred Stock"). As of December 1, 2009, 15,039,244 shares of Company Common Stock are outstanding, no shares of Company Series A Preferred Stock are outstanding and 1,000 shares of Company Series B Preferred Stock are outstanding. As of December 1, 2009, 3,832,056 warrants to purchase shares of Company Common Stock are outstanding (the "Company Warrants"). As of December 1, 2009, no shares of Company Common Stock and 50,000 shares of Company Series A Preferred Stock, as applicable, were reserved for issuance and issuable upon (i) exercise of the outstanding Company Warrants, (ii) exercise of the rights to purchase shares of Company Series A Preferred Stock (the "Company Rights") issued pursuant to the Rights Agreement, dated as of August 10, 2009, between the Company and Continental Stock Transfer & Trust Company (the "Rights Agreement"), and (iii) conversion of shares of the Company Series B Preferred Stock. All of the issued and outstanding shares of Company Common Stock and Company Series B Preferred Stock are, and all shares of Company Common Stock and Company Series A Preferred Stock which may be issued as described in the preceding sentence, when issued in accordance with the terms thereof, will be, validly issued, fully paid and non-assessable. Except for the Company Common Stock, the Company Warrants, the Company Series B Preferred Stock and the Company Rights, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company or any Subsidiary having the right to vote (or convertible into, exercisable, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, including the Merger. Except for the Company Warrants, the Company Series B Preferred Stock and the Company Rights, there are no options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold shares of common stock, preferred stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of common stock, preferred stock or any other equity securities of Company or any of its Subsidiaries. Section 3.1(c) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete list of the number of shares of Company Common Stock subject to the Company Warrants, the dates of grant of the Company Warrants and (to the extent applicable) the exercise prices thereof. Except as set forth on Section 3.1(c) of the Company

  Disclosure Schedule, the Company has no commitments, obligations or understandings to purchase or redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except as set forth on Section 3.1(c) of the Company Disclosure Schedule, there are no stockholders' agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any preemptive rights with respect thereto. As of the date hereof, the record and beneficial ownership of and voting power in respect of, the capital stock of the Company with respect to the signatories to the Voting Agreement set forth in the Voting Agreement, is accurate in all material respects. No Subsidiary of the Company owns any Company Common Stock.

          (d)    Subsidiaries.    The only Subsidiary of the Company is Aston. All of the outstanding ownership interests in Aston are validly issued, fully paid, non-assessable and free of preemptive rights, rights of first refusal or similar rights. Except as provided by the Restated LP Agreement or disclosed on Section 3.1(d) of the Company Disclosure Schedule, the Company owns directly all of the issued and outstanding ownership interests or securities of Aston, free and clear of any claim, lien, pledge, option, right of first refusal or offer, preemptive right, charge, security interest, mortgage, right-of-way, covenant, restriction, encumbrance or other rights of third parties ("Encumbrances"). There are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding interests or other securities of Aston, or which would require Aston or the Company to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

          (e)    Other Interests.    Neither the Company nor Aston owns, directly or indirectly, any interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person (other than the Company's ownership of Aston).

          (f)    No Conflict; Required Filings and Consents.

              (i)  Except as set forth in Section 3.1(f)(i) of the Company Disclosure Schedule with respect to clause (C) below, none of the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, will: (A) violate or conflict with the Company's certificate of incorporation or by-laws; (B) assuming adoption of this Agreement by shareholders of the Company and assuming satisfaction of the requirements set forth in Section 3.1(f)(ii) below, violate any statute, law, ordinance, rule or regulation, applicable to the Company or any of its Subsidiaries or any of their properties or assets; or (C) except for the consents, approvals and notices required to be obtained from or delivered to (as applicable) Clients under the Advisory Contracts pursuant to this Agreement, violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries under, or result in the creation or imposition of any Encumbrance upon any properties, assets or business of the Company or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right to require the Company or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in the case of clauses (B) and (C), for such violations, breaches, conflicts, defaults, terminations, accelerations, encumbrances, purchase or repurchase obligations or other occurrences, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

             (ii)  Except for (A) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), (D) rules and reporting requirements of the OTC Bulletin Board, (E) the filing of the Certificate of Merger pursuant to the DGCL and the DLLCA, (F) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and (G) the consents, approvals and notices required or contemplated under the Investment Company Act of 1940, as amended (the "Investment Company Act"), no consent, approval or authorization of, permit from, notice to, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

          (g)    Compliance.    (i) The Company and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except for such failure as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any notice from a Governmental Authority asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved, except for such failure as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have all permits, licenses, grants, authorizations, easements, consents, certificates, approvals, orders and franchises (collectively, "Permits") from Governmental Authorities required to conduct their respective businesses as they are now being conducted, except for such Permits the failure of which to obtain, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of the Permits, except for such noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

             (ii)  The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (the "Sarbanes-Oxley Act"). The Company has previously disclosed to Parent the information required to be disclosed by the Company and certain of its officers to the Company's Board of Directors or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act. Except as permitted by the Exchange Act, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified personal loans to any executive officer or director of the Company.

            (iii)  The management of the Company has (A) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (B) disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Company's Board of Directors (x) any significant deficiencies in the design or operation of internal controls which would reasonably be expected to adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Company has made available to Parent a true and complete summary of any such disclosure made by management to the Company's auditors and audit committee.

          (h)    SEC Reports; Financial Statements.

              (i)  The Company has filed or furnished each registration statement, prospectus, proxy or information statement, form, report and other documents, together with any amendments thereto, required to be filed or furnished by it with the Securities and Exchange Commission (the "SEC") since December 31, 2005 through the date hereof (collectively, the "Company SEC Reports"). As of their respective filing dates (and, in the case of registration statements and proxies, their respective effectiveness and mailing dates), the Company SEC Reports (A) complied in all material respects with the then applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from the SEC with respect to any of the Company SEC Reports. None of the Company's Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

             (ii)  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Reports (A) complied as to form in all material respects with the published rules and regulations of the SEC, including those pursuant to the Sarbanes-Oxley Act, with respect thereto in effect at the time such Company SEC Reports were filed, (B) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended and (C) have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto) (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

            (iii)  Except as set forth in Section 3.1(h)(iii) of the Company Disclosure Schedule, there are no liabilities or obligations of the Company or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would be reasonably expected to result in such a liability or obligation, other than (A) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company as of September 30, 2009 included in the Company SEC Reports or referred to in the notes thereto, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2009, or (C) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (i)    Absence of Certain Changes.    Except as set forth in Section 3.1(i) of the Company Disclosure Schedule and except for the transactions expressly contemplated hereby, since December 31, 2008, (A) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and (B) there has not been any change, circumstance, event, development or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (j)    Litigation.    As of the date hereof, there is no material action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, investigation or inquiry by or before any court, governmental or other regulatory or administrative agency or commission or any other Person (an "Action") instituted, pending or, to the knowledge of the Company, threatened, in each case against the Company, any of its Subsidiaries or any of the Proprietary Funds or any of their respective properties or assets, nor is there any outstanding judgment, decree or injunction, in each case against the Company, any of its Subsidiaries or any of the Proprietary Funds, or any order of any Governmental Authority applicable to the Company, any of its Subsidiaries or any of the Proprietary Funds. There are no material SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company, threatened, regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company or any of its Subsidiaries.

          (k)    Taxes.    Except as set forth in the applicable subsection of Section 3.1(k) of the Company Disclosure Schedule:

              (i)  The Company and each of its Subsidiaries has timely filed all Tax Returns (including all information returns) required to be filed by it in the manner provided by law and has timely paid (or the Company has timely paid on behalf of such Subsidiary) all Taxes shown thereon to be due and all other material Taxes due and owing. All such Tax Returns are correct and complete in all material respects. The Company has provided adequate reserves in its most recent audited consolidated financial statements in accordance with GAAP for any unpaid Taxes as of the date thereof.

             (ii)  Neither the Company nor any of its Subsidiaries has (1) been granted any request for waivers or extensions of time, which are currently in effect, to assess any Taxes, or (2) requested any extensions of time, which are currently in effect, with respect to Tax Returns that were or are due to be filed. No power of attorney granted by either Company or any of its Subsidiaries with respect to any Taxes is currently in force.

            (iii)  No deficiency or claim for unpaid Taxes has been asserted in writing against the Company or any of its Subsidiaries by a Tax Authority that remains outstanding and unpaid.

            (iv)  There are no Encumbrances upon the assets of the Company or any of its Subsidiaries relating to unpaid Taxes other than Encumbrances for Taxes not yet due and payable.

             (v)  No audit of any Tax Return of the Company or any of its Subsidiaries is being conducted by a Tax authority.

            (vi)  None of the Company and its Subsidiaries is party to any Tax allocation, indemnification or sharing agreement.

           (vii)  None of the Company and its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (1) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481 (or any corresponding or similar provision of state, local or foreign income Tax law); (2) "closing agreement" as described in Code Section 7121 (or any correspondeing or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (3) installment sale or intercompany transaction (as defined in Treasury Regulations section 1.1502-13) made on or prior to the Closing Date.

          (viii)  Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder, or other third party.

            (ix)  Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group whose common parent was the Company).

             (x)  Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under U.S. Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (xi)  Neither the Company nor any of its Subsidiaries has any requests for rulings in respect of Taxes pending between the Company or any Subsidiary and any Tax authority.

           (xii)  There is no contract or agreement, plan or arrangement by the Company or its Subsidiaries covering any Person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code.

          (xiii)  At all times since its formation (1) Aston has been treated as either a disregarded entity or as a partnership pursuant to subchapter K of the Code (and not as a "publicly traded partnership" under Section 7704 of the Code) for U.S. federal income Tax purposes (and for applicable state and local income Tax purposes), and (2) Aston has never filed an election to be treated as an association taxable as a corporation.

          (xiv)  Neither Company nor any of its Subsidiaries has entered into any transactions that are or would be part of any "reportable transaction" under Section 6011, 6111 or 6112 of the Code (or any similar provision under any state or local law).

           (xv)  Neither Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (1) in the two (2) years prior to the date of this Agreement or (2) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in connection with the Merger.

          (l)    Employee Benefits.

              (i)  Section 3.1(l)(i) of the Company Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of ERISA section 3(3)), each stock purchase, stock option, restricted stock and stock units or other equity-based plan, severance, employment, change-in-control, fringe benefit, bonus, profit-sharing, incentive, retirement, deferred compensation, vacation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employment, benefits or entitlements, whether oral or written, whether or not subject to ERISA, under which (x) any current or former employee, director or consultant of the Company or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (y) the Company or any of its Subsidiaries has any current or contingent liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

             (ii)  With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof and, to the extent applicable, (a) any related trust agreement, annuity contract or other funding instrument; (b) the most recent IRS determination letter; (c) any current summary plan description and summaries of material modifications thereto and any employee handbook or policy manual concerning the benefits provided under a Company Plan; and (d) for the two most recent years (1) the Form 5500 and attached schedules, (2) audited financial statements, (3) actuarial valuation reports, and (4) attorney's response to auditors' requests for information.

            (iii)  (A) Each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Applicable Laws; (B) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification or, in the case of a pre-approved plan, the underlying plan document has received a favorable opinion or advisory letter from the IRS as to its qualification, and nothing has occurred, whether by action or failure to act, which would reasonably be expected to result in the loss of such qualification; (C) no event has occurred and no condition exists which would subject the Company or any of its Subsidiaries, either directly or by reason of its affiliation with any of its "ERISA Affiliates" (defined as any entity or organization which is treated as a single employer with the Company pursuant to Sections 414(b), (c), (m) or (o) of the Code), to any material liability, Tax, fine or penalty imposed by ERISA or, the Code with respect to any Company Plan; (D) with respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims; and (iii) the Company has not received notice that any administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other governmental agencies is pending or in progress and, to the knowledge of the Company, none are threatened; and (E) neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under Section 4975 of the Code or ERISA section 406, which would subject the Company or Parent to any material Taxes, penalties or other liabilities under Section 4975 of the Code or ERISA sections 409 or 502(i).

            (iv)  Except as disclosed in Section 3.1(l)(iv) of the Company Disclosure Schedule, (A) neither the Company nor any ERISA Affiliate has any plan that has been announced to employees in writing or any legally binding commitment to any employees to create any additional plans that would be Company Plans if in existence on the date of this Agreement, or to amend or modify any existing Company Plan except as required by Applicable Law; and (B) no Company Plan provides for medical or health benefits (through insurance or otherwise) or provides for the continuation of such benefits or coverage for any participant or any dependent or beneficiary of any participant after such participant's retirement or other termination of employment, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA").

             (v)  No Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), would reasonably be expected to result in (A) the payment to any current or former employee, director or consultant of any money or other property, (B) the provision of any benefits or other rights of any such employee, director or consultant, or (C) the increase, acceleration or provision of any payments, benefits or other rights to any such employee, director or consultant, whether or not any such payment, right or benefit would constitute a "parachute payment" within the meaning of Section 280G of the Code.

            (vi)  (x) No "accumulated funding deficiency" as such term is defined in ERISA section 302 and Section 412 of the Code (whether or not waived) has occurred with respect to any Company Plans, where any such liability remains outstanding; and (y) no event or condition exists with respect to any Company Plan that would be deemed a "reportable event" within the meaning of ERISA section 4043 that would reasonably be expected to result in a liability to the Company or any of its ERISA Affiliates.

           (vii)  Neither the Company nor any Subsidiaries nor any ERISA Affiliate has, in the last six years, contributed to, or withdrawn in a partial or complete withdrawal from, or has or has in the last six years had any liability or obligation in respect of any "multiemployer plan" (as defined in ERISA section 3(37). No Company Plan is a "multiple employer welfare arrangements" or a "multiple employer plan" as described in ERISA Section 3(40) or Section 413(c) of the Code, respectively.

          (viii)  No Company Plan is a collateral assignment split-dollar life insurance program which covers, or otherwise provides for "personal loans" to, executive officers (within the meaning of Section 402 of the Sarbanes-Oxley Act).

          (m)    Contracts.    Each Contract of the Company and its Subsidiaries is (i) valid and binding on the Company or Subsidiary party thereto, (ii) enforceable by the Company or the Subsidiary party thereto, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting executors' rights generally and by general principles of equity and (iii) in full force and effect, and there are no defaults thereunder by the Company or its Subsidiaries or, to the knowledge of the Company, by any other party thereto, except for any such failure to be valid, binding and enforceable and in full force and effect or default which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. In the event the consents set forth in Section 3.1(f)(i) of the Company Disclosure Schedule, and with respect to the Advisory Contracts, those Consents set forth in Section 3.1(z) of the Company Disclosure Schedule, are obtained, each such Contract as to which consent (and, in the case of Advisory Contracts, Consent) is received will remain valid and effective in accordance with its respective terms (other than Advisory Contracts which by their terms and/or under Applicable Laws terminate or give rise to a termination right upon consummation of the transactions contemplated hereby) after giving effect to the Closing hereunder. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money of the Company or any of its Subsidiaries to accelerate, or which does accelerate, the maturity of any Contract relating to indebtedness of the Company or any of its Subsidiaries. Section 3.1(m) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each Contract to which the Company or any Subsidiary is a party or by which any of their respective properties or assets are bound.

          (n)    Labor Relations.    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries. There is no labor strike, slowdown or work stoppage or lockout pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, there is no unfair labor practice charge or other employment related complaint pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and there is no representation claim or petition pending before the National Labor Relations Board.

          (o)    Intellectual Property.

              (i)  Except as disclosed on Schedule 3.1(o), the Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses valid rights to use all the Intellectual Property used in their businesses as currently conducted, free of Encumbrances. To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries does not constitute an infringement or misappropriation of any third party Intellectual

    Property right, and neither the Company nor any of its Subsidiaries has received any notice from any Person alleging that the use of any of the Company Intellectual Property or the operation of the Company's or its Subsidiaries' businesses infringes, dilutes (in the case of trademarks), or otherwise violates the Intellectual Property of such Person. All Company Intellectual Property purportedly owned by the Company or any of its Subsidiaries is owned exclusively by same, free of adverse claims of ownership (including those of current and former employees and contractors) and will be available for use by the Surviving Company and its Affiliates after the Effective Time for all business purposes.

             (ii)  To the knowledge of the Company, no claims, charges, or demands are currently pending or threatened by any Person with respect to the Company Intellectual Property. There are no pending claims by the Company or any Subsidiary alleging or asserting that any Person has violated, misappropriated or infringed any of the Company Intellectual Property. The Company and its Subsidiaries have not licensed or otherwise permitted third parties to use any proprietary Company Intellectual Property.

            (iii)  All registrations and applications for any Company Intellectual Property owned by the Company or any of its Subsidiaries are listed in Section 3.1(o)(iii) of the Company Disclosure Schedule.

          (p)    Affiliate Transactions.    Except as set forth in Section 3.1(p) of the Company Disclosure Schedule, from December 31, 2005 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or any of its Subsidiaries, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that have not been so disclosed.

          (q)    Information Supplied.    (i) The information supplied or to be supplied by the Company specifically for inclusion or incorporation in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by the Company specifically for inclusion in the proxy statement/prospectus or any amendment or supplement thereto (the "Proxy Statement") to be included in the Registration Statement and to be sent to the stockholders of the Company in connection with the stockholders meeting to adopt this Agreement and approve the Merger (collectively, the "Company Stockholders Meeting") shall not, on the date the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act.

             (ii)  Notwithstanding the foregoing, the Company makes no representations or warranties with respect to information that has been or will be supplied by Parent or Merger Sub, or their auditors, attorneys, financial advisers, other consultants or advisers, specifically for use or incorporation by reference in the Registration Statement or the Proxy Statement or any proxy solicitation materials sent to fund shareholders.

            (iii)  Any proxy solicitation materials sent to fund shareholders pursuant to Section 5.3(c) shall not, on the date such proxy statement or other material is mailed to such shareholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (r)    Opinion of Financial Advisor.    The Special Committee has received the written opinion of Sandler O'Neill + Partners, L.P. and the Company's Board of Directors has received the written opinion of Berkshire Capital Securities LLC, each dated as of the date hereof, to the effect that, as of such date the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of such shares. True and complete copies of such opinions will promptly be provided to Parent.

          (s)    Brokers.    Section 3.1(s) of the Company Disclosure Schedule sets forth each consultant, broker, finder or investment banker that is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and each such Person.

          (t)    Board Approval.    The Board of Directors of the Company (acting upon the recommendation of the Special Committee), at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Voting Agreement (for purposes of Section 203 of the DGCL) and the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved, subject to Section 5.5, to recommend that the holders of the shares of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. The Company hereby agrees to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company described in this Section 3.1(t) (subject to the right of the Board of Directors of the Company to withdraw, amend or modify such recommendation in accordance with Section 5.5).

          (u)    Votes Required.    The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the Company Series B Preferred Stock, voting together with the Company Common Stock as a single class (the "Required Company Votes") are the only votes of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. For purposes of calculating the Required Company Votes, each share of Company Series B Preferred Stock is entitled to the number of votes equal to the product of (i) .75471668 times (ii) 4,500.

          (v)    No Other Agreements to Sell the Company or its Assets.    The Company has no legal obligation, absolute or contingent, to any other Person to sell more than 5% of the assets of the Company, to sell more than 5% of the capital stock or other ownership interests of the Company or any of its Subsidiaries (other than the Company Warrants), or to effect any merger, consolidation or other reorganization of the Company or any of its Subsidiaries or to enter into any agreement with respect thereto.

          (w)  Takeover Laws; Rights Plan.

              (i)  Subject to the accuracy of Parent's representation set forth in Section 3.2(m), the Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby from, the requirements of any "moratorium", "control share", "fair price" or other anti-takeover laws and regulations, including Section 203 of the DGCL.

             (ii)  Prior to the date of this Agreement, the Company has amended the Rights Agreement so that (x) neither the execution, delivery or performance of this Agreement nor the consummation of the Merger will (A) cause the Company Rights to become exercisable, (B) cause Parent or any of its Affiliates or Associates (each as defined in the Rights Agreement) to become an Acquiring Person (as defined in the Rights Agreement) or (C) give rise to a Distribution Date or Stock Acquisition Date (each as defined in the Rights Agreement), and (y) the Company Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Parent a true and complete copy of such amendment of the Rights Agreement.

          (x)    Regulatory Reports.    The Company, each of its Subsidiaries and each Proprietary Fund have filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2005 with (i) the SEC, (ii) any applicable domestic or foreign industry self-regulatory organization ("SRO"), including the Financial Industry Regulatory Authority ("FINRA"), and (iii) all other applicable federal, state or foreign governmental or regulatory agency or authority (collectively with the SEC and the SROs, "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding or investigation or inquiry into the business or operations of the Company, any of its Subsidiaries or any Proprietary Fund, since December 31, 2005. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries or any Proprietary Fund.

          (y)   Fund Filings, etc.

              (i)  The audited balance sheets of each Investment Company for which the Company or any of its Subsidiaries provides Investment Management Services that is sponsored by the Company or any Subsidiary thereof and/or for which any of them acts as a general partner, managing member or in a similar capacity (collectively, the "Proprietary Funds") as of October 31, 2008, October 31, 2007 and October 31, 2006, and the related financial statements for the years then ended, as reported on by such Proprietary Fund's independent auditors, have been prepared in accordance with GAAP applied on a consistent basis, except as otherwise disclosed therein, and present fairly, in all material respects, the financial position and other financial results of each Proprietary Fund at the dates and for the periods, stated therein.

             (ii)  Since October 31, 2005, each Proprietary Fund has had (and now has) all material permits, licenses, certificates of authority, orders and approvals of, and have made all material filings, applications and registrations with, Regulatory Agencies that are required (including by the rules of any SRO) in order to permit each of them to carry on its respective business as presently conducted, and such material permits, licenses, certificates of authority, registrations, orders and approvals are in full force and effect. The conduct of its respective business by each Proprietary Fund has not, since October 31, 2005, and currently does not, violate or infringe any material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule or regulation including those of the SROs.

            (iii)  Each of the Company and its Subsidiaries and their officers, and employees that are required to be registered as investment advisers, broker-dealers, registered representatives, sales persons or in any commodities-related capacity with the SEC, the securities commission, the National Futures Association, FINRA or any state or any SRO is duly registered as such and such registration is in full force and effect, except where the failure to be so registered or to have such registration in full force and effect would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect on the Company.

            (iv)  There are no proceedings pending (or, to the knowledge of the Company, threatened, nor to the knowledge of the Company has any event occurred or does any condition exist that is reasonably likely to form the basis for any proceeding) that are reasonably likely to result in the revocation, cancellation or suspension, or any adverse modification, of any material permit, license, certificate of authority, order or approval referred to in Section 3.1(y)(iii), Section 3.1(y)(vii) or Section 3.1(y)(viii) that would reasonably be expected to have a Material Adverse Effect on the Company, and the execution and delivery of this Agreement and the consummation of any transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

             (v)  None of the Company, any of its Subsidiaries or any Proprietary Funds, or any officer, director or employee thereof, is a party or subject to any order, judgment or decree (other than exemptive orders) relating to its business with or by any federal, state, local or foreign Regulatory Agencies, except where such order, judgment or decree, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

            (vi)  Since December 31, 2005, there has existed no "out of balance" condition, pricing error or similar condition with respect to any customer account maintained by the Company or any Subsidiary, or any Proprietary Fund, except for such conditions, individually or in the aggregate, as have since been rectified and have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

           (vii)  Section 3.1(y)(vii) of the Company Disclosure Schedule sets forth a complete list as of the date of this Agreement of the Company and each Subsidiary of the Company which is registered or licensed as (i) a broker-dealer under the Exchange Act or under any similar state or foreign laws, (ii) a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities and Futures Trading Act or under any similar state or foreign laws, (iii) an investment adviser under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), or under any similar state or foreign laws, (iv) a bank or trust company, or (v) an insurance company, in each case together with a listing of all such registrations and licenses held with all applicable Regulatory Agencies.

          (viii)  Section 3.1(y)(viii) of the Company Disclosure Schedule sets forth a complete list as of the date of this Agreement of all securities exchanges, commodities exchanges, boards of trade and similar organizations in which Company and its Subsidiaries hold memberships or have been granted trading privileges.

            (ix)  Each current prospectus (which term, as used in this Agreement, shall include any related statement of additional information and any private placement memorandum), as amended or supplemented, relating to each Proprietary Fund, and all current supplemental advertising and marketing material relating to each Proprietary Fund complies with the Securities Act and the Investment Company Act, applicable state laws and, where applicable, the rules of FINRA, except for noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. None of such prospectuses, amendments, supplements or supplemental advertising and marketing materials, as of their respective dates, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (z)   Advisory Contracts; Funds and Clients.

              (i)  The aggregate dollar amount of assets under management by Aston as of November 30, 2009 (the "Base Date") is accurately set forth in Section 3.1(z) of the Company Disclosure Schedule.

             (ii)  Set forth in Section 3.1(z) of the Company Disclosure Schedule is a list as of the Base Date of all Advisory Contracts, setting forth with respect to each such Advisory Contract:

              (a)   The name of the Client (provided, that, solely for purposes of this Section 3.1(z), in the case of any Proprietary Fund or Program Sponsor, "Client" shall include the Proprietary Fund and the Program Sponsor and each investor or participant therein (as applicable) falling within the definition of "Client" that, to the knowledge of the Company, has at least $25,000,000 invested in such Proprietary Fund or Program Sponsor) under such Advisory Contract, indicating any such Client that is (A) the Company, (B) a controlled Affiliate of the Company, (C) a director, officer, shareholder, owner or employee of any of the foregoing or an Immediate Family member of any such director, officer, shareholder, owner or employee or (D) a trust or collective investment vehicle in which any of the foregoing is a holder of a beneficial interest (any of the foregoing Clients described in clauses (A)-(D) above, a "Related Client");

              (b)   The amount of assets under management by Aston pursuant to such Advisory Contract, the nature of the Investment Management Services (i.e., discretionary or non-discretionary) provided and, if such Advisory Contract is pursuant to a "wrap" program or managed account program with a third-party sponsor, the identity of the third-party sponsor thereof;

              (c)   (i) The fee schedule in effect with respect to such Advisory Contract (which, for the avoidance of doubt, shall be the gross fee payable to Aston prior to any netting or reduction for Fee Reductions) (including identification of any applicable sub-components of such fees, e.g., investment management fees versus "wrap" fees that include other services, fees for any other services, etc., as applicable), (ii) the amount of any Fee Reductions (including the identification of each component of any such Fee Reductions), (iii) any other fees payable by the Client in connection with Investment Management Services provided by Aston, other than pursuant to such Advisory Contract, and (iv) any fees or other payments required to be paid by the Company or any of its Subsidiaries to third parties or employees in connection with such Advisory Contract and/or the relationship with such Client;

              (d)   The manner of (A) consent required for the "assignment" under applicable laws and such Advisory Contract by Aston of such Advisory Contract resulting from the consummation of the transactions contemplated by this Agreement for those Advisory Contracts which do not expire or terminate or give rise to a right of expiration or termination (by their terms and/or under applicable law) as a result of the consummation of such transactions (which contracts are so specifically identified on Section 3.1(z) of the Company Disclosure Schedule) or (B) approval required for the execution and delivery of a new Advisory Contract between Aston and such Client in connection with the transactions contemplated by this Agreement (including without limitation, in the case of a Proprietary Fund, an indication of whether or not approval is required from the shareholders, owners, members or partners of such Proprietary Fund with respect thereto) for those Advisory Contracts that will expire or terminate or give rise to a right of expiration or termination (by their terms and/or under applicable laws) as a result of the consummation of such transactions (which contracts are so specifically identified on Section 3.1(z) of the Company Disclosure Schedule), in each case so that such existing or new Advisory Contract (as applicable) will be duly and validly authorized and approved under all applicable laws and the terms of any contracts, agreements and other instruments relating thereto, and will be in full force and effect between Aston and such Client (or the sponsor thereof or investment adviser thereto, in the case of a Proprietary Fund or Program Sponsor, if applicable) as of immediately following the Closing; and

              (e)   The Revenue Run-Rate of such Advisory Contract. Except as specifically described in Section 3.1(z) of the Company Disclosure Schedule by express disclosure thereon relating to a particular Advisory Contract, there are no contracts, agreements, arrangements or understandings pursuant to which the Company or any of its Affiliates or employees or representatives of any of them has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by or with respect to any of the Clients set forth in Section 3.1(z) of the Company Disclosure Schedule. As of the date hereof, except as is set forth in Section 3.1(z) of the Company Disclosure Schedule, no Client of Aston (or, in the case of a Client that is a Proprietary Fund or Program Sponsor, underlying investors, beneficiaries or participants therein, as applicable) has, to the knowledge of the Company, expressed to the Company or any of its Affiliates or any employees or representatives of any of them (or, in the case of an investor, beneficiary or participant in a Proprietary Fund or Program Sponsor, to the Proprietary Fund or Program Sponsor) an intention to terminate or reduce its investment relationship with Aston or adjust the fee schedule with respect to any contract in a manner which would reduce the fees or other payments to Aston (including after giving effect to the Closing) in connection with such Client relationship. None of the Aston Management Owners, the Company or any of its Affiliates provides Investment Management Services to any Person other than pursuant to a written Advisory Contract set forth in Section 3.1(z) of the Company Disclosure Schedule. None of the Company or any of its Affiliates other than Aston provides, or has ever provided Investment Management Services to any Person, and is not, and has at no time been, a party to any Advisory Contract.

              (f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (x) each Advisory Contract has at all times since its effective date been (and currently is) duly authorized, executed and delivered by Aston and, to the knowledge of the Company, each other party thereto and, to the extent applicable, adopted and subsequently renewed in compliance with Section 15 of the Investment Company Act, and at all such times has been a valid and binding agreement of Aston and, to the knowledge of the Company, each other party thereto, enforceable in accordance with its terms (subject to bankruptcy, insolvency, moratorium, fraudulent transfer and similar laws affecting creditors' rights generally and to general equity principles), and (y) Aston has been at all times since November 30, 2006 (and currently is) in compliance with the material terms of each Advisory Contract to which it is a party (including the applicable investment guidelines and restrictions thereunder, where applicable), and no event has occurred or condition exists that constitutes or with notice or the passage of time would reasonably be expected to constitute a default thereunder.

              (g)   Each Client to which Aston provides Investment Management Services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to the fiduciary responsibility provisions of Title I of ERISA or to Section 4975 of the Code, or (ii) a person acting on behalf of such plan, or (iii) an entity whose assets include the assets of such a plan, within the meaning of Section 3(42) of ERISA and applicable regulations of the Department of Labor (any such plan, person or entity, an "ERISA Client") has been managed by Aston such that Aston in the provision of such services is in compliance in all material respects with the applicable requirements of ERISA and Section 4975 of the Code. Section 3.1(z) of the Company Disclosure Schedule identifies each Client that is an ERISA Client with a footnote to that effect. Aston meets the Advisers Act registration, minimum assets under management and minimum shareholders' or partners' equity requirements to qualify as a qualified professional asset manager (a

      "QPAM") under Prohibited Transaction Class Exemption 84-14) (the "QPAM Exemption"). Aston is not disqualified from relying on the QPAM Exemption with respect to transactions negotiated for ERISA Clients due to the application of Section I(e) or Section I(g) of the QPAM Exemption.

              (h)   Any Client that is a Proprietary Fund is identified as such on Section 3.1(z) of the Company Disclosure Schedule with a footnote to that effect. Any Client that is a Program Sponsor is identified as such on Section 3.1(z) of the Company Disclosure Schedule with a footnote to that effect. Other than the Proprietary Funds, no Subsidiary of the Company provides Investment Management Services to or through (i) any issuer or other Person that is an investment company, unit trust or SICAV (or similar Person) (within the meaning of the Investment Company Act), (ii) any issuer or other Person that would be an investment company, unit trust or SICAV (or similar Person) (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3) or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, or (iii) any issuer or other Person that is or is required to be registered under the laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the U.S. or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities. At no time during the past five years has the Company or any of its Subsidiaries had "custody" of client funds within the meaning of Rule 206(4)-2 under the Advisers Act or any other similar laws.

              (i)    To the knowledge of the Company, no controversy or disagreement exists between the Company or any of its Subsidiaries and any Client.

              (j)    No exemptive orders, "no-action" letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to (i) the Company or any of its Subsidiaries, (ii) any officer, member of the board of managers, partner, shareholder, owner, employee or representative, as applicable, of the Company or any of its Subsidiaries or (iii) any Client (in connection with the provision of Investment Management Services to such Client) except as set forth on Section 3.1(z) of the Company Disclosure Schedule.

              (k)   With respect to each Client, except as would not reasonably be expected to have a Material Adverse Effect on the Company, each investment made by the Company or any of its Subsidiaries or on behalf of such Client has been made in all material respects in accordance with such Client's investment policies, guidelines and restrictions set forth in (or otherwise provided to the Company or any of its Subsidiaries pursuant to or in connection with) its Advisory Contract in effect at the time the investments were made, and has been held thereafter in all material respects in accordance with such investment policies, guidelines and restrictions.

          (aa)    Regulatory Compliance.    Except where the violation of any of the representations and warranties contained in this Section 3.1(aa), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company:

              (i)  (A) Each Proprietary Fund required by law to be so registered is duly registered as an investment company under the Investment Company Act; (B) the shares of each Proprietary Fund are duly and validly issued, fully paid and nonassessable and are qualified for sale, or an exemption therefrom is in full force and effect; (C) all outstanding shares of each Proprietary Fund that were required to be registered under the Securities Act have been sold pursuant to an effective registration statement filed thereunder; and (D) in the case of prospectuses applicable to the Proprietary Funds, no such prospectus contained, as of its effective date, any untrue statement of a material fact or omitted to state a material fact required to be stated therein in order to make the statements therein not misleading or is subject to any stop order similar order restricting its use.

             (ii)  Each Fund that is a registered Investment Company has duly adopted procedures pursuant to Rule 17e-1 under the Investment Company Act, to the extent applicable.

            (iii)  The Company and each of its Subsidiaries has adopted a formal code of ethics (to the extent required under Applicable Law) and a written policy regarding insider trading. Such code and policy comply, in all material respects, to the extent applicable thereto, with Section 17(j) of the Investment Company Act, Rule 17j-1 thereunder and Section 204A of the Investment Advisers Act, respectively. The policies of the Company and its Subsidiaries with respect to avoiding conflicts of interest are as set forth in their most recent Forms ADV and BD (or incorporated by reference therein) (as applicable). As of the date hereof, there have been no material violations or allegations of material violations of such policies that have occurred or been made, except as reflected in compliance reports submitted to the applicable Board of Directors.

            (iv)  Neither the Company, any of its Subsidiaries nor any Proprietary Fund, and, to the Company's knowledge, no person "associated" (as defined under the Investment Advisers Act) with the Company, any of its Subsidiaries or any Proprietary Fund, has for a period not less than five years prior to the date hereof been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act, or for disqualification as an investment adviser for any registered Investment Company pursuant to Section 9(a) of the Investment Company Act, and to the Company's knowledge there is no basis for, or proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension or revocation.

             (v)  Each Proprietary Fund that is eligible to elect to be treated as a "regulated investment company" under Subchapter M of Chapter 1 of Subtitle A of the Code has so elected, and each such Proprietary Fund has qualified as a "regulated investment company" and each such Proprietary Fund has complied with all applicable provisions of law necessary to preserve and retain such Proprietary Fund's election and status as a regulated investment company. Each Proprietary Fund has timely filed all federal, state, local and foreign income and other Tax Returns that such Proprietary Fund is required to file.

          (bb)    Agreements with Regulatory Agencies.    None of the Company, any of its Subsidiaries or any Proprietary Fund is subject to any material cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive issued by, or is a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, a "Company Regulatory Agreement"), nor has the Company, any of its Subsidiaries or any Proprietary Fund been advised since December 31, 2005 by any Regulatory Agency or other Governmental Authority that it is considering issuing or requesting any such Company Regulatory Agreement.

          (cc)    Books and Records.    The books, records and accounts of the Company and each of its Subsidiaries are maintained, in all material respects, in accordance with the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether the Company or its Subsidiaries are subject to that section), including the maintenance of a system of internal controls that provides reasonable assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company's consolidated assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's assets is compared with existing assets at reasonable intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

          (dd)    Bank Holding Company Act; FDIC.    Neither the Company nor any of its Subsidiaries owns or "controls" (as defined in Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder (the "BHCA")) a "bank" (as defined in Section 2(c) of the BHCA) or a "bank holding company" (as defined in Section 2(a)(i) of the BHCA). Neither the Company nor any of its Subsidiaries is an "insured depository institution" under the Federal Deposit Insurance Act.

          (ee)    Performance Records.    The Company has made available to Parent true and complete copies of all of its records of the basis for calculating the performance or rate of return of the Clients, as required by the Advisers Act, the rules and regulations promulgated thereunder, and applicable "no-action" letters, since inception.

          (ff)    No Other Representations and Warranties.    Except for the representations and warranties contained in this Section 3.1, each of Parent and Merger Sub acknowledges that neither the Company, nor any other Person on behalf of the Company, makes or has made any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub. Neither the Company nor any other Person shall have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent's or Merger Sub's use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement.

        3.2    Representations and Warranties of Parent and Merger Sub.    Except as disclosed in (i) the Parent SEC Reports filed prior to the date hereof (other than in the "Risk Factors" or "Forward Looking Statements" sections thereof), or (ii) the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (which Parent Disclosure Schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Section 3.2, or to one or more of Parent's covenants contained herein, provided, however, that disclosure in any Section of the Parent Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another Section of this Agreement, and provided, further that, notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Parent), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

          (a)    Organization and Qualification.    Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to own and operate its business as presently conducted. Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures of Parent to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent. Each of Parent and Merger Sub has previously made available to the Company, true and correct copies of its certificate of incorporation and by-laws, certificate of formation and limited liability company agreement, as the case may be, in each case as currently in effect.

          (b)    Authorization; Validity and Effect of Agreement.    Each of Parent and Merger Sub has the requisite corporate or limited liability company power and authority, as the case may be, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the performance by each of Parent and Merger Sub of its obligations hereunder, including the Merger and the issuance of Merger Consideration by Parent, and the consummation of the transactions by Parent and Merger Sub contemplated hereby have been duly authorized by the Board of Directors of Parent (or a duly authorized committee thereof) and the member of Merger Sub and all other necessary corporate or limited liability company action on the part of Parent and Merger Sub, and, subject to the succeeding sentence, no other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. Following execution of this Agreement by the parties hereto, Parent shall execute and deliver to Merger Sub a written consent adopting this Agreement in its capacity as sole member of Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          (c)    Capitalization.    The authorized capital stock of Parent consists of (i) 153,000,000 shares of common stock, par value $0.01 per share, of which (A) 150,000,000 shares have been designated as "Common Stock" (the "Parent Common Stock") and (B) 3,000,000 shares have been designated as "Class B Non-Voting Common Stock" (the "Parent Class B Stock"), and (ii) 5,000,000 shares of undesignated preferred stock, par value $0.01 per share ("Parent Preferred Stock"). As of December 1, 2009, (i) 42,263,286 shares of Parent Common Stock were outstanding, (ii) no shares of Parent Class B Stock were outstanding, and (iii) no shares of Parent Preferred Stock were outstanding. As of December 1, 2009, (i) 4,734,592 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable under Parent's stock award plans (collectively, the "Parent Stock Plans") in connection with the exercise of outstanding stock options and the vesting of other stock awards and (ii) 8,688,858 shares of Parent Common Stock were reserved for issuance and issuable upon conversion (subject to the occurrence of certain events) of Parent's 3.95% Convertible Senior Notes due 2038, Liquid Yield Option Notes due 2021, 5.10% Convertible Trust Preferred Securities and 5.15% Convertible Trust Preferred Securities (the "Parent Convertible Securities"). All of the issued and outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to the Parent Stock Plans or the Parent Convertible Securities, when issued in accordance with their applicable terms, will be, validly issued, fully paid and non assessable. From December 1, 2009 to the date of this Agreement, no shares of Parent Preferred Stock have been issued, and no shares of Parent Common Stock have been issued other than upon exercise of stock options and the vesting of other stock awards and conversion of certain Parent Convertible Securities in accordance with their terms. As of the date of this Agreement, except for Parent Common Stock, options to purchase

  Parent Common Stock and other stock awards outstanding under the Parent Stock Plans and the Parent Convertible Securities, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, exercisable, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. As of the date of this Agreement, except for options to purchase Parent Common Stock and other stock awards outstanding under Parent Stock Plans referred to in clause (i) above and the Parent Convertible Securities listed in clause (ii) above, and except for the transactions contemplated hereby and as otherwise disclosed in Section 3.2(c) of the Parent Disclosure Schedule, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require Parent to issue, deliver or sell or cause to be issued, delivered or sold shares of common stock, preferred stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of common stock, preferred stock or any other equity securities of Parent.

          (d)    No Conflict; Required Filings and Consents.

              (i)  Except as set forth in Section 3.2(d) of the Parent Disclosure Schedule with respect to clause (C) below, neither the execution and delivery of this Agreement nor the performance by each of Parent and Merger Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (A) violate or conflict with Parent's certificate of incorporation or by-laws; (B) assuming satisfaction of the requirements set forth in Section 3.2(d)(ii) below, violate any statute, law, ordinance, rule or regulation, applicable to Parent or any of its Subsidiaries or any of their properties or assets; or (C) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Parent or any of its Subsidiaries under, or result in the creation or imposition of any Encumbrance upon any properties, assets or business of Parent or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right to require Parent or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind, except, in the case of clauses (B) and (C), for such violations, breaches, conflicts, defaults, terminations, accelerations, encumbrances, purchase or repurchase obligations or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

             (ii)  Except for (A) the pre-merger notification requirements of the HSR Act, (B) Blue Sky Laws, (C) applicable requirements of the Securities Act, (D) rules and regulations of the NYSE, (E) the filing of the Certificate of Merger pursuant to the DGCL and the DLLCA, (F) with respect to matters set forth in Section 3.2(d)(ii) of the Parent Disclosure Schedule, (G) applicable requirements, if any, of the Exchange Act, and (H) the consents, approvals and notices required or contemplated under the Investment Company Act, no consent, approval or authorization of, permit from, notice to, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by Parent or its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby.

          (e)    Compliance.    (i) Parent and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except for such failure as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any notice from a Governmental Authority asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved, except for such failure as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent and its Subsidiaries have all Permits from Governmental Authorities required to conduct their respective businesses as they are now being conducted, except for such Permits the failure of which to obtain, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Permits, except for such noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

             (ii)  Parent and each of its officers are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE. Parent has previously disclosed to the Company the information required to be disclosed by Parent and certain of its officers to Parent's Board of Directors or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act. Except as permitted by the Exchange Act, since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged or modified personal loans to any executive officer or director of Parent.

            (iii)  The management of Parent has (A) designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (B) disclosed, based on its most recent evaluation prior to the date hereof, to Parent's auditors and the audit committee of Parent's Board of Directors (x) any significant deficiencies in the design or operation of internal controls which would reasonably be expected to adversely affect Parent's ability to record, process, summarize and report financial data and have identified for Parent's auditors any weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls. Parent has made available to the Company a true and complete summary of any such disclosure made by management to Parent's auditors and audit committee.

          (f)    SEC Reports; Financial Statements.

              (i)  Parent has filed or furnished each registration statement prospectus, proxy or information statement, form, report or other documents, together with any amendments thereto, required to be filed by it with the SEC since December 31, 2005 through the date hereof (collectively, the "Parent SEC Reports"). As of their respective filing dates (and, in the case of registration statements and proxies, their respective effectiveness and mailing dates), the Parent SEC Reports (A) complied in all material respects with the then applicable requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from the SEC with respect to any of the Parent SEC Reports.

             (ii)  The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Reports (A) complied as to form in all material respects with the published rules and regulations of the SEC, including those pursuant to the Sarbanes-Oxley Act, with respect thereto in effect at the time such Parent SEC Reports were filed, (B) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended and (C) have been prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

            (iii)  There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (A) disclosed and provided for in the balance sheet included in Parent SEC Reports or required for in the notes thereto, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2009, or (C) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (g)    Information Supplied.    (i) The information supplied or to be supplied by Parent specifically for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by Parent specifically for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting shall not, on the date the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

             (ii)  Notwithstanding the foregoing, Parent makes no representations or warranties with respect to information that has been or will be supplied by the Company or its auditors, attorneys, financial advisers, other consultants or advisers, specifically for use or incorporation by reference in the Registration Statement or the Proxy Statement.

          (h)    Brokers.    The Company will not be liable for any brokerage, finder's or other fee or commission to any consultant, broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

          (i)    Absence of Certain Changes.    Except as set forth in Section 3.2(i) of the Parent Disclosure Schedule and except for the transactions expressly contemplated hereby, since December 31, 2008, (i) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices, except for such conduct which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) there has not been any change, circumstance, event, development or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (j)    Vote Required.    No vote of the holders of any class or series of Parent's capital stock is necessary to approve the issuance of shares of Parent Common Stock pursuant to this Agreement or any of the transactions contemplated hereby.

          (k)    No Prior Activities.    Except as contemplated by this Agreement, Merger Sub has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking.

          (l)    Litigation.    As of the date hereof, there is no Action instituted, pending or, to the knowledge of Parent, threatened in writing, in each case against Parent or any of its Subsidiaries or any of their respective properties or assets, nor is there any outstanding Judgment against Parent or any of its Subsidiaries or any order of any Governmental Authority applicable to Parent or any of its Subsidiaries, except for such Actions or Judgments which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (m)    Ownership of Company Stock.    Since January 1, 2006, none of Parent or any of its Subsidiaries or Affiliates (i) has, individually or in the aggregate, directly or indirectly, beneficially owned any class of securities of the Company, (ii) except as specifically contemplated hereby, are party to any contract, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities of the Company or (iii) otherwise "owns" or has "owned" any class of securities of the Company within the meaning of Section 203 of the DGCL. This representation shall be deemed not to be breached unless such ownership would cause Parent or any of its Subsidiaries or Affiliates to be deemed an "interested stockholder" as defined in Section 203 of the DGCL.

          (n)    Valid Issuance of Stock.    The shares of Parent Common Stock to be issued as Merger Consideration, when issued in accordance with Section 1.6, shall (a) be duly and validly issued, fully paid and nonassessable, (b) be free of restrictions on transfer, other than transfer restrictions of general applicability as may be provided under the Securities Act and other applicable securities laws, (c) be issued in compliance with all applicable federal and state securities laws and (d) not be subject to any preemptive rights, rights of first refusal or similar rights.

          (o)    No Other Representations and Warranties.    Except for the representations and warranties contained in this Section 3.2, the Company acknowledges that neither Parent, Merger Sub, nor any other person on behalf of Parent or Merger Sub, makes or has made any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company. Neither Parent, Merger Sub, nor any other person shall have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company's use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV.

COVENANTS RELATING TO CONDUCT OF BUSINESS

        4.1    Covenants of Company.    Except as otherwise specifically contemplated by this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule, or as required by Applicable Law, the Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, unless Parent shall otherwise consent in writing, (i) the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice, including (x) operating the business of Aston in accordance with the provisions of the Management Agreement and (y) using the Operating Allocation (as defined in the Management Agreement) to pay for the expenses, liabilities and other costs of the business of Aston in a manner consistent with past practice; and (ii) the Company shall use reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the key officers and key employees of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with Clients and other persons with which the Company or any of its Subsidiaries has business relations. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall (except as otherwise specifically contemplated by this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule or as required by Applicable Law), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of Parent:

          (a)   cause or permit Aston to take any action which would require the consent or approval of, or notice to, the Company pursuant to any provision of the Management Agreement;

          (b)   make or commit to make any capital expenditures, other than expenditures which would be permitted under clause (a) above;

          (c)   incur any indebtedness for borrowed money or guarantee such indebtedness of another Person or enter into any "keep well" or other agreement to maintain the financial condition of another Person or make or modify any loans or advances of borrowed money or capital contributions to, or equity investments in, any other Person or issue or sell any debt securities;

          (d)   (i) amend its certificate of incorporation or by-laws or other governing documents; (ii) split, combine or reclassify the outstanding shares of its capital stock or other ownership interests or declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock or other ownership interests (except that (x) Aston may make distributions to the Company in accordance with the provisions of the Management Agreement, (y) the Company may pay regular dividends to holders of Company Common Stock in an amount up to $0.05 per share per quarter if declared by the Board of Directors at similar times as and in accordance with past practice and to holders of Series B Convertible Preferred Stock at the applicable dividend rate as set forth in the Certificate of Designation of Series B Convertible Preferred Stock, and (z) the Company may pay the Special Dividend pursuant to Section 5.2); (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests; or (iv) sell or pledge any stock or other ownership interests of any of its Subsidiaries;

          (e)   (i) issue or sell or agree or offer to issue or sell, or accelerate the vesting of or right to receive, or grant, confer or award any options, warrants, convertible securities or rights of any kind to acquire any shares of, its capital stock of any class; (ii) except for sales or dispositions of obsolete assets, sell, pledge, lease, license, dispose of or encumber in whole or in part any assets (including any Intellectual Property or indebtedness owed to them or any claims held by them) or agree to do any of the foregoing; or (iii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company or other business organization or division thereof or any assets (other than inventory and other immaterial assets in the ordinary course of business consistent with past practice), or make any investment, either by purchase of stock or other securities, or contribution to capital, in any other Person;

          (f)    (i) make any change in the compensation or fringe benefits payable or to become payable to, or grant any termination or severance pay to, any of the Company's or its Subsidiaries' present or former directors, officers, members of the board of managers, partners, shareholders, owners, employees, agents or independent contractors, except that Aston may make any changes in compensation or fringe benefits payable provided that such changes, in the aggregate, are not material to Aston; (ii) enter into or modify any collective bargaining agreement, bonus, equity, option, profit sharing, compensation, welfare, retirement, or other similar arrangement, or any employment contract; or (iii) enter into, amend or otherwise modify any contract, agreement, arrangement or understanding with the Aston Management Owners, members of their Immediate Family or their respective Affiliates; except, in each case, (x) for actions necessary to satisfy existing contractual obligations under Company Plans or any agreement existing as of the date of this Agreement as disclosed on Schedule 4.1(f), or (y) as required by Applicable Law;

          (g)   (i) make or change any material Tax election, waive or extend the statute of limitations in respect of material Taxes, amend any material Tax Return, enter into any closing agreement with respect to any material Tax, settle any material Tax claim or assessment or surrender any right to a claim for a material Tax refund, (ii) change any method or principle of Tax accounting or change any annual Tax accounting period, (iii) voluntarily change regular independent accountants, or (iv) make an election or take any other action that would cause Aston to cease to be a partnership or a disregarded entity for U.S. federal income Tax purposes (and for applicable state and local income Tax purposes);

          (h)   pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice or, in the case of Aston, to the extent the amounts due in connection with such payment, discharge or satisfaction of claims, liabilities or obligations are payable solely out of the Operating Allocation, or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing contract, agreement, commitment, understanding or other arrangement;

          (i)    settle or compromise any Action, except for any settlement or compromise of an Action by Aston which would not require the consent or approval of, or notice to, the Company pursuant to any provision of the Management Agreement;

          (j)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or otherwise alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure and ownership of any Subsidiary of the Company;

          (k)   amend, modify, supplement or terminate, or agree to waive or consent to any noncompliance under, or fail to diligently enforce the Company's and its Subsidiaries' rights under (x) any non-compete agreement, non-solicitation and/or non-acceptance agreement, covenant not to disclose confidential information or other similar agreement with respect to any current or former employee or independent contractor of the Company or its Subsidiaries in effect as of the date hereof, or (y) any of the Employment Agreements;

          (l)    amend or modify an existing confidentiality or non-disclosure agreement or enter into a new confidentiality or non-disclosure agreement, except that (i) the Company and its Subsidiaries may take such action as provided in Section 5.5(b)(iii), (ii) the Company and its Subsidiaries may enter into confidentiality or non-disclosure agreements with respect to information of the Company and its Subsidiaries in order to comply with Regulation FD, and (iii) Aston may amend, modify or enter into a confidentiality or non-disclosure agreement provided that such agreement does not bind the Company or its Affiliates (other than Aston); or

          (m)  take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(l) or any action that would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied.

        4.2    Covenants of Parent.    Except as set forth in Section 4.2 of the Parent Disclosure Schedule, Parent covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), unless the Company shall otherwise consent in writing, Parent shall use reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and key employees and to preserve its present relationships with persons with which it has significant business relations, except for any failures which would not be material to Parent. Without limiting the generality of the foregoing, Parent shall not (except as set forth in Section 4.2 of the Parent Disclosure Schedule and except as otherwise specifically contemplated by the terms of this Agreement), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of the Company:

          (a)   (i) amend its certificate of incorporation or by-laws in such a manner as would cause holders of Company Common Stock that will receive Parent Common Stock pursuant to the Merger to be treated differently than other holders of Parent Common Stock; (ii) declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to Parent Common Stock; (iii) split, combine, subdivide or reclassify its outstanding shares of capital stock or otherwise effect any recapitalization of its capital stock, unless corresponding proportionate adjustments are made to the Parent Reference Price and kind of shares represented by the Aggregate Merger Consideration; or (iv) engage in any spin-off or split-off;

          (b)   adopt a plan of complete or partial liquidation with respect to Parent or resolutions providing for or authorizing such a liquidation or a dissolution; or

          (c)   take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(a) through 4.2(c) or any action that would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied.

ARTICLE V.

ADDITIONAL AGREEMENTS

        5.1    Preparation of Proxy Statement and Registration Statement; Company Stockholders Meeting.    (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement, and Parent shall prepare and file the Registration Statement (in which the Proxy Statement will be included) with the SEC. Parent and the Company shall cooperate with each other and use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger and ensure that the Registration Statement and the Proxy Statement comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively. Parent shall make all necessary filings with respect to the Merger under all applicable state securities laws and Blue Sky Laws and use reasonable best efforts to obtain all permits and approvals necessary thereunder to carry out the Merger. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of adoption of this Agreement and the Merger, except to the extent the Board of Directors of the Company (acting upon the recommendation of the Special Committee) shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 5.5(c). The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement becomes effective. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and the Registration Statement and advise one another of any oral comments received from the SEC. The Registration Statement and the Proxy Statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.

          (b)   Parent and the Company shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement or the Registration Statement shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld, conditioned or delayed. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and Parent and the Company will cooperate in the prompt filing with the SEC of an appropriate amendment or supplement describing such information and, to the extent required by law, dissemination thereof to the stockholders of the Company.

          (c)   Subject to Section 5.5(c), the Company shall cause the Company Stockholders Meeting to be duly called as soon as reasonably practicable, and held as soon as reasonably practicable following the mailing of the Proxy Statement in accordance with this Section 5.1, for the purpose of obtaining the Required Company Votes. In connection with such meeting, the Company will (i) subject to Section 5.5(c), use its reasonable best efforts to obtain the Required Company Votes and (ii) otherwise comply with all legal requirements applicable to such meeting.

        5.2    Special Dividend.

          (a)   Notwithstanding anything to the contrary in Section 4.1, immediately prior to the Closing, the Board of Directors of the Company is permitted, subject to compliance with Applicable Law and this Section 5.2, to declare a special cash dividend (the "Special Dividend"), payable on the Closing Date, to each holder of record of Company Common Stock (including the Converted Shares) immediately prior to the Closing in an amount equal to (x) the Special Dividend Amount divided by (y) the number of shares of Company Common Stock outstanding immediately prior to the Closing (including the Converted Shares), provided, that the Special Dividend shall only be declared if the Special Dividend Amount is greater than zero.

          (b)   Not less than five Business Days prior to the Closing, the Company will deliver to Parent a certificate (the "Special Dividend Certificate") setting forth: (i) each line item of the Current Assets and the Liabilities of the Company and its Subsidiaries, on a consolidated basis, in each case as of the Closing Measurement Date, prepared in accordance with GAAP on a basis consistent with prior periods, (ii) the Working Capital as of the Closing Measurement Date and (iii) the Special Dividend Amount (if any), in each case giving pro forma effect to the Closing as if the Closing occurred on such date. The Company shall (x) provide Parent reasonable access during normal business hours to the work papers and other books and records of the Company for purposes of assisting Parent in its review of the Special Dividend Certificate and (y) cooperate in good faith to answer any questions and resolve any issues raised by Parent in connection with its review of the Special Dividend Certificate.

          (c)   Within three Business Days of the Company's delivery of the Special Dividend Certificate to Parent pursuant to Section 5.2(b), Parent may dispute any amounts reflected on the Special Dividend Certificate by notifying the Company in writing of each disputed item, specifying the amount thereof in dispute and setting forth in reasonable detail the basis for such dispute. Parent may dispute any such amount only on the basis that (x) such amount was not determined on a basis that complies with Section 5.2(b) or (y) there are mathematical errors in the calculation. If Parent notifies the Company of disputed items in accordance with the preceding sentence, Parent and the Company shall use good faith efforts to reach agreement on the disputed items or amounts in order to finally determine the Special Dividend Certificate and the amounts reflected thereon. If the Company and Parent are unable to reach agreement concerning the Special Dividend Certificate and the amounts reflected thereon within ten days of the Company's delivery of the estimated Special Dividend Certificate pursuant to Section 5.2(b), the Parties shall promptly thereafter submit such dispute to the Accounting Referee for resolution in accordance with the procedure set forth in Section 5.2(d). If Parent fails to notify the Company of any disputed items in accordance with this Section 5.2(c), the Special Dividend Certificate and the calculations of the Working Capital and the Special Dividend Amount shall become final for all purposes of this Agreement on the fourth Business Day after the delivery of the Special Dividend Certificate by the Company to Parent pursuant to Section 5.2(b).

          (d)   If the Company and Parent are unable to reach agreement concerning the Special Dividend Certificate and the amounts reflected thereon pursuant to Section 5.2(c), the parties shall submit such dispute to Deloitte & Touche LLP (the "Accounting Referee") for resolution and instruct the Accounting Referee to review the disputed items or amounts for the purpose of final determination of the Special Dividend Certificate and the Company's calculation of the amounts reflected thereon on the basis that any such amounts were not determined on the basis that complies with Section 5.2(c). In making such determination and calculations, the Accounting Referee shall consider only those items or amounts in the Special Dividend Certificate and/or the Company's calculation of the Working Capital as to which Parent has disagreed in writing. The Company and Parent shall instruct the Accounting Referee to use its best efforts to deliver to the Company and Parent as promptly as practicable (but in no event later than ten Business Days after submission) a report selecting either the Company's calculation or Parent's calculation of each disputed amount (but not any other amount) in either case that were most recently submitted to the Accounting Referee prior to its review and that are closest to the Accounting Referee's calculations thereof. Such report shall be final and binding upon the Company and Parent and the resulting Special Dividend Certificate and the calculations of the Working Capital and the Special Dividend Amount shall be final for all purposes of this Agreement. The fees, expenses and costs of the Accounting Referee shall be borne equally by each party. Other than such fees and expenses of the Accounting Referee, the Company and Parent shall each be responsible for its own costs and expenses incurred in connection with any actions taken pursuant to this Section 5.2.

          (e)   If any dispute relating to the Special Dividend Certificate has been submitted by the parties to the Accounting Referee for resolution pursuant to Section 5.2(d), then either (i) if (x) the aggregate amount remaining in dispute relating to the Special Dividend Certificate is less than $500,000 or (y) at the joint election of both the Company and the Parent, the parties shall proceed with the Closing, in which case the Special Dividend Amount payable on the Closing Date shall be reduced by an amount equal to the aggregate amount of the disputed items submitted for resolution to the Accounting Referee, or (ii) if the aggregate amount remaining in dispute relating to the Special Dividend Certificate is in excess of $500,000 and there is no joint election of both the Company and the Parent, the Closing shall be delayed (notwithstanding the satisfaction or waiver of the conditions set forth in Article VI) until all such disputed items have been finally resolved in accordance with the procedures set forth in Section 5.2(d). If the parties proceed or elect to proceed with the Closing pursuant to clause (i) of this Section 5.2(e) prior to such time as all of the disputed items submitted for resolution to the Accounting Referee have been finally resolved then, following final resolution of all such disputed items by the Accounting Referee in accordance with the procedures set forth in Section 5.2(d), the Surviving Company shall pay (or cause to be paid) to each holder of record of Company Common Stock (including the Converted Shares) immediately prior to the Closing an amount in cash equal to (x) the aggregate amount of such disputed items (if any) finally resolved in favor of the Company, divided by (y) the number of shares of Company Common Stock outstanding immediately prior to the Closing (including the Converted Shares).

        5.3    Access to Information.

          (a)   Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to Parent and its Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to its officers, employees, properties and offices and to all books and records, in each case to the extent Parent reasonably requests, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and its Representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request.

          (b)   The Company shall promptly provide to Parent, as and when available (and in any event within 10 Business Days after each month end), (i) copies of monthly financial statements for the Company and its Subsidiaries, including balance sheet and income statement, certified by the Chief Financial Officer of the Company, which financial statements shall be prepared in accordance with GAAP applied consistently using the accrual method of accounting (except that they need not include footnotes) and shall present fairly in all material respects the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby, (ii) complete and correct information regarding the aggregate assets under management by the Company and its Subsidiaries (broken out by product type) as of such month end, and investment performance and client flows for the month then ended, and (iii) such other correct information regarding such assets under management as of such month end, broken out by category of Client, product type, asset class and/or similar types of information, in the case of this clause (iii) to the extent such information already is prepared by the Company or its Subsidiaries in the ordinary course.

          (c)   Parent shall hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated October 31, 2009 between the Company and Parent (the "Confidentiality Agreement"). Any investigation by the Company or Parent shall not affect the representations and warranties or the conditions to the obligations of the Company or Parent, as the case may be.

        5.4    Efforts.    (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under Applicable Law and, in the case of the Company and its Subsidiaries, any amendments, modifications or affirmations of exemptive orders and no-action positions of the SEC as are necessary, proper or advisable under Applicable Law to allow the Surviving Company and its Subsidiaries to operate their businesses following the Merger in substantially the same manner as the Company and its Subsidiaries operate on the date hereof), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to conduct the business of the Surviving Company and its Subsidiaries after the Closing Date in the same manner as conducted by the Company and its Subsidiaries as of the date hereof (including each of the consents, approvals and Permits identified in Section 3.1(f)(ii) of the Company Disclosure Schedule) as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing (x), each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (y) if any state takeover statute or similar law becomes applicable to the Merger or the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and use reasonable best efforts to otherwise minimize the effect of such law on the Merger and such other transactions.

          (b)   Each of Parent and the Company shall, in connection with the efforts referenced in Section 5.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a) and this Section 5.4(b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Regulatory Law. Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Merger, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action that, in the sole discretion of Parent, would reasonably be expected to limit (A) the freedom of action of Parent or any of its Subsidiaries or Affiliates with respect to the operation of, or Parent's or any of its Subsidiaries' or Affiliates' ability to retain, the Company or any businesses, product lines or assets of the Company, or (B) the ability to retain, own or operate any material portion of the businesses, product lines, or assets, of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of the Company, Parent or any of its Subsidiaries or Affiliates.

          (c)   (i) The Company shall use its reasonable best efforts (A) to obtain consents of all third parties necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement, provided, that, in connection with obtaining such consents, the Company shall not modify or amend any of the contracts referenced in Section 5.4(c)(ii) to provide for increased fees or other terms adverse to the Company; and (B) to provide any notices to third parties required to be provided prior to the Effective Time, including under any Leases or insurance policies.

             (ii)  Without limiting the foregoing, with respect to each Advisory Contract for which the consent of a Client to the assignment or deemed assignment of such Advisory Contract as a result of the Merger is required by Applicable Law and/or by the terms of such Advisory Contract (other than Clients that are Investment Companies), as promptly as practicable following the date hereof, the Company shall, and shall cause each of its Subsidiaries to, send a written notice (a "Notice") informing such Clients of the Merger and requesting written consent to the assignment or deemed assignment of such Client's Advisory Contract. All Notices and related materials distributed to Clients shall be in form and substance reasonably acceptable to Parent, and Parent shall be provided a reasonable opportunity to review all such Notices prior to distribution and to have its reasonable comments reflected therein. The Company shall make available to Parent copies of all substantive correspondence between it or any of its Subsidiaries and Clients (or their representatives or counsel) relating to the consent solicitation provided for in this Section 5.4(c)(ii).

        For each Client that is registered as an investment company under the Investment Company Act (a "Registered Investment Company"), the Company shall use reasonable best efforts to obtain in accordance with Section 15 of the Investment Company Act, as promptly as practicable following the date hereof, the due consideration and approval by the board of trustees of the Registered Investment Company ("Fund Board Approval") of (i) a new Advisory Contract with Aston to be in effect as of, and subject to, the Closing, on terms substantially identical (and identical with respect to fee rates) to the terms of Aston's existing Advisory Contract with such Registered Investment Company, (ii) the election of those nominees (the "Board Nominees") to serve as trustees of the Registered Investment Company subject to and immediately following the Closing, the names of which Board Nominees are set forth on Section 5.4(c)(ii) of the Company Disclosure Schedule, and (iii) the continuation of each existing Sub-Advisory Contract, to be in effect as of, and subject to, the Closing, on terms identical to the terms of such Sub-Advisory Contract as of the date hereof. To the extent Fund Board Approval has been obtained with respect to a new Advisory Contract, continuation of the existing Sub-Advisory Contracts and election of the Board Nominees in accordance with the immediately preceding sentence, the Company shall use reasonable best efforts to obtain in accordance with Section 15 of the Investment Company Act, as promptly as practicable following such Fund Board Approval, the due consideration and approval by the shareholders of such Registered Investment Company ("Fund Shareholder Approval") (except, in the case of any Registered Investment Company other than a Proprietary Fund, to the extent such shareholder approval is not required by law for the effectiveness of such new advisory agreement) of such new Advisory Contract and election of Board Nominees described in the immediately preceding sentence. All proxy and related materials distributed in connection with the approvals described in this paragraph shall be in form and substance reasonably acceptable to Parent, and Parent shall be provided a reasonable opportunity to review all such proxies and other materials prior to distribution and to have its reasonable comments reflected therein. For the avoidance of doubt, the Company shall be solely responsible for the costs of such shareholder solicitations.

        For each Client that is an Investment Company but not a Registered Investment Company, the Company shall use reasonable best efforts to obtain in accordance with the constituent documents of such Investment Company and Applicable Law, as promptly as practicable following the date hereof, the consent and approval (as applicable) of any governing body of such Investment Company and of its investors required by such constituent documents and Applicable Law of either (a) the continuation of each Advisory Contract between Aston and such Investment Company to the assignment or deemed assignment of such Advisory Contract as a result of the Merger (to the extent any such agreement may continue in effect following the Merger with such consent) or (b) a new Advisory Contract between Aston and such Investment Company, to the extent the existing advisory agreement will terminate as a result of the Merger) (in each case to be in effect with Aston as of, and subject to, the Closing) on terms substantially identical (and identical with respect to fee rates) to the terms of Aston's existing Advisory Contract with such Investment Company. The manner of consent and approval solicited with respect to each such Investment Company that is not a Registered Investment Company shall be reasonably acceptable to Parent, and all solicitation and related materials distributed in connection with the consents and approvals described in this paragraph shall be in form and substance reasonably acceptable to Parent and Parent shall be provided a reasonable opportunity to review all such solicitation and related materials prior to distribution and to have its reasonable comments reflected therein.

        With respect to each of the foregoing Clients where the relationship between Aston and the ultimate underlying Client is through a financial intermediary (e.g., a "wrap" sponsor or managed account program sponsor) (each, a "Program Sponsor"), the Company shall, and shall cause Aston to, send a separate written notice to each Program Sponsor informing such Program Sponsor of the Merger and (A) requesting written consent to the assignment or deemed assignment of such Program Sponsor's master agreement (the "Master Agreement") with Aston resulting from the Merger (where such Master Agreement may by its terms and under Applicable Law remain in effect following consummation of the Merger with such consent of the Program Sponsor), or (B) requesting such Program Sponsor to enter into a new Master Agreement with Aston (where the existing Master Agreement will terminate as a result of the Merger by its terms or under Applicable Law) to be in effect with Aston as of, and subject to, the Closing on terms substantially identical (and identical with respect to fee rates) to the terms of Aston's existing Master Agreement with such Program Sponsor. All notices and related materials distributed to Program Sponsors shall be in form and substance reasonably acceptable to Parent, and Parent shall be provided a reasonable opportunity to review all such notices prior to distribution and to have its reasonable comments reflected therein. The Company shall make available to Parent copies of all substantive correspondence between it or any of its Subsidiaries and Program Sponsors (or their representatives or counsel) relating to the consent solicitation provided for in this Section 5.4(c)(ii).

        With respect to all other Clients not addressed by the foregoing paragraphs of this Section 5.4(c)(ii), as promptly as practicable following the date hereof, the Company shall, and shall cause each of its Subsidiaries to, deliver written notices to such Clients informing them of the transactions contemplated hereby that are substantially identical to the Notice; provided, that consent of such Clients shall not be sought by such written notices unless required by Applicable Law and/or the terms of the applicable Advisory Contracts to which such Clients are parties.

          (d)   Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would reasonably be expected to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Unless required by law, none of Parent, Merger Sub, or the Company shall file any Tax Return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code.

          (e)   Each of the parties hereto shall execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, the parties agree to use reasonable best efforts to cause the Effective Time to occur as soon as practicable after the Company stockholder vote with respect to the Merger. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

        5.5    Acquisition Proposals.    (a) Subject to Sections 5.5(b) and 5.5(c), the Company and its Subsidiaries shall not (whether directly or indirectly through Affiliates, directors, officers, employees, advisors, representatives, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Affiliates, directors, officers, employees, advisors, representatives, agents or other intermediaries to, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of inquiries, proposals or offers from any Person (as defined below) relating to any Acquisition Proposal, or agree to or endorse any Acquisition Proposal; (ii) enter into any agreement to (w) facilitate or further the consummation of, or consummate, any Acquisition Proposal, (x) facilitate the making of any inquiry with respect to any Acquisition Proposal, (y) approve or endorse any Acquisition Proposal or (z) in connection with any Acquisition Proposal, require it to abandon, terminate or fail to consummate the Merger; (iii) enter into or participate in any discussions or negotiations in connection with any Acquisition Proposal or inquiry with respect to an Acquisition Proposal, or furnish to any Person any information with respect to its business, properties or assets in connection with any Acquisition Proposal or inquiry with respect to an Acquisition Proposal; or (iv) agree to resolve or take any of the actions prohibited by clause (i), (ii) or (iii) of this sentence. The Company and its Subsidiaries shall immediately cease, and cause its advisors, agents and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall demand the return or destruction of any information previously provided with respect to such activities, discussion or negotiations. For purposes of this Section 5.5, the term "Person" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Parent or any Subsidiaries of Parent.

          (b)   Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal, (ii) engage in negotiations or discussions with any Person that has made an unsolicited bona fide written Acquisition Proposal not resulting from or arising out of a breach of Section 5.5(a) and (iii) furnish to such Person nonpublic information relating to the Company or any of the Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided, that the Board of Directors of the Company (acting upon the recommendation of the Special Committee) shall be permitted to take an action described in the foregoing clauses (ii) or (iii) if, and only if, prior to taking such particular action, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) has determined in good faith by a majority vote that (x) such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (y) after considering the advice of its outside legal counsel and financial advisor, that failure to take such particular action would be inconsistent with its fiduciary duties.

          (c)   Notwithstanding anything in this Section 5.5 or elsewhere in this Agreement to the contrary but subject to Section 5.5(d), if, at any time prior to the approval of the Merger and this Agreement by the Company's stockholders by the Required Company Votes, the Company's Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Applicable Law (whether or not it has received an Acquisition Proposal), the Company may: (i) withdraw or modify or change in any manner its approval or recommendation of this Agreement or the Merger (it being understood that a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to constitute such withdrawal, modification or change), and/or (ii) terminate this Agreement pursuant to Section 7.1(f)(ii), provided that, the Board of Directors of the Company shall not take any action pursuant to clause (i) above pursuant to this Section 5.5(c) prior to providing Parent written notice thereof.

          (d)   The Company shall notify Parent promptly (but in any event within 24 hours) after receipt by the Company of (i) any Acquisition Proposal, (ii) any request for information with respect to any Acquisition Proposal or (iii) any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal. Any such notice shall include a summary of the material terms and conditions of any such Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation, as well as the identity of the Person making any of the foregoing. The Company shall keep Parent reasonably informed of the status and material details of any such Acquisition Proposal, indication or request, including material amendments or proposed amendments as to price and other material terms thereof. The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. Provided that the Company has received an Acquisition Proposal, the Board of Directors of the Company shall not take any action under Sections 5.5(c)(i) or (ii) until after two (2) Business Days following Parent's receipt of written notice (it being understood and agreed that any amendment to the amount or form of consideration of an Acquisition Proposal shall require a new notice and a new two (2) Business Day period) advising Parent that the Company's Board of Directors (acting upon the recommendation of the Special Committee) intends to cause the Company to take such action, and that the Company shall, during such two (2) Business Day period, negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that any action under Sections 5.5(c)(i) or (ii) is no longer necessary.

        5.6    Employee Benefits Matters.

          (a)   Between the date of this Agreement and the Closing, neither the Company nor any of its Subsidiaries shall (i) maintain any Company Plan other than the Company Plans listed on Section 3.1(l)(i) of the Company Disclosure Schedule (but they shall maintain such Company Plans) or (ii) amend or terminate any such Company Plans (other than as required by Applicable Laws). To the extent that any salary, bonus or other compensation or benefits payable to any of the Aston Management Owners or other employees of the Company or its Subsidiaries in respect of periods prior to the Closing (including all of the calendar year in which the Closing occurs through the Closing) has not been paid in full by the Company or its Subsidiaries prior to the Closing, then such amounts (including a reasonable discretionary bonus accrual for each such Person for that portion of the calendar year in which the Closing occurs that has elapsed prior to the Closing, and for the immediately preceding calendar year) shall be fully accrued as current liabilities on the balance sheet of the Company for purposes of the calculation of the Special Dividend Amount.

          (b)   Notwithstanding anything contained in this Agreement to the contrary, no provision of this Agreement is intended to, or does (i) prohibit the Surviving Company or its Affiliates from amending or terminating any Company Plan in accordance with its terms and Applicable Law, (ii) require the Surviving Company to keep any person employed for any period of time, or (iii) constitute the establishment or adoption of, or amendment to, any Company Plan, and no person participating in any such Company Plan maintained by the Company or any of its Subsidiaries shall have any claims or cause of action, under ERISA or otherwise, in respect of any provisions of this Agreement as it relates to any such Company Plan or otherwise.

        5.7    Fees and Expenses.    Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) that Parent and the Company shall each bear and pay one half of the Expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Proxy Statement and (b) as provided in Section 7.2.

        5.8    Directors' and Officers' Insurance.    From and after the Effective Time, the Parent agrees that it will cause the Surviving Company to indemnify and hold harmless each present and former director and officer of the Company and other persons entitled to indemnification under the certificate of incorporation and by-laws of the Company as in effect on the date hereof, as well as any indemnification agreements to which the Company is a party with such directors and officers, against any costs or expenses (including reasonable attorneys' fees) judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") (but only to the extent such Costs are not otherwise covered by insurance and paid) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time, to the extent the Company would have been required to do so under the certificate of incorporation and by-laws of the Company as in effect on the date hereof or under such indemnification agreements (and Parent shall, or shall cause the Surviving Company to, also advance expenses as incurred to the fullest extent Parent or the Surviving Company would have been required to do so under the certificate of incorporation and by-laws of the Company as in effect on the date hereof or under such indemnification agreements, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is finally determined by a court of competent jurisdiction that such person is not entitled to indemnification). Parent shall cause the Surviving Company to and the Surviving Company shall include and maintain in effect in its limited liability company agreement or other governing documents for a period of at least six (6) years from the Closing, the same provisions regarding elimination of liability of directors and indemnification of officers, directors, employees and other persons contained in the limited liability company agreement of Merger Sub as in effect on the date hereof as set forth in Section 5.8 of the Company Disclosure Schedule. Prior to the Closing, the Company shall purchase a "tail policy" to extend for a period of at least six (6) years from the Closing, coverage under the current policies, in such amounts not less than the existing coverage and retention amounts, of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time; including in respect of the transactions contemplated by this Agreement.

        5.9    Public Announcements.    Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

        5.10    Listing of Shares of Parent Common Stock.    Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing, upon official notice of issuance, on the NYSE.

        5.11    Qualification of the Proprietary Funds.    Subject to applicable fiduciary duties to the Proprietary Funds, the Company will take, and will cause its Subsidiaries to take, no action (i) that would prevent any Proprietary Fund from qualifying as a "regulated investment company" within the meaning of Section 851 of the Code, or (ii) that would be materially inconsistent with any Proprietary Fund's prospectus and other offering, advertising or marketing materials.

        5.12    Section 15(f) of the Investment Company Act.    (a) The Company shall use reasonable best efforts to assure, prior to the Effective Time, the satisfaction of the conditions set forth in Section 15(f) of the Investment Company Act with respect to each Proprietary Fund.

          (b)   Parent agrees to use its reasonable best efforts to assure compliance with the conditions of Section 15(f) of the Investment Company Act with respect to the Proprietary Funds from and after the Effective Time.

          (c)   Notwithstanding anything to the contrary contained herein, the covenants of the parties contained in this Section 5.12 are intended only for the benefit of the parties and for no other Person.

        5.13    Stockholder Litigation.    In the event that any stockholder litigation is brought or, to the knowledge of the Company, threatened against the Company and/or the members of its Board of Directors prior to the Effective Time, the Company shall not settle any such litigation without the written consent of Parent. The Company shall promptly notify Parent of any such stockholder litigation brought, or threatened, against the Company and/or the members of its Board of Directors and keep Parent reasonably informed with respect to the status thereof.

        5.14    Maintenance of Insurance.    The Company will use reasonable best efforts to maintain in full force and effect through the Closing Date all insurance policies applicable to the Company and its Subsidiaries and their respective properties and assets in effect on the date hereof. The Company will use reasonable best efforts to cause the Company's insurers to waive any provisions in such insurance policies that would allow the insurer to terminate or adversely modify coverage upon consummation of the Merger.

        5.15    Termination of Certain Agreements.    The Company and its Subsidiaries shall cause each of the agreements set forth in Schedule 5.15 of the Company Disclosure Schedule to be terminated effective as of immediately prior to (but subject to the occurrence of) the Closing.

        5.16    Run-Rate Certificate.    As soon as possible following the last day of each calendar month beginning on December 31, 2009, the Company shall deliver to Parent a certificate setting forth the applicable Revenue Run-Rate calculated as of the last Business Day of such calendar month in a manner consistent with the methodology used to calculate the Aggregate Base Revenue Run Rate.

        5.17    Invoices.    The Company shall cause all invoices for fees incurred in connection with the Merger and the transactions contemplated by this Agreement, including fees for any auditors, attorneys, financial advisers and other consultants or advisers, to be received by the Company and all such fees and expenses to be paid at or prior to Closing.

ARTICLE VI.

CONDITIONS PRECEDENT

        6.1    Conditions to Each Party's Obligation to Effect the Merger.    The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approval.    The Company shall have obtained the Required Company Votes in connection with the adoption of this Agreement by the stockholders of the Company.

          (b)    No Injunctions or Restraints, Illegality.    No statute, rule, regulation, executive order, decree or ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c)    Government Approvals.    The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. All approvals required from any other Governmental Authority with respect to the transactions contemplated by this Agreement shall have been received.

          (d)    NYSE Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (e)    Effectiveness of the Registration Statement.    The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC, and any material Blue Sky Laws and other state securities laws applicable to the registration and qualification of the shares of Parent Common Stock to be issued in the Merger shall have been complied with.

          (f)    Company Equity.    All of the outstanding Company Warrants shall have expired or been exercised in full, in accordance with their terms. Other than the Company Common Stock, there shall be no other class of the Company's capital stock outstanding.

          (g)    Closing Revenue Run-Rate.    The Aggregate Closing Revenue Run-Rate shall be at least equal to 82.5% of the Aggregate Base Revenue Run-Rate.

          (h)    Consenting Revenue Run-Rate.    The Aggregate Consenting Revenue Run-Rate shall be at least equal to 80.0% of the Aggregate Base Revenue Run-Rate.

        6.2    Additional Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to "materiality," "Material Adverse Effect" and words of similar import set forth therein) as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate of an executive officer of the Company to the effect of the foregoing.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate of an executive officer of the Company to such effect.

          (c)    Registered Investment Company Approvals.    (i) Each Registered Investment Company shall have obtained Fund Board Approval and Fund Shareholder Approval (except to the extent such shareholder approval is not required by law for the effectiveness of such new advisory agreement) of a new Advisory Contract and such approvals shall remain in full force and effect (and be effective after giving effect to the Closing), and such Advisory Contract shall be in full force and effect with Aston, and (ii) no less than nine of the Board Nominees for the Registered Investment Companies shall have been duly elected to the board of each such Registered Investment Company in accordance with applicable laws and the organizational documents of such Registered Investment Company (including by obtaining Fund Board Approval and Fund Shareholder Approval), and such elected Board Nominees shall constitute all of the trustees of each board of each such Registered Investment Company immediately following the Closing. Each Registered Investment Company shall have obtained Fund Board Approval of the Sub Advisory Contracts, and each of the Sub Advisory Contracts, side letters and other ancillary agreements identified on Section 6.2(c) of the Company Disclosure Schedule, shall remain in full force and effect with Aston, and no notice of termination shall have been provided with respect to any of such Sub Advisory Contracts, side letters or ancillary agreements and the side letter identified on Section 6.2(c)(i) of the Company Disclosure Schedule shall not have been amended or modified, nor shall any of the rights therein have been waived, in any respect that is adverse to Aston or the Company.

          (d)    Ancillary Agreements.    (i) At the Effective Time, each of the Employment Agreements shall be in full force and effect and shall not have been amended, and the individuals identified on Section 6.2(d) of the Company Disclosure Schedule shall be employed by Aston as of the Closing on a full-time basis, (ii) the Restated LP Agreement shall have become effective, shall remain in full force and effect, shall not have been amended and shall not have been breached by the Company or any of the individuals identified on Section 6.2(d) of the Company Disclosure Schedule and the Initial Points (as defined in the Restated LP Agreement) shall have been issued to the Aston Management Owners, and (iii) at the Effective Time, each of the Partner Non-Competition Agreements shall be in full force and effect and shall not have been amended.

          (e)    Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any changes, circumstances or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

        6.3    Additional Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to "materiality," "Material Adverse Effect" and words of similar import set forth therein) as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company shall have received a certificate of an executive officer of Parent to the effect of the foregoing.

          (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of an executive officer of Parent to such effect.

          (c)    Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any changes, circumstances or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Parent.

        6.4    Frustration of Closing Conditions.    Neither Parent, Merger Sub nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's breach of a representation, warranty, covenant or agreement set forth in this Agreement.

ARTICLE VII.

TERMINATION AND AMENDMENT

        7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors (in the case of the Company, acting upon the recommendation of the Special Committee) of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

          (a)   By mutual written consent of Parent and the Company;

          (b)   By either the Company or Parent if the Effective Time shall not have occurred on or before August 13, 2010 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

          (c)   By either the Company or Parent if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

          (d)   By either the Company or Parent if the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Company Votes at the Company Stockholders Meeting (or any adjournment or postponement thereof);

          (e)   By Parent if prior to the Company Stockholder Meeting, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) shall have failed to recommend or shall have withdrawn or modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have approved or recommended a Superior Proposal (or the Board of Directors of the Company (acting upon the recommendation of the Special Committee) resolves to do any of the foregoing), (ii) the Company shall fail to call or hold the Company Stockholders Meeting in accordance with Section 5.1(c) or (iii) the Company shall have breached any of its material obligations under Section 5.5;

          (f)    By the Company (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 6.3(a) or 6.3(b) would not be satisfied and (A) such breach is not reasonably capable of being cured or (B) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (I) 10 Business Days following notice of such breach and (II) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(f)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or (ii) prior to the approval of the Merger and this Agreement by the Required Company Votes and subject to compliance with the last sentence of Section 5.5(d) if applicable, the Company's Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith after consultation with its financial advisors and outside legal counsel that failure to terminate this Agreement would be inconsistent with its fiduciary duties under Applicable Law;

          (g)   By Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 6.2(a) or 6.2(b) would not be satisfied and (A) such breach is not reasonably capable of being cured or (B) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (I) 10 Business Days following notice of such breach and (II) the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

          (h)   By Company if a Material Adverse Effect shall have occurred as to Parent, and by Parent if a Material Adverse Effect shall have occurred as to the Company.

        7.2    Effect of Termination.    (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors except with respect to the first sentence of Section 5.3(c), Section 5.7, this Section 7.2 and Article VIII; provided, that the termination of this Agreement shall not relieve any party from any liability for fraud or for any willful or intentional breach of any representation, warranty, covenant or agreement in this Agreement occurring prior to termination.

          (b)   Parent and the Company agree that if the Company or Parent shall terminate this Agreement pursuant to Section 7.1(d), the Company shall pay to Parent all of Parent's reasonably documented Expenses, up to an aggregate amount of $1,000,000 (the "Parent Expenses") within five Business Days after delivery to the Company of written notice of the amount of such Parent Expenses. Parent and the Company agree that if: (i) Parent shall terminate this Agreement pursuant to Section 7.1(e); or (ii) the Company shall terminate this Agreement pursuant to Section 7.1(f)(ii); or (iii) if (x) the Company or Parent shall terminate this Agreement pursuant to Section 7.1(d) or Parent shall terminate this Agreement pursuant to Section 7.1(g), (y) at the time of the event giving rise to such termination there shall exist an Acquisition Proposal with respect to the Company that has been publicly disclosed or announced or otherwise disclosed to the Board of Directors (or Special Committee) of the Company, and (z) within 12 months of the termination of this Agreement, (I) the Company enters into a definitive agreement with respect to any Acquisition Proposal (whether or not such Acquisition Proposal was commenced, publicly disclosed, publicly proposed or otherwise communicated to the Company prior to such termination) and such Acquisition Proposal is subsequently consummated or (II) the Company consummates any Acquisition Proposal (whether or not such Acquisition Proposal was commenced, publicly disclosed, publicly proposed or otherwise communicated to the Company prior to such termination), then the Company shall pay to Parent an amount equal to $3.6 million less any previously paid Parent Expenses paid by the Company pursuant to the first sentence of this Section 7.2(b), if any (the "Termination Fee"); provided, that, for purposes of this Section 7.2(b) , the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 8.11(a), except that the references to "more than 20%" and "at least 80%" in the definition of "Acquisition Proposal" shall be deemed to be references to "more than 50%" and "at least 50.1%", respectively.

          (c)   The Termination Fee, if any, required to be paid pursuant to Section 7.2(b) shall be paid to Parent at or prior to the time of termination, or if payable only upon the subsequent consummation by the Company of an Acquisition Proposal, then at or prior to the time of such event. All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by Parent.

          (d)   The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly the fee due pursuant to this Section 7.2, the Company will also pay to Parent Parent's reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this Section 7.2, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Citibank, N.A. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

        7.3    Amendment.    This Agreement may be amended by the parties hereto (or successors thereto), by action taken or authorized by their respective Boards of Directors (in the case of the Company, acting upon the recommendation of the Special Committee), at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto (or successors thereto).

        7.4    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors (in the case of the Company, acting upon the recommendation of the Special Committee), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII.

GENERAL PROVISIONS

        8.1    No Survival.    None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

        8.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)   if to Parent or Merger Sub, to:

        Affiliated Managers Group, Inc.
        600 Hale Street
        Prides Crossing, MA 01965
        Attention: John Kingston, III
        Facsimile No.: 617-747-3380

      with a copy (which shall not constitute notice) to

        Ropes & Gray LLP
        One International Place
        Boston, Massachusetts 02110
        Attention: William M. Shields
        Facsimile No.: 617-951-7050

          (b)   if to the Company to:

        Highbury Financial Inc.
        999 18th Street
        Suite 3000
        Denver, Colorado 80202
        Attention: Chief Financial Officer
        Facsimile No.: 646-224-8222

      with a copy (which shall not constitute notice) to

        Bingham McCutchen LLP
        399 Park Avenue
        New York, New York 10022
        Attention: Floyd I. Wittlin
        Facsimile No.: 212-752-5378

      with a copy (which shall not constitute notice) to

        Debevoise & Plimpton LLP
        919 Third Avenue
        New York, New York 10022
        Attention: Michael W. Blair
        Facsimile No.: 212-521-7531

        8.3    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        8.4    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

        8.5    Entire Agreement; No Third Party Beneficiaries.    (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreements, which shall survive the execution and delivery of this Agreement.

          (b)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 5.6 and 5.8 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

        8.6    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        8.7    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        8.8    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly-owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        8.9    Enforcement.    (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. In addition and notwithstanding any prior agreement of the parties to the contrary, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or the Court of Chancery of the State of Delaware.

          (b)   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (c)   No party to this Agreement shall be liable to any other party to this Agreement or to any successor, assignee or third party beneficiary or any other Person asserting claims derivatively through such party for any punitive or special damages that the other party may suffer in connection with this Agreement or the transactions contemplated hereby.

        8.10    Definitions.    As used in this Agreement:

          (a)   "Acquisition Proposal" means any (i) a transaction pursuant to which any Person (or group of Persons) (other than Parent or its Affiliates), directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of Company Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving the Company (other than the Merger), (iii) any transaction pursuant to which any Person (or group of Persons) (other than Parent or its Affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's Subsidiaries) of the Company, or any of its Subsidiaries representing more than 20% of the fair market value of all the assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company Common Stock immediately prior to such transactions do not, in the aggregate, own at least 80% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock immediately prior to the consummation thereof.

          (b)   "Advisory Contract" shall mean any investment management, advisory or sub-advisory contract, or any other contract, agreement or understanding (whether written or oral), pursuant to which Aston provides Investment Management Services to any Client.

          (c)   "Affiliate" means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

          (d)   "Aggregate Base Revenue Run-Rate" shall mean $44,202,900, as illustrated on Schedule 8.10(d) of the Company Disclosure Schedule.

          (e)   "Aggregate Closing Revenue Run-Rate" shall mean the sum of the Revenue Run-Rates calculated consistent with the methodology used to calculate the Aggregate Base Revenue Run-Rate but calculated as of the Closing Measurement Date for all Clients that have provided Consent as of the Closing Date (and which Consent remains in full force and effect as of the Closing Date).

          (f)    "Aggregate Consenting Revenue Run-Rate" shall mean the sum of the Revenue Run-Rates with respect to each applicable Client party to an Advisory Contract that delivers a Consent in accordance with Section 5.4(c) as of the Closing Measurement Date, calculated consistent with the methodology used to calculate the Aggregate Base Revenue Run-Rate but calculated as of the Closing Measurement Date and based upon (i) the fee schedule as in effect as of the Closing Measurement Date under such Advisory Contract and (ii) (x) the assets under management pursuant to such Advisory Contract as of the Base Date plus (y) asset inflows during the period commencing on the Base Date and ending on the Closing Measurement Date, minus (z) asset outflows during the period commencing on the Base Date and ending on the Closing Measurement Date. Notwithstanding the foregoing, Aggregate Consenting Revenue Run-Rate shall not include any increase or decrease in revenue resulting solely from market movements since the Base Date.

          (g)   "Aggregate Merger Consideration" shall mean 1,748,879 shares of Parent Common Stock, provided that if the Aggregate Consenting Revenue Run-Rate at the date of Closing is less than 90% of the Aggregate Base Revenue Run-Rate, the Aggregate Merger Consideration will be reduced by the number of shares equal to: (i) the product of (x) 9.453 times (y) 90% of the Aggregate Base Revenue Run-Rate minus the Aggregate Consenting Revenue Run-Rate at the date of Closing times (z) 28.0% divided by (ii) the Parent Reference Price.

          (h)   "Applicable Law" means, with respect to any Person, any international, national, federal, provincial, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated, proposed or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

          (i)    "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

          (j)    "Business Day" means any day, other than Saturday, Sunday or a day on which banks in New York, NY or Boston, MA are generally closed.

          (k)   "Client" shall mean any Person to whom (or, in the case of a Proprietary Fund or wrap program or managed account program where Aston's Advisory Contract is with the Program Sponsor thereof, in respect of whom) Aston provides (directly or indirectly) Investment Management Services (including, in the case of a Proprietary Fund, both such Proprietary Fund and each investor therein, and in the case of a Program Sponsor, both such Program Sponsor and each participant therein in respect of whom Aston provides (directly or indirectly) Investment Management Services).

          (l)    "Closing Measurement Date" means the last Business Day of the calendar month immediately preceding the calendar month in which the Closing Date occurs.

          (m)  "Company Intellectual Property" means the Intellectual Property currently used in connection with the business of the Company or any of its Subsidiaries or owned or held for use by the Company or any of its Subsidiaries.

          (n)   "Consent" means:

              (i)  With respect to a Client whose Advisory Contract is in effect as of the date of this Agreement and by its terms and/or under Applicable Law terminates (or gives rise to a right of termination) upon the consummation of the Merger, that Aston shall have entered into a new Advisory Contract with such Client (effective as of the Closing) on substantially identical terms (and identical with respect to fee rates) as the Advisory Contract existing on the date of this Agreement, which new Advisory Contract has been (and remains) duly authorized and approved under Applicable Law (including with respect to each Advisory Contract of a Registered Investment Company subject to this clause (A), by its Fund Board Approval and (except in the case of any Registered Investment Company that is not a Proprietary Fund and for which no shareholder approval is required under Applicable Law) Fund Shareholder Approval having been obtained and remaining in full force and effect) and will be in full force and effect after giving effect to the Closing;

             (ii)  With respect to a Client whose Advisory Contract is in effect as of the date of this Agreement (other than any Advisory Contract with an Investment Company) and does not by its terms or under Applicable Law terminate upon the consummation of the Merger, that Aston shall have obtained the written consent of such Client to the continuation of such Advisory Contract notwithstanding the consummation of the Merger (which consent has been duly obtained by Aston under Applicable Law and has not been withdrawn), and such Advisory Contract will be in full force and effect between Aston and such Client (and will not have been breached) after giving effect to the Closing;

            (iii)  With respect to a Client that is an Investment Company (other than a Registered Investment Company) whose Advisory Contract is in effect as of the date of this Agreement, that Aston (x) shall have obtained the consent and approval (as applicable) of any governing body of such Investment Company and of its investors required by the constituent documents of such Investment Company and Applicable Law of the continuation of such existing Advisory Contract notwithstanding the consummation of the Merger (to the extent any such Advisory Contract may, under the constituent documents of such Investment Company and Applicable Law, continue in effect following the Merger with such consent) (which consent has been duly obtained by Aston under the constituent documents of such Investment Company and under Applicable Law and has not been withdrawn) or (y) that Aston shall have entered into a new Advisory Contract with such Client (effective as of the Closing) on substantially identical terms (and identical with respect to fee rates) as the Advisory Contract existing on the date of this Agreement (which new Advisory Contract has been (and remains) duly authorized and approved under the constituent documents of such Investment Company and Applicable Law), and in either such case such Advisory Contract will be in full force and effect between Aston and such Client (and will not have been breached) after giving effect to the Closing; and

            (iv)  With respect to a Client whose Advisory Contract is entered into after the date of this Agreement, that Aston shall have obtained the written consent of such Client to the continuation of such Advisory Contract notwithstanding the consummation of the Merger (which consent has been duly obtained by Aston under Applicable Law and has not been withdrawn), and such Advisory Contract will be in full force and effect between Aston and such Client (and will not have been breached) after giving effect to the Closing;

    provided, however, that in any of the foregoing cases (i)-(iv), any Client who has informed the Company or any Subsidiary thereof of (x) its intention to terminate its Advisory Contract or investment relationship with Aston (whether such termination is to occur prior to or following the Closing), or (y) such Client's objection (or other non-consent) to the assignment or deemed assignment of its Advisory Contract resulting from the Merger, shall be deemed not to have provided its Consent for any purpose under this Agreement;

    provided, further, that in any of the foregoing cases (i)-(iv), no Client shall be deemed to have given its Consent if after the Base Date and prior to the Closing the Company or any of its Subsidiaries or any of their respective directors, officers, members of the board of managers, partners, employees, representatives or agents has agreed or entered into an understanding to cap, reduce, waive, reimburse or otherwise modify the fees payable by (or in respect of) such Client in connection with obtaining such Client's consent to the Merger (other than any such effective fee reductions that are disclosed to Parent in writing prior to the Closing); and

    provided, further, that in any of the foregoing cases (i)-(iv) involving a Client where the advisory relationship between Aston and such Client is through a Program Sponsor, such Client shall not be deemed to have provided its Consent for any purpose under this Agreement unless the Company or its applicable Subsidiary also shall have (x) obtained the written consent of the Program Sponsor to the continuation of Aston's existing Master Agreement notwithstanding the consummation of the Merger (to the extent any such Master Agreement may, by its terms and under Applicable Law, continue in effect following the Merger with such consent) (which consent has been duly obtained by Aston under the terms of such Master Agreement and under Applicable Law and has not been withdrawn) or (y) entered into a new Master Agreement with such Program Sponsor (effective as of the Closing) on substantially identical terms (and identical with respect to fee rates) as the Master Agreement existing on the date of this Agreement (which new Master Agreement has been (and remains) duly authorized and approved under Applicable Law), and in either such case such Master Agreement will be in full force and effect between Aston and such Client after giving effect to the Closing.

          (o)   "Contract" means any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation (written or oral) to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound (other than Advisory Contracts) and, in the case of any such Subsidiary, which (i) does not terminate or is otherwise not cancelable within 90 days without penalty, cost or liability and requires payments by such Subsidiary in excess of $100,000 per year, (ii) contains any provisions restricting the ability of such Subsidiary to compete or engage in any business activity in any location, (iii) relates to any material Company Intellectual Property that is owned or used by such Subsidiary, (iv) contains provisions requiring future contingent or definitive "earnout" or similar payments to be made by such Subsidiary, (v) is with a third party sub-advisor, sub-administrator, distributor, consultant or other third party performing similar services, (vi) relates to indebtedness for money borrowed or lent by such Subsidiary (or other financing arrangements having the economic effect of indebtedness), (vii) is a Lease, (viii) relates to compensation arrangements with, and/or noncompetition and/or nonsolicitation restrictions on, any Aston Management Owner or any other employee of such Subsidiary, (ix) relates to any joint venture, strategic alliance, partnership or other similar contract involving a sharing of profits or expenses or payments based on revenues or assets under management, (x) is between such Subsidiary, on the one hand, and any Affiliate thereof, on the other hand, or (xi) is otherwise material to the business or operations of such Subsidiary.

          (p)   "Current Assets" means, collectively, cash and cash equivalents, investments, accounts receivable, prepaid expenses and prepaid taxes and any other current assets of the Company calculated in accordance with GAAP as applied by the Company and its Subsidiaries on a basis consistent with prior periods, in all cases, giving pro forma effect to the Closing, but excluding any prepaid asset resulting from the Company's purchase of director and officer tail insurance as required by Section 5.8.

          (q)   "Exchange Ratio" means (x) the Aggregate Merger Consideration divided by (y) the number of shares of Company Common Stock outstanding at the time of Closing (including the Converted Shares).

          (r)   "Excluded Accounts" means, with respect to the accounts set forth on Schedule 8.10(r) of the Company Disclosure Schedule, all of the assets under management in such accounts, including any increases to such accounts and/or amounts contained in accounts related thereto.

          (s)   "Expenses" means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement, Proxy Statement, the Notices and proxy solicitation materials and the solicitation of Company stockholder and Fund shareholder approvals and all other matters related to the transactions contemplated hereby.

          (t)    "Fee Reductions" shall mean, with respect to a particular Advisory Contract or administrative agreement, any fee or expense waiver or rebate, reimbursement obligation, distribution or sales charge or fee (including any mutual fund supermarket fee and, in the case of administrative fees, any sub-administrative fee) or other fee reduction or offset paid, incurred or otherwise borne, directly or indirectly, by the Company or any of its Subsidiaries in respect of such Advisory Contract (including any such waiver, rebate, obligation, charge, fee, reduction or offset deducted directly by or on behalf of a Client from the fee otherwise payable by such Client to the Company or one of its Subsidiaries under such Advisory Contract).

          (u)   "Governmental Authority" shall mean any domestic or foreign federal, state or local court, administrative or regulatory agency or commission or other governmental entity or instrumentality, quasi-governmental body or SRO.

          (v)   "Immediate Family" means, with respect to any natural person, (a) such person's spouse, parents, grandparents, children, grandchildren and siblings, (b) such person's former spouse(s) and current spouses of such person's children, grandchildren and siblings, and (c) estates, trusts, partnerships and other entities of which a material portion of the interest are held directly or indirectly by the foregoing.

          (w)  "Intellectual Property" means all U.S. and foreign intellectual property, including, patents, patent applications and inventions; trademarks, service marks, trade names, trade dress, logos, including registrations and applications for the registration thereof; copyrights and registrations thereof; Internet domain name registrations; confidential and proprietary information, including trade secret rights, technologies, techniques and processes; computer software, programs and databases in any form, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto, and including rights under and with respect to all applications, registrations, continuations, divisions, renewals, extensions and reissues of the foregoing.

          (x)   "Investment Company" shall have the meaning provided in the Investment Company Act, provided that for purposes of this Agreement the term Investment Company shall include persons that would be an investment company, as defined in that Act, but for the exemption contained in Section 3(c)(1), the final clause of Section 3(c)(3), Section 3(c)(7), or Section 3(c)(11) of the Investment Company Act.

          (y)   "Investment Management Services" means any services which involve (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) for compensation, (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds) for compensation or (c) otherwise acting as an "investment adviser" within the meaning of the Advisers Act, and performing activities related or incidental thereto.

          (z)   "knowledge" means, with respect to the Company, the actual knowledge of any of (i) the Aston Management Owners and (ii) Richard S. Foote and R. Bradley Forth, in each case after reasonable inquiry of the officer or employee of the Company and/or its Subsidiaries with primary responsibility for the applicable subject matter.

          (aa) "Leases" shall mean, with respect to any Person, all leases (including subleases, licenses, any occupancy agreement and any other agreement) of real or personal property in excess of $100,000 per year, in each case to which such Person or any of its Subsidiaries is a party, whether as lessor, lessee, guarantor or otherwise, or by which any of them or their respective properties or assets are bound, or which otherwise relate to the operation of their respective businesses.

          (bb) "Liabilities" means, collectively, income taxes payable, dividends payable, ordinary course trade accounts payable and accrued expenses and any other unpaid liabilities of the Company accrued in accordance with GAAP as applied by the Company and its Subsidiaries on a basis consistent with prior periods, in all cases, giving pro forma effect to the Closing.

          (cc) "Management Agreement" means that certain Management Agreement, dated as of August 10, 2009, by and among Aston and the other parties thereto.

          (dd) "Material Adverse Effect" means, with respect to any Person, any change, circumstance, event, development or effect that is or would be reasonably likely to be materially adverse to the assets, liabilities, business, financial condition or results of operations of such entity and its Subsidiaries, taken as a whole, or that would reasonably be expected to materially impair or materially delay the ability of such Person to consummate the transactions contemplated by this Agreement, other than any change, circumstance, event, development or effect relating to: (i) changes in general economic conditions or securities markets in general (unless there is a disproportionate effect on such Person); (ii) the industries in which such Person operates (unless there is a disproportionate effect on such Person); (iii) a reduction in the level of assets under management or revenue run-rate of the Company in and of itself (for the avoidance of doubt, any underlying cause for such reduction shall not be excluded by this clause (iii)); (iv) the execution, delivery or announcement of this Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by this Agreement and the Merger; (v) any changes (after the date hereof) in GAAP or Applicable Law or principles or interpretations thereof; (vi) failure to meet any published analyst estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, or any failure in and of itself to meet internal or published projections, budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations provided in each case that the underlying reason for any such failure may be considered; or (vii) any failure by the Company to take any action referred to in Section 4.1, provided that such action in and of itself is not material and adverse to the Company, due to Parent's withholding of consent following notice from the Company that the withholding of such consent would reasonably be expected to have a Material Adverse Effect on the Company.

          (ee) "NYSE" means the New York Stock Exchange, Inc.

          (ff)  "Parent Reference Price" means $66.90, as appropriately adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations or other similar transactions.

          (gg) "Permitted Encumbrances" means (i) any liens for taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's, workmen's, landlords' or other similar liens, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, (iv) Encumbrances that do not materially impair the continued use or operation of the property to which they relate or the conduct of the business of a Person and its Subsidiaries as presently conducted and (v) immaterial easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report.

          (hh) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (ii)   "Revenue Run-Rate" means, with respect to a particular Advisory Contract or admininistration agreement, as of any date of determination, the annual asset-based advisory, sub-advisory or administrative (as applicable) fees (other than any incentive or performance-based fees, and net of any Fee Reductions) related thereto , in each case payable to Aston thereunder based upon the advisory, sub-advisory or administrative fee schedule (as applicable) as in effect as of such date under such Advisory Contract or administration agreement, as the case may be, and the assets under management pursuant to such Advisory Contract or administration agreement, as the case may be, as of such date (or for purposes of calculating the Aggregate Consenting Revenue Run-Rate, as of the Base Date and further adjusted in such definition). Notwithstanding the foregoing, Revenue Run-Rate shall not include separate account referral fees, interest income, the BNP money market administration fee or the Excluded Accounts, consistent with the methodology used to calculate the Aggregate Base Revenue Run-Rate.

          (jj)   "Special Committee" means a committee of the Board of Directors of the Company formed on July 23, 2009 for the purpose of, among other things, evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Special Committee existing as of the date of this Agreement or any reconstitution thereof.

          (kk) "Special Dividend Amount" is the amount equal to (x) the Working Capital as of the Closing Measurement Date less (y) the Working Capital Requirement less (z) the Transaction Expenses to the extent not included in Working Capital.

          (ll)   "Sub-Advisory Contracts" means those contracts listed on Schedule 8.10(ll) of the Company Disclosure Schedule.

          (mm)  "Subsidiaries" means any and all corporations, partnerships, limited liability companies and other entities with respect to which any Person, directly or indirectly, (i) owns securities having the power to vote for members of the board of directors or similar body governing the affairs of such entity or (ii) otherwise possesses the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, as trustee or executor, as general partner or otherwise.

          (nn) "Superior Proposal" means any unsolicited bona fide written Acquisition Proposal to acquire, directly or indirectly a majority of the voting power of the outstanding shares of the Company capital stock or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, on terms that the Board of Directors of the Company (acting upon the recommendation of the Special Committee) determines in its good faith judgment (after consultation with its financial advisor, taking into account all the terms and conditions of the Acquisition Proposal) would, if consummated, result in a transaction that is more favorable to the Company's stockholders, from a financial point of view, than this Agreement and the Merger, taken as a whole, and that is reasonably capable of being completed. Reference to "this Agreement" and "the Merger" in this definition shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that are agreed to by Parent after it receives written notice from the Company pursuant to Section 5.5(d) of the existence of, the identity of the Person making, and the terms and conditions of, any Acquisition Proposal.

          (oo) "Tax" or "Taxes" means all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture or other taxes, including any interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

          (pp) "Tax Authority" or "Taxing Authority" means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

          (qq) "Tax Return" means any report, return, document, declaration or other information or filing and any schedule or attachment thereto or amendment thereof, required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, claim for refund, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          (rr)  "the other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company.

          (ss)  "Transaction Expenses" means all unpaid fees to financial advisers and other consultants, severance, stay bonus or other payments to employees payable as a result of or payable upon consummation of the Merger, including the severance payments disclosed on Section 8.10(ss) of the Company Disclosure Schedule, and any other expenses of the Company related to the Merger, in each case, which are unpaid as of the time that Working Capital is calculated.

          (tt)  "Working Capital" means, as of any date, the Current Assets minus the Liabilities, in each case of the Company and its Subsidiaries on a consolidated basis and determined in accordance with GAAP, as applied by the Company and its Subsidiaries on a basis consistent with prior periods, except that for purposes of calculating Working Capital, Liabilities shall not include the amount of (x) any deferred rent or (y) any of the contingent liabilities set forth on Section 8.10(tt) of the Company Disclosure Schedule.

          (uu) "Working Capital Requirement" means an amount equal to $5,000,000.

[Signature page follows]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above-written.

AFFILIATED MANAGERS GROUP, INC.
By:	/s/ JAY HORGEN
	Name:	Jay Horgen
	Title:	Executive Vice President
MANOR LLC
By:	Affiliated Managers Group, Inc. Its Manager and Sole Member
By:	/s/ JAY HORGEN
	Name:	Jay Horgen
	Title:	Executive Vice President
HIGHBURY FINANCIAL INC.
By:	/s/ RICHARD S. FOOTE
	Name:	Richard S. Foote
	Title:	President and Chief Executive Officer

 INDEX OF DEFINED TERMS

        "Accounting Referee" has the meaning set forth in Section 5.2(d).

        "Acquisition Proposal" has the meaning set forth in Section 8.10(a).

        "Action" has the meaning set forth in Section 3.1(j).

        "Advisory Contract" has the meaning set forth in Section 8.10(b).

        "Affiliate" has the meaning set forth in Section 8.10(c).

        "Aggregate Base Revenue Run-In Rate" has the meaning set forth in Section 8.10(d).

        "Aggregate Closing Revenue Run-In Rate" has the meaning set forth in Section 8.10(e).

        "Aggregate Consenting Revenue Run-In Rate" has the meaning set forth in Section 8.10(f).

        "Aggregate Merger Consideration" has the meaning set forth in Section 8.10(g).

        "Agreement" has the meaning set forth in the preamble.

        "Applicable Law" has the meaning set forth in Section 8.10(h).

        "Aston" has the meaning set forth in the recitals.

        "Aston Management Owners" has the meaning set forth in the recitals.

        "Base Date" has the meaning set forth in Section 3.1(z)(i).

        "BHCA" has the meaning set forth in Section 3.1(dd).

        "Blue Sky Laws" has the meaning set forth in Section 3.1(f)(ii).

        "Board Nominees" has the meaning set forth in Section 5.4(c)(ii).

        "Board of Directors" has the meaning set forth in Section 8.10(i).

        "Book-Entry Share" has the meaning set forth in Section 1.8(b).

        "Business Day" has the meaning set forth in Section 8.10(j).

        "Certificate" has the meaning set forth in Section 1.8(b).

        "Certificate of Merger" has the meaning set forth in Section 1.3.

        "Client" has the meaning set forth in Section 8.10(k).

        "Closing" has the meaning set forth in Section 1.2.

        "Closing Date" has the meaning set forth in Section 1.2.

        "Closing Measurement Date" has the meaning set forth in Section 8.10(l).

        "COBRA" has the meaning set forth in Section 3.1(l)(iv).

        "Code" has the meaning set forth in the recitals.

        "Company" has the meaning set forth in set forth in the preamble.

        "Company Common Stock" has the meaning set forth in the recitals.

        "Company Disclosure Schedule" has the meaning set forth in Section 3.1.

        "Company Intellectual Property" has the meaning set forth in Section 8.10(m)

        "Company Plans" has the meaning set forth in Section 3.1(l)(i).

        "Company Regulatory Agreement" has the meaning set forth in Section 3.1(bb).

        "Company Rights" has the meaning set forth in Section 3.1(c).

        "Company SEC Reports" has the meaning set forth in Section 3.1(h)(i).

        "Company Series A Preferred Stock" has the meaning set forth in Section 3.1(c).

        "Company Series B Preferred Stock" has the meaning set forth in Section 3.1(c).

        "Company Stockholders Meeting" has the meaning set forth in Section 3.1(q).

        "Company Warrants" has the meaning set forth in Section 3.1(c).

        "Confidentiality Agreements" has the meaning set forth in Section 5.3(c).

        "Consent" has the meaning set forth in Section 8.10(n).

        "Contract" has the meaning set forth in Section 8.10(o).

        "Converted Shares" has the meaning set forth in Section 1.9.

        "Costs" has the meaning set forth in Section 5.8.

        "Current Assets" has the meaning set forth in Section 8.10(p).

        "DGCL" has the meaning set forth in Section 1.1.

        "Dissenting Shares" has the meaning set forth in Section 1.8(e).

        "DLLCA" has the meaning set forth in Section 1.1.

        "DOJ" has the meaning set forth in Section 5.4(b).

        "Effective Time" has the meaning set forth in Section 1.3.

        "Employment Agreements" has the meaning set forth in the recitals.

        "Encumbrances" has the meaning set forth in Section 3.1(d).

        "ERISA Affiliates" has the meaning set forth in Section 3.1(l)(iii).

        "ERISA Client" has the meaning set forth in Section 3.1(z)(ii)(g).

        "Exchange Act" has the meaning set forth in Section 3.1(f)(ii).

        "Exchange Agent" has the meaning set forth in Section 2.1.

        "Exchange Fund" has the meaning set forth in Section 2.1.

        "Exchange Ratio" has the meaning set forth in Section 8.10(q).

        "Expenses" has the meaning set forth in Section 8.10(r).

        "Fee Reductions" has the meaning set forth in Section 8.10(t).

        "FINRA" has the meaning set forth in Section 3.1(x).

        "FTC" has the meaning set forth in Section 5.4(b).

        "Fund Board Approval" has the meaning set forth in Section 5.4(c)(ii).

        "Fund Shareholder Approval" has the meaning set forth in Section 5.4(c)(ii).

        "GAAP" has the meaning set forth in Section 3.1(h)(ii).

        "Governmental Authority" has the meaning set forth in Section 8.10(u).

        "HSR Act" has the meaning set forth in Section 3.1(f)(ii).

        "Immediate Family" has the meaning set forth in Section 8.10(v).

        "Intellectual Property" has the meaning set forth in Section 8.10(w).

        "Investment Advisers Act" has the meaning set forth in Section 3.1(y)(vii).

        "Investment Company" has the meaning set forth in Section 8.10(x).

        "Investment Company Act" has the meaning set forth in Section 3.1(f)(ii).

        "Investment Management Services" has the meaning set forth in Section 8.10(y).

        "knowledge" has the meaning set forth in Section 8.10(z).

        "Leases" has the meaning set forth in Section 8.10(aa).

        "Liabilities" has the meaning set forth in Section 8.10(bb).

        "Management Agreement" has the meaning set forth in Section 8.10(cc).

        "Master Agreement" has the meaning set forth in Section 5.4(c)(ii).

        "Material Adverse Effect" has the meaning set forth in Section 8.10(dd).

        "Merger" has the meaning set forth in has the meaning set forth in the recitals.

        "Merger Consideration" has the meaning set forth in Section 1.8(a)

        "Merger Sub" has the meaning set forth in set forth in the preamble.

        "Notice" has the meaning set forth in Section 5.4(c)(ii).

        "NYSE" has the meaning set forth in Section 8.10(ee).

        "Parent" has the meaning set forth in set forth in the preamble.

        "Parent Class B Stock" has the meaning set forth in Section 3.2(c).

        "Parent Common Stock" has the meaning set forth in Section 3.2(c).

        "Parent Convertible Securities" has the meaning set forth in Section 3.2(c).

        "Parent Disclosure Schedule" has the meaning set forth in Section 3.2.

        "Parent Expenses" has the meaning set forth in Section 7.2(b).

        "Parent Preferred Stock" has the meaning set forth in Section 3.2(c).

        "Parent Reference Price" has the meaning set forth in Section 8.10(ff).

        "Parent SEC Reports" has the meaning set forth in Section 3.2(f)(i).

        "Parent Stock Plans" has the meaning set forth in Section 3.2(c).

        "Partner Non-Competition Agreements" has the meaning set forth in the recitals.

        "Permits" has the meaning set forth in Section 3.1(g).

        "Permitted Encumbrances" has the meaning set forth in Section 8.10(gg).

        "Person" has the meaning set forth in Section 8.10(hh).

        "Program Sponsor" has the meaning set forth in Section 5.4(c)(ii).

        "Proprietary Funds" has the meaning set forth in Section 3.1(y)(i).

        "Proxy Statement" has the meaning set forth in Section 3.1(q).

        "QPAM" has the meaning set forth in Section 3.1(z)(ii)(g).

        "QPAM Exemption" has the meaning set forth in Section 3.1(z)(ii)(g).

        "Registered Investment Company" has the meaning set forth in Section 5.4(c)(ii).

        "Registration Statement" has the meaning set forth in Section 3.1(q).

        "Regulatory Agencies" has the meaning set forth in Section 3.1(x).

        "Regulatory Law" has the meaning set forth in Section 5.4(b).

        "Related Client" has the meaning set forth in Section 3.1(z)(ii)(a).

        "Required Company Votes" has the meaning set forth in Section 3.1(u).

        "Restated LP Agreement" has the meaning set forth in the recitals.

        "Revenue Run-Rate" has the meaning set forth in Section 8.10(ii).

        "Rights Agreement" has the meaning set forth in Section 3.1(c).

        "Sarbanes-Oxley Act" has the meaning set forth in Section 3.1(g)(ii).

        "SEC" has the meaning set forth in Section 3.1(h)(i).

        "Securities Act" has the meaning set forth in Section 3.1(f)(ii).

        "Special Committee" has the meaning set forth in Section 8.10(jj).

        "Special Dividend" has the meaning set forth in Section 5.2(a).

        "Special Dividend Amount" has the meaning set forth in Section 8.10(kk).

        "Special Dividend Certificate" has the meaning set forth in Section 5.2(b)

        "SRO" has the meaning set forth in Section 3.1(x).

        "Sub-Advisory Contracts" has the meaning set forth in Section 8.10(ll).

        "Subsidiaries" has the meaning set forth in Section 8.10(mm).

        "Superior Proposal" has the meaning set forth in Section 8.10(nn).

        "Surviving Company" has the meaning set forth in Section 1.1.

        "Tax" has the meaning set forth in Section 8.10((oo).

        "Tax Authority" has the meaning set forth in Section 8.10(pp).

        "Tax Return" has the meaning set forth in Section 8.10(qq).

        "Taxes" has the meaning set forth in Section 8.10(oo).

        "Taxing Authority" has the meaning set forth in Section 8.10(pp).

        "Termination Date" has the meaning set forth in Section 7.1(b).

        "Termination Fee" has the meaning set forth in Section 7.2(b).

        "the other party" has the meaning set forth in Section 8.10(rr).

        "Transaction Expenses" has the meaning set forth in Section 8.10(ss).

        "Treasury Regulations" has the meaning set forth in the recitals.

        "Treasury Shares" has the meaning set forth in the recitals.

        "Voting Agreement" has the meaning set forth in the recitals.

        "Working Capital" has the meaning set forth in Section 8.10(tt).

        "Working Capital Requirement" has the meaning set forth in Section 8.10(uu).

 Annex B

VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "Agreement"), dated as December 12, 2009, is entered into between AFFILIATED MANAGERS GROUP, INC., a Delaware corporation (the "Parent"), MANOR LLC, a Delaware limited liability company and direct or indirect wholly owned subsidiary of the Parent (the "Merger Sub"), and [            ], ("Stockholder"), with respect to (i) shares of common stock, $0.0001 par value per share, of HIGHBURY FINANCIAL, INC., a Delaware corporation (the "Company") (the "Company Common Stock"), (ii) shares of Series B preferred stock, $0.0001 par value per share, of the Company (the "Company Series B Stock"), (iii) rights to purchase shares of Series A preferred stock, $0.0001 par value per share, of the Company (the "Company Rights"), (iv) all securities exchangeable, exercisable or convertible into Company Common Stock, and (v) any securities issued or exchanged with respect to such Company Common Stock, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company's capital structure, in each case whether now owned or hereafter acquired by the Stockholder (collectively, the "Securities").

W I T N E S S E T H:

        WHEREAS, the Parent, the Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") pursuant to which the Parent has agreed to acquire the Company, such acquisition to be effected through a merger (the "Merger") of Merger Sub with and into the Company in accordance with the terms of the Merger Agreement and the Delaware General Corporation Law (the "DGCL"), as a result of which the Company will become a subsidiary of the Parent;

        WHEREAS, as of the date hereof, Stockholder beneficially owns and has the power to vote and dispose of the Securities set forth on Schedule I hereto, subject to the limitations set forth in the Investor Rights Agreement (as defined below);

        WHEREAS, the Parent and the Merger Sub desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company;

        WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

        NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

        1.    Certain Covenants.

          1.1    Lock-Up.    Except as contemplated by the Merger Agreement, Stockholder hereby covenants and agrees that between the date hereof and the Termination Date, Stockholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing (each a "Transfer"), or (b) knowingly take any action which would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, in connection with any Transfer not involving or relating to any Acquisition Proposal, Stockholder may Transfer any or all of the Securities as follows: (i) in the case of a Stockholder that is an entity, to any subsidiary, partner or member of Stockholder, (ii) in the case of an individual Stockholder, to Stockholder's spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust and (iii) to any person who is a party to an agreement with Parent and Merger Sub substantially equivalent to this Agreement; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such Securities or any interest in any of such Securities is Transferred shall have executed and delivered to the Parent and the Merger Sub a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement; provided, further, that nothing herein shall preclude the exchange of any Company B Stock for Company Common Stock pursuant to and in accordance with that certain Exchange Agreement (the "Exchange Agreement"), dated as of September 14, 2009, by and among the Company, the Stockholder and the other holders of Company B Stock.

          1.2    No Solicitation.    Between the date hereof and the Termination Date, except as permitted by Section 5.5 of the Merger Agreement, neither Stockholder nor any director, officer, agent, representative, employee, affiliate, advisor, attorney, accountant or associate of Stockholder or those of its subsidiaries (collectively, "Representatives") shall, directly or indirectly, take any action that the Company is prohibited from taking under Section 5.5 of the Merger Agreement. Stockholder will notify the Parent immediately if any party (other than the Parent and the Merger Sub or any of their Affiliates and representatives) contacts Stockholder following the date hereof concerning any Acquisition Proposal.

          1.3    Certain Events.    This Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person to which legal or beneficial ownership of any or all of the Securities passes, whether by operation of Applicable Law or otherwise, including without limitation, Stockholder's successors or assigns. This Agreement and the obligations hereunder will also attach to any additional shares of Company Common Stock or other Securities of the Company issued to or acquired by Stockholder after the date hereof.

          1.4    Grant of Proxy; Voting Agreement.

            (a)   To the extent applicable, Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities (other than the voting agreement pursuant to Section 2.05 of that certain Amended and Restated Investor Rights Agreement (the "Investor Rights Agreement"), dated as of September 14, 2009, by and among the Company, the Stockholder and the other holders of Company B Stock) and hereby irrevocably appoints the Parent as proxy for Stockholder to vote the Securities entitled to vote, subject to the limitations set forth in Section 2.05 of the Investor Rights Agreement, for Stockholder and in Stockholder's name, place and stead, at any annual or special meeting, or at any adjournment thereof or pursuant to any consent of the stockholders of the Company, in lieu of a meeting or otherwise, for the adoption of the Merger Agreement. The parties acknowledge and agree that neither the Parent, nor the Parent's successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney's fees) and compensation of any kind or nature whatsoever, to Stockholder in connection with or as a result of any voting by the Parent of the Securities or any execution of any consent. The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, the Parent may vote the Securities in furtherance of its own interests, and the Parent is not acting as a fiduciary for Stockholder.

            (b)   Notwithstanding the foregoing grant to the Parent of the irrevocable proxy, if the Parent elects not to exercise its rights to vote the Securities pursuant to the irrevocable proxy, Stockholder agrees to vote the Securities entitled to vote during the term of this Agreement in favor of or give its consent to, as applicable, a proposal to adopt the Merger Agreement as described in Section 1.4(a) at any annual or special meeting or action of the stockholders of the Company in lieu of a meeting or otherwise.

            (c)   The irrevocable proxy granted pursuant to Section 1.4(a) shall not be terminated by any act of Stockholder or by operation of law, whether by the death or incapacity of Stockholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Termination Date, Stockholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates or book-entry credits representing the Securities shall be delivered by or on behalf of Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by the Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not the Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

          1.5    Public Announcement.    Stockholder shall consult with the Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of the Parent, except as may be required by Applicable Law, including any filings with the SEC pursuant to the Exchange Act.

          1.6    Disclosure.    Stockholder hereby authorizes the Parent and the Merger Sub to publish and disclose in any announcement or disclosure required by the SEC, the New York Stock Exchange or any other national securities exchange and, to the extent required by Applicable Law, the Registration Statement and Proxy Statement (including all documents and schedules filed with the SEC in connection with any of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement. The Parent and the Merger Sub hereby authorize Stockholder to make such disclosure or filings as may be required by the SEC, The Nasdaq Stock Market or the New York Stock Exchange or any other national securities exchange or the OTC Bulletin Board.

        2.    Representations and Warranties of Stockholder.    Stockholder hereby represents and warrants to the Parent and the Merger Sub, as of the date hereof, that:

          2.1    Ownership.    Stockholder has valid title to, and is the sole legal and beneficial owner of the Securities set forth on Schedule I hereto, in each case free and clear of all Encumbrances created by or arising through Stockholder and has sole voting power and sole power of disposition with respect thereto without restriction (other than those pursuant to the Investor Rights Agreement and the Exchange Agreement). At the time the Merger Sub purchases the Company Common Stock pursuant to Merger Agreement, Stockholder will transfer and convey to the Parent or its designee valid title to the shares of Company Common Stock included in the Securities, free and clear of any Encumbrances created by or arising through Stockholder.

          2.2    Authorization.    Stockholder has all requisite power and authority (as applicable) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Stockholder has duly executed and delivered this Agreement and, assuming execution and delivery by the Parent and the Merger Sub, this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. If Stockholder is married and the Securities constitute community property, this Agreement has been duly authorized, executed and delivered by Stockholder's spouse, and this Agreement is a legal, valid and binding agreement of Stockholder's spouse, enforceable against Stockholder's spouse in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          2.3    No Violation.    Neither the execution and delivery of this Agreement by Stockholder nor the consummation by Stockholder of the transactions contemplated hereby will (a) require Stockholder to file or register with, or obtain any permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity other than filings with the SEC pursuant to the Exchange Act, the Securities Act, the Investment Company Act or any applicable state securities or "blue sky" laws or the requirements of the NYSE, FINRA or Section 203 of the DGCL, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or understanding or any Applicable Law binding upon Stockholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have a material adverse effect on Stockholder's ability to satisfy its obligations under this Agreement. No proceedings are pending which, if adversely determined, will have an adverse effect on any ability to vote or dispose of any of the Securities. Stockholder has not previously assigned or sold any of the Securities to any third party.

          2.4    Stockholder Has Adequate Information.    Stockholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon either the Merger Sub or the Parent and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Stockholder acknowledges that neither the Merger Sub nor the Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Stockholder acknowledges that the agreements contained herein with respect to the Securities by Stockholder are irrevocable (prior to the Termination Date).

        3.    Representations and Warranties of Parent and Merger Sub.    The Parent and the Merger Sub hereby represent and warrant to Stockholder, as of the date hereof that:

          3.1    Authorization.    Each of the Parent and the Merger Sub has the requisite corporate power or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Parent and the Merger Sub have duly executed and delivered this Agreement and, assuming execution and delivery by the Stockholder, this Agreement is a legal, valid and binding agreement of each of the Parent and the Merger Sub, enforceable against each of the Parent and the Merger Sub in accordance with its terms.

          3.2    No Violation.    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon the Parent or the Merger Sub, except for such violations, breaches or defaults which are not reasonably likely to prevent, or materially delay, the ability of either the Parent or the Merger Sub to satisfy its obligations under this Agreement. Each of the Parent and the Merger Sub acknowledges that neither Stockholder nor any person on behalf of Stockholder makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

        4.    Survival of Representations and Warranties.    The respective representations and warranties of Stockholder, the Parent and the Merger Sub contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

        5.    Specific Performance.    Stockholder acknowledges that the Merger Sub and the Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to the Merger Sub and the Parent upon the breach by Stockholder of such covenants and agreements, the Merger Sub and the Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

        6.    Miscellaneous.

          6.1    Term.    Notwithstanding any other provision of this Agreement or any other agreement, this Agreement and all obligations hereunder shall terminate and cease to have any force or effect upon the earliest of (i) the Closing of the Merger, (ii) any termination of the Merger Agreement in accordance with its terms, (iii) any amendment of the Merger Agreement that adversely impacts Stockholder in any material respect, without the prior written consent of Stockholder (such earliest date, the "Termination Date").

          6.2    Fiduciary Duties.    Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder's capacity as a record holder and beneficial owner of Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by Stockholder or any Representative of Stockholder, as applicable, serving on the Company's board of directors or on the board of directors of any Subsidiary of the Company or as an officer or fiduciary of the Company or any of Subsidiary of the Company, acting in such person's capacity as a director, officer or fiduciary of the Company or any Subsidiary of the Company, and any such action shall not constitute a breach of this Agreement.

          6.3    Expenses.    Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto will bear all claims for brokerage fees attributable to action taken by it.

          6.4    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

          6.5    Entire Agreement.    This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

          6.6    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          6.7    Assignment.    Without limitation of Section 1.1, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that each of the Parent and the Merger Sub may freely assign its rights to another direct or indirect wholly owned subsidiary of the Parent or the Merger Sub without such prior written approval but no such assignment shall relieve the Parent or the Merger Sub of any of its obligations hereunder and provided, further, that Stockholder may assign its rights and obligations without such prior written approval in connection with a Transfer of Securities permitted under, and effected in compliance with, the second sentence of Section 1.1. Any purported assignment requiring consent without such consent shall be void.

          6.8    Counterparts.    This Agreement may be executed in one or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be an original, but each of which together shall constitute one and the same Agreement.

          6.9    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All noticed hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (a)   if to the Parent or the Merger Sub, to:

      Affiliated Managers Group, Inc.
      600 Hale Street
      Prides Crossing, MA 01965
      Attn: John Kingston, III
      Telephone: 617-747-3000
      Facsimile: 617-747-3380

      with a copy to:

      Ropes & Gray LLP
      One International Place
      Boston, Massachusetts 02110
      Attn: William M. Shields
      Telephone: (617) 951-7821
      Facsimile: (617) 951-7050

            (b)   If to Stockholder, to the addresses indicated on Schedule I hereto.

  Any party may by notice given in accordance with this Section 6.9 to the other parties to designate updated information for notices hereunder.

          6.10    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to its principles of conflicts of Laws. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or the Court of Chancery of the State of Delaware.

          6.11    Enforceability.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

          6.12    Further Assurances.    From time to time, at the Parent's request and without further consideration, Stockholder shall execute and deliver to the Parent such documents and take such action as the Parent may reasonably request in order to give full effect to the transactions contemplated hereby.

          6.13    Remedies Not Exclusive.    All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          6.14    Waiver of Jury Trial.    EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[The rest of this page has intentionally been left blank]

        IN WITNESS WHEREOF, the Parent, the Merger Sub and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

AFFILIATED MANAGERS GROUP, INC.
By:
	Name:	Jay Horgen
	Title:	Executive Vice President
MANOR LLC
By:
	Name:	Jay Horgen
	Title:	Executive Vice President
STOCKHOLDER:
[ ]
By:
Name:
Title:

 SCHEDULE I TO
THE VOTING AGREEMENT

1.
Securities held by Stockholder:

Stockholder	Company Common Stock	Company Series B Stock	Rights to Purchase Company Series A Preferred Stock	Company Warrants

2.
Address to which notices or other communications are to be sent in accordance with Section 6.9 of this Agreement:

  Stockholder:

  with a copy to:

 Annex C

        Berkshire Capital Securities LLC
535 Madison Avenue, 19th Floor -- New York, New York 10022
Tel: (212) 207-1000 -- Fax: (212) 207-1019
www.berkcap.com

December 12, 2009

Board of Directors
Highbury Financial Inc.
999 Eighteenth Street, Suite 3000
Denver, CO 80202

Gentlemen:

        You have advised us that, pursuant to an Agreement and Plan of Merger to be dated as of December 12, 2009 (the "Agreement"), by and between Affiliated Managers Group, Inc., a Delaware corporation ("AMG"), Manor LLC, a Delaware limited liability company and a direct or indirect wholly owned subsidiary of AMG ("Merger Sub") and Highbury Financial Inc., a Delaware corporation (the "Company"), the Company will be merged with and into Merger Sub (the "Merger"). Capitalized terms used but not defined herein shall have the same meanings as set forth in the Agreement.

        At the Effective Time, each outstanding share of common stock, par value $0.0001 per share, of the Company issued and outstanding immediately prior to the Effective Time, other than shares owned or held directly by the Company and other than Dissenting Shares, will be converted into the right to receive a fraction of a fully paid and nonassessable share of AMG Common Stock. The Agreement specifies that, at the Effective Time, shares of Company Common Stock, including the shares of Company Common Stock into which the Company Series B Preferred Stock is convertible and any shares of Company Common Stock issued upon exercise of outstanding Company warrants, will be exchanged for aggregate consideration of 1,748,879 shares of AMG Common Stock, valued at $113.6 million based on the closing price of AMG Common Stock on December 11, 2009, subject to adjustment in certain circumstances as set forth in the Agreement (the "Merger Consideration"). The Agreement also specifies that the Company may pay a Special Dividend to shareholders in an amount equal to excess working capital as of the Effective Time. The terms and conditions of the Merger are set forth in more detail in the Agreement, a December 11, 2009 draft copy of which you have provided to us.

        You have asked us whether, in our opinion, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair to such stockholders of the Company from a financial point of view, as of the date hereof.

        In arriving at our opinion, we have, among other things:

  (i)
  reviewed the draft Agreement dated December 11, 2009;

  (ii)
  reviewed certain publicly available business and financial information relating to the Company and AMG that we deemed relevant;

  (iii)
  reviewed certain information relating to the business, earnings, cash flow and prospects of the Company and AMG;

  (iv)
  conducted discussions with certain members of senior management of the Company and AMG to discuss the Company's and AMG's respective past and current business operations, financial condition and future prospects, and the respective effects of the Merger on the financial condition and future operations and prospects of the Company and AMG;

  (v)
  reviewed certain pro forma financial effects of the Merger;

  (vi)
  reviewed certain historical and forward-looking business, financial and other information relating to the Company provided to or discussed with us by the management of the Company;

  (vii)
  reviewed certain financial and stock market data and other information for the Company and AMG and compared that data and information with corresponding data and information for companies with publicly traded securities that we deemed relevant;

  (viii)
  compared the financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  (ix)
  participated in certain discussions and negotiations among representatives of the Company and AMG and their financial and legal advisors; and

  (x)
  performed such other financial studies, analyses and investigations, and considered such other factors, as we deemed appropriate.

        In preparing our opinion, with your consent, we have not assumed any responsibility for independent verification of any of the foregoing information. We have, with your consent, assumed and relied upon the accuracy and completeness, in all material respects, of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by us. We have not been requested to make, and have not made, an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Company or any of its affiliates, nor have we been furnished with any such evaluation or appraisal. Further, we have assumed, with your consent, that all of the information prepared by the management of the Company provided to us for purposes of this opinion, including the projections for the Company, was prepared on a reasonable basis reflecting the best currently available estimates and judgments of the management of the Company as to the expected future financial performance of the Company. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

        We have not undertaken any independent legal analysis of the Merger, any related transactions, the Agreement or any legal or regulatory proceedings pending or threatened related to the Company. We have not been asked to, and do not, express any opinion as to the after-tax consequences of the Merger to the stockholders of the Company. Furthermore, we are expressing no opinion herein as to the price at which the common stock of AMG or the common stock of the Company may trade at any future time.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have also assumed that the executed Agreement will conform in all material respects to the draft Agreement reviewed by us, and that the Merger will be consummated on the terms described in the draft Agreement without any waiver of any material terms or conditions by the stockholders of the Company.

        Berkshire Capital Securities LLC, as part of its investment banking business, is regularly engaged in the business of providing financial advisory services in connection with mergers and acquisitions. We have acted as financial advisor to the Company in the Merger, and expect to receive a fee for our services in connection with the Merger, the principal portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse us for our reasonable expenses, and to indemnify us against certain liabilities that may arise out of this assignment, including the rendering of this opinion. We have in the past provided certain financial advisory services to the Company and have received fees for the rendering of such services. We have in the past provided, and continue to provide, office space, as well as certain office and secretarial services, financial reporting and administrative support, information technology equipment and support and access to numerous subscription-based periodicals and databases, to Highbury pursuant to an administrative services agreement. Certain employees of Berkshire Capital Securities LLC own shares of Company Common Stock. Furthermore, certain employees of the Company are also employees of Berkshire Capital Securities LLC.

        This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors of the Company in connection with its consideration of the Merger. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to the Company. We express no opinion or recommendation as to how the stockholders of the Company should vote at any stockholders' meeting to be held in connection with the Merger. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time or in any manner, in whole or in part, without our written consent; provided, however, that this letter may be included in its entirety in any registration statement, report, proxy statement or other filing made by the Company with the SEC, or in any such document or similar document disseminated to stockholders of the Company in accordance with applicable securities laws, including, without limitation, the rules of the SEC, and may be referred to in such filings or documents as being included therein.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received in the Merger by the holders of Company Common Stock of the Company is fair from a financial point of view to such stockholders of the Company.

Very truly yours,
/s/ Berkshire Capital Securities LLC
BERKSHIRE CAPITAL SECURITIES LLC

[Sandler O'Neill & Partners, L.P. Letterhead]

Annex D

December 12, 2009

Special Committee of the Board of Directors
Highbury Financial Inc.
999 18th Street, Suite 300
Denver, CO 80202

Ladies and Gentlemen:

        Highbury Financial Inc. ("Highbury"), Affiliated Managers Group, Inc. ("Affiliated") and Manor LLC, a wholly-owned subsidiary of Affiliated ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of December 12, 2009 (collectively, the "Agreement"). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.

        Pursuant to the terms of the Agreement, Highbury will merge with and into Merger Sub and Merger Sub will continue as the surviving company (the "Merger"). Affiliated will issue 1,748,879 shares of Affiliated common stock, par value $0.01 per share, of Affiliated (the "Affiliated Common Stock"), in the aggregate (the "Aggregate Consideration"), subject to certain adjustments as described in the Agreement, for all of the shares of Highbury common stock, par value $0.0001 (the "Highbury Common Stock") outstanding immediately prior to the effective time of the Merger. Each share of Highbury Common Stock outstanding immediately prior to the effective time of the Merger (other than shares held by Highbury and other than Dissenting Shares, but including the Converted Shares) will receive such number of shares of Affiliated Common Stock as is equal to the Aggregate Consideration divided by the total number of shares of Highbury Common Stock outstanding immediately prior to the effective time of the Merger (including the Converted Shares) (the "Merger Consideration"). The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of Merger Consideration to the holders of shares of Highbury Common Stock.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Highbury and its subsidiaries that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Affiliated that we deemed relevant; (iv) internal financial projections for Highbury for the years ending December 31, 2009 through December 31, 2014 furnished by and reviewed with senior management of Highbury; (v) publicly available consensus projections for Affiliated for the years ending December 31, 2009 through December 31, 2011 reviewed with senior management of Affiliated; (vi) to the extent publicly available, the financial terms of certain recent business combinations in the investment management industry; (vii) the publicly reported historical price and trading activity for Highbury's and Affiliated's common stock, including a comparison of certain financial and stock market information for Highbury and Affiliated with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the current market environment generally and the investment management environment in particular; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Highbury the business, financial condition, results of operations and prospects of Highbury. We had similar discussions with Affiliated regarding the business, financial condition, results of operations and prospects of Affiliated.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Highbury and Affiliated or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of each of Highbury and Affiliated that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Highbury and Affiliated or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.

        With respect to the internal financial projections for Highbury and the consensus publicly available estimates for Affiliated in each case used by Sandler O'Neill in its analyses, the senior managements of Highbury and Affiliated, respectively, confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performances of Highbury and Affiliated, respectively. We assumed that the financial performances reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Highbury or Affiliated since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Highbury and Affiliated will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Highbury received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as the prices at which the Highbury Common Stock or the Affiliated Common Stock may trade at any time.

        We will receive a fee for rendering this opinion and Highbury has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Highbury and Affiliated and their affiliates. We may also actively trade the equity and/or debt securities of Highbury and Affiliated and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Special Committee of the Board of Directors of Highbury (the "Special Committee") in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Highbury as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement. We were not directed by the Special Committee to seek alternative bids from other potential purchasers and our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of shares of Highbury Common Stock and does not address the underlying business decision of Highbury to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Highbury or the effect of any other transaction in which Highbury might engage. Our opinion is not to be quoted or referred to or communicated, in whole or in part, to any third party for any purpose without Sandler O'Neill's prior written consent; provided, however, that a copy of our opinion may be included in its entirety in any registration statement, prospectus, proxy statement or any other document that Highbury is required to file with the Securities and Exchange Commission in connection with the transactions contemplated by the Agreement, including the Merger. This opinion has been approved by Sandler O'Neill's fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Highbury's officers, directors, or employees, or any class of such persons, relative to the compensation to be received in the Merger by any other shareholder of Highbury.

        Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of shares of Highbury Common Stock is fair to such holders from a financial point of view.

Very truly yours,
/s/ Sandler O'Neill & Partners, L.P.

 Annex E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        AMG is incorporated under the laws of the State of Delaware. Section 145 of the DGCL, inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. In addition, the statutes of Delaware contain provisions to the general effect that any director shall in the performance of his duties be fully protected in relying in good faith upon the books of account or records of the corporation or statements prepared by any official of the corporation.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

        In accordance with the DGCL, Article VII of AMG's Amended and Restated Certificate of Incorporation, which is referred to as the Certificate, provides that no director of AMG shall be personally liable to AMG or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to AMG or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Certificate provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        Article V of AMG's Amended and Restated By-laws provides for indemnification, to the fullest extent authorized by the DGCL (as the same exists or may hereafter be amended; provided that no such amendment shall reduce the level of indemnity provided prior to such amendment), by AMG of its directors, officers and certain non-officer employees under certain circumstances against expenses (including, among other things, attorneys' fees, judgments, fines, taxes, penalties and amounts reasonably paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding (or any claim, issue or matter therein) in which any such person is involved by reason of the fact that such person is or was a director, officer or employee of AMG if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of AMG, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

        AMG also carries standard directors' and officers' liability insurance covering its directors and officers.

        AMG has agreed to indemnify the trust's trustees for, and to hold each trustee harmless against, any loss, damage, claims, liability, penalty or expense incurred without negligence or bad faith on the part of any such trustee, arising out of or in connection with the acceptance or administration of the trust agreements, including the cost and expenses of any trustee of defending itself against any claim or liability in connection with the exercise and performance of any of its powers or duties under the trust agreements.

Item 21.    Exhibits and Financial Statement Schedules

        The financial statement schedules for Highbury listed in the "Index to Financial Statements" on page F-1 of this proxy statement/prospectus are incorporated herein by reference.

        The exhibits listed in the "Exhibit Index" immediately following the signature page of this registration statement are incorporated herein by this reference.

Item 22.    Undertakings

        (1)   The undersigned registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (2)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (3)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the

Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (6)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (7)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Pursuant to the requirements of the Securities Act of 1933, as amended, Affiliated Managers Group, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Prides Crossing, Massachusetts, on January 15, 2010.

AFFILIATED MANAGERS GROUP, INC.
By:	/s/ SEAN M. HEALEY Name: Sean M. Healey Title: President and Chief Executive Officer

        We, the undersigned directors and officers of Affiliated Managers Group, Inc., hereby severally constitute Sean M. Healey, Darrell W. Crate and John Kingston, III, and each of them singly, our true and lawful attorneys with full power to them and each of them to sign for us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to this registration statement filed with the Securities and Exchange Commission.

Signature	Title	Date

/s/ WILLIAM J. NUTT William J. Nutt	Chairman of the Board of Directors	January 15, 2010
/s/ SEAN M. HEALEY Sean M. Healey	President, Chief Executive Officer and Director (Principal Executive Officer)	January 15, 2010
/s/ DARRELL W. CRATE Darrell W. Crate	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Principal Accounting Officer)	January 15, 2010
/s/ SAMUEL T. BYRNE Samuel T. Byrne	Director	January 15, 2010
/s/ RICHARD E. FLOOR Richard E. Floor	Director	January 15, 2010
/s/ HAROLD J. MEYERMAN Harold J. Meyerman	Director	January 15, 2010
/s/ RITA M. RODRIGUEZ Rita M. Rodriguez	Director	January 15, 2010
/s/ PATRICK T. RYAN Patrick T. Ryan	Director	January 15, 2010
/s/ JIDE J. ZEITLIN Jide J. Zeitlin	Director	January 15, 2010

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of December 12, 2009, among Affiliated Managers Group, Inc., Manor, LLC, and Highbury (included as Annex A to the proxy statement/prospectus forming a part of this registration statement) (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).
3.1	Amended and Restated Certificate of Incorporation(1)
3.2	Amendment to Amended and Restated Certificate of Incorporation(2)
3.3	Amendment to Amended and Restated Certificate of Incorporation(3)
3.4	Amended and Restated By-laws(1)
3.5	Certificate of Designations, Preferences and Rights of a Series of Stock(4)
5.1	Opinion of Ropes & Gray LLP, counsel to AMG, as to the legality of the securities being registered*
8.1	Opinion of Ropes & Gray LLP relating to tax matters*
8.2	Opinion of Bingham McCutchen LLP relating to tax matters*
21.1	Schedule of Subsidiaries(5)
23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)*
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of AMG
23.3	Consent of J.H. Cohn, LLP, Independent Registered Public Accounting Firm of Highbury
24.1	Power of Attorney (included on the signature page)
99.1	Form of Highbury proxy card
99.2	Consent of Sandler O'Neill & Partners, L.P., the Special Committee's Financial Advisor
99.3	Consent of Berkshire Capital Securities LLC, Highbury's Financial Advisor

*
To be filed by amendment.

(1)
Incorporated by reference to AMG's Registration Statement on Form S-1 (No. 333-34679), filed August 29, 1997, as amended.

(2)
Incorporated by reference to the AMG's Registration Statement on Form S-8 filed November 16, 2005.

(3)
Incorporated by reference to the AMG's Proxy Statement on Schedule 14A filed April 28, 2006.

(4)
Incorporated by reference to the AMG's Registration Statement on Form S-3 (No. 333-71561), filed February 1, 1999, as amended.

(5)
Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed March 2, 2009.